UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

CIVEO CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies: Common Shares, no par value, of Civeo Corporation Class A Series 1 Preferred Shares, no par value, of Civeo Corporation
	(2)	Aggregate number of securities to which transaction applies: 32,790,868 Common Shares 9,679 Class A Series 1 Preferred Shares, initially convertible into 29,330,303 Common Shares
(3)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

Solely for the purpose of calculating the filing fee, the maximum aggregate underlying value of the transaction was calculated as the sum of: (A) $163,035,019 in cash (based upon an exchange rate of 1.285 Canadian dollars to U.S. dollars as of December 15, 2017) and (B) the product of (x) $2.265, the average of the high and low prices per share of Common Shares on December 18, 2017 as quoted on the New York Stock Exchange, and (y) the sum of (1) 32,790,868, the number of Common Shares to be issued in the transaction, and (2) 29,330,303, the number of Common Shares into which the 9,679 Class A Series 1 Preferred Shares to be issued in the transaction are initially convertible.

	(4)	Proposed maximum aggregate value of transaction: $303,739,471.77
	(5)	Total fee paid: $37,815.56

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

PRELIMINARY PROXY STATEMENT

SUBJECT TO COMPLETION

CIVEO CORPORATION

Dear Shareholder:

You are cordially invited to attend the special meeting of the shareholders of Civeo Corporation (“Civeo”) to be held at [            ], on [                    ], 2018 at [            ], local time. At the special meeting, our shareholders will be asked to approve the issuance of common shares, no par value, of Civeo (“Common Shares”) and the Preferred Shares (as defined below), together with the issuance of Common Shares upon any conversion of the Preferred Shares, upon the consummation of the transactions contemplated by the Share Purchase Agreement, dated as of November 26, 2017 (the “Purchase Agreement”), by and among Civeo, Noralta Lodge Ltd. (“Noralta”), Torgerson Family Trust, 2073357 Alberta Ltd., 2073358 Alberta Ltd., 1818939 Alberta Ltd., 2040618 Alberta Ltd., 2040624 Alberta Ltd., 989677 Alberta Ltd. and Lance Torgerson, pursuant to which Civeo will acquire, directly or indirectly, all of the issued and outstanding shares of Noralta (the “Acquisition”). We refer to this proposal as the “share issuance proposal.”

After careful consideration, the board of directors of Civeo (the “Civeo Board”) has unanimously determined that the Purchase Agreement and the transactions contemplated thereby, including the Acquisition, are advisable and in the best interests of Civeo and its shareholders. The Civeo Board unanimously recommends that Civeo shareholders vote “FOR” the share issuance proposal at the special meeting.

Upon completion of the Acquisition, Civeo will acquire, directly or indirectly, all of the issued and outstanding shares of Noralta. The consideration for the Acquisition payable at closing will be an amount equal to (i) C$209,500,000 in cash, subject to customary adjustments for Noralta’s working capital, debt, cash and unpaid transaction expenses at closing, of which C$28,500,000 will be held in escrow by Alliance Trust Company (the “Escrow Agent”) to support the sellers’ indemnification obligations under the Purchase Agreement, (ii) 32,790,868 Common Shares, of which 13,491,100 shares will be held in escrow by the Escrow Agent and released in three equal installments from escrow upon the satisfaction of certain conditions related to a customer contract remaining in place in June 2021, June 2022 and June 2023, and (iii) 9,679 shares of Class A Series 1 Preferred Shares of Civeo (the “Preferred Shares”) with an initial liquidation preference of US$96,790,000. Based upon the closing price of Common Shares of US$2.21 on December 15, 2017, an exchange rate of 1.29 Canadian dollars to U.S. dollars as of that date and the estimated fair value of the Preferred Shares of 57% of the initial liquidation preference, the value of the consideration payable in the Acquisition is approximately US$290 million. Subject to obtaining regulatory approvals and Civeo shareholder approval of the share issuance proposal, and satisfying certain other closing conditions, it is anticipated that the Acquisition will be completed in the second quarter of 2018. This proxy statement provides you with detailed information about Civeo, Noralta, the Acquisition and the Purchase Agreement. Please give all of the information in this proxy statement your careful attention. Please pay particular attention to the section entitled “Risk Factors” beginning on page 16 for a discussion of the risks related to the Acquisition and Civeo following completion of the Acquisition.

Thank you for your cooperation and continued support.

Bradley J. Dodson	Richard A. Navarre
Chief Executive Officer	Chairman of the Board

Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved of the proposed issuance of the Common Shares or the Preferred Shares in connection with the Acquisition described in this proxy statement or determined if this proxy statement is truthful or complete. Any representation to the contrary is a criminal offense.

This proxy statement is dated [            ] and is first being mailed or otherwise delivered to shareholders of Civeo on or about [            ].

CIVEO CORPORATION

Three Allen Center

333 Clay Street, Suite 4980

Houston, Texas 77002

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To Be Held On [                    ], 2018

To the Shareholders of Civeo Corporation:

NOTICE IS HEREBY GIVEN that a special meeting of the shareholders of Civeo Corporation (“Civeo”) will be held at [            ], on [                    ], 2018 at [            ], local time to approve the issuance of common shares, no par value, of Civeo (“Common Shares”) and Class A Series 1 Preferred Shares of Civeo (the “Preferred Shares”), together with the issuance of Common Shares upon any conversion of the Preferred Shares, upon the consummation of the transactions contemplated by the Share Purchase Agreement, dated as of November 26, 2017 (the “Purchase Agreement”), by and among Civeo, Noralta Lodge Ltd. (“Noralta”), Torgerson Family Trust, 2073357 Alberta Ltd., 2073358 Alberta Ltd., 1818939 Alberta Ltd., 2040618 Alberta Ltd., 2040624 Alberta Ltd., 989677 Alberta Ltd. and Lance Torgerson, pursuant to which Civeo will acquire, directly or indirectly, all of the issued and outstanding shares of Noralta (the “Acquisition”). We refer to this proposal as the “share issuance proposal.”

The board of directors of Civeo (the “Civeo Board”) has fixed the close of business on [            ] as the record date for determining Civeo shareholders entitled to receive notice of and to vote at the special meeting or any adjournments or postponements of the Civeo special meeting. Only holders of record of Common Shares at the close of business on the record date are entitled to notice of and to vote at the Civeo special meeting. At the close of business on the record date, Civeo had [            ] Common Shares outstanding and entitled to vote.

The Civeo Board, by unanimous vote, recommends that you vote “FOR” the share issuance proposal.

The recommendation of the Civeo Board is based on various factors, including the opinion of Lazard Frères & Co. LLC, financial advisor to the Civeo Board, to the effect that, as of the date of its opinion and based on and subject to the assumptions, procedures, factors, qualifications and limitations set forth therein, the consideration to be paid by Civeo in the Acquisition is fair, from a financial point of view, to Civeo. A copy of the opinion is included as Annex D to the accompanying proxy statement.

Please note that space limitations make it necessary to limit attendance at the special meeting to shareholders, though each shareholder may be accompanied by one guest. Shareholders of record attending the special meeting should be prepared to present government-issued photo identification for admission. Shareholders owning Common Shares through a broker, bank or other record holder should be prepared to present government-issued photo identification and evidence of share ownership as of [            ], such as an account statement, voting instruction card issued by the broker, bank or other record holder, or other acceptable document, for admission into the special meeting. Check-in at special meeting will begin at [            ] a.m., and you should plan to allow ample time for check-in procedures. Seating at the special meeting is limited and admission is on a first-come, first-served basis. Cameras, cell phones, recording equipment and other electronic devices will not be permitted at the special meeting.

As shareholders of Civeo, your vote is important. Whether or not you are able to attend the special meeting in person, it is important that your shares be represented. Please vote as soon as possible. Voting promptly, regardless of the number of shares you hold, will aid us in reducing the expense of an extended proxy solicitation. Voting your shares by returning your proxy card or voting instruction card or voting through the Internet or by telephone does not affect your right to vote in person if you attend the special meeting. For specific information regarding the voting of your shares, please refer to the section entitled “Questions and Answers about the Acquisition,” beginning on page 1 of the accompanying proxy statement.

By Order of the Civeo Board,

Carolyn J. Stone
Corporate Secretary
Houston, Texas
[ ], 2018

QUESTIONS AND ANSWERS ABOUT THE ACQUISITION

As used in this proxy statement, references to Civeo, we, us and our refer to Civeo Corporation, a corporation incorporated under the laws of the Province of British Columbia, references to Noralta refer to Noralta Lodge Ltd., a corporation incorporated under the laws of the Province of Alberta, or its successor following a pre-closing amalgamation contemplated by the Purchase Agreement, references to the Purchase Agreement refer to the Share Purchase Agreement dated November 26, 2017, by and among Civeo, Noralta, the Torgerson Family Trust, 2073357 Alberta Ltd., 2073358 Alberta Ltd., 1818939 Alberta Ltd., 2040618 Alberta Ltd., 2040624 Alberta Ltd., 989677 Alberta Ltd. and Lance Torgerson, a copy of which is attached as Annex A to this proxy statement, references to the Registration Rights Agreement refer to the Registration Rights, Lock-Up and Standstill Agreement to be entered into by and among Civeo, the Torgerson Family Trust and 989677 Alberta Ltd. at the closing of the Acquisition, a copy of which is attached as Annex B to this proxy statement, references to the Acquisition refer to the Acquisition of Noralta by Civeo contemplated under the Purchase Agreement whereby Noralta will become a wholly-owned subsidiary of Civeo, references to the Civeo Board refer to the board of directors of Civeo, references to Articles refer to the Amended and Restated Articles of Civeo, references to the closing date refer to the closing date of the Acquisition as contemplated under the Purchase Agreement, references to the Common Shares refer to the common shares, no par value, of Civeo, references to the Preferred Shares refer to the Class A Series 1 Preferred Shares, no par value, of Civeo having the terms contained in the proposed amendment to the Articles attached as Annex C to this proxy statement, and references to the special meeting refer to the special meeting of Civeo shareholders. All references to $, US$ or U.S. dollars in this proxy statement are to the currency of the United States, and references to C$ or CAD in this proxy statement are to the currency of Canada.

The following section provides answers to frequently asked questions about the Acquisition and the special meeting. This section, however, only provides summary information. Civeo urges you to carefully read the remainder of this proxy statement, including the annexes to this proxy statement, because the information in this section does not provide all of the information that might be important to you regarding the Acquisition and the other matters being considered at the special meeting.

Q: What is the Acquisition?

A: Under the terms and subject to the conditions set forth in the Purchase Agreement, at closing, Civeo will acquire, directly or indirectly, all of the issued and outstanding shares of Noralta.

Q: Why am I receiving this proxy statement?

A: At the special meeting, you will be asked to approve the issuance of Common Shares and the Preferred Shares, together with the issuance of Common Shares upon any conversion of the Preferred Shares, upon the consummation of the transactions contemplated by the Purchase Agreement.

We encourage you to read this proxy statement carefully, as it contains important information about the share issuance proposal and the special meeting. Your vote is important. You do not need to attend the special meeting in person to vote. We encourage you to vote as soon as possible.

Q: When and where is the Civeo special meeting?

A: The special meeting will be held at [    ], on [            ], 2018 at [            ], local time.

Q: What is required to consummate the Acquisition?

A: To consummate the Acquisition, Civeo shareholders must approve the share issuance proposal. The affirmative vote of the holders of a majority of the Common Shares present in person or represented by proxy and entitled to vote at the special meeting, assuming a quorum is present, is required for the approval of the proposal. For more information, please see the sections entitled “Matters Being Submitted to a Vote” and “The Civeo Special Meeting – Record Date, Quorum, Voting Requirements and Outstanding Shares.”

In addition to the requirement of obtaining such shareholder approval and appropriate regulatory approvals, each of the other closing conditions set forth in the Purchase Agreement must be satisfied or waived. For a more complete description of the closing conditions under the Purchase Agreement, please see the section entitled “The Purchase Agreement – Conditions Precedent to the Acquisition.”

Q: When does Civeo expect to complete the Acquisition?

A: Civeo and Noralta are working to complete the Acquisition as soon as reasonably possible. Civeo and Noralta must first obtain the necessary approvals, including the approval of Civeo’s shareholders of the share issuance proposal, and satisfy the other closing conditions described in the Purchase Agreement. There can be no assurance as to whether all the conditions to the Acquisition will be met, nor any prediction of the exact timing of the completion of the Acquisition. It is possible Civeo and Noralta will not complete the Acquisition. Civeo currently expects to complete the Acquisition during the second quarter of 2018.

Q: What are the material U.S. and Canadian federal income tax consequences of the Acquisition to me?

A: Civeo shareholders will not exchange or surrender their Common Shares in the Acquisition or receive any separate consideration in the Acquisition. Accordingly, Civeo shareholders (excluding any Noralta sellers who also own Common Shares) will not recognize gain or loss as a result of the Acquisition. For more information on Canadian tax consequences of the Acquisition, please see the section entitled “The Acquisition – Material Canadian Federal Income Tax Consequences of the Acquisition to Civeo and Civeo Shareholders.”

Q: What risks should I consider in deciding whether to vote in favor of the proposals?

A: You should carefully review the section of this proxy statement entitled “Risk Factors,” which sets forth certain risks and uncertainties related to the Acquisition and risks and uncertainties to which Civeo’s business will be subject after the Acquisition if it is completed.

You may also obtain additional information about Civeo in documents Civeo files with the U.S. Securities and Exchange Commission (“SEC”). See the section entitled “Additional Information.”

Q: How does the Civeo Board recommend that I vote?

A: After careful consideration, the Civeo Board has unanimously determined that the Purchase Agreement and the transactions contemplated thereby, including the Acquisition, are advisable and in the best interests of Civeo and its shareholders. The Civeo Board unanimously recommends that Civeo shareholders vote “FOR” the share issuance proposal at the special meeting.

Q: How do I vote?

A: If you are a registered shareholder of Civeo as of the close of business on the record date for the special meeting, you may vote in person by attending the special meeting or, to ensure your shares are represented at the special meeting, you may authorize a proxy to vote by:

•	accessing the Internet website specified on your proxy card;

•	calling the toll-free number specified on your proxy card; or

•	signing and returning your proxy card in the postage-paid envelope provided.

A proxy card is being sent with this proxy statement to each shareholder of record as of the record date for the special meeting.

If you hold shares in “street name” through a stock brokerage account or through a bank or other nominee, please follow the voting instructions provided by your broker, bank or other nominee to ensure that your shares are represented at the special meeting.

Q: If my shares are held in “street name” by my nominee, will my nominee vote my shares for me?

A: If your shares are held in the name of a bank, broker or other nominee as a custodian or in the general account of the broker or other organization, you are a “street name” holder, and your nominee will not be able to vote your shares unless your nominee receives appropriate instructions from you. We recommend that you contact your nominee. Your nominee can give you directions on how to instruct the voting of your shares.

Please follow the voting instructions provided by your bank, broker or other nominee so that it may vote your shares on your behalf. Please note that you may not vote shares held in street name by returning a proxy card directly to Civeo or by voting in person at the special meeting unless you first obtain a proxy from your bank, broker or other nominee.

Q: Are shareholders able to exercise appraisal rights?

A: Appraisal rights are not available to shareholders in connection with the Acquisition.

Q: What constitutes a quorum at the Civeo special meeting?

A: The presence of shareholders, in person or by proxy, holding at least a majority of the outstanding Common Shares will be required to establish a quorum. The shareholders present in person or by proxy at a duly called meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough shareholders to leave less than a quorum. Abstentions will be counted as present for purposes of determining whether there is a quorum.

Q: Who can vote at the special meeting?

A: We have fixed [    ] as the record date for the special meeting. Civeo has one outstanding class of Common Shares that entitles holders to vote at meetings of Civeo’s shareholders. If you were a shareholder of Civeo as of the close of business, U.S. Eastern time, on such date, you are entitled to vote on matters that come before the special meeting.

Q: How many votes do I have?

A: You are entitled to one vote for each share you owned as of the close of business on the record date. As of the close of business on the record date, there were [    ] Common Shares outstanding.

Q: Can I change my vote?

A: Yes. You can change your vote at any time before your proxy is voted at the special meeting. In addition to revocation in any other manner permitted by law, you can revoke your proxy in one of the following ways:

•	filing a written and signed revocation with the Corporate Secretary before the close of business on the last business before the date of the voting of such proxy;

•	giving a duly executed proxy bearing a later date;

•	giving a written and signed revocation to the chair of the special meeting at the special meeting; or

•	attending the special meeting and voting in person.

Your attendance at the special meeting will not itself revoke your proxy.

If you have instructed a broker to vote your shares, you must follow the procedure by your broker to change those instructions.

Q: What will happen if I fail to vote or I abstain from voting?

A: If you are a shareholder of Civeo and (1) are not present in person at the special meeting and do not respond by proxy, or (2) fail to instruct your broker, bank or other nominee to vote, this will have no effect on the share issuance proposal. If you are present in person at the special meeting and abstain from voting or mark your proxy or voting instructions to abstain, this will have the same effect as votes against the share issuance proposal.

Q: What will happen if I return my proxy card without indicating how to vote?

A: If you are a holder of record of shares of Civeo and sign and return your proxy card without indicating how to vote on the share issuance proposal, the shares of Civeo represented by your proxy will be voted “FOR” the proposal.

Q: How can I find out the results of the special meeting?

A: Preliminary voting results will be announced at the special meeting. Final voting results of the special meeting will be filed on the SEC’s website at www.sec.gov.

Q: What will happen to my Common Shares in the Acquisition?

A: Nothing. Each currently outstanding Common Share held by you will remain outstanding as a Common Share after the Acquisition and will continue to be listed on the New York Stock Exchange (the “NYSE”).

Q: Who is soliciting my proxy?

A: Proxies are being solicited by the Civeo Board for use at the special meeting and any adjournment or postponement thereof.

Q: Who is paying for the cost of this proxy solicitation?

A: We are paying the costs of soliciting proxies. Upon request, we will reimburse brokers, banks, trusts and other nominees for reasonable expenses incurred by them in forwarding the proxy materials to beneficial owners of our shares.

In addition to soliciting proxies by mail, the Civeo Board, our officers and employees, or our transfer agent, may solicit proxies on our behalf, personally or by telephone, and we have engaged a proxy solicitor to solicit proxies on our behalf by telephone and by other means. We expect the cost of Okapi Partners LLC, our proxy solicitor, to be approximately $10,000. Computershare, our transfer agent, will serve as the inspector of election for the special meeting.

Q: What consideration is Civeo paying for Noralta in the Acquisition?

A: As further described in this proxy statement, the consideration for the Acquisition payable at closing will be an amount equal to (i) C$209,500,000 in cash, subject to customary adjustments for Noralta’s working capital, debt, cash and unpaid transaction expenses at closing, of which C$28,500,000 will be held in escrow by Alliance Trust Company (the “Escrow Agent”) to support the sellers’ indemnification obligations under the Purchase Agreement, (ii) 32,790,868 Common Shares, of which 13,491,100 shares will be held in escrow by the Escrow Agent and released in three equal installments from escrow upon the satisfaction of certain conditions related to a customer contract remaining in place in June 2021, June 2022 and June 2023, and (iii) 9,679 Preferred Shares with an initial liquidation preference of US$96,790,000.

Q: Will the sellers be able to trade the Common Shares that they receive in the Acquisition?

A: At the closing of the Acquisition, Civeo will enter into the Registration Rights Agreement with the Torgerson Family Trust (the “Torgerson Trust”) and 989677 Alberta Ltd (“989677”), under which, for a period of 18 months following the closing, the Torgerson Trust and 989677 will agree not to transfer any of the Common Shares they receive in the Acquisition without the prior written consent of Civeo, with certain limited exceptions for permitted transfers. Following such 18-month period, the Torgerson Trust and 989677 will be permitted to transfer their Common Shares under Rule 144 or an effective registration statement under the U.S. Securities Act of 1933, as amended, subject to a limitation restricting transfers during any 90-day period of more than 10% of the Common Shares (including the Common Shares received upon conversion of the Preferred Shares) received by the Torgerson Trust and 989677 in the Acquisition. The transfer restrictions on shares held by the Torgerson Trust and 989677 terminate at such time as the shares beneficially owned by the Torgerson Trust and 989677 no longer constitute at least 5% of the Common Shares then outstanding (calculated assuming conversion of all of the outstanding Preferred Shares) or upon a bankruptcy or change of control of Civeo.

Q: Who can help answer my questions?

A: If you would like additional copies, without charge, of this proxy statement or if you have questions about the special meeting, including the procedures for voting your Common Shares, please direct your request to Okapi Partners LLC at 1212 Avenue of the Americas, 24th Floor, New York, NY 10036 or (877) 629-6355.

SUMMARY

This summary highlights selected information from this proxy statement and may not contain all of the information that is important to you. To understand the Purchase Agreement and the share issuance proposal more fully, you should carefully read this entire proxy statement, including its annexes. The Purchase Agreement is attached as Annex A to this proxy statement. We encourage you to read the Purchase Agreement completely, as it, and not this summary, is the legal document that governs the Acquisition. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under Additional Information beginning on page 84.

The Companies and Other Parties to the Purchase Agreement

Civeo Corporation

Civeo is one of the largest integrated providers of workforce accommodations, logistics and facility management services to the natural resource industry. Civeo’s scalable modular facilities provide long-term and temporary accommodations where traditional accommodations and related infrastructure is insufficient, inaccessible or not cost effective. Once facilities are deployed in the field, Civeo also provides catering and food services, housekeeping, laundry, facility management, water and wastewater treatment, power generation, communications and redeployment logistics. Civeo’s accommodations support its customers’ employees and contractors in the Canadian oil sands and in a variety of oil and natural gas drilling, mining and related natural resource applications as well as disaster relief efforts, primarily in Canada, Australia and the United States. Civeo operates in three principal reportable business segments – Canada, Australia and U.S. The Common Shares are listed on the NYSE under the symbol “CVEO.”

The mailing address of Civeo’s principal executive offices is Three Allen Center, 333 Clay Street, Suite 4980, Houston, Texas 77002 and the telephone number of Civeo’s principal executive offices is (713) 510-2400.

Noralta Lodge Ltd.

Noralta is a premier, Alberta-based provider of remote accommodations to the Canadian oil sands region. Through its full service open lodge accommodations, facilities management services and turnkey solutions, Noralta offers hospitality for thousands of workers in Western Canada’s energy sector. With eleven lodges comprised of over 5,600 owned rooms and 7,700 total rooms strategically located throughout Northern Alberta, Noralta has the capacity to house large workforces and the flexibility to meet its clients’ rapidly changing needs. Noralta also manages camp facilities and provides catering services that serve the Western Canadian energy market. Noralta leverages its expertise in planning, building and managing lodges and its strategic partnerships to act as a valuable partner to its clients.

The mailing address of Noralta’s principal executive offices is 2710 5th Street, Nisku, Alberta, Canada, T9E 0H1 and the telephone number of Noralta’s principal executive offices is (866) 536-8590.

Torgerson Family Trust and other persons

The Torgerson Trust is a trust resident in the Province of British Columbia. The business of the Torgerson Trust is to hold shares of Noralta and other investments. The mailing address of the Torgerson Trust’s principal executive offices is 596 McClure Rd, Kelowna, British Columbia, Canada, V1W 1L3 and the telephone number of the Torgerson Trust’s principal executive offices is (866) 536-8590.

2073357 Alberta Ltd., 2073358 Alberta Ltd., 1818939 Alberta Ltd., 2040618 Alberta Ltd., 2040624 Alberta Ltd. and 989677 Alberta Ltd. are each corporations incorporated under the Laws of the Province of Alberta. Each is a holding company that does not conduct any business other than owning Noralta shares and other investments. The mailing address of each corporation’s principal executive offices is 2710 5th Street, Nisku, Alberta, Canada, T9E 0H1 and the telephone number is (866) 536-8590.

Lance Torgerson is an individual residing in the City of Kelowna, in the Province of British Columbia. His mailing address is 2710 5th Street, Nisku, Alberta, Canada, T9E 0H1 and telephone number is (866) 536-8590.

Summary of the Acquisition

Under the terms and subject to the conditions set forth in the Purchase Agreement, at closing, Civeo will acquire, directly or indirectly, all of the issued and outstanding shares of Noralta. The consideration for the Acquisition payable at closing will be an amount equal to (i) C$209,500,000 in cash, subject to customary adjustments for Noralta’s working capital, debt, cash and unpaid transaction expenses at closing, of which C$28,500,000 will be held in escrow by the Escrow Agent to support the sellers’ indemnification obligations under the Purchase Agreement, (ii) 32,790,868 Common Shares, of which 13,491,100 shares will be held in escrow by the Escrow Agent and released in three equal installments from escrow upon the satisfaction of certain conditions related to a customer contract remaining in place in June 2021, June 2022 and June 2023, and (iii) 9,679 Preferred Shares with an initial liquidation preference of US$96,790,000, initially convertible into 29,330,303 Common Shares. Based upon the closing price of Common Shares of US$2.21 on December 15, 2017, an exchange rate of 1.29 Canadian dollars to U.S. dollars as of that date and the estimated fair value of the Preferred Shares of 57% of the initial liquidation preference, the value of the consideration payable in the Acquisition is approximately US$290 million. After closing of the Acquisition, assuming all shares are released from escrow, current Civeo shareholders will own approximately [    ]% of the outstanding Common Shares and former Noralta shareholders will own approximately [    ]% of the outstanding Common Shares, in each case on an as converted and fully diluted basis.

A copy of the Purchase Agreement is attached as Annex A to this proxy statement and is incorporated by reference herein. You are encouraged to read the Purchase Agreement in its entirety because it is the legal document that governs the Acquisition. For a more complete discussion of the Acquisition, see the sections entitled “The Acquisition” and “The Purchase Agreement.”

The Special Meeting

The special meeting will be held at [    ], on [    ], 2018 at [    ], local time. At the special meeting, and any adjournments or postponements thereof, Civeo shareholders will be asked to consider and vote on the share issuance proposal.

The Civeo Board has fixed the close of business on [    ] as the record date for determination of Civeo shareholders entitled to notice of, and to vote at, the special meeting and any adjournment or postponement thereof. The affirmative vote of the holders of a majority of the Common Shares present in person or represented by proxy and entitled to vote at the special meeting, assuming a quorum is present, is required for the approval of the share issuance proposal. As of the close of business on the record date for the special meeting, there were [    ] Common Shares outstanding.

As of the close of business on the record date for the special meeting, directors and executive officers of Civeo and their affiliates were entitled to vote [    ] Common Shares, or approximately [    ]% of the Common Shares outstanding. Civeo currently expects that Civeo’s directors and executive officers will vote their shares in favor of the share issuance proposal, although none of them has entered into any agreement obligating them to do so.

Recommendation of the Civeo Board

After careful consideration, the Civeo Board has unanimously determined that the Purchase Agreement and the transactions contemplated thereby, including the Acquisition, are advisable and in the best interests of Civeo and its shareholders. The Civeo Board unanimously recommends that Civeo shareholders vote “FOR” the share issuance proposal at the special meeting.

For a more complete discussion of the recommendation, see “The Acquisition – Reasons for the Acquisition.”

Opinion of Civeo’s Financial Advisor

On November 26, 2017, Lazard Frères & Co. LLC (“Lazard”), financial advisor to Civeo, rendered its oral opinion, subsequently confirmed in writing by delivery of a written opinion, dated November 26, 2017, to the Civeo Board, that, as of such date, and based upon and subject to the assumptions, procedures, factors, qualifications and limitations set forth therein, the consideration payable in the Acquisition was fair, from a financial point of view, to Civeo.

The full text of Lazard’s written opinion, dated November 26, 2017, which sets forth the assumptions made, procedures followed, factors considered and qualifications and limitations on the scope of review undertaken by Lazard in connection with its opinion, is attached to this proxy statement as Annex D and is incorporated into this proxy statement by reference. The description of Lazard’s opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of Lazard’s written opinion attached as Annex D. You are encouraged to read Lazard’s opinion carefully and in its entirety.

Lazard’s opinion was for the benefit of the Civeo Board (in its capacity as such) and Lazard’s opinion was rendered to the Civeo Board in connection with its evaluation of the Acquisition. Lazard’s opinion was not intended to and does not constitute a recommendation to any shareholder as to how such shareholder should vote or act with respect to the Acquisition or any matter relating thereto. For a more complete discussion of Lazard’s opinion, see the section entitled “The Acquisition – Opinion of Civeo’s Financial Advisor” and see the written opinion of Lazard attached as Annex D.

Material U.S. and Canadian Federal Income Tax Considerations

Civeo shareholders will not exchange or surrender their Common Shares in the Acquisition or receive any separate consideration in the Acquisition. Accordingly, Civeo shareholders (excluding any Noralta sellers who also own Common Shares) will not recognize gain or loss as a result of the Acquisition. For more information on Canadian tax consequences of the Acquisition, please see the section entitled “The Acquisition – Material Canadian Federal Income Tax Consequences of the Acquisition to Civeo and Civeo Shareholders.”

Overview of the Purchase Agreement

Conditions to Completion of the Acquisition

As more fully described in this proxy statement and in the Purchase Agreement, each party’s obligation to consummate the Acquisition depends on a number of conditions being satisfied (or, if permitted by applicable law, waived), including, among others:

•	Approval of the share issuance proposal by Civeo shareholders;

•	Receipt of clearance under the Competition Act (Canada) and approval under the Investment Canada Act and from specified third parties;

•	Receipt of all other approvals and consents from governmental entities and third parties in respect of the transactions contemplated by the Purchase Agreement on terms and conditions reasonably acceptable to the sellers and Civeo, and the expiration or termination of all applicable statutory and regulatory waiting periods, except in each case where the failure or failures to obtain such approvals and consents would not reasonably be expected to have a material adverse effect;

•	Performance by the other party in all material respects of all of the obligations and covenants and conditions of the Purchase Agreement to be performed prior to the closing of the Acquisition; and

•	The accuracy of representations and warranties made by the other party in the Purchase Agreement (subject generally to a material adverse effect standard, with different standards applicable to certain representations and warranties).

For a more complete discussion of the conditions to completion of the Acquisition, see the section entitled “The Purchase Agreement – Conditions Precedent to the Acquisition.”

Termination of the Purchase Agreement

The Purchase Agreement may, by notice in writing given prior to the closing of the Acquisition, be terminated on the earliest of any of the following:

•	by mutual written consent of Civeo, on the one hand, and the sellers, on the other hand;

•	by either Civeo, on the one hand, or the sellers, on the other hand, if the Acquisition is not consummated by 5:00 p.m. (Edmonton time) on May 31, 2018 or such later date as mutually agreed to by the parties to the Purchase Agreement;

•	by either Civeo, on the one hand, or the sellers, on the other hand, if the share issuance proposal is not approved by Civeo’s shareholders at the special meeting or at any adjournment or postponement thereof at which a vote on the share issuance proposal is taken; or

•	by Civeo if any of the sellers materially breaches any of its non-solicitation covenants in the Purchase Agreement.

Additional Information

For a more complete discussion of the Purchase Agreement, see the section entitled “The Purchase Agreement.”

Overview of the Registration Rights Agreements

At the closing, Civeo will enter into the Registration Rights Agreement with the shareholders of Noralta receiving Common Shares and the Preferred Shares in the Acquisition. Pursuant to the terms and conditions of the Registration Rights Agreement, for a period of 18 months following the closing, the Torgerson Trust and 989677 will agree not to transfer any of their Common Shares without the prior written consent of Civeo, with certain limited exceptions for permitted transfers. Following such 18-month period, the Torgerson Trust and 989677 will be permitted to transfer Common Shares under Rule 144 or an effective registration statement under the U.S. Securities Act of 1933, as amended (the “Securities Act”), subject to a limitation restricting transfers during any 90-day period of more than 10% of the Common Shares (including the Common Shares received upon conversion of the Preferred Shares) received by such shareholders in the Acquisition. The Registration Rights Agreement also provides that, as soon as practicable following the date that is 18 months after the date of the Registration Rights Agreement, but in no event more than 30 days thereafter, Civeo will use its commercially reasonable efforts to prepare and file a shelf registration statement under the Securities Act covering the public offering of the registrable securities held by the Torgerson Trust and 989677 and cause such shelf registration statement to become effective within 150 days after filing. In the event the shelf registration statement does not become effective within the time period specified in the Registration Rights Agreement, the dividend rate of the Preferred Shares will be increased by (i) 0.25% per annum commencing on the first succeeding dividend payment date after such registration default and (ii) 0.25% per annum on each subsequent dividend payment date until such time as a shelf registration statement becomes effective (up to a maximum increase of 1.00% per annum). In addition, the Torgerson Trust and 989677 will have customary “piggy-back” rights with respect to public offerings of Common Shares by Civeo. Finally, the Torgerson Trust and 989677 each agreed to be subject to customary standstill restrictions, including a restriction on additional purchases of Common Shares, and a restriction on voting Common Shares that limits the voting by such holders of Common Shares (including Common Shares held in escrow) in excess of 15% of the voting power of the outstanding Common Shares, which will be voted consistently with all other shareholders of Civeo (other than the Torgerson Trust and 989677). The transfer, standstill and voting restrictions terminate at such time as the shares beneficially owned by the Torgerson Trust and 989677 no longer constitute at least 5% of the Common Shares then outstanding (calculated assuming conversion of all of the outstanding Preferred Shares) or upon a bankruptcy or change of control of Civeo.

For a more detailed discussion of the Registration Rights Agreement, see the section entitled “The Registration Rights Agreement.” The Registration Rights Agreement is attached as Annex B to this proxy statement.

Preferred Shares

Holders of the Preferred Shares will be entitled to receive a 2% annual dividend on the liquidation preference, subject to increase to up to 3% in the circumstances described above under “– Overview of the Registration Rights Agreement”, paid quarterly in cash or, at Civeo’s option, by increasing the Preferred Shares’ liquidation preference or any combination thereof. The Preferred Shares are convertible into Common Shares at a conversion price of US$3.30 per Preferred Share, subject to certain anti-dilution adjustments (the “Conversion Price”). Civeo has the right to elect to convert the Preferred Shares into Common Shares if the 15-day volume weighted average price of the Common Shares is equal to or exceeds the Conversion Price. Holders of the Preferred Shares will have the right to convert the Preferred Shares into Common Shares at any time after two years from the date of issuance, and the Preferred Shares mandatorily convert after five years from the date of issuance. The Preferred Shares also convert automatically into Common Shares upon a change of control of Civeo. Civeo may, at any time and from time to time, redeem any or all of the Preferred Shares for cash at the liquidation preference, plus accrued and unpaid dividends. The Preferred Shares do not have voting rights, except as statutorily required. The terms of the Preferred Shares are included in the proposed amendment to the Articles attached as Annex C to this proxy statement.

For a more detailed discussion of the Preferred Shares, see the section entitled “Description of the Preferred Shares.”

Directors of Civeo Following the Acquisition

Following the Acquisition, and pursuant to the Purchase Agreement, the Civeo Board will comprise eight members, which will include the seven members of the Civeo Board at the time immediately prior to the closing and also Lance Torgerson, or with the prior written consent of Civeo, following the review and approval of the proposed nominee by the nominating committee of the Civeo Board, an alternate nominee of the Torgerson Trust (Lance Torgerson or such alternate nominee being, the “Torgerson Nominee”). The Torgerson Nominee will be added to the Civeo Board as a Class 1 director. Civeo has agreed that, after the closing, Civeo will take all necessary actions to nominate the Torgerson Nominee for election to the Civeo Board at the 2018 annual general meeting of Civeo shareholders, subject to certain limited exceptions.

Expected Timing of the Acquisition

Civeo currently expects the closing of the Acquisition to occur in the second quarter of 2018. However, as the Acquisition is subject to the satisfaction or waiver of conditions described in the Purchase Agreement, it is possible that factors outside the control of Civeo and Noralta could result in the Acquisition being completed at an earlier time, a later time or not at all.

No Appraisal Rights

Appraisal rights are not available to holders of the Common Shares in connection with the Acquisition.

Accounting Treatment

In accordance with accounting principles generally accepted in the United States (“GAAP”), Civeo expects to account for the Acquisition by applying the acquisition method of accounting for business combinations. For a more detailed discussion of the accounting treatment of the Acquisition, see the section entitled “The Acquisition – Anticipated Accounting Treatment”.

Regulatory Approvals

The Acquisition is subject to the requirements of the Competition Act (Canada) and the Investment Canada Act. While Civeo and Noralta expect to obtain all required regulatory clearances, these regulatory clearances have not yet been obtained and we cannot assure you that they will be obtained, that they will not involve the imposition of additional conditions on the completion of the Acquisition, or that they will not require changes to the terms of the Purchase Agreement. These conditions or changes could result in the conditions to the Acquisition not being satisfied. We cannot assure you that a challenge to the Acquisition will not be made or that, if a challenge is made, it will not succeed.

For a more complete discussion of the required regulatory approvals, see the section entitled “The Acquisition – Regulatory Approvals.”

Selected Historical Financial Data of Noralta

The selected historical consolidated financial information for Noralta as of May 31, 2017 and 2016 and for each of Noralta’s fiscal years ended May 31, 2017, 2016 and 2015 have been derived from, and should be read in conjunction with, Noralta’s audited financial statements and the notes thereto included in Annex F to this proxy statement (“Noralta’s Financial Statements”). Selected consolidated financial information as of May 31, 2015 and as of, and for, the fiscal years ended, May 31, 2014 and 2013 have been omitted because of Noralta’s status as an emerging growth company under the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, and in accordance with related guidance provided by the SEC.

Noralta’s Financial Statements are presented in Canadian dollars. On December 15, 2017, the noon buying rate was $1.00 = C$1.29. For additional historical exchange rate information, see the section entitled “Exchange Rate Information.” In addition, Noralta is a privately held company. Noralta’s Financial Statements have been prepared in accordance with Canadian Accounting Standards for Private Enterprises (“ASPE”), which differs in significant respects from U.S. GAAP. For a discussion of the significant differences relating to Noralta’s Financial Statements, see Note 24 to Noralta’s Financial Statements. This historical financial information may not be indicative of Noralta’s future performance.

Amounts presented in the tables below are in accordance with ASPE.

	For the fiscal year ended May 31,
	2017		2016		2015
	(In thousands)
Statement of Operations Data:
Revenues	C$	158,725	C$	94,953	C$	132,436
Earnings (loss) from operations		41,726		(14,584)		(10,027)
Net earnings (loss)		37,408		(10,068)		(12,919)
Earnings (loss) from operations per common share		417		(146)		(100)
Net earnings (loss) per common share		374		(101)		(129)

	As of May 31,
	2017		2016
	(In thousands)
Balance Sheet Data:
Total assets	C$	214,048	C$	199,454
Long-term obligations, including debt, obligations under capital leases and promissory note payable		100,985		147,532
Preferred shares		9,607		9,624
Common shares		0.1		0.1
Total Noralta shareholders’ equity		57,542		20,957

Amounts in the tables below are presented in accordance with U.S. GAAP.

	For the fiscal year ended May 31,
	2017		2016
	(In thousands)
Statement of Operations Data:
Revenues	C$	160,879	C$	94,972
Earnings (loss) from operations		42,282		(14,584)
Net earnings (loss)		37,786		(10,068)
Earnings (loss) from operations per common share		423		(146)
Net earnings (loss) per common share		378		(101)

	As of May 31,
	2017		2016
	(In thousands)
Balance Sheet Data:
Total assets	C$	204,027	C$	193,803
Long-term obligations, including debt, obligations under capital leases and promissory note payable		100,985		147,532
Preferred shares		479,246		480,068
Common shares		0.1		0.1
Total Noralta shareholders’ equity		(427,092)		(464,784)

Selected Historical Financial Data of Civeo

The following tables present the selected historical consolidated financial information of Civeo and combined financial information of the accommodations business. The term “accommodations business” refers to the historical accommodations segment of Oil States International, Inc. (“Oil States”) reflected in its historical combined financial statements. The balance sheet data as of December 31, 2016 and 2015 and the statement of operations data for each of the years ended December 31, 2016, 2015 and 2014 are derived from Civeo’s audited financial statements incorporated by reference in this proxy statement. The balance sheet data as of December 31, 2014, 2013 and 2012 and statement of operations data for the years ended December 31, 2013 and 2012 are derived from Civeo’s audited combined financial statements not incorporated by reference in this proxy statement. The balance sheet data as of September 30, 2017 and the statement of operations data for the nine-months ended September 30, 2017 and 2016 are derived from Civeo’s unaudited consolidated financial statements incorporated by reference in this proxy statement.

All financial information presented after Civeo’s spin-off from Oil States represents the consolidated results of operations and financial position of Civeo. Accordingly:

•	The consolidated statement of operations data for the nine-months ended September 30, 2017 and 2016 and the years ended December 31, 2016 and 2015 consists entirely of the consolidated results of Civeo. The consolidated statement of operations data for the year ended December 31, 2014 consists of (i) the combined results of the Oil States accommodations business for the five months ended May 30, 2014 and (ii) the consolidated results of Civeo for the seven months ended December 31, 2014. The consolidated statements of operations data for the years ended December 31, 2013 and 2012 consist entirely of the combined results of the Oil States accommodations business.

•	The consolidated balance sheet data at September 30, 2017 and December 31, 2016, 2015 and 2014 consists entirely of the consolidated balances of Civeo, while at December 31, 2013 and 2012, it consists entirely of the combined balances of the Oil States accommodations business.

The historical financial information presented below should be read in conjunction with Civeo’s consolidated financial statements and accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” incorporated by reference in this proxy statement. The financial information may not be indicative of Civeo’s future performance and, for periods prior to its spin-off from Oil States, does not necessarily reflect what the financial position and results of operations would have been had Civeo operated as a separate, stand-alone entity during those periods, including changes that have occurred in Civeo’s operations as a result of the spin-off.

	For the nine months ended September 30,		For the year ended December 31,
	2017	2016	2016	2015	2014	2013	2012
	(In thousands, except per share data)
Statement of Operations Data:
Revenues	$280,928	$306,309	$397,230	$517,963	$942,891	$1,041,104	$1,108,875
Operating income (loss)	(52,443)	(81,169)	(95,760)	(145,003)	(142,891)	259,456	352,929
Net income (loss) attributable to Civeo or the Accommodations Business of Oil States International, Inc., as applicable	(58,134)	(80,439)	(96,388)	(131,759)	(189,043)	181,876	244,721
Diluted net income (loss) per share attributable to Civeo or the Accommodations Business of Oil States International, Inc., as applicable(1)	(0.46)	(0.75)	(0.90)	(1.24)	(1.77)	1.70	2.29

	As of September 30,	As of December 31,
	2017	2016	2015	2014	2013	2012
	(In thousands, except per share data)
Balance Sheet Data:
Total assets	$929,750	$910,446	$1,066,529	$1,829,161	$2,123,237	$2,132,925
Long-term debt to affiliates	—	—	—	—	335,171	358,316
Long-term debt to third-parties	307,522	337,800	379,416	755,625	—	123,497
Total Civeo shareholders’ equity or Oil States net investment, as applicable	525,829	475,467	563,245	858,001	1,591,034	1,410,397
Cash dividends per share	—	—	—	0.26	—	—

(1)	On May 30, 2014, 106,538,044 Common Shares were distributed to Oil States stockholders in connection with the spin-off of Civeo from Oil States. For comparative purposes, and to provide a more meaningful calculation of weighted-average shares outstanding in Civeo’s diluted net income (loss) per share calculation, these shares were assumed to be outstanding as of the beginning of each period prior to the separation presented in the calculation of weighted-average shares. In addition, the dilutive securities outstanding at May 30, 2014 were also assumed to be outstanding for each of the periods presented prior to the spin-off.

Comparative Per Share Data

Set forth below is income (loss) from continuing operations, cash dividends and book value per share data for:

•	Civeo on a historical basis, prepared under U.S. GAAP and presented in U.S. dollars, as of and for the nine months ended September 30, 2017 and the year ended December 31, 2016;

•	Noralta on a historical basis, prepared under ASPE and presented in Canadian dollars, as of and for the twelve months ended May 31, 2017;

•	Civeo on a pro forma combined basis, prepared under U.S. GAAP and presented in U.S. dollars, as of and for the nine months ended September 30, 2017 and for the year ended December 31, 2016; and

•	Noralta on a pro forma equivalent share basis, prepared under U.S. GAAP and presented in U.S. dollars, as of and for the nine months ended September 30, 2017 and for the year ended December 31, 2016 calculated by multiplying (i) the applicable Civeo pro forma combined amounts by (ii) the quotient obtained by dividing the number of Common Shares to be issued in the Acquisition, assuming no conversion of the Preferred Shares, by the number of outstanding Noralta common shares.

You should read the information set forth below in conjunction with the selected historical financial information of Civeo and Noralta included elsewhere in this proxy statement and the historical financial statements and related notes of Civeo that are incorporated into this proxy statement by reference. See “– Selected Historical Financial Information of Civeo,” “– Selected Historical Financial Information of Noralta,” Noralta’s Financial Statements attached as Annex F hereto and “Additional Information.”

The unaudited pro forma combined information below is not necessarily indicative of the operating results or financial position that would have occurred if the Acquisition had been completed as of the periods presented, nor is it necessarily indicative of the future operating results or financial position of the Civeo. In addition, the unaudited pro forma combined information does not purport to indicate balance sheet data or results of operations data as of any future date or for any future period.

	As of and for the
	Nine months ended September 30, 2017	Year ended December 31, 2016
Civeo Historical
Loss from continuing operations per common share
Basic	$(0.46)	$(0.90)
Diluted	(0.46)	(0.90)
Dividends declared per common share	—	—
Book value per share(1)	3.98	4.41

	Year ended May 31, 2017
Noralta Historical
Income from continuing operations per common share
Basic	C$	377,860
Diluted		377,860
Dividends declared per common share		—
Book value per share(1)		(4,270,920)

	As of and for the
	Nine months ended September 30, 2017	Year ended December 31, 2016
Civeo Pro Forma Combined
Loss from continuing operations per common share
Basic	$(0.27)	$(0.61)
Diluted	(0.27)	(0.61)
Dividends declared per common share	—	—
Book value per share(1)	3.92

	As of and for the
	Nine months ended September 30, 2017	Year ended December 31, 2016
Noralta Equivalent
Loss from continuing operations per common share
Basic	$(88,535)	$(200,024)
Diluted	(88,535)	(200,024)
Dividends declared per common share	—	—
Book value per share(1)	1,285,403

(1)	Amount is calculated by dividing shareholders’ deficit or shareholders’ equity by common shares, as applicable, outstanding.

RISK FACTORS

In addition to the other information contained or incorporated by reference into this proxy statement, including the matters addressed in the section of this proxy statement entitled “Cautionary Statement Regarding Forward-Looking Statements,” shareholders should carefully consider the risks described below relating to the Acquisition and Civeo following the Acquisition. The risks and uncertainties described below are not the only ones Civeo faces. Additional risks and uncertainties not presently known to Civeo or that Civeo currently considers immaterial may also impair Civeo’s operations. If any of the following risks actually occur, Civeo’s business, financial conditions and/or results of operations could be materially adversely affected, the trading price of the Common Shares could decline and a shareholder could lose all or part of his or her investment.

Risks Related to the Proposed Acquisition

There is no assurance when or even if the Acquisition will be completed. Failure to obtain required approvals necessary to satisfy closing conditions may delay or prevent completion of the Acquisition.

The completion of the Acquisition is subject to a number of closing conditions, some of which are out of Civeo’s control, including the following:

•	the share issuance proposal being approved by Civeo’s shareholders;

•	the accuracy of the representations and warranties of the parties at and as of the closing of the Acquisition (subject to certain materiality qualifiers);

•	the performance in all material respects of each party’s obligations under the Purchase Agreement required to be performed by it on or prior to the closing date of the Acquisition;

•	the absence of a Material Adverse Effect on either party; and

•	the receipt of Canadian regulatory approvals and clearances, including under the Competition Act (Canada) and the Investment Canada Act, and other regulatory and third party consents.

For a more complete summary of the conditions that must be satisfied or waived prior to closing of the Acquisition, see the section entitled “The Purchase Agreement – Conditions Precedent to the Acquisition.”

Civeo cannot be certain that its shareholders will approve the share issuance proposal. Civeo also cannot be certain when it and Noralta will be able to satisfy the other closing conditions or whether those closing conditions will be satisfied. If any of these conditions are not satisfied or waived prior to May 31, 2018, it is possible that the Purchase Agreement may be terminated. Although Civeo and Noralta have agreed in the Purchase Agreement to use commercially reasonable efforts, subject to certain limitations, to complete the Acquisition as promptly as possible, these and other conditions to the completion of the Acquisition may fail to be satisfied.

Current Civeo shareholders will have a reduced ownership and voting interest in Civeo after the Acquisition and will exercise less influence over management.

Pursuant to the terms of the Purchase Agreement, at the closing of the Acquisition, Civeo will acquire, directly or indirectly, all of the issued and outstanding shares of Noralta. The consideration for the Acquisition payable at closing will include 32,790,868 Common Shares and 9,679 Preferred Shares, initially convertible into 29,330,303 Common Shares. After closing of the Acquisition, assuming all shares are released from escrow, current Civeo shareholders will own approximately [    ]% of the outstanding Common Shares and former Noralta shareholders will own approximately [    ]% of the outstanding Common Shares, in each case on an as converted and fully diluted basis. Accordingly, the issuance of Civeo shares to Noralta shareholders in the Acquisition will reduce the relative voting power of current Civeo shareholders. Consequently, Civeo shareholders as a group will have less influence over the management and policies of Civeo after the Acquisition than prior to the Acquisition. Civeo shareholders’ voting power, and therefore influence over the management and policies of Civeo, could further decrease if any Preferred Shares are converted to Common Shares.

Noralta shareholders may receive consideration in the Acquisition that is greater than or less than the fair market value of the Noralta shares.

The outstanding share capital of Noralta is privately held and is not traded in any public market. The lack of a public market makes it difficult to determine the fair market value of Noralta shares. Since the consideration to be issued to Noralta shareholders was determined based on negotiations between the parties, it is possible that the value of the consideration to be given to Noralta shareholders in connection with the Acquisition will be greater than the fair market value of Noralta shares.

Because the Acquisition will be completed after the date of the Civeo special meeting, at the time of the special meeting, you may not know the exact value of the Civeo shares that the Noralta shareholders will receive upon completion of the Acquisition.

The number of Civeo shares to be issued in the Acquisition is fixed and will not be adjusted for changes in Civeo’s share price. Changes in the price of the Common Shares before the closing of the Acquisition will affect the market value of the consideration that Noralta shareholders will receive at the closing. The price of the Common Shares at the closing of the Acquisition may vary from its price on the date the Purchase Agreement was executed, on the date of this proxy statement and on the date of the special meeting. As a result, the value represented by the Civeo shares to be issued, and therefore the total amount of the consideration to be paid, will also vary. These variations could result from changes in the business, operations or prospects of Civeo before or following the Acquisition, regulatory considerations, general market and economic conditions and other factors both within and beyond the control of Civeo or Noralta. The Acquisition may be completed significantly after the date of the Civeo special meeting. Therefore, at the time of the special meeting, Civeo shareholders will not know with certainty the value of the Civeo shares that will be issued upon closing of the Acquisition.

The pendency of the Acquisition could have an adverse effect on the trading price of the Common Shares and the business, financial condition, results of operations or business prospects for Civeo and/or Noralta.

The pendency of the Acquisition could disrupt Civeo’s or Noralta’s businesses in the following ways, including:

•	third parties may seek to terminate or renegotiate their relationships with Civeo or Noralta, or may delay or defer certain business decisions, as a result of the Acquisition, whether pursuant to the terms of their existing agreements with Civeo or Noralta or otherwise;

•	the attention of Civeo and Noralta management may be directed toward completion of the Acquisition and related matters and may be diverted from the day-to-day business operations of their respective companies, including from other opportunities that otherwise might be beneficial to Civeo and Noralta;

•	employee retention and recruitment may be challenging before the completion of the Acquisition, as employees and prospective employees may experience uncertainty about their future roles; and

•	the Purchase Agreement restricts Civeo and Noralta from taking certain specified actions while the Acquisition is pending without first obtaining written consent of the other party, which may restrict Civeo or Noralta from pursuing otherwise attractive business opportunities and making other changes to their businesses before completion of the Acquisition or termination of the Purchase Agreement.

Should they occur, any of these matters could adversely affect the trading price of the Common Shares or harm the financial condition, results of operations or business prospects of Civeo and/or Noralta.

The rights of holders of the Common Shares will be subordinate to the rights of the holders of the Preferred Shares.

The holders of the Preferred Shares issued in the Acquisition will have rights and preferences superior to those of the holders of the Common Shares. These rights are more fully set forth in the proposed amendment to the Articles attached as Annex C to this proxy statement, and include, among others:

•	the right to receive a liquidation preference prior to any distribution of Civeo’s assets to the holders of the Common Shares;

•	the right to receive a 2% annual dividend, paid quarterly in cash or, at Civeo’s option, by increasing the shares’ liquidation preference, or any combination thereof; and

•	the right to convert the Preferred Shares into Common Shares after two years from the closing of the Acquisition at an initial conversion price of US$3.30 per Common Share, which may not be the fair market value of such shares at the time of conversion.

The Acquisition may be completed even though material adverse changes subsequent to the announcement of the Acquisition, such as industry-wide changes or other events, may occur.

In general, either party can refuse to complete the Acquisition if there is a material adverse change affecting the other party. However, some types of changes do not permit either party to refuse to complete the Acquisition, even if such changes would have a material adverse effect on either of the parties. For example, a worsening of Noralta’s or Civeo’s financial condition or results of operations due to a decrease in commodity prices or general economic conditions would not give the other party the right to refuse to complete the Acquisition. If adverse changes occur that affect either party but the parties are still required to complete the Acquisition, Civeo’s share price, business and financial results after the Acquisition may suffer.

Failure to complete the Acquisition could negatively impact Civeo’s share price and future business and financial results.

If the Acquisition is not completed, the ongoing business of Civeo may be adversely affected, and Civeo may be subject to several risks, including the following:

•	having to pay certain costs relating to the Acquisition, such as legal, accounting, financial advisor and other fees and expenses;

•	a potential decline in the price of the Common Shares to the extent that the current market price reflects a market assumption that the Acquisition will be completed;

•	reputational harm due to the adverse perception of any failure to successfully complete the Acquisition; and

•	having had the focus of Civeo’s management on the Acquisition instead of on pursuing other opportunities that could have been beneficial to the company.

Civeo has incurred and will continue to incur significant transaction costs in connection with the Acquisition.

Civeo expects to incur a number of non-recurring transaction-related costs associated with completing the Acquisition, combining the operations of the two organizations and achieving desired synergies. These fees and costs will be substantial. Non-recurring transaction costs include, but are not limited to, fees paid to financial, legal and accounting advisors, filing fees and printing costs. Additional unanticipated costs may be incurred in the integration of the businesses of Civeo and Noralta. There can be no assurance that the elimination of certain duplicative costs, as well as the realization of other efficiencies related to the integration of the two businesses, will offset the incremental transaction-related costs over time.

Civeo’s financial estimates are based on various assumptions that may not be realized.

The financial estimates set forth in the forecasts included under the section “The Acquisition – Unaudited Financial Projections of Civeo” were based on assumptions of, and information available to, Civeo’s management when prepared and these estimates and assumptions are subject to uncertainties, many of which are beyond Civeo’s control and may not be realized. Many factors mentioned in this proxy statement, including the risks outlined in this “Risk Factors” section and the events or circumstances described under “Cautionary Statement Regarding Forward-Looking Statements,” will be important in determining Civeo’s future results. As a result of these contingencies, actual future results may vary materially from Civeo’s estimates. In view of these uncertainties, the inclusion of financial estimates in this proxy statement is not and should not be viewed as a representation that the forecasted results will necessarily reflect actual future results.

Civeo’s financial estimates were not prepared with a view toward public disclosure, and such financial estimates were not prepared with a view toward compliance with published guidelines of any regulatory or professional body. Further, any forward-looking statement speaks only as of the date on which it is made, and Civeo undertakes no obligation, other than as required by applicable law, to update the financial estimates herein to reflect events or circumstances after the date those financial estimates were prepared or to reflect the occurrence of anticipated or unanticipated events or circumstances.

The financial estimates included in this proxy statement have been prepared by, and are the responsibility of, Civeo. Moreover, neither Civeo’s independent accountants, nor any other independent accountants, have compiled, examined or performed any procedures with respect to Civeo’s prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or achievability thereof, and, accordingly, such independent accountants assume no responsibility for, and disclaim any association with, Civeo’s prospective financial information. The reports of such independent accountants included or incorporated by reference herein, as applicable, relate exclusively to the historical financial information of the entities named in those reports and do not cover any other information in this proxy statement and should not be read to do so. See “The Acquisition – Unaudited Financial Projections of Civeo” for more information.

The opinion obtained by the Civeo Board from Lazard does not and will not reflect changes in circumstances after the date of such opinion.

On November 26, 2017, Lazard delivered an opinion to the Civeo Board that, as of the date of such opinion, and based upon and subject to the assumptions, procedures, factors, qualifications and limitations set forth therein, the consideration payable in the Acquisition was fair, from a financial point of view, to Civeo. Changes in the operations and prospects of Civeo or Noralta, general market and economic conditions and other factors that may be beyond the control of Civeo and Noralta, and on which the opinion of Lazard was based, may alter the value of Civeo or Noralta or the price of Common Shares by the time the Acquisition is completed. Civeo has not obtained, and does not expect to request, an updated opinion from Lazard. Lazard’s opinion does not speak to the time when the Acquisition will be completed or to any date other than the date of such opinion. As a result, the opinion does not and will not address the fairness, from a financial point of view, of the consideration to be paid by Civeo in the Acquisition pursuant to the Purchase Agreement at the time the Acquisition is completed or at any time other than November 26, 2017. For a more complete description of the opinion that the Civeo Board received from its financial advisor and a summary of the material financial analyses it provided to the Civeo Board in connection with rendering such opinion, please refer to “The Acquisition – Opinion of Civeo’s Financial Advisor” and the full text of such written opinion included as Annex D to this proxy statement.

Risks Related to Civeo Following the Acquisition

The pro forma financial statements included in this proxy statement are based on various assumptions that may not prove to be correct, and they are presented for illustrative purposes only and may not be an indication of Civeo’s financial condition or results of operations following the Acquisition.

The pro forma financial statements contained in this proxy statement are based on various adjustments, assumptions and preliminary estimates and may not be an indication of Civeo’s financial condition or results of operations following the Acquisition for several reasons. See “Unaudited Pro Forma Combined Financial Data.” The actual financial condition and results of operations of Civeo following the Acquisition may not be consistent with, or evident from, these pro forma financial statements. In addition, the assumptions used in preparing the pro forma financial information may not prove to be accurate, and other factors may affect Civeo’s financial condition or results of operations following the Acquisition. Any potential decline in Civeo’s financial condition or results of operations may cause significant variations in the price of the Common Shares.

The failure to integrate successfully the businesses of Civeo and Noralta in the expected timeframe would adversely affect Civeo’s future results following the completion of the Acquisition.

The success of the Acquisition will depend, in large part, on the ability of Civeo following the completion of the Acquisition to realize the anticipated benefits, including operating synergies, from combining the businesses of Civeo and Noralta, which have previously been operated independently. To realize these anticipated benefits, Civeo must successfully integrate Noralta into Civeo’s business. This integration will be complex and time-consuming, and Civeo and Noralta will only be able to conduct limited planning regarding the integration of the two companies prior to completion of the Acquisition. Significant management attention and resources will be required to integrate the two companies. Delays in this process could adversely affect Civeo’s business, financial results, financial condition and share price following the Acquisition.

Potential difficulties that may be encountered in the integration process include the following:

•	complexities associated with managing the larger, combined business;

•	integrating personnel from the two companies;

•	potential unknown liabilities and unforeseen expenses, delays or regulatory conditions associated with the Acquisition; and

•	performance shortfalls at one or both of the companies as a result of the diversion of management’s attention caused by completing the Acquisition and integrating the companies’ operations.

Even if Civeo was able to integrate the business operations successfully, there can be no assurance that this integration will result in the realization of the full benefits of synergies and operational efficiencies that may be possible from this integration and that these benefits will be achieved within a reasonable period of time.

The trading price of the Common Shares after the Acquisition may be affected by factors different from those affecting the price of the Common Shares before the Acquisition.

The results of operations of Civeo, as well as the trading price of the Common Shares, after the Acquisition may be affected by factors different from those currently affecting Civeo’s results of operations and the trading price of the Common Shares. These factors include:

•	a greater number of Common Shares outstanding as compared to the number of currently outstanding Common Shares;

•	different shareholders; and

•	different assets and capital structure.

Accordingly, the historical trading prices and financial results of Civeo may not be indicative of future trading prices of the Common Shares after the Acquisition.

Civeo’s future results will suffer if it does not effectively manage its expanded operations following the Acquisition.

Following the Acquisition, the size of Civeo’s business will be larger than its current business. Civeo’s future success depends, in part, upon its ability to manage this expanded business, which will pose substantial challenges for Civeo’s management, including challenges related to the management and monitoring of new operations and associated increased costs and complexity. Civeo can offer no assurance that it will be successful or will realize the benefits currently anticipated to result from the Acquisition.

The loss of key personnel could have a material adverse effect on Civeo’s business, financial condition or results of operations.

The success of the Acquisition will depend in part on Civeo’s ability to retain key Civeo and Noralta employees who continue employment with Civeo after the Acquisition is completed. It is possible that these employees might decide not to remain with Civeo after the Acquisition.

If these key employees terminate their employment, Civeo’s activities might be adversely affected, management’s attention might be diverted from successfully integrating Noralta’s operations to recruiting suitable replacements and Civeo’s business, financial condition or results of operations could be adversely affected. In addition, Civeo might not be able to locate suitable replacements for any such key employees who leave the company or offer employment to potential replacements on reasonable terms.

Civeo’s success will also depend on pre-existing relationships with third parties, which relationships may be affected by the Acquisition. Any adverse changes in these relationships could adversely affect Civeo’s business, financial condition or results of operations.

Civeo’s success will be dependent on the ability to maintain and renew relationships with pre-existing third parties, including local Aboriginal groups. For example, Noralta currently has two significant contracts for the provision of accommodation services. One of such contracts extends through April 2022, and the second contract has a primary term through 2027, with early termination by the customer permitted starting in 2021. Following the Acquisition, Civeo will be subject to the risks, among others, of early termination of the contracts, failure to extend the contracts beyond their primary term and a decrease in demand under the contracts below Civeo’s expectations. In addition, the revenue Civeo will derive under the contracts following the Acquisition will be variable and depend on the utilization by the customers of Civeo’s services under the contracts and other factors that are beyond Civeo’s control. There can be no assurance that Civeo’s business will be able to maintain these contracts or other pre-existing business and other relationships, including with local Aboriginal groups, or enter into or maintain other new business relationships, on acceptable terms, if at all. The failure to maintain these contracts and other important pre-existing third party relationships could have a material adverse effect on the business, financial condition or results of operations of Civeo after the Acquisition.

Other Risks Related to the Combined Company

In addition to the foregoing risks, Civeo is, and will continue to be, subject to the risks described in Civeo’s most recent Annual Report on Form 10-K and subsequently filed Quarterly Reports on Form 10-Q. All such reports are or will be filed with the SEC and are incorporated by reference into this proxy statement. See the section entitled “Additional Information.”

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement, including information included or incorporated by reference, contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. You can typically identify forward-looking statements by the use of forward-looking words such as “expect,” “anticipate,” “target,” “goal,” “project,” “intend,” “plan,” “believe,” “budget,” “should,” “continue,” “could,” “forecast,” “may,” “might,” “potential,” “strategy,” “will,” “would,” “seek,” “estimate,” or variations of such words and similar expressions, although the absence of any such words or expressions does not mean that a particular statement is not a forward-looking statement. It is important to note that Civeo’s and Noralta’s goals and expectations are not predictions of actual performance. Any statements about the benefits of the Acquisition or projections regarding Civeo’s future financial condition, results of operations and business are also forward-looking statements. Without limiting the generality of the preceding sentence, certain statements contained in the sections entitled “The Acquisition – Background of the Acquisition,” “The Acquisition – Reasons for the Acquisition,” “The Acquisition – Unaudited Financial Projections of Civeo” and “The Acquisition – Opinion of Civeo’s Financial Advisor” may also constitute forward-looking statements.

These forward-looking statements represent Civeo’s and Noralta’s intentions, plans, expectations, assumptions and beliefs about future events, including the completion of the Acquisition, and are subject to risks, uncertainties and other factors. Many of these factors are outside the control of Civeo or Noralta and could cause actual results to differ materially from the results expressed or implied by these forward-looking statements. In addition to the risk factors described in the section of this proxy statement entitled “Risk Factors,” these factors include:

•	the risk that the Acquisition may not be completed in a timely manner or at all, which may adversely affect Civeo’s business and the price of its Common Shares;

•	risks associated with the failure to satisfy the conditions to the consummation of the Acquisition, including the approval of the share issuance proposal by Civeo’s shareholders and the receipt of certain governmental and regulatory approvals;

•	risks associated with the ability of Civeo to successfully integrate Noralta’s operations;

•	risks associated with the ability of Civeo to implement its plans, forecasts and other expectations with respect to Noralta’s business after the completion of the Acquisition and to realize the anticipated synergies and cost savings in the time frame anticipated or at all;

•	risks associated with the occurrence of any event, change or other circumstance that could give rise to the termination of the Purchase Agreement;

•	risks associated with the effect of the announcement or pendency of the Acquisition on Civeo’s or Noralta’s business relationships, operating results and business generally;

•	risks that the Acquisition disrupts current plans and operations of Civeo or Noralta and potential difficulties in employee retention as a result of the Acquisition;

•	risks related to diverting management’s attention from Civeo’s and Noralta’s ongoing business operations;

•	risks associated with any legal proceedings that may be instituted related to the Purchase Agreement or the Acquisition;

•	risks associated with the general nature of the accommodations industry (including lower than expected room requirements);

•	risks associated with the level of supply and demand for oil, coal, natural gas, iron ore and other minerals, including the level of activity and developments in the Canadian oil sands, the level of demand for coal and other natural resources from Australia, and fluctuations in the current and future prices of oil, coal, natural gas, iron ore and other minerals, risks associated with currency exchange rates;

•	risks associated with Civeo’s redomiciliation to Canada, including, among other things, risks associated with changes in tax laws or their interpretations; and

•	risks associated with the development of new projects, including whether such projects will continue in the future and other factors discussed in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of Civeo’s most recent annual report on Form 10-K, subsequent quarterly reports on Form 10-Q and other reports Civeo may file from time to time with the SEC.

For any forward-looking statements made in this proxy statement or in any documents incorporated by reference, Civeo claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. All subsequent written and oral forward-looking statements concerning the Acquisition or other matters addressed in this proxy statement and attributable to Civeo, Noralta or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this proxy statement.

You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this proxy statement and should be read in conjunction with the risk factors and other disclosures contained or incorporated by reference into this proxy statement. The areas of risk and uncertainty described above, which are not exhaustive, should be considered in connection with any written or oral forward-looking statements that may be made in this proxy statement or on, before or after the date of this proxy statement by Civeo or Noralta or anyone acting for any or both of them. Except as required by applicable law or regulation, Civeo undertakes no obligation to release publicly or otherwise make any revisions to any forward-looking statements, to report events or circumstances after the date of this proxy statement or to report the occurrence of unanticipated events.

EXCHANGE RATE INFORMATION

The table below sets forth exchange rate information of C$ per US$1.00 for the time periods indicated. On December 15, 2017, the noon buying rate was $1.00 = C$1.29.

	Exchange Rate
Period	Period end	Average(1)	Low	High
	(C$ per US$1.00)
Fiscal 2013 (June 1, 2012 – May 31, 2013)	1.03	1.01	0.97	1.04
Fiscal 2014 (June 1, 2013 – May 31, 2014)	1.09	1.07	1.02	1.13
Fiscal 2015 (June 1, 2014 – May 31, 2015)	1.25	1.17	1.06	1.28
Fiscal 2016 (June 1, 2015 – May 31, 2016)	1.31	1.32	1.22	1.46
Fiscal 2017 (June 1, 2016 – May 31, 2017)	1.35	1.33	1.27	1.37
Fiscal 2018
June 2018	1.30	1.33	1.30	1.35
July 2018	1.25	1.27	1.24	1.30
August 2018	1.25	1.26	1.25	1.27
September 2018	1.25	1.23	1.21	1.25
October 2018	1.29	1.26	1.25	1.29
November 2018	1.29	1.28	1.27	1.29
December 2018 (through December 15, 2018)	1.28	1.28	1.27	1.29

Source: Federal Reserve Bank of New York

(1)	Annual averages were calculated by using the average of the exchange rates on the last day of each month during the relevant year. Monthly averages are calculated by using the average of the daily rates during the relevant month.

THE CIVEO SPECIAL MEETING

Date, Time and Place

The special meeting of the shareholders of Civeo will be held at [                    ], on [                    ], 2018 at [            ], local time.

Purpose of the Civeo Special Meeting

The purpose of the special meeting is to consider and vote on the share issuance proposal. Under NYSE rules, a company listed on the NYSE is required to obtain shareholder approval before the issuance of common shares, or of securities convertible into or exercisable for common shares, in connection with the acquisition of another company if the number of common shares to be issued is, or will be upon issuance, equal to or exceeds 20% of the number of common shares outstanding before such issuance in connection with such proposed acquisition.

The aggregate number of Common Shares, and Preferred Shares convertible into Common Shares, to be issued in connection with the Acquisition will exceed 20% of the Common Shares outstanding before such issuance. For this reason, Civeo must obtain the approval of Civeo shareholders, in accordance with NYSE rules, for the issuance of the Common Shares and the Preferred Shares in the Acquisition. Accordingly, Civeo is asking its shareholders to approve the share issuance proposal.

As of the date of this proxy statement, the Civeo Board does not know of any business to be presented at the special meeting other than as set forth in the notice accompanying this proxy statement. If any other matters should properly come before the special meeting, or any adjournment or postponement of the special meeting, it is intended that the shares represented by proxies will be voted with respect to such matters in accordance with the best judgment of the person(s) voting the proxies, pursuant to the discretionary authority granted to such person(s).

Recommendations of the Civeo Board

After careful consideration, the Civeo Board has unanimously determined that the Purchase Agreement and the transactions contemplated thereby, including the Acquisition, are advisable and in the best interests of Civeo and its shareholders. The Civeo Board unanimously recommends that Civeo shareholders vote “FOR” the share issuance proposal at the special meeting.

Record Date, Quorum, Voting Requirements and Outstanding Shares

The record date for determining persons entitled to receive notice of and vote at the special meeting is [            ]. Only shareholders as of the close of business on the record date are entitled to receive notice of and vote at the special meeting, or any adjournment or postponement thereof, in the manner and subject to the procedures described in this proxy statement. The presence of shareholders, in person or by proxy, holding at least a majority of the outstanding Common Shares will be required to establish a quorum. The shareholders present in person or by proxy at a duly called meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough shareholders to leave less than a quorum. Abstentions will be counted as present for purposes of determining whether there is a quorum.

The affirmative vote of the holders of a majority of the Common Shares present in person or represented by proxy and entitled to vote at the special meeting, assuming a quorum is present, is required for the approval of the share issuance proposal. Votes cast by proxy or in person at the special meeting will be tabulated by the election inspectors appointed for the special meeting and who will determine whether a quorum is present. The election inspectors will treat abstentions as shares that are present for purposes of determining the presence of a quorum. Broker non-votes (i.e., shares held by a broker or nominee that are represented at the special meeting, but with respect to which such broker or nominee is not instructed to vote on a particular proposal and does not have discretionary voting power) will not be considered present for quorum purposes and will not be entitled to vote on the share issuance proposal. Abstentions will be counted towards the tabulations of votes cast on the share issuance proposal and will have the same effect as negative votes, whereas broker non-votes will not be counted for purposes of determining whether the proposal has been approved and will not have the effect of negative votes.

At the close of business on the record date, [            ] Common Shares were issued and outstanding.

Each shareholder is entitled to one vote per Common Share held on all matters to come before the special meeting. Common Shares are the only securities of Civeo which will have voting rights at the special meeting.

Voting by Civeo’s Directors and Executive Officers

As of the close of business on the record date for the special meeting, directors and executive officers of Civeo and their affiliates were entitled to vote [            ] Common Shares, or approximately [    ]% of the Common Shares outstanding. Civeo currently expects that Civeo’s directors and executive officers will vote their shares in favor of the share issuance proposal, although none of them has entered into any agreement obligating them to do so.

Voting by Proxy

Registered shareholders of Civeo as of the close of business on the record date for the special meeting may vote in person by attending the special meeting or may authorize a proxy to vote by:

•	accessing the Internet website specified on the proxy card;

•	calling the toll-free number specified on the proxy card; or

•	signing and returning the proxy card in the postage-paid envelope provided.

A proxy card is being sent with this proxy statement to each shareholder of record as of the record date for the special meeting.

For shares held in “street name” through a stock brokerage account or through a bank or other nominee, holders should follow the voting instructions provided by the broker, bank or other nominee.

Revocation of Proxies

In addition to revocation in any other manner permitted by law, a Civeo shareholder can revoke its proxy in one of the following ways:

•	filing a written revocation with the Corporate Secretary prior to the voting of such proxy;

•	giving a duly executed proxy bearing a later date; or

•	attending the special meeting and voting in person.

Attendance at the special meeting will not itself revoke a shareholder’s proxy.

If a Civeo shareholder has instructed its broker to vote its shares, such shareholder must follow the broker’s procedure to change those instructions.

Solicitation of Proxies

Proxies are being solicited by the Civeo Board for use at the special meeting and any adjournment or postponement thereof. Civeo is paying the costs of soliciting proxies. Upon request, Civeo will reimburse brokers, banks, trusts and other nominees for reasonable expenses incurred by them in forwarding the proxy materials to beneficial owners of Common Shares.

In addition to soliciting proxies by mail, the Civeo Board, Civeo’s officers and employees, or its transfer agent, may solicit proxies on Civeo’s behalf, personally or by telephone, and Civeo has engaged a proxy solicitor to solicit proxies on its behalf by telephone and by other means. Civeo expects the cost of Okapi Partners LLC, its proxy solicitor, to be approximately $10,000. Computershare, Civeo’s transfer agent, will serve as the inspector of election for the special meeting.

THE ACQUISITION

This section and the section entitled “The Purchase Agreement” describe the background of the Acquisition, including the Purchase Agreement. While Civeo believes that these sections cover the material terms of the Acquisition and the Purchase Agreement, they may not contain all of the information that is important to you. For a more complete understanding of the Acquisition and the Purchase Agreement, you should read carefully this entire proxy statement, including the attached Annexes, and the other documents to which you are referred herein. See the section entitled “Additional Information.”

Background of the Acquisition

The senior management of Civeo and the Civeo Board regularly review strategic opportunities to maximize shareholder value and further Civeo’s strategic and operational objectives.

On May 29, 2017, a representative of Sequeira Partners, Inc. (“Sequeira”), financial advisor to Noralta, contacted Bradley J. Dodson, Civeo’s Chief Executive Officer, to advise Civeo that Noralta was exploring a possible sale and had engaged Sequeira in connection with its sale process. On June 8, 2017, Noralta delivered a signed nondisclosure agreement to Civeo, which agreement was accepted and agreed by Civeo on June 13, 2017. Following its execution, Noralta began to exchange non-public information with Civeo, and the parties conducted due diligence through the signing of the definitive transaction documents on November 26, 2017.

On June 14, 2017, members of Noralta management and representatives of Sequeira met with members of Civeo management in Denver, Colorado, to introduce Noralta’s business and discuss Noralta’s anticipated sale process.

On June 19, 2017, Civeo engaged Bennett Jones LLP (“Bennett Jones”) to assist Civeo as Canadian counsel in connection with Civeo’s proposed acquisition of Noralta.

On July 20, 2017, members of Civeo management and representatives of Lazard, financial advisor to Civeo, met with members of Noralta management and representatives of Sequeira in Houston, Texas. At the meeting, the participants discussed, among other things, Noralta’s management team, company history, lodge overview, operating model and financial performance, and the merits of an acquisition of Noralta by Civeo, including potential synergies.

On July 31, 2017, the members of the Finance & Investment Committee of the Civeo Board, comprised of C. Ronald Blankenship, Martin A. Lambert and Timothy Wall, held a meeting of the Finance & Investment Committee at which Richard A. Navarre, Constance B. Moore and Charles Szalkowski, who are members of the Civeo Board, members of Civeo management, and representatives of Lazard also were present. At the meeting, Civeo management discussed the proposed acquisition of Noralta by Civeo, and Civeo management and representatives of Lazard discussed the current status of the proposed acquisition. After discussion, the members of the Finance & Investment Committee determined that Civeo should deliver a non-binding indication of interest to Noralta.

On August 2, 2017, Civeo contacted Gibson, Dunn & Crutcher LLP (“Gibson Dunn”), regular outside counsel to Civeo, to assist Civeo in connection with Civeo’s proposed acquisition of Noralta.

On August 4, 2017, Civeo delivered an initial non-binding indication of interest to Sequeira. The indication of interest included preliminary terms for Civeo’s proposed acquisition of Noralta, including total consideration in the range of C$350 million to C$400 million on a cash-free, debt-free basis. The indication of interest provided that the consideration would be paid in a combination of Common Shares and cash. The indication of interest also provided that Lance Torgerson, the Chairman of Noralta, or an individual nominated by him who is reasonably acceptable to Civeo, would be offered a Class 1 board seat on the Civeo Board.

On August 11, 2017, representatives of Sequeira, on behalf of Noralta, delivered to Civeo a revised proposal for the proposed acquisition, which included a purchase price of C$480 million, payable C$87.5 million in Common Shares, C$117.5 million in convertible notes or convertible preferred shares of Civeo, and C$275 million in cash.

On August 22, 2017, the Civeo Board convened a regular meeting to discuss the potential acquisition of Noralta and to receive updates on various other matters. Members of Civeo management and representatives of Lazard also participated in the meeting. Representatives of Lazard updated the Civeo Board regarding the discussions between Civeo and Noralta, including the August 11th proposal from Noralta. After discussion, the Civeo Board requested management to prepare a term sheet for the Civeo Board to review in connection with submitting a counteroffer to Noralta’s August 11th proposal. Civeo management subsequently provided the Civeo Board with a draft of the proposed second non-binding indication of interest for its review, which the Civeo Board determined should be sent to Sequeira.

On August 25, 2017, Civeo delivered a second non-binding indication of interest to Sequeira. The second indication of interest included revised preliminary terms for Civeo’s proposed acquisition of Noralta, including total consideration of C$415 million on a cash-free, debt-free basis. The second indication of interest provided that the consideration would be paid in C$87.5 million of Common Shares, C$118.0 million of convertible preferred shares of Civeo and C$209.5 million of cash. The second indication of interest included an exclusivity agreement pursuant to which Noralta would agree to exclusively negotiate with Civeo regarding a potential acquisition until November 30, 2017. The second indication of interest continued to include a Class 1 board seat for Mr. Torgerson or his nominee.

On August 28, 2017, representatives of Sequeira, on behalf of Noralta, responded to the second indication of interest. The revised proposal from Sequeira included a proposed purchase price of C$425 million, payable C$92.5 million in Common Shares, C$118.0 million in convertible preferred shares of Civeo, and C$214.5 million in cash. The revised proposal further included a request that the sellers be permitted to designate two members of the Civeo Board.

On August 30, 2017, Civeo delivered a third non-binding indication of interest to Sequeira. The third indication of interest included revised terms for Civeo’s proposed acquisition of Noralta, including total consideration of C$420 million on a cash-free, debt-free basis. The third indication of interest provided that the consideration would be paid in C$87.5 million of Common Shares, C$123.0 million of convertible preferred shares of Civeo and C$209.5 million of cash. The third indication of interest continued to include a Class 1 board seat for Mr. Torgerson or his nominee. The indication of interest reiterated the need for an exclusive negotiating period between Civeo and Noralta extending until November 30, 2017. On September 1, 2017, Corey Smith, Noralta’s President and Chief Executive Officer, executed the third indication of interest, agreeing to exclusively negotiate with Civeo until November 30, 2017.

On September 13, 2017, members of Civeo management met with members of Noralta management and representatives of Sequeira in Edmonton, Alberta, to discuss the financial and other disclosures regarding Noralta that would be required to be included in Civeo’s filings with the SEC, including a proxy statement of Civeo, in the event the parties decided to proceed with the proposed acquisition. The parties had meetings scheduled weekly to discuss progress on these disclosure matters.

On October 3, 2017, Noralta and Civeo entered into a mutual nondisclosure agreement. Following its execution, Civeo began to exchange non-public information with Noralta as part of the ongoing due diligence process.

On October 4, 2017, Bennett Jones, at the direction of Civeo, sent the initial draft of the Purchase Agreement to representatives of Dentons Canada LLP (“Dentons Canada”), Canadian counsel to Noralta.

On October 6, 2017, Civeo and Lazard entered into an engagement letter formalizing the terms of Lazard’s engagement as Civeo’s financial advisor with respect to the proposed acquisition of Noralta.

On October 11, 2017, Civeo sent to Noralta the initial draft of the Registration Rights Agreement and a proposed amendment to Civeo’s Articles establishing the terms of the convertible preferred shares of Civeo to be issued in connection with the proposed acquisition.

On October 12, 2017, representatives of Dentons Canada sent a revised draft of the Purchase Agreement to representatives of Bennett Jones. The revised draft, among other things, modified the indemnification provisions, including the limitations on the sellers’ indemnification obligations, reduced the size of the escrow, and modified the purchase price adjustment mechanics.

Also on October 12, 2017, members of Civeo and Noralta management met with representatives of the Fort McKay First Nation, Noralta’s partner in its Dene Koe joint venture, to discuss the proposed acquisition and the potential impact of the proposed acquisition on the joint venture.

On October 20, 2017, members of Civeo management met with members of Noralta management in Calgary, Alberta to negotiate the terms of the Purchase Agreement and the Registration Rights Agreement. Following the meeting, Civeo instructed representatives of Gibson Dunn and Bennett Jones to revise the transaction documents to reflect the discussions between Civeo and Noralta.

From October 23, 2017 to November 26, 2017, Bennett Jones and Gibson Dunn, on behalf of Civeo, and Dentons Canada and Dentons US LLP (collectively, “Dentons”), U.S. counsel to Noralta, on behalf of Noralta, engaged in a number of conversations regarding, and exchanged drafts of, the transaction agreements, including the Purchase Agreement, the schedules and exhibits to the Purchase Agreement, the Registration Rights Agreement and the terms of the convertible preferred shares of Civeo to be issued in the proposed acquisition.

On October 25, 2017, the Civeo Board convened a regular meeting to discuss the potential acquisition of Noralta and to receive updates on various other matters. Members of Civeo management and representatives of Gibson Dunn, Bennett Jones and Lazard also were present at the meeting. Members of Civeo management updated the Civeo Board on the status of discussions with Noralta regarding the proposed acquisition. Representatives of Bennett Jones discussed the regulatory approvals that would be required in connection with the proposed acquisition, and representatives of Gibson Dunn discussed the filings that Civeo would be required to make with the SEC in connection with the proposed acquisition.

On November 6, 2017, members of Civeo management, members of Noralta management, and representatives of Bennett Jones, Gibson Dunn, Dentons, Sequeira and Lazard held a telephonic meeting to discuss outstanding items in the Purchase Agreement, including, among other things, the limitations on the sellers’ obligation to indemnify Civeo. Civeo management, Noralta management and representatives of Sequeira had a subsequent telephonic meeting on November 7, 2017 to further discuss the proposed limitations on the sellers’ indemnification obligations, including the potential for Civeo to purchase a representation and warranty insurance policy and the scope of such coverage. At the meeting, members of Civeo management requested that the sellers bear the cost of any such insurance policy.

On November 9, 2017, members of the Civeo Board and Civeo management met with members of Noralta management and Lance Torgerson in Denver, Colorado. The parties discussed, among other things, Noralta’s material contracts and operations, including Noralta’s existing joint ventures, and the communications strategy for announcing the proposed acquisition if definitive transaction agreements were signed. In addition, the parties discussed the ability of the sellers to designate a member of the Civeo Board, and Mr. Torgerson indicated that he did not intend to seek a board seat but intended to designate a nominee for consideration.

On November 13, 2017, the Civeo Board convened a special meeting to discuss the potential acquisition of Noralta and to receive updates on various other matters. Members of Civeo management and representatives of

Lazard also were present at the meeting. Members of Civeo management updated the board on the status of the proposed acquisition and reviewed a summary of the key transaction terms, the status of the transaction documentation, and Civeo’s ongoing due diligence process, including due diligence related to Noralta’s material contracts. A question and answer session followed, during which the Civeo Board discussed the matters presented and asked questions of Civeo management and representatives of Lazard regarding the proposed acquisition. Following discussion, the Civeo Board instructed management to propose having a portion of the consideration payable in the proposed acquisition contingent upon the continuity of a specified material contract of Noralta to address the risk associated with potential early termination of that contract.

On November 14, 2017, members of Civeo management and representatives of Sequeira held a telephonic meeting to discuss Civeo’s proposal regarding contingent consideration.

On November 17, 2017, members of Civeo and Noralta management and representatives of Gibson Dunn and Dentons held a telephonic meeting to discuss outstanding items in the Registration Rights Agreement, including, among other things, the addition of further restrictions on Civeo’s ability to grant registration rights that are inconsistent with those set forth in the Registration Rights Agreement.

On November 20, 2017, members of Civeo and Noralta management met with representatives of certain customers of Noralta to discuss the proposed acquisition.

On November 21, 2017, the Civeo Board held a telephonic meeting at which members of Civeo management and representatives of Gibson Dunn, Bennett Jones and Lazard also were present. Civeo management reviewed the strategic rationale for the proposed acquisition, discussed the status of due diligence and the transaction documents, and described the key financial considerations associated with the indemnification provisions of the Purchase Agreement and the related representation and warranty insurance policy to be obtained by Civeo. Civeo management also described the November 20th meetings with certain Noralta customers to discuss the proposed acquisition. Representatives of Lazard provided the Civeo Board with financial and market perspectives regarding the proposed acquisition, including valuation considerations surrounding the convertible preferred shares to be issued in the proposed acquisition, and described its preliminary financial analyses regarding the consideration expected to be paid by Civeo in the proposed acquisition. Throughout the discussion, members of Civeo management and representatives of Lazard answered questions from the members of the Civeo Board.

On November 26, 2017, the Civeo Board held a telephonic meeting at which members of management and representatives of Gibson Dunn, Bennett Jones and Lazard also were present. Members of Civeo management reviewed with the Civeo Board the financial terms of the Acquisition, including the principal benefits of the Acquisition and the terms of the non-competition agreements to be entered into with Noralta’s shareholders and management. Representatives of Lazard provided the Civeo Board with updated financial and market perspectives regarding the Acquisition, including an update to the valuation of the Preferred Shares to reflect discussions with the Civeo Board at the November 21st board meeting. Representatives of Lazard then presented Lazard’s financial analyses regarding the consideration to be paid by Civeo in the Acquisition and delivered its oral opinion to the Civeo Board, which was confirmed by delivery of a written opinion dated November 26, 2017, that, as of such date and based upon and subject to the assumptions, procedures, factors, qualifications and limitations set forth therein, the consideration to be paid by Civeo for the Acquisition was fair, from a financial point of view, to Civeo. Representatives of Bennett Jones and Gibson Dunn then reviewed the key terms of the Purchase Agreement, the Registration Rights Agreement and the amendment to Civeo’s Articles to establish the terms of the Preferred Shares. Following those presentations and discussions, the Civeo Board unanimously determined that it was advisable and in the best interests of Civeo and its shareholders to enter into the Purchase Agreement and the transactions contemplated by the Purchase Agreement, and the Civeo Board unanimously approved the Acquisition and the Purchase Agreement and recommended that Civeo’s shareholders approve the issuance of Common Shares and Preferred Shares in connection with the Acquisition.

Later on November 26, 2017, the Purchase Agreement was finalized and was executed and delivered by Civeo and the other parties thereto. During the remainder of the day, representatives of Civeo and Noralta discussed communications to be made in connection with the announcement of the Acquisition. The execution of the Purchase Agreement was publicly announced on the morning of November 27, 2017.

Reasons for the Acquisition

By vote at a meeting held on November 26, 2017, the Civeo Board unanimously determined that the Purchase Agreement and the transactions contemplated thereby, including the Acquisition, are advisable and in the best interests of Civeo and its shareholders. The Civeo Board unanimously recommends that Civeo shareholders vote “FOR” the share issuance proposal at the special meeting.

In evaluating the Acquisition and the Purchase Agreement, the Civeo Board consulted with Civeo’s management and financial and legal advisors and, in reaching its decision to approve the Acquisition and enter into the Purchase Agreement, the Civeo Board considered a number of factors, including the following material factors which the Civeo Board viewed as generally supporting its decision to approve the Acquisition and the Purchase Agreement:

•	Strengthens Workforce Solutions Portfolio: Together, the combined company will better support the success of its customers over the life of their projects, as it provides innovative home-to-home workforce accommodation solutions across the Canadian oil sands region.

•	Accelerates Strategic Priorities: The Acquisition furthers Civeo’s strategic objectives of servicing operator-owned accommodation facilities and enhancing the quality and scope of its service offerings, including investing in customer-facing technologies, and focusing on disciplined growth opportunities.

•	Generates Significant Operating Cash Flow and Strengthens the Pro Forma Balance Sheet: In addition to stronger revenue visibility, the combined company would have generated significantly more operating cash flow than Civeo on a standalone basis during the twelve month period ended September 30, 2017 and would reduce Civeo’s pro forma leverage, strengthening the company’s balance sheet.

•	Solidifies Operations-Focused Revenue: Noralta’s two largest contracts support operations-focused workforces that service large developed oil sands producers which will have ongoing room needs even beyond the contract terms already in place.

•	Enhances First Nations Relationships: Noralta’s well established First Nations relationships further enhance Civeo’s profile as a leader in partnering with First Nations throughout Western Canada for the mutual benefit of those groups and the combined company.

•	Value Creation Through Synergies: The Acquisition will enable Civeo’s shareholders to participate in the value creation potential of the combined company, including expected annual synergies of C$10 million by 2019, primarily related to operational and corporate efficiencies.

•	Continued Ownership of Civeo Shareholders: Based on the outstanding Common Shares as of November 26, 2017, current Civeo shareholders will own approximately 68% of the outstanding Common Shares on an as converted and fully diluted basis after the Acquisition.

•	Regulatory and Shareholder Approvals: The Civeo Board considered the regulatory and shareholder approvals required in connection with the Acquisition and the probability that those approvals would be obtained.

•	Terms of the Purchase Agreement and the Registration Rights Agreement: The Civeo Board considered the terms of the Purchase Agreement, the Registration Rights Agreement, and the other agreements relating to the Acquisition, including the respective representations, warranties, covenants and termination and indemnification rights of the parties, and the fact that the terms of such agreements are favorable to Civeo’s shareholders.

•	Lazard Opinion: The Civeo Board considered the financial analyses and opinion of Lazard delivered orally to the Civeo Board on November 26, 2017 and subsequently confirmed in writing, to the effect that, as of the date of its opinion and based upon and subject to the assumptions, procedures, factors, qualifications and limitations set forth therein, the consideration payable in the Acquisition was fair, from a financial point of view, to Civeo. For further discussion of Lazard’s opinion, see “– Opinion of Civeo’s Financial Advisor” below.

In the course of its deliberations, the Civeo Board also considered a variety of risks and other potentially negative factors concerning the Acquisition, including the following:

•	risks associated with early termination or non-renewal of two significant Noralta contracts beyond their primary term, and the potential for a decrease in demand under such contracts below Civeo’s expectations;

•	that, while the Acquisition is expected to be completed, there is no assurance that all conditions to the parties’ obligations to complete the Acquisition will be satisfied or waived, and as a result, it is possible that the Acquisition might not be completed even if Civeo’s shareholders approve the share issuance proposal;

•	the risks and costs to Civeo if the Acquisition is delayed or does not occur at all, including the potential negative impact on Civeo’s ability to retain key employees, the diversion of Civeo management and employee attention and the potential disruptive effects on Civeo’s day-to-day operations and Civeo’s relationships with third parties;

•	the substantial costs to be incurred in connection with the Acquisition, including the costs of integrating the business of Noralta with Civeo and the transaction costs to be incurred in connection with the Acquisition;

•	the potential earnings dilution to Civeo shareholders following the closing of the Acquisition;

•	the potential risks associated with achieving anticipated synergies and successfully integrating Noralta’s business, operations and workforce with those of Civeo;

•	the fact that the combined company might not achieve its projected financial results, including as a result of deterioration in commodity prices;

•	the potential that the fixed number of Common Shares and Preferred Shares to be issued as consideration under the Purchase Agreement could result in Civeo paying more for Noralta than had been anticipated by Civeo should the value of the Common Shares increase from the date of the execution of the Purchase Agreement;

•	the potential negative effects on holders of Common Shares of the special rights of the Preferred Shares to be issued in the Acquisition, including that the Preferred Shares rank senior to the Common Shares with respect to dividend rights and rights upon the liquidation, dissolution or winding-up of Civeo up to the amount of the liquidation preference and accrued and unpaid dividends;

•	that the Acquisition would further increase Civeo’s concentration in the oil sands region of Alberta, Canada, and its exposure to the political, regulatory, environmental, labor, climate or natural disaster events and developments affecting the region;

•	that the Acquisition would increase Civeo’s customer concentration and related risks; and

•	other risks of the type and nature described under the section of this proxy statement entitled “Risk Factors.”

The foregoing discussion of the information and factors considered by the Civeo Board is not meant to be exhaustive, but includes the material information, factors and analyses considered by the Civeo Board in reaching its conclusions and recommendations in relation to the Acquisition. The members of the Civeo Board evaluated the various factors listed above in light of their knowledge of the business and the financial condition and prospects of Civeo, taking into account the advice of Civeo’s financial and legal advisors. In light of the variety of factors and amount of information that the Civeo Board considered, the members of the Civeo Board did not find it practicable to provide a specific assessment of, quantify or otherwise assign any relative weights to, the factors considered in determining their recommendations. Rather, the recommendations of the Civeo Board were made after considering the totality of the information and factors involved. Individual members of the Civeo Board may have ascribed different weight to different factors.

The foregoing discussion of the information and reasons considered by the Civeo Board is forward-looking in nature. This information should be read in light of the reasons described under “Cautionary Statement Regarding Forward-Looking Statements.”

Unaudited Financial Projections of Civeo

Civeo does not as a matter of course publicly disclose forecasts as to future earnings and other financial performance beyond the current fiscal year, due to the unpredictability of the underlying assumptions and estimates. However, in connection with the due diligence review related to the Acquisition, Civeo’s management provided to Lazard, in connection with Lazard’s evaluation of the fairness, from a financial point of view, of the consideration payable in the Acquisition, non-public, internal financial forecasts regarding each of Civeo’s and Noralta’s anticipated future operations for the four fiscal years ending December 31, 2017 through 2020. The Civeo Board considered these internal forecasts for purposes of evaluating the Acquisition, and Civeo has included a summary of these internal forecasts below to give Civeo shareholders and investors access to certain non-public information that was furnished to its financial advisor.

Civeo did not prepare these internal financial forecasts with a view toward public disclosure, nor were they prepared with a view toward compliance with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts, or GAAP. Civeo is not including the summary of these internal financial forecasts below to influence your decision whether to vote for the share issuance proposal and these internal forecasts do not give effect to the Acquisition. Neither Ernst & Young LLP (Civeo’s independent accounting firm), PricewaterhouseCoopers LLP (Noralta’s independent accounting firm) nor any other independent accounting firm has examined, compiled or otherwise performed any procedures with respect to the prospective financial information contained in these financial forecasts and, accordingly, neither Ernst & Young LLP, PricewaterhouseCoopers LLP nor any other independent accounting firm has expressed any opinion or given any other form of assurance with respect thereto and no independent accounting firm assumes any responsibility for the prospective financial information. The Ernst & Young LLP report incorporated by reference in this proxy statement and the PricewaterhouseCoopers LLP report attached to this proxy statement relate to the historical financial information of Civeo and Noralta, respectively. Those reports do not extend to the financial forecasts and should not be read to do so.

Civeo based these internal financial forecasts on numerous variables and assumptions (including, but not limited to, those related to industry performance and competition and general business, economic, market and financial conditions) that are inherently subjective and uncertain and are beyond the control of Civeo’s management. Important factors that may affect actual results and cause these internal financial forecasts to not be achieved include, but are not limited to, risks and uncertainties relating to Civeo’s business (including its ability to achieve strategic goals, objectives and targets over applicable periods), industry performance, general business and economic conditions and other factors described in the “Risk Factors” section of Civeo’s SEC filings incorporated by reference into this proxy statement as well as factors described in the “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” sections of this proxy statement. These internal financial forecasts also reflect assumptions as to certain business assumptions that are subject to change. As a result, actual results may differ materially from those contained in these internal financial forecasts. Accordingly, there can be no assurance that the forecasted results summarized below will be realized.

You should not regard the inclusion of a summary of these internal financial forecasts in this proxy statement as an indication that any of Civeo, Noralta or their respective affiliates, advisors or representatives considered these internal financial forecasts to be predictive of actual future events, and these internal financial forecasts should not be relied upon as such. Civeo, Noralta and their respective affiliates, advisors, officers, directors, partners and representatives can give you no assurance that projected results will be achieved and actual results could differ materially. Further, the inclusion of the financial forecasts in this proxy statement does not constitute an admission or representation by Civeo or Noralta that this information is material. Civeo, Noralta and their respective affiliates, advisors, officers, directors, partners and representatives undertake no obligation to update or otherwise revise or reconcile these internal financial forecasts. Civeo, its affiliates, advisors, officers, directors, partners or representatives make no representation regarding Civeo’s ultimate performance compared to the information contained in these internal financial forecasts or that the forecasted results will be achieved. Further, Civeo has made no representation to Noralta, in the Purchase Agreement or otherwise, concerning these internal financial forecasts. Civeo urges all shareholders to review Civeo’s SEC filings for a description of Civeo’s reported financial results.

Prospective financial information regarding Noralta

In connection with Civeo’s consideration of the Acquisition, Civeo management prepared unaudited prospective financial information for Noralta based on Civeo’s assumptions regarding current and prospective market conditions and its due diligence investigation of Noralta. The Civeo management projections of Noralta also reflect Civeo management’s expectations regarding Noralta’s future prospects of occupancy, expected margins and revenue recognition. Although Noralta’s fiscal year ends May 31, the Civeo management projections of Noralta were prepared on the basis of a December 31 fiscal year-end to match Civeo’s fiscal year. The following table presents selected unaudited prospective financial information for Noralta that Civeo management reviewed with the Civeo Board on November 26, 2017 and provided to Lazard for use in the financial analysis prepared by Lazard and summarized below in the section entitled “– Opinion of Civeo’s Financial Advisor” of this proxy statement.

	Management Projections
(In millions of US dollars)	2017E	2018E	2019E	2020E
Total Revenue	$126	$121	$127	$129
EBITDA(1)	54	49	53	53
Unlevered Free Cash Flow(2)	N/A	30	40	40

(1)	EBITDA is calculated as earnings before interest, income taxes, depreciation and amortization. EBITDA is a non-GAAP financial measure, as it excludes amounts, or is subject to adjustments that effectively exclude amounts, included in the most directly comparable measure calculated and presented in accordance with GAAP in financial statements. EBITDA is not in accordance with, or a substitute for, GAAP, and may be different from or inconsistent with non-GAAP financial measures used by other companies. EBITDA should not be considered in isolation or as a substitute for net income, operating income, cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP or as a measure of a company’s profitability or liquidity.
(2)	Unlevered Free Cash Flow is defined as cash flows provided by operating activities less cash taxes less capital expenditures plus changes in net working capital, if any, plus proceeds from asset sales. This measure is not in accordance with, or a substitute for, GAAP, and may be different from or inconsistent with non-GAAP financial measures used by other companies. Unlevered Free Cash Flow should not be considered in isolation or as a substitute for cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP or as a measure of a company’s profitability or liquidity.

Prospective financial information regarding Civeo

The following table presents selected unaudited prospective financial information for Civeo that Civeo management reviewed with the Civeo Board on November 26, 2017 and provided to Lazard for use in the financial analysis prepared by Lazard and summarized below in the section entitled “– Opinion of Civeo’s Financial Advisor” of this proxy statement.

	Management Projections
(In millions of US dollars)	2017E	2018E	2019E	2020E
Total Revenue	$378	$408	$468	$550
EBITDA(1)	59	59	73	97
Unlevered Free Cash Flow(2)	N/A	49	53	73

(1)	EBITDA is calculated as earnings before interest, income taxes, depreciation and amortization. EBITDA is a non-GAAP financial measure, as it excludes amounts, or is subject to adjustments that effectively exclude amounts, included in the most directly comparable measure calculated and presented in accordance with GAAP in financial statements. EBITDA is not in accordance with, or a substitute for, GAAP, and may be different from or inconsistent with non-GAAP financial measures used by other companies. EBITDA should not be considered in isolation or as a substitute for net income, operating income, cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP or as a measure of a company’s profitability or liquidity.
(2)	Unlevered Free Cash Flow is defined as cash flows provided by operating activities less cash taxes less capital expenditures plus changes in net working capital, if any, plus proceeds from asset sales. This measure is not in accordance with, or a substitute for, GAAP, and may be different from or inconsistent with non-GAAP financial measures used by other companies. Unlevered Free Cash Flow should not be considered in isolation or as a substitute for cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP or as a measure of a company’s profitability or liquidity.

Opinion of Civeo’s Financial Advisor

Civeo has retained Lazard to act as its financial advisor in connection with the Acquisition. As part of this engagement, Civeo requested that Lazard evaluate the fairness, from a financial point of view, to Civeo of the consideration payable in the Acquisition. At a meeting of the Civeo Board held to evaluate the Acquisition on November 26, 2017, Lazard rendered an oral opinion to the Civeo Board, subsequently confirmed in writing, to the effect that, as of such date, and based upon and subject to the assumptions, procedures, factors, qualifications and limitations set forth in Lazard’s written opinion, the consideration payable in the Acquisition was fair, from a financial point of view, to Civeo.

The full text of Lazard’s written opinion, dated November 26, 2017, which sets forth the assumptions made, procedures followed, factors considered and qualifications and limitations on the review undertaken by Lazard in connection with its opinion, is attached as Annex D to this proxy statement and is incorporated herein by reference. We encourage you to read Lazard’s opinion carefully and in its entirety.

Lazard’s opinion was provided for the use and benefit of the Civeo Board (in its capacity as such) in its evaluation of the Acquisition, and addressed only the fairness, as of the date of the opinion, from a financial point of view, to Civeo of the consideration payable in the Acquisition. Lazard’s opinion is not intended to and does not constitute a recommendation to any shareholder as to how such shareholder should vote or act with respect to the share issuance proposal.

Lazard’s opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Lazard as of, the date of Lazard’s opinion. Lazard assumed no responsibility for updating or revising its opinion based on circumstances or events occurring after the date of Lazard’s opinion. Lazard’s opinion did not express any opinion as to the price at which Civeo Common Shares or Preferred Shares may trade at any time subsequent to the announcement of the Acquisition. Lazard assumed, with the consent of Civeo, a constant exchange rate of $1.25 CAD/USD for purposes of analyzing the financial projections. Lazard further assumed, with the consent of Civeo, that adjustments (if any) to the consideration payable in the Acquisition will not be material in any respect to its analyses or opinion. Lazard’s opinion does not address the relative merits of the Acquisition as compared to any other transaction or business strategy in which Civeo might engage or the merits of the underlying decision by Civeo to engage in the Acquisition.

In connection with its opinion, Lazard:

•	Reviewed the financial terms and conditions of the Purchase Agreement;

•	Reviewed certain historical business and financial information relating to Noralta and Civeo;

•	Reviewed various financial forecasts and other data provided to Lazard by Noralta relating to the business of Noralta, financial forecasts and other data provided to Lazard by Civeo relating to the business of Noralta, financial forecasts and other data provided to Lazard by Civeo relating to the business of Civeo and the projected synergies and other benefits, including the amount and timing thereof, anticipated by the management of Civeo to be realized from the Acquisition;

•	Held discussions with members of the senior management of Civeo with respect to the businesses and prospects of Noralta and Civeo, and with respect to the projected synergies and other benefits anticipated by the management of Civeo to be realized from the Acquisition;

•	Held discussions with members of the senior management of Noralta with respect to the businesses and prospects of Noralta;

•	Reviewed public information with respect to certain other companies in lines of business Lazard believed to be generally relevant in evaluating the businesses of Noralta and Civeo, respectively;

•	Reviewed the financial terms of certain business transactions involving companies in lines of business Lazard believed to be generally relevant in evaluating the businesses of Noralta and Civeo, respectively;

•	Reviewed historical prices and trading volumes of Civeo Common Shares;

•	Reviewed the terms and conditions of the Preferred Shares;

•	Reviewed the potential pro forma financial impact of the Acquisition on Civeo based on the financial forecasts provided by Civeo and referred to above relating to Noralta and Civeo and the projected synergies and other benefits anticipated by the management of Civeo to be realized from the Acquisition; and

•	Conducted such other financial studies, analyses and investigations as Lazard deemed appropriate.

Lazard assumed and relied upon the accuracy and completeness of the foregoing information, without independent verification of such information. Lazard did not conduct any independent valuation or appraisal of any of the assets or liabilities (contingent or otherwise) of Noralta or Civeo or concerning the solvency or fair value of Noralta or Civeo, and was not furnished with any such valuation or appraisal. At the direction of Civeo, for purposes of its analysis of Noralta, Lazard utilized the financial forecasts provided to Lazard by Civeo relating to the business of Noralta. With respect to the financial forecasts utilized in Lazard’s analyses, including those related to projected synergies and other benefits anticipated by the management of Civeo to be realized from the Acquisition, Lazard assumed, with the consent of Civeo, that they were reasonably prepared on bases reflecting the best currently available estimates and judgments as to the future financial performance of Noralta and Civeo, respectively, and such synergies and other benefits. In addition, Lazard assumed, with the consent of Civeo, that such financial forecasts and projected synergies and other benefits will be realized in the amounts and at the times contemplated thereby. In this regard, Lazard relied upon, with Civeo’s consent, Civeo’s management’s assessment of the ability of Noralta and Civeo to retain in place Noralta’s long-term contracts. Lazard assumed no responsibility for and expressed no view as to any such forecasts or the assumptions on which they are based.

For purposes of its analysis, Lazard assumed that the total consideration to be paid to the sellers by Civeo pursuant to the terms of the Purchase Agreement would consist of the following: (i) $164,856,783 in cash; (ii) 32,790,868 Common Shares (13,491,100 of which will be placed into escrow upon the closing of the Acquisition, to be released in three equal installments in 2021, 2022 and 2023 contingent on the achievement of certain milestones); and (iii) 9,679 Preferred Shares, which, as acknowledged by Civeo, Lazard valued at approximately 57% of face value as of November 26, 2017. In rendering its opinion, Lazard assumed, with the consent of Civeo, that the Acquisition will be consummated on the terms described in the Purchase Agreement and the Registration Rights Agreement, without any waiver or modification of any material terms or conditions. Representatives of Civeo advised Lazard, and Lazard assumed, that the Purchase Agreement and the Registration Rights Agreement, when executed, would conform to the drafts reviewed by Lazard in all material respects. Lazard noted that, pursuant to the Registration Rights Agreement, the significant shareholders of Noralta will be subject to certain limitations with respect to the Common Shares received in the Acquisition, including certain limitations on the ability of such shareholders to transfer their Common Shares or to acquire additional Common Shares, to propose any acquisition of Civeo by such shareholders, or to seek to exercise any control or influence over the management of Civeo or the Civeo Board, as well as a requirement, in respect of any matter on which the shareholders of Civeo are voting, to vote any Common Shares in excess of 15% of the outstanding Common Shares in a manner that is proportionate to the manner in which all other Civeo Common Shares are voted on such matter. With respect to the payment of dividends on the Preferred Shares, Lazard assumed, at the direction of Civeo, that such dividends will be paid by a corresponding increase in the liquidation preference. Lazard was advised that prior (and as a condition) to the closing of the Acquisition, Noralta and its shareholders will effect certain pre-closing restructuring transactions. Lazard assumed, with the consent of Civeo, that the pre-closing restructuring transactions will not have any adverse impact upon the business, results of operations or financial condition of Noralta or the financial forecasts utilized in Lazard’s analyses, including those related to projected synergies and other benefits anticipated by the management of Civeo to be realized from the Acquisition. Lazard also assumed, with the consent of Civeo, that obtaining the necessary governmental, regulatory or third party approvals and consents for the Acquisition will not have an adverse effect on Civeo, Noralta or the Acquisition. Lazard did not express any opinion as to any tax or other consequences that might result from the Acquisition, nor does Lazard’s opinion address any legal, tax, regulatory or accounting matters, as to which Lazard understood that Civeo obtained such advice as it deemed necessary from qualified professionals. Lazard expressed no view or opinion as to any terms or other aspects (other than the consideration payable in the Acquisition to the extent expressly specified in its opinion) of the Acquisition, including, without limitation, the form or structure of the Acquisition or any agreements or arrangements entered into in connection with, or contemplated by, the Acquisition, including but not limited to any adjustments to the consideration payable in the Acquisition and the terms of the Registration Rights Agreement. In addition, Lazard expressed no view or opinion as to the fairness of the amount or nature of, or any other aspects relating to, the compensation to any officers, directors or employees of any parties to the Acquisition, or class of such persons, relative to the consideration payable in the Acquisition or otherwise.

Summary of Lazard’s Financial Analyses

The following is a summary of the material financial analyses reviewed with the Civeo Board in connection with Lazard’s opinion, dated November 26, 2017. The summary of Lazard’s analyses and reviews provided below is not a complete description of the analyses and reviews underlying Lazard’s opinion. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of analysis and review and the application of those methods to particular circumstances and, therefore, is not readily susceptible to summary description.

In arriving at its opinion, Lazard did not draw, in isolation, conclusions from or with regard to any factor or analysis considered by it. Rather, Lazard made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of the analyses. Considering selected portions of the analyses and reviews in the summary set forth below, without considering the analyses and reviews as a whole, could create an incomplete or misleading view of the analyses and reviews underlying Lazard’s opinion.

For purposes of its analyses and reviews, Lazard considered industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Civeo and Noralta. No company, business or transaction used in Lazard’s analyses and reviews as a comparison is identical to Civeo, Noralta or the Acquisition, and an evaluation of the results of those analyses and reviews is not entirely mathematical. Rather, the analyses and reviews involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, businesses or transactions used in Lazard’s analyses and reviews. The estimates contained in Lazard’s analyses and reviews and the ranges of valuations resulting from any particular analysis or review are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by Lazard’s analyses and reviews. In addition, analyses and reviews relating to the value of companies, businesses or securities do not purport to be appraisals or to reflect the prices at which companies, businesses or securities actually may be sold. Accordingly, the estimates used in, and the results derived from, Lazard’s analyses and reviews are inherently subject to substantial uncertainty.

The summary of the analyses and reviews provided below includes information presented in tabular format. In order to fully understand Lazard’s analyses and reviews, the tables must be read together with the full text of each summary. The tables alone do not constitute a complete description of Lazard’s analyses and reviews. Considering the data in the tables below without considering the full description of the analyses and reviews, including the methodologies and assumptions underlying the analyses and reviews, could create a misleading or incomplete view of Lazard’s analyses and reviews.

Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before November 26, 2017, and is not necessarily indicative of current market conditions.

Noralta Valuation

The following is a brief summary of the material financial and comparative analyses with respect to Noralta which Lazard deemed to be appropriate for this type of transaction and that were performed by Lazard in connection with rendering its opinion. As part of the analysis to consider fairness of the Acquisition, Lazard reviewed several valuation methodologies and metrics to evaluate the purchase price of Noralta’s equity, as follows.

Noralta Selected Comparable Companies Analysis

In performing its selected comparable companies analysis with respect to Noralta, Lazard reviewed and analyzed certain financial information, valuation multiples and market trading data relating to selected comparable publicly-traded accommodation companies with a significant presence in Canada (collectively, the “Noralta selected companies”) whose operations Lazard believed to be similar to the operations of Noralta’s accommodation business for purposes of this analysis. While the Noralta selected companies represent a mix of comparable public companies that encompass the primary business and attributes of Noralta, no company, independently or as part of a set, is identical to Noralta. The Noralta selected companies were as follows:

•	Civeo

•	Horizon North Logistics Inc.

•	Black Diamond Group Ltd.

For each of the Noralta selected companies, Lazard calculated and compared the ratio of such company’s enterprise value (calculated as the market capitalization of such company based on its closing share price as of November 17, 2017, plus debt, plus noncontrolling interest less cash) to such company’s calendar year 2017, 2018 and 2019 estimated earnings before interest, taxes, depreciation and amortization, referred to as EBITDA, as follows:

EV/EBITDA
Company	2017E	2018E	2019E
Civeo (management)	9.0x	9.0x	7.2x
Civeo (consensus)	8.2x	7.8x	5.7x
Horizon North Logistics Inc.	9.3x	6.1x	5.4x
Black Diamond Group Ltd.	9.3x	6.9x	5.5x

The financial information for each of the Noralta selected companies listed above and used by Lazard in its analysis was based on public filings, financial projections for Noralta provided by Civeo management and FactSet consensus estimates.

Based on its review of the Noralta selected companies and its experience and professional judgment Lazard then applied a reference range of multiples to Noralta’s business of 8.5x to 9.5x to estimated calendar year 2017 EBITDA, 6.0x to 8.0x to estimated 2018 EBITDA and 5.5x to 6.5x to estimated 2019 EBITDA, in each case based on financial projections for Noralta provided by Civeo management. Based on the foregoing, Lazard arrived at a range of implied enterprise values for Noralta as follows:

Year	Reference Range	Estimated EBITDA	Implied Enterprise Value
2017	8.5x-9.5x	$54M	$460M-510M
2018	6.0x-8.0x	$49M	$295M-$390M
2019	5.5x-6.5x	$53M	$290M-$340M

Noralta Discounted Cash Flow Analysis

Lazard performed a discounted cash flow analysis of Noralta to calculate the estimated net present value of  (1) the standalone unlevered, after-tax free cash flows that Noralta was projected to generate in calendar year 2018 through calendar year 2020, based on projections provided by the management of Civeo; and (2) the terminal value for Noralta. The terminal value for Noralta was calculated using terminal EBITDA multiples ranging from 5.5x to 6.5x, which were selected by Lazard using its professional judgment and expertise, utilizing historical and current enterprise value to EBITDA trading multiples calculated for the Noralta selected companies. The range of terminal EBITDA multiples for Noralta was then applied to estimated 2020 EBITDA for Noralta to obtain the terminal value for Noralta. The estimated future cash flow and the terminal value for Noralta were discounted to present value using discount rates ranging from 10.0% to 12.0%, which were based on Noralta’s weighted average cost of capital. Lazard took the sum of the present value ranges for Noralta’s future cash flows and terminal value to calculate a range of implied enterprise values from $300 million to $355 million.

Noralta Selected Precedent Transactions Analysis

Lazard reviewed and analyzed certain publicly available financial information for selected precedent merger and acquisition transactions from 2010 to 2017 involving companies in the accommodations and related services industry that Lazard believed, based on its experience with companies in the accommodations and related services industry, to be relevant for purposes of this analysis.

Although none of the selected precedent transactions or the companies party to such transactions are directly comparable to the Acquisition or to Noralta, the transactions were chosen because they involve targets that, for purposes of analysis, may be considered to operate in a similar industry as Noralta. The transactions reviewed were:

Date	Acquirer	Target
March 2017	Black Diamond Group Ltd.	Britco LP

July 2016	Horizon North Logistics Inc.	Empire Camp Equipment Ltd.

November 2011	Hammond, Kennedy, Whitney & Company, Inc.	Royal Camp Services Ltd.

June 2011	Clean Harbors, Inc.	Peak Energy Services Ltd.

December 2010	Oil States International, Inc.	Mountain West Oilfield Service and Supplies, Inc.

Lazard reviewed, among other things, the enterprise value of the target, represented by the implied transaction value of each of the selected transactions, as a multiple of last twelve months (LTM) EBITDA of the target company in such transaction. Financial data of the selected transactions were based on public flings, FactSet and other publicly available information. The overall low to high estimated EBITDA multiples observed for the selected transactions were 3.4x to 5.6x.

Based on its review of the Noralta selected precedent transactions and its experience and professional judgment, Lazard selected reference ranges of 5.0x to 6.0x for enterprise value to LTM EBITDA. Lazard applied such range of multiples to Noralta’s LTM EBITDA of $57 million as of August 31, 2017. Based on the foregoing, Lazard estimated an implied enterprise value range for Noralta, as follows:

Implied Enterprise Value Range
Noralta	$285 million to $340 million

Civeo Valuation

Lazard also reviewed certain valuation methodologies and metrics, as summarized below, to evaluate the implied value of the per share stock consideration to be paid by Civeo as part of the Acquisition.

Civeo Comparable Public Companies Analysis

In performing its selected comparable companies analysis with respect to Civeo, Lazard reviewed and analyzed certain financial information, valuation multiples and market trading data relating to selected comparable publicly-traded Canadian accommodation companies (collectively, the “Civeo selected companies”) whose operations Lazard believed to be similar to the operations of Civeo’s accommodation business for purposes of this analysis. While the Civeo selected companies represent a mix of comparable public companies that encompass the primary business segment and attributes of Civeo, no company, independently or as part of a set, is identical to Civeo or its business. The Civeo selected companies were as follows:

•	Horizon North Logistics Inc.

•	Black Diamond Group Ltd.

For each of the Civeo selected companies, Lazard calculated and compared the ratio of such company’s enterprise value (calculated as the market capitalization of such company based on its closing share price as of November 17, 2017, plus debt, plus noncontrolling interest less cash) to such company’s calendar year 2017, 2018 and 2019 EBITDA, as follows:

EV/EBITDA
Company	2017E	2018E	2019E
Horizon North Logistics Inc.	9.3x	6.1x	5.4x
Black Diamond Group Ltd.	9.3x	6.9x	5.5x

The financial information for each of the Civeo selected companies listed above and used by Lazard in its analysis was based on public filings, FactSet consensus estimates and other publicly available information.

Based on its review of the Civeo selected companies and its experience and professional judgment Lazard then applied a reference range of multiples to Civeo’s business of 9.0x to 10.0x to estimated calendar year 2017 EBITDA, 6.5x to 8.0x to estimated 2018 EBITDA and 5.5x to 7.0x to estimated 2019 EBITDA, in each case based on the Civeo management forecasts. Lazard then subtracted the book value of Civeo’s total debt minus cash and cash equivalents (referred to as “net debt for Civeo”), to arrive at a range of implied equity values for Civeo Common Shares of $1.95 to $2.40 based on estimated 2017 EBITDA, $0.85 to $1.50 based on estimated 2018 EBITDA and $1.00 to $1.80 based on estimated 2019 EBITDA.

Civeo Discounted Cash Flow Analysis

Lazard performed a discounted cash flow analysis of Civeo to calculate the estimated net present value of (1) the standalone unlevered, after-tax free cash flows that Civeo was projected to generate in calendar year 2018 through calendar year 2020, based on projections provided by the management of Civeo; and (2) the terminal value for Civeo. The terminal value for Civeo was calculated using terminal EBITDA multiples ranging from 6.0x to 7.0x, which were selected by Lazard using its professional judgment and expertise, utilizing historical and current enterprise value to EBITDA trading multiples calculated for Civeo as well as the Civeo selected companies. The range of terminal EBITDA multiples for Civeo was then applied to estimated 2020 EBITDA for Civeo to obtain the terminal value for Civeo. The estimated future cash flow and the terminal value for Civeo were discounted to present value using discount rates ranging from 10.0% to 11.5%, which were based on Civeo’s weighted average cost of capital. Lazard took the sum of the present value ranges for Civeo’s future cash flows and terminal value to calculate a range of implied enterprise values. Lazard then subtracted the net debt for Civeo, and calculated a range of implied per share equity value for Civeo of $2.25 to $2.95.

“Has-Gets” Analysis From the Perspective of the Civeo Shareholders

Utilizing the financial information described above and Civeo management estimates of operational and tax synergies, Lazard compared the stand-alone equity and per share values of Civeo to the pro forma equity and per share values of the combined company after giving effect to the transactions contemplated by the Purchase Agreement, including (i) the realization of operational synergies, (ii) the realization of tax synergies, (iii) incurrence of incremental net debt of $118 million and (iv) a 81%/19% ownership split of the combined company by former Civeo shareholders and former Noralta shareholders, respectively, on a basic share count basis (i.e., assuming that the Preferred Shares are not outstanding) and a 68%/32% ownership split of the combined company by former Civeo shareholders and former Noralta shareholders, respectively, on a diluted share count basis (i.e., assuming that the Preferred Shares are converted).

In order to estimate the value of the operational synergies, Lazard performed a discounted cash flow analysis to calculate the estimated net present value of: (i) annual incremental cost synergies of  $8-12 million, as estimated by Civeo management; (ii) the total costs of approximately $2 million to achieve such synergies; and (iii) terminal values based on terminal multiples of 5.0x to 6.0x. The synergy cash flows and terminal values were discounted to present value using discount rates ranging from 10.0% to 11.5%, which were based on Civeo’s weighted average cost of capital. Based on the foregoing, Lazard estimated the net present value of the operational synergies in a range of approximately $52 million to $77 million. For purposes of its comparison of the stand-alone per share value of Civeo to the pro forma per share value of the combined company, Lazard utilized the midpoint of the estimated net present values of the operational synergies, or $65 million.

For valuation purposes, Lazard assumed a range of $15 million to $25 million in tax synergies based on Civeo management forecasts. For purposes of its comparison of the stand-alone per share value of Civeo to the pro forma per share value of the combined company, Lazard utilized the midpoint of the estimated net present values of the tax synergies, or $20 million.

With respect to the valuation of Noralta based on its discounted cash flow analysis, Lazard used the full enterprise value from its discounted cash flow analysis of $326 million, representing the midpoint of its analysis, with adjustment for net debt assumed. With respect to the valuation of Noralta based on its comparable companies analysis, Lazard used the full enterprise value from its comparable companies analysis of $343 million, representing the midpoint of its analysis, with adjustment for net debt assumed.

Lazard observed the following comparison of the stand-alone per share value of Civeo to the pro forma per share value of the combined company:

		“Has” (based on midpoint of range)	Gets (Including Operational and Tax Synergies) (Basic)	Percentage Increase/ (Decrease) From “Has” (Basic)	Gets (Including Operational and Tax Synergies) (Diluted)	Percentage Increase/ (Decrease) From “Has” (Diluted)
Discounted Cash Flow	Total Equity Value (millions)	$344	$385	+12%	$393	+14%
	Per Share	$2.60	$2.91		$2.97
2018 EV/EBITDA	Total Equity Value (millions)	$156	$248	+59%	$277	+77%
	Per Share	$1.18	$1.88		$2.09

Other Analyses

The analyses and data described below were presented to the Civeo Board for informational purposes only and did not provide the basis for the rendering of Lazard’s opinion.

Historical Trading Price Analysis

Lazard reviewed the range of trading prices for Civeo Common Shares for the 52 weeks ended November 17, 2017. Lazard observed that, during this period, the daily closing prices of Civeo Common Shares ranged from $1.59 to $3.65 per share on August 17, 2017 and March 1, 2017, respectively.

Analyst Price Targets

Lazard reviewed recently available equity analyst price targets based on Wall Street equity research reports prepared by equity analysts covering Civeo. Lazard observed price targets that ranged from $3.00 to $4.50 for Civeo.

Miscellaneous

In connection with Lazard’s services as financial advisor, Civeo has agreed to pay Lazard an aggregate fee for such services of $3.5 million, $750,000 of which became payable upon the rendering of Lazard’s opinion and the remainder of which is contingent upon the closing of the Acquisition. In addition, upon the closing of the Acquisition, Civeo may pay Lazard a discretionary fee in an amount up to $1 million to be determined by Civeo in its sole discretion. Civeo also agreed to reimburse Lazard for certain expenses incurred in connection with Lazard’s engagement and to indemnify Lazard and certain related persons under certain circumstances against certain liabilities that may arise from or relate to Lazard’s engagement.

Lazard in the past has provided, currently is providing and in the future may provide certain investment banking services to Civeo, for which Lazard has received and may receive compensation, including, in the past two years, having advised Civeo regarding certain strategic and financial matters. From July 13, 2015 through November 26, 2017, Lazard has been paid aggregate fees of approximately $1,250,000 by Civeo for such services ($750,000 of which is creditable toward the $3.5 million fee) and Civeo expects to pay Lazard an additional $250,000 on December 31, 2017 (which will be creditable toward the $3.5 million fee). In addition, in the ordinary course, Lazard and its affiliates and employees may trade securities of Civeo for their own accounts and for the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities, and may also trade and hold securities on behalf of Civeo, Noralta and certain of their respective affiliates. The issuance of Lazard’s opinion was approved by the opinion committee of Lazard.

Lazard did not recommend any specific consideration to the Civeo Board or that any given consideration constituted the only appropriate consideration for the Acquisition. Lazard’s opinion and analyses were only one of many factors taken into consideration by the Civeo Board in its evaluation of the Acquisition. Consequently, the analyses described above should not be viewed as determinative of the views of the Civeo Board or Civeo’s management with respect to the consideration payable in the Acquisition or as to whether the Civeo Board would have been willing to determine that a different consideration was fair.

Lazard is an internationally recognized investment banking firm providing a full range of financial advisory and securities services. Lazard was selected to act as Civeo’s financial advisor because of its qualifications, experience and reputation in investment banking and mergers and its familiarity with Civeo and its business.

Regulatory Approvals

Competition Act Approval

Part IX of the Competition Act (Canada) requires that parties to certain classes of transactions provide prescribed information to the Commissioner of Competition (the “Commissioner”) where the applicable thresholds set out in Sections 109 and 110 of the Competition Act are exceeded and no exemption applies (“Notifiable Transactions”). Subject to certain limited exceptions, a Notifiable Transaction cannot be completed until the parties to the transaction have each submitted the information prescribed pursuant to subsection 114(1) of the Competition Act (a “Notification”) to the Commissioner and the applicable statutory waiting period has expired or has been terminated early by the Commissioner. The initial waiting period is 30 days from the date the parties both file their respective Notifications. At the end of that period, the parties are permitted to complete the Notifiable Transaction unless, prior to the expiration of the waiting period, the Commissioner issues a supplementary information request (a “SIR”) to the parties, in which case the parties cannot complete the Notifiable Transaction until 30 days after the day in which the parties comply with the SIR, unless, before closing, the Competition Tribunal, upon the application of the Commissioner, issues an order prohibiting closing.

Alternatively to, or in addition to, filing a Notification, a party to a Notifiable Transaction may apply to the Commissioner under Subsection 102(1) of the Competition Act for an advance ruling certificate (an “ARC”) or, in the event that the Commissioner is not prepared to issue an ARC, a no-action letter advising that the Commissioner does not, at that time, intend to make an application under Section 92 of the Competition Act in respect of the Notifiable Transaction (a “No Action Letter”). If the Commissioner issues an ARC, the parties are exempt from the requirement to file a Notification. If the Commissioner issues a No-Action Letter and waives the requirement to file a Notification where the parties have supplied substantially similar information as would have been supplied with their Notification (a “Waiver”), the parties are not required to file a Notification and may complete the Notifiable Transaction. The filing of a request for an ARC or, in the alternative, a No-Action Letter and Waiver, does not start the statutory waiting period and, unless the parties have also filed a Notification, the parties cannot complete the Notifiable Transaction until the Commissioner has completed his review and issued either an ARC or a No Action Letter and Waiver.

Whether or not a transaction is subject to notification under Part IX of the Competition Act, the Commissioner of Competition may apply to the Competition Tribunal for a remedial order under section 92 of the Competition Act at any time before the transaction has been completed or, if completed, within one year after it was substantially completed, provided that, subject to certain exceptions, the Commissioner did not issue an

ARC in respect of the transaction. On application by the Commissioner under section 92 of the Competition Act, the Competition Tribunal may, where it finds that the transaction prevents or lessens, or is likely to prevent or lessen, competition substantially, order that the transaction not proceed or, if completed, order its dissolution or the disposition of the assets or shares acquired; in addition to, or in lieu thereof, with the consent of the person against whom the order is directed and the Commissioner, the Competition Tribunal may order a person to take any other action. The Commissioner of Competition may also seek interim relief from the Competition Tribunal under sections 100 and 104 of the Competition Act. The Competition Tribunal is prohibited from issuing a remedial order where it finds that the transaction or proposed transaction has brought or is likely to bring about gains in efficiency that will be greater than, and will not offset, the effects of any prevention or lessening of competition that will result or is likely to result from the transaction and that the gains in efficiency would not likely be attained if the order were made.

It is a condition to completion of the Acquisition that the Commissioner shall have (i) issued an ARC or (ii) issued a No Action Letter, on terms satisfactory to Civeo, acting reasonably, and the obligation to file a Notification has been waived or the applicable statutory waiting period under the Competition Act has expired or terminated.

The Acquisition is a Notifiable Transaction. On December 15, 2017, Civeo submitted a request to the Commissioner for an ARC or, in the alternative, a No-Action Letter and Waiver.

Investment Canada Act Approval

Subject to certain limited exceptions, the direct acquisition of control of a Canadian business by a non-Canadian that exceeds a financial threshold prescribed under Part IV of the Investment Canada Act (a “Reviewable Transaction”) is subject to review and cannot be implemented until the non-Canadian has submitted an application (an “Application for Review”) to the Minister responsible for the Investment Canada Act (the “Minister”) and the Minister is satisfied, or is deemed under the Investment Canada Act to be satisfied, that the Reviewable Transaction is likely to be of net benefit to Canada (a “net benefit ruling”). The submission of the Application for Review triggers an initial review period of up to 45 days. If the Minister has not completed the review by that date, the Minister may unilaterally extend the review period for up to a further 30 days or such further period agreed to by the Minister and the non-Canadian.

In determining whether to issue a net benefit ruling, the Minister is required to consider, among other things, the Application for Review and any written undertakings offered by the non-Canadian. The prescribed factors that the Minister must consider when determining whether to issue a net benefit ruling include, among other things, the effect of the investment on economic activity in Canada (including the effect on employment, utilization of Canadian products and services and exports), on participation by Canadians in the acquired business, on productivity, industrial efficiency, technological development, product innovation, product variety and competition in Canada, and the compatibility of the investment with national and provincial industrial, economic and cultural policies, as well as the contribution of the investment to Canada’s ability to compete in world markets.

The Acquisition constitutes a Reviewable Transaction. However, the Acquisition would not exceed the financial threshold under the Investment Canada Act but for a small element of the business of Noralta that is considered to be a “cultural business” within the meaning of the Investment Canada Act. The responsible Minister is the Minister of Canadian Heritage in respect of cultural businesses. It is a condition to completion of the Acquisition that the Minister has sent a notice to Civeo under the Investment Canada Act stating that the Minister is satisfied, or is deemed to be satisfied, the Acquisition is likely to be of net benefit to Canada.

On December 15, 2017, Civeo filed an Application for Review with the Cultural Sector Investment Review Division of Department of Canadian Heritage and a notification with the Investment Review Division of the Department of Innovation, Science and Economic Development.

Listing of the Common Shares on the NYSE

The Common Shares are listed on the NYSE under the symbol “CVEO”. It is a condition of closing that the Common Shares issuable under the Purchase Agreement (including the Common Shares issuable upon conversion of the Preferred Shares) be accepted for listing on the NYSE.

Material Canadian Federal Income Tax Consequences of the Acquisition to Civeo and Civeo Shareholders

Shareholders Generally

The following is, as of the date hereof, a general summary of the principal Canadian federal income tax considerations generally applicable under the Income Tax Act (Canada) (the “Tax Act”) in respect of the Acquisition to a beneficial owner of the Common Shares who (i) at all relevant times, deals at arm’s length with Civeo and Noralta for purposes of the Tax Act; (ii) is not affiliated with Civeo or Noralta for purposes of the Tax Act; and (iii) at all relevant times holds their Common Shares as capital property for purposes of the Tax Act. The Common Shares will generally constitute capital property to a holder thereof unless such securities are held in the course of carrying on a business of buying and selling securities or in connection with an adventure in the nature of trade. Certain Civeo shareholders resident in Canada within the meaning of the Tax Act whose Civeo shares might not otherwise qualify as capital property may in certain circumstances be entitled to make an irrevocable election in accordance with subsection 39(4) of the Tax Act to have their Common Shares and any other “Canadian security” (as defined in the Tax Act) owned in the taxation year of the election and in all subsequent taxation years deemed to be capital property.

This summary is based upon the provisions of the Tax Act and the regulations enacted thereunder (the “Regulations”) in force as of the date hereof and Civeo’s understanding of the current published administrative policies and assessing practices of the Canada Revenue Agency (the “CRA”). This summary takes into account all specific proposals to amend the Tax Act or the Regulations that have been publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Proposed Amendments”); and assumes that the Proposed Amendments will be enacted in the form proposed, although no assurance can be given that the Proposed Amendments will be enacted or otherwise implemented in their current form, if at all. If the Proposed Amendments are not enacted or otherwise implemented as proposed, the Canadian federal income tax consequences may not be as described below.

On July 18, 2017, the Minister of Finance (Canada) released a consultation paper that included an announcement of its intention to amend the Tax Act to increase the tax cost of earning passive investment income through a private corporation. On October 18, 2017, the Minister of Finance (Canada) announced that the government was considering how to proceed with these proposals while taking into account the feedback received on the consultation paper. No specific amendments to the Tax Act have been proposed in connection with these announcements. Civeo shareholders that are private Canadian corporations should consult their own tax advisors.

This summary is not exhaustive of all possible Canadian federal income tax considerations applicable in the respect of the Acquisition and, except for the Proposed Amendments, does not take into account or anticipate any changes in the law, whether by legislative, regulatory or judicial action, or changes in the administrative policies or assessing practices of the CRA. This summary does not take into account any provincial, territorial or foreign tax considerations, which may differ significantly from the Canadian federal income tax consequences discussed herein.

This summary is not applicable to any shareholder of Civeo: (i) that is a “financial institution” within the meaning of subsection 142.2(1) of the Tax Act; (ii) that is a “specified financial institution” as defined in subsection 248(1) of the Tax Act; (iii) that has elected to report its “Canadian tax results” within the meaning of section 261 of the Tax Act in a currency other than Canadian currency; (iv) an interest in which is, or for whom the Common Shares would be, a “tax shelter investment” as defined in the Tax Act; (v) that has entered into a

“derivative forward agreement,” a “dividend rental agreement,” a “synthetic equity arrangement” or a “synthetic disposition arrangement” as defined in the Tax Act with respect to its Common Shares or (vi) who has acquired or will acquire Civeo shares on the exercise of an employee stock option received in respect of, in the course of, or by virtue of, employment. Such Civeo shareholders should consult their own tax advisors.

This summary is of a general nature only and is not intended to be, and should not construed to be, legal, business or tax advice to any particular Civeo shareholder. Accordingly, shareholders of Civeo should consult their own tax advisors with respect to their particular circumstances.

Civeo Shareholders Resident in Canada

The following portion of this summary is generally applicable to a Civeo shareholder who, for purposes of the Tax Act and at all relevant times: (i) is or is deemed to be resident in Canada; (ii) is not exempt from tax under Part I of the Tax Act; and (iii) is not excluded from this summary by the comments in “– Shareholders Generally” above.

Each shareholder described above (each a “Resident Shareholder”) will not dispose of the Resident Shareholder’s Common Shares or receive any consideration by virtue of the Acquisition. Accordingly, each Resident Shareholder will not realize a capital gain (or incur a capital loss) in respect of the Resident Shareholder’s Common Shares as a consequence of the Acquisition.

Civeo Shareholders Not Resident in Canada

The following portion of this summary is generally applicable to a Civeo shareholder who, for purposes of the Tax Act and at all relevant times: (i) is not resident, nor deemed to be resident, in Canada for purposes of the Tax Act; (ii) does not and will not use or hold or be deemed to use or hold their Common Shares in the course of carrying on business in Canada; and (iii) is not excluded from this summary by the comments in “– Shareholders Generally” above. Special rules, which are not discussed below, may apply to a non-resident of Canada that is an insurer which carries on business in Canada and elsewhere. Non-Resident Shareholders should obtain tax advice of any foreign tax consequences of the Acquisition based upon their particular circumstances.

A shareholder described above (each, a “Non-Resident Shareholder”) is subject to tax under the Tax Act in respect of a capital gain arising on the disposition of shares only where such shares are or are deemed to be “taxable Canadian property” (as defined in the Tax Act) of the Non-Resident Shareholder. However, because each Non-Resident Shareholder will not dispose of their Common Shares or receive any consideration by virtue of the Acquisition, the Non-Resident Shareholder will not realize a capital gain subject to Canadian income tax in respect of their Common Shares as a consequence of the Acquisition.

Civeo Corporation

Upon completion of the Acquisition, Civeo will have an adjusted cost base in all of the shares of Noralta acquired as a result of the Acquisition equal to the aggregate consideration paid by Civeo for such shares. Any capital gain (or loss) arising from the disposition of such shares will be measured from this adjusted cost base. Dividends received on the Noralta shares by Civeo will be included in computing Civeo’s income and will generally be deductible in computing Civeo’s taxable income. In certain circumstances, subsection 55(2) of the Tax Act will treat a taxable dividend received by Civeo as proceeds of disposition or as a capital gain. A disposition or deemed disposition of the shares of Noralta by Civeo will generally result in a capital gain (or a capital loss) to the extent that the proceeds of disposition, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base to Civeo of the shares of Noralta immediately before the disposition. Generally, one half of any capital gain realized by Civeo in a taxation year will be included in computing Civeo’s income in the year of disposition as a taxable capital gain and one half of any capital loss (an “allowable capital loss”) must be deducted from Civeo’s taxable gains in the year of disposition. Allowable capital losses in excess of taxable capital gains for a taxation year generally may be carried back and deducted in any of the three preceding taxation years or carried forward indefinitely and deducted against net taxable gains in those other taxation years, subject to and in accordance with the rules contained in the Tax Act. Any capital loss arising on a disposition of the shares of Noralta may, in certain circumstances, be reduced by the amount of any dividends which have been received by Civeo on the shares of Noralta.

Anticipated Accounting Treatment

Under Accounting Standards Codification 805, the Acquisition is expected to be accounted for using acquisition accounting pursuant to which Civeo is considered the acquiring entity for accounting purposes. As such, Civeo expects to allocate the total purchase consideration to Noralta’s tangible and identifiable intangible assets acquired and liabilities assumed based on their fair values at the date of the completion of the Acquisition.

Final valuations of Noralta’s property, plant and equipment, and identifiable intangible and other assets acquired have not yet been completed as management is still reviewing the existence, characteristics and useful lives of Noralta’s tangible and intangible assets. The completion of the valuation could result in significantly different amortization expenses and balance sheet classifications than those presented in the unaudited pro forma condensed consolidated financial information included in this proxy statement. After completion of the Acquisition, the results of operations of both Civeo’s and Noralta’s will be included in the consolidated financial statements of Civeo.

For further discussion of the accounting treatment, see the section entitled “Unaudited Pro Forma Combined Financial Data.”

Appraisal Rights

Shareholders will not have appraisal rights in connection with the Acquisition.

THE PURCHASE AGREEMENT

The following is a discussion of the material provisions of the Purchase Agreement. This is only a summary and may not contain all of the information that is important to you. A copy of the full text of the Purchase Agreement is attached to this proxy statement as Annex A and is incorporated herein by reference. In the event of any discrepancy between the summary below and the full text of the Purchase Agreement, the Purchase Agreement shall control.

The Acquisition

Civeo will acquire, directly or indirectly, all of the issued and outstanding shares of Noralta. Prior to closing, Noralta and certain sellers will cause the amalgamation of such entities into a new entity, and under the Purchase Agreement, Civeo will directly acquire the outstanding shares of such amalgamated entity, which will result in Noralta becoming a wholly owned subsidiary of Civeo.

Purchase Consideration

The aggregate consideration to be paid by Civeo to the sellers at the closing of the Acquisition will be (i) C$209,500,000 in cash, of which C$28,500,000 will be held in escrow by the Escrow Agent to support the sellers’ indemnification obligations under the Purchase Agreement, (ii) 32,790,868 Common Shares, of which 13,491,100 shares will be held in escrow by the Escrow Agent and released in three equal installments from escrow upon the satisfaction of certain conditions related to a customer contract remaining in place in June 2021, June 2022 and June 2023, and (iii) 9,679 Preferred Shares with an initial liquidation preference of US$96,790,000.

The cash portion of the consideration will be subject to customary adjustments for Noralta’s net working capital (above or below target net working capital of C$15,100,000), debt, cash and unpaid transaction expenses at closing. As soon as practicable after the closing date, Civeo shall calculate the actual amount of Noralta’s net working capital, cash, indebtedness and unpaid transaction expenses as of the closing date. The sellers will have the ability to contest such amounts, and following the final determination of net working capital, cash, indebtedness and unpaid transaction expenses in accordance with the dispute mechanisms in the Purchase Agreement, the parties will cause the excess or deficiency of such amounts over the amounts calculated at closing to be paid to Civeo, to the extent of any deficiency, and to the sellers, to the extent of any excess.

Representations and Warranties

The Purchase Agreement contains representations and warranties made by Civeo and the sellers regarding aspects of the businesses, financial condition and structure of Civeo and Noralta and the sellers’ ownership of Noralta shares, as well as other facts pertinent to the Acquisition. Civeo’s representations and warranties relate to, among other things:

•	incorporation, organization and authority;

•	necessary proceedings to authorize the Purchase Agreement and the transactions contemplated thereby;

•	issuance of the Common Shares and the Preferred Shares in the Acquisition;

•	the valid and binding nature of the Purchase Agreement and the other documents to be delivered by Civeo at the closing;

•	consents required in connection with the transactions contemplated by the Purchase Agreement;

•	absence of any conflict or violation of organizational documents, applicable laws or contracts as a result of entering into and carrying out Civeo’s obligations of the Purchase Agreement;

•	Civeo’s authorized share capital;

•	Civeo’s financial statements;

•	no material change at Civeo since December 31, 2016;

•	compliance with applicable securities laws, including SEC filing requirements;

•	governmental approvals required in connection with the transactions contemplated by the Purchase Agreement;

•	compliance with applicable laws, including anti-corruption and economic sanctions laws;

•	brokers and finders fees;

•	Civeo’s status as a World Trade Organization (“WTO”) investor under the Investment Canada Act;

•	title to assets;

•	not a reporting issuer in Canada;

•	no bankruptcy;

•	Civeo’s financial ability to consummate the transactions contemplated by the Purchase Agreement without any financing contingency;

•	no material default or breach of any material contract of Civeo; and

•	no inducement or reliance.

Each of the sellers jointly has made customary representations and warranties with respect to Noralta, including:

•	incorporation, organization, corporate structure and authority;

•	necessary proceedings to authorize the Purchase Agreement and the transactions contemplated thereby;

•	the valid and binding nature of the Purchase Agreement and the other documents to be delivered by Noralta, the amalgamated entity, or any of their subsidiaries at the closing;

•	consents required in connection with the transactions contemplated by the Purchase Agreement;

•	Noralta’s authorized share capital;

•	no options to purchase or preemptive, repurchase, redemption rights or similar rights in respect of Noralta’s shares and no indebtedness with voting rights;

•	title to assets;

•	operation and condition of Noralta’s assets;

•	no express or implied warranty by Noralta or its subsidiaries to any person and no unresolved warranty claims against Noralta and its subsidiaries;

•	permits;

•	financial statements;

•	absence of undisclosed liabilities;

•	outstanding indebtedness;

•	independence of Noralta’s auditors;

•	no material change at Noralta since May 31, 2017;

•	compliance with laws;

•	guarantees of indebtedness;

•	certain tax matters;

•	deferred payments for acquisitions of any business, assets or securities, including earn-out payments;

•	no material default or breach of any material contract of Noralta;

•	disclosure of all material information that could have a Material Adverse Effect (as defined below);

•	no material outstanding dispositions of assets, properties or undertakings to third persons;

•	corporate records;

•	no breach caused by entry into the Purchase Agreement nor the consummation of the transactions contemplated thereby;

•	absence of litigation;

•	brokers and finders fees;

•	disclosure regarding employees;

•	employee benefit plans;

•	labor and employment matters;

•	intellectual property;

•	requisite approvals of governmental entities or regulators in connection with the transactions contemplated by the Purchase Agreement;

•	not a reporting issuer in Canada;

•	no off-balance sheet arrangements;

•	owned real property;

•	leased real property;

•	compliance with applicable environmental and safety laws;

•	no shareholders’ agreements, pooling agreements, voting trusts or similar agreements in respect of Noralta’s shares that will not be terminated prior to closing;

•	no bankruptcy;

•	no ownership by Noralta’s officers or directors of any competitor of Noralta;

•	confidentiality and privacy;

•	ownership of partnerships or joint ventures;

•	insurance;

•	related party transactions;

•	customers and suppliers;

•	dividends and distributions;

•	no default under Noralta’s lending agreements;

•	accounts receivable;

•	bank accounts;

•	no restrictions on the operation of Noralta’s business; and

•	certain matters relating to Noralta’s joint ventures.

Each of the sellers jointly and severally has made customary representations and warranties with respect to, among other things:

•	ownership of the shares to be purchased in the Acquisition;

•	incorporation, organization, authority and capacity;

•	necessary proceedings to authorize the Purchase Agreement and the transactions contemplated thereby;

•	the valid and binding nature of the Purchase Agreement and the other documents to be delivered by each of the sellers at the closing;

•	residency of the sellers for tax purposes;

•	no bankruptcy;

•	certain securities law matters; and

•	no inducement or reliance.

Lance Torgerson separately has made certain representations of the sellers listed above deemed to be fundamental representations under the Purchase Agreement, which are those representations and warranties relating to incorporation, organization, corporate structure and authority, necessary proceedings, valid and binding obligations, capital, right to acquire securities, title to assets, and ownership of sellers’ shares.

Material Adverse Effect

Many of the representations and warranties and certain of the conditions to complete the Acquisition are subject to a Material Adverse Effect qualification. A “Material Adverse Effect” means any effect or change that is, or would reasonably be expected to be, material and adverse to the business, operations, assets, capitalization or financial condition of Civeo, on the one hand, or Noralta, Noralta’s subsidiaries (taken as a whole) or Dene Koe GP or Dene Koe LP (a joint venture co-owned by Fort McKay First Nation and Noralta), on the other hand, as applicable, other than any matter, action, effect, occurrence, or change arising or resulting from: (i) general economic, market, financial, currency exchange, securities, bullion or commodity prices in Canada, the United States or elsewhere; (ii) conditions affecting the oil and natural gas industry, hospitality and lodging industry and/or petroleum services industry generally; (iii) in respect of Civeo only, any matter that has prior to the date of the Purchase Agreement been publicly disclosed in the Civeo’s SEC filings; (iv) in respect of Civeo only, any change in the trading price or volume of the Common Shares (it being understood that the causes underlying such change may be taken into account); (v) any change in ASPE, GAAP or laws or interpretations thereof; (vii) any adverse change or effect attributable to the announcement or pendency of the transactions contemplated by the Purchase Agreement (including any cancellations or delays in customer orders, any reductions in sales, or any disruption in supplier, distributor, partner or similar relationships or any loss of employees), (viii) the unionization of any employees or the filing of any certification applications to unionize any employees or the occurrence of any similar union activities, and (ix) matters permitted or contemplated by the Purchase Agreement or consented to or approved in writing by either Civeo (with respect to Noralta or its Subsidiaries) or the sellers (with respect to Civeo).

Survival of Covenants, Representations and Warranties

The representations and warranties of Civeo and the sellers will survive until the date that is 18 months after the closing date of the Acquisition. Representations and warranties related to taxes will survive the closing until six months after the expiration of the period during which any governmental entity is permitted to issue a tax assessment. All fundamental representations and warranties of Civeo and the sellers will survive until the date that is six years after the closing date of the Acquisition. Claims based upon fraudulent misrepresentation or fraud may be brought at any time.

Covenants of the Sellers and Noralta

General Covenants

The sellers and Noralta have agreed that until the closing of the Acquisition, subject to certain identified exceptions:

•	The sellers will not, directly or indirectly, dispose of any Noralta shares;

•	The sellers and Noralta will provide all cooperation that Civeo may reasonably request in connection with the preparation and filing of any filings by Civeo required under the U.S. securities laws, including the preparation of financial statements;

•	The sellers shall have the right to supplement or amend the information set forth in the Disclosure Letter to reflect events occurring after the date of the Purchase Agreement, subject to certain exceptions; and

•	Noralta and its subsidiaries will maintain all insurance policies in full force and effect and make any claims thereunder in a timely fashion.

Covenants in Respect of Noralta’s Business

The sellers have agreed until the closing of the Acquisition to use their commercially reasonable efforts to cause Noralta and its subsidiaries, Dene Koe GP and Dene Koe LP to:

•	Conduct their business in the ordinary course in material compliance with all applicable laws and material contracts;

•	Preserve intact its business organization, books and records, keep available the services of its employees, and preserve its relationships with customers, suppliers and others with which it does business;

•	Maintain and keep its material properties and assets in good repair and condition, subject to ordinary wear and tear;

•	Obtain and maintain all authorizations required under applicable law or any contract to which Noralta, its subsidiaries, Dene Koe GP or Dene Koe LP is a party or by which any of their assets are bound; and

•	Obtain from Noralta’s directors, shareholders, appropriate government entities and other persons any approvals, permits or consents required to complete the transactions contemplated by the Purchase Agreement.

Noralta has agreed until the closing of the Acquisition to use its commercially reasonable efforts not to, and not to permit any of its subsidiaries to without the prior written consent of Civeo (not to be unreasonably withheld), subject to certain identified exceptions:

•	Make any individual capital expenditures in excess of C$500,000;

•	Make any capital expenditures in excess of C$6,000,000 in the aggregate;

•	Issue or modify, or agree to issue or modify, any equity or debt securities or rights to acquire securities;

•	In its capacity as a shareholder of Dene Koe GP or as a limited partner of Dene Koe LP, vote in favor of amendments to the organizational documents of such entities that would breach any of the covenants related to the business of Noralta and its subsidiaries in the Purchase Agreement;

•	Incur indebtedness not contemplated by Noralta’s existing financing arrangements or outside of the ordinary course;

•	Enter into any material contracts, other than material contracts for catering services, lodging, logistics or accommodation services entered into in the ordinary course where such contracts are consistent with Noralta’s past practices and where the estimated cost does not exceed the estimated revenues;

•	Amend its organizational documents;

•	Engage in a business materially different from its business as of the date of the Purchase Agreement;

•	Sell, dispose or encumber a material portion of its assets;

•	Redeem, purchase or offer to purchase any securities of Noralta;

•	Implement any material salary, bonus or benefit increases or grant any material bonuses for employees outside of the ordinary course;

•	Enter into any collective bargaining agreement;

•	Enter into or perform any transactions with affiliates, other than in the ordinary course; and

•	Change any accounting policy that was utilized for the purposes of preparing Noralta’s financial statements.

Necessary Consents

Noralta has agreed to use commercially reasonable efforts to obtain from its directors, shareholders, government entities, customers, lenders and other persons all approvals, permits and consents, including regulatory approvals, required to complete the Acquisition.

Non-Solicitation

The sellers and Noralta have agreed to cease all existing discussions and negotiations related to any acquisition proposal for Noralta and to request the prompt return or destruction of all confidential information previously furnished to any third parties (other than Civeo) related to any acquisition proposal. The sellers and Noralta have agreed until the earlier of the closing of the Acquisition or termination of the Purchase Agreement not to solicit, initiate or encourage, or participate in discussions regarding an acquisition proposal for Noralta or furnish any third party with any information to a third party in connection therewith.

Employee Severance

Noralta has agreed that, in the event it terminates any employee before the closing date of the Acquisition, Noralta will be responsible for any payments to such terminated employee.

Covenants of Civeo

Civeo has agreed until the closing of the Acquisition that it will:

•	Use commercially reasonable efforts to conduct its business in the ordinary course;

•	Not take or omit to take any action that is inconsistent with the Purchase Agreement or that would or could reasonably be expected to impair, hinder or delay consummation of the transactions contemplated by the Purchase Agreement;

•	Use commercially reasonable efforts to obtain from its directors, shareholders, members, government entities and other persons any approvals, permits or consents required to complete the transactions contemplated by the Purchase Agreement;

•	Use commercially reasonable efforts to obtain any required shareholder approval and listing of any Common Shares issued in the Acquisition on the NYSE;

•	Use commercially reasonable efforts to be in material compliance with its reporting obligations and to comply with all material corporate and securities laws applicable to it; and

•	Not issue Common Shares in an amount exceeding 30,000,000 Common Shares without the consent of the sellers.

Civeo has also agreed that, in the event it terminates any employee after the closing date of the Acquisition, Civeo will be responsible for any payments to such terminated employee.

Mutual Covenants

The Purchase Agreement contains a number of mutual covenants, which subject to certain exceptions, obligate the parties under the Purchase Agreement to, among other things:

•	Notify the other parties in writing of material changes related to their respective businesses;

•	Use commercially reasonable efforts to consummate the transactions contemplated by the Purchase Agreement;

•	Make filings under, and cooperate to obtain clearances and approvals under, the Competition Act (Canada) and the Investment Canada Act;

•	Grant Civeo access to the books and records of Noralta until the earlier of the closing of the Acquisition or termination of the Purchase Agreement;

•	File, or cause to be filed, tax returns and elections for Noralta and its subsidiaries; and

•	Maintain the confidentiality of information shared between the parties.

Indemnification

Civeo has agreed to indemnify and save harmless the sellers from and against any losses of the sellers arising out of the non-fulfillment of any covenant or agreement of Civeo under the Purchase Agreement or any incorrectness in or breach of any representation or warranty of Civeo under the Purchase Agreement or any document delivered pursuant thereto, subject to the survival periods described above.

The sellers (and Lance Torgerson, in respect of the fundamental representations only), on a joint and several basis, have agreed to indemnify and save harmless Civeo from and against any losses of Civeo or, after the closing, Noralta and its subsidiaries, arising out of the non-fulfillment of any covenant or agreement of the sellers or, prior to the closing, Noralta, or any incorrectness in or breach of any representation or warranty of the sellers contained in the Purchase Agreement or any document delivered pursuant thereto, subject to the survival periods described above. In addition, the sellers have agreed to indemnify Civeo from and against:

•	Any transaction expenses or indebtedness of Noralta which is not reflected in the sellers’ estimates of such amounts at the closing;

•	Any losses suffered or incurred by Civeo as a result of or arising from the pre-closing restructuring and amalgamation of Noralta;

•	Any tax liability of Noralta or its subsidiaries for the period ending on or prior to the closing date;

•	Amounts incurred by Civeo to do certain required work up to a maximum amount of C$3,400,000 if incurred on or before the date that is 18 months from the closing of the Acquisition; and

•	Any amounts for the deferred purchase price in respect of past acquisitions of any business, assets or securities, including earn-out liabilities, indemnification and similar liabilities, but excluding trade accounts payable and other accrued current liabilities included in Noralta’s closing net working capital.

The indemnification obligations of the parties set forth above are subject to certain limitations, including, among other things:

•	A threshold amount of losses required to be sustained prior to bringing a claim for breaches of representations (other than fundamental representations) of C$100,000 per claim and a C$1,000,000 deductible in the aggregate, after which the indemnified party shall be entitled to indemnification for the amount of all such losses above C$1,000,000;

•	A cap on the aggregate liability of the sellers or Civeo, as applicable, equal to C$126,500,000, other than with respect to losses incurred as a result of fraud or fraudulent misrepresentation or as a result of any breach of a covenant or fundamental representation and warranty;

•	A cap on the aggregate liability of the sellers (and in the case of the fundamental representations and warranties, Lance Torgerson) or Civeo, as applicable, equal to C$420,000,000 in the case of fraud or fraudulent misrepresentation or as a result of any breach of a covenant or fundamental representation and warranty;

•	Indemnifiable losses will be limited to losses that are the direct and reasonably foreseeable consequences of any breach (which may include losses relating to diminution in value of shares and loss of profits), and no party will be entitled to punitive, exemplary, special or similar damages, or consequential damages (except where such damages are related to diminution of value of shares, loss of profits, or other damages which are the reasonably foreseeable consequences of the breach or except to the extent such damages are payable to a third party); and

•	The amount of any indemnifiable losses will be calculated net of insurance proceeds (net of any deductibles or increases in premiums associated therewith) or settlement or recovery from any third party.

The parties have agreed to use commercially reasonable efforts to mitigate or minimize any claim for indemnification to reasonably cooperate to minimize any claims by the other party.

In connection with the Acquisition, Civeo has obtained a representation and warranty insurance policy, which will take effect at the closing of the Acquisition. Noralta has agreed to bear up to C$1,799,850 of the premiums and other costs and expenses of the policy, with any excess premiums and other costs and expenses being borne by Civeo. Under the Purchase Agreement, Civeo will first seek recovery of indemnifiable losses for breaches of representations and warranties under the Purchase Agreement against the funds deposited into escrow and thereafter will seek recovery under the representation and warranty insurance policy (if available) before making any claims against the sellers or Lance Torgerson personally.

Conditions Precedent to the Acquisition

Mutual Conditions Precedent

Each party’s obligation to consummate the transactions contemplated by the Purchase Agreement is subject to the satisfaction or waiver of the following conditions as of the closing:

•	Receipt of applicable regulatory approvals;

•	Receipt of specified consents from third parties in form and substance reasonably satisfactory to the sellers and Civeo;

•	Receipt of all other approvals and consents from governmental entities and third parties in respect of the transactions contemplated by the Purchase Agreement on terms and conditions reasonably acceptable to the sellers and Civeo, and the expiration or termination of all applicable statutory and regulatory waiting periods, except in each case where the failure or failures would not reasonably be expected to have a Material Adverse Effect;

•	No act, action, suit or proceeding having been threatened or taken before or by any governmental entity or securities authority in Canada, the United States or elsewhere, and no law having been proposed, enacted, promulgated or applied, which has the effect to cease trade, enjoin, prohibit or impose material limitations or conditions on the transactions contemplated by the Purchase Agreement or which, if the Acquisition were consummated, would materially and adversely affect Civeo or Noralta or its subsidiaries; and

•	Receipt by Civeo of all applicable shareholder approvals and the approval of the listing of the Common Shares to be issued in the Acquisition on the NYSE.

Conditions Precedent for the Benefit of Civeo

The obligation of Civeo to consummate the transactions contemplated by the Purchase Agreement is subject to the satisfaction or waiver of the following conditions as of the closing:

•	The representations and warranties of the sellers (other than the fundamental representations and warranties and without giving effect to any qualification by reference to materiality, material respects or Material Adverse Effect set forth therein) shall be true and correct at the closing of the Acquisition as if made at and as of the closing of the Acquisition (except to the extent any such representations and warranties expressly speak of an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date), except for any breaches that individually or in the aggregate would not have a Material Adverse Effect;

•	The fundamental representations and warranties of the sellers shall be true and correct at the closing of the Acquisition as if made at and as of the closing of the Acquisition (except to the extent any such representations and warranties expressly speak of an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date);

•	The sellers shall have performed or complied in all material respects with all of the obligations and covenants and conditions of the Purchase Agreement to be performed prior to the closing of the Acquisition;

•	The sellers shall have delivered to Civeo a certificate of an authorized officer (or equivalent) of each of the sellers, and of Noralta, confirming the matters set forth in the three preceding bullet points;

•	There shall not have occurred any Material Adverse Effect with respect to Noralta or any of its subsidiaries;

•	There shall not have occurred any changes with respect to Noralta’s contracts with specified customers which may reasonably be considered to result in a Material Adverse Effect on Noralta, Civeo or the Acquisition;

•	Civeo shall have either (x) received consent from the Regional Municipality of Wood Buffalo for the continuation of all existing business licenses and permits or (y) obtained new business licenses and permits as are required for the operation of Noralta’s business;

•	Civeo shall have received copies of certain transaction documents, executed by the other parties thereto;

•	The sellers shall be, immediately before the closing of the Acquisition, the legal and beneficial owners of the shares to be purchased in the Acquisition and shall have delivered original share certificates representing such shares, together with executed stock powers or other instruments of transfer, transferring such shares free and clear of any encumbrances;

•	There shall be no outstanding options, warrants or any other convertible securities or rights to acquire any of the shares to be purchased in the Acquisition as of the closing of the Acquisition; and

•	All indebtedness for borrowed money of Noralta and its subsidiaries, other than trade payables and accrued liabilities included in net working capital, shall have been repaid and the related security interests shall have been discharged and released.

Conditions Precedent for the Benefit of the Sellers

The obligation of each seller to consummate the transactions contemplated by the Purchase Agreement is subject to the satisfaction or waiver of the following conditions as of the closing:

•	Civeo shall have paid the purchase price in accordance with the Purchase Agreement;

•	Civeo shall have filed articles of amendment to amend Civeo’s authorized capital to create the Preferred Shares;

•	The Common Shares to be issued to the sellers shall, upon issuance, be listed on the NYSE;

•	The representations and warranties of Civeo (other than the fundamental representations and warranties and without giving effect to any qualification by reference to materiality, material respects or Material Adverse Effect set forth therein) shall be true and correct at the closing of the Acquisition as if made at and as of the closing of the Acquisition (except to the extent any such representations and warranties expressly speak of an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date), except for any breaches that individually or in the aggregate would not have a Material Adverse Effect;

•	The fundamental representations and warranties of Civeo shall be true and correct at the closing of the Acquisition as if made at and as of the closing of the Acquisition (except to the extent any such representations and warranties expressly speak of an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date);

•	Civeo shall have performed or complied in all material respects with all of the obligations and covenants and conditions of the Purchase Agreement to be performed prior to the closing of the Acquisition;

•	Civeo shall have delivered to the sellers a certificate of an authorized officer of Civeo confirming the matters set forth in the three preceding bullet points;

•	The Common Shares and the Preferred Shares to be issued to the sellers shall have been (i) duly authorized and validly issued as fully paid and non-assessable shares; (ii) issued to the sellers free and clear of all encumbrances, other than those arising under the transaction documents and applicable securities laws; and (iii) issued in compliance with applicable securities laws and not issued in violation of any contractual restriction;

•	The sellers shall have received copies of certain transaction documents, executed by Civeo;

•	The pre-closing restructuring and amalgamation of Noralta shall have been completed to the satisfaction of the sellers;

•	Civeo shall have provided to the applicable governmental entity replacement letters of credit for certain existing letters of credit; and

•	There shall not have occurred any Material Adverse Effect with respect to Civeo.

Termination of the Purchase Agreement

The Purchase Agreement may, by notice in writing given prior to the closing of the Acquisition, be terminated on the earliest of any of the following:

•	by mutual written consent of Civeo, on the one hand, and the sellers, on the other hand;

•	by either Civeo, on the one hand, or the sellers, on the other hand, if the Acquisition is not consummated by 5:00 p.m. (Edmonton time) on May 31, 2018 or such later date as mutually agreed to by the parties to the Purchase Agreement;

•	by either Civeo, on the one hand, or the sellers, on the other hand, if the share issuance proposal is not approved by Civeo’s shareholders at the special meeting or at any adjournment or postponement thereof at which a vote on the share issuance proposal is taken; or

•	by Civeo if any of the sellers materially breaches any of its non-solicitation covenants in the Purchase Agreement.

Professional Fees

Each party to the Purchase Agreement will pay its respective legal, accounting and other professional advisory fees, costs and expenses incurred in connection with the Purchase Agreement and the transactions contemplated thereby, except as otherwise provided for therein.

Dispute Resolution

The Purchase Agreement permits any party thereto to deliver to the other parties a written notice of a dispute under the Purchase Agreement and requires the parties to use all commercially reasonable efforts to settle the dispute and consult and negotiate with each other in good faith to reach a mutually acceptable solution satisfactory to all parties.

In the event the parties are not able to reach a mutually acceptable solution to any dispute within a period of 20 business days after receipt of a dispute notice, then the dispute shall be finally settled by arbitration in accordance with the provisions of the Arbitration Act (Alberta), based upon arbitration procedures set forth in the Purchase Agreement.

Public Announcement/Proxy Statement

The parties to the Purchase Agreement have agreed to consult with and obtain the consent (not to be unreasonably withheld) of each other before issuing any press release or making any other public announcement with respect to the Purchase Agreement or the transactions contemplated thereby, unless such release or announcement is required by applicable law or the listing requirements of the NYSE.

In addition, Civeo is expressly permitted to include financial and other information pertaining to Noralta in any disclosure required to be filed with the SEC, including disclosure of the Purchase Agreement. The sellers shall have a reasonable opportunity to review and comment on any draft filing with the SEC containing information related to Noralta and its business, and Civeo shall give good faith consideration to any comments by the sellers and Noralta.

In connection with any disclosure by Civeo required by applicable securities laws, the sellers and Noralta have agreed to furnish information concerning themselves, their affiliates and the holders of their capital stock and to provide such other assistance as Civeo may reasonably request, including financial statements compliant with Regulation S-X.

Applicable Law

The Purchase Agreement is governed by and construed in accordance with the Laws of the Province of Alberta and the federal Laws of Canada applicable therein without reference to conflict of laws principles.

Successors and Assigns

No seller shall transfer the Purchase Agreement without the prior written consent of Civeo, and Civeo shall not assign the Purchase Agreement without the prior written consent of all of the sellers.

Amendment and Waiver

Any party to the Purchase Agreement has the right to waive any term or condition applicable to it in a written instrument executed on behalf of such party. No amendment, modification or supplement to the Purchase Agreement shall be effective unless provided in writing and signed by all parties to the Purchase Agreement.

Civeo Board Following Closing

Civeo will take all necessary actions to cause, concurrent with the closing, the appointment, effective upon the closing, of Lance Torgerson, or with the prior written consent of Civeo, following the review and approval of the proposed nominee by the nominating committee of the Civeo Board, an alternate nominee of the Torgerson Trust (Lance Torgerson or such alternate nominee being, the “Torgerson Nominee”) to be added to the Civeo Board as a Class 1 director. After the closing, Civeo will take all necessary actions to nominate the Torgerson Nominee for election to the Civeo Board at the 2018 annual general meeting of Civeo shareholders, unless the Torgerson Nominee has failed to comply in all material respects with the governance guidelines and policies of Civeo applicable to directors during the period of time commencing on the closing date and ending on the date immediately preceding such Torgerson Nominee’s re-nomination. If at any time the Torgerson Trust owns less than 10% of the Common Shares (treating the Preferred Shares on an “as converted basis”), the Torgerson Nominee must tender his or her resignation from the Civeo Board.

Third Parties

Other than as may be permitted in connection with the indemnification obligations under the Purchase Agreement, the Purchase Agreement does not and is not intended to confer any rights or remedies upon any person or entity other than the parties thereto and their respective successors and permitted assigns, and no such party will be entitled to rely on the provisions of the Purchase Agreement.

THE REGISTRATION RIGHTS AGREEMENT

The following is a discussion of the Registration Rights Agreement. This is a summary only and may not contain all of the information that is important to you. A copy of the full text of the Registration Rights Agreement is attached as Annex B to this proxy statement. In the event of any discrepancy between the summary below and the full text of the Registration Rights Agreement, the Registration Rights Agreement shall control.

At the closing of the Acquisition, Civeo will enter into the Registration Rights Agreement with the Torgerson Trust and 989677. In this section, each of the parties to the Registration Rights Agreement (other than Civeo) is referred to as a “Restricted Shareholder.”

Shelf Registration Statement

Pursuant to the Registration Rights Agreement, Civeo has agreed that, as soon as practicable following the date that is 18 months after the date of the Registration Rights Agreement, but in no event more than 30 days thereafter, Civeo will use its commercially reasonable efforts to prepare and file a shelf registration statement to register the Common Shares held by the Restricted Shareholders upon the closing of the Acquisition (including any Common Shares held in escrow) and any Common Shares issued upon conversion of the Preferred Shares held by the Restricted Shareholders upon the closing of the Acquisition. Civeo is obligated to use commercially reasonable efforts to cause such shelf registration statement to be declared effective by the SEC within 150 days after filing.

If a shelf registration statement required under the Registration Rights Agreement does not become, or is not declared, effective within 180 days after the date that is 18 months after the date of the Registration Rights Agreement, then the dividend rate of the Preferred Shares will be increased by (i) 0.25% per annum commencing on the first succeeding dividend payment date after such registration default and (ii) 0.25% per annum on each subsequent dividend payment date until such time as a shelf registration statement becomes effective (up to a maximum increase of 1.00% per annum).

Piggyback Rights

Pursuant to the Registration Rights Agreement, if Civeo proposes to file a registration statement providing for the public offering of Common Shares, for its own account or for the account of a selling shareholder, for sale to the public in an underwritten public offering for cash, the Restricted Shareholders will have customary piggyback registration rights that allow them to include their Common Shares that they own in any such registration statement, subject to proportional cutbacks. No piggyback rights will be available incidental to any public offering by Civeo (i) relating to any employee benefit, compensation, incentive or savings plan or dividend reinvestment plans, (ii) relating to the acquisition or merger by Civeo or any of its subsidiaries of or with any other business, (iii) under Civeo’s existing shelf registration statement on Form S-3, (iv) to be registered on a registration statement on Form S-4 or Form S-8 (or any successor forms thereto) or a registration statement for the offering or sale of the Common Shares issuable upon conversion of debt securities, or (v) only to existing holders of securities issued by Civeo (including the Restricted Shareholders).

Limitations; Expenses; Indemnification

The Restricted Shareholders’ registration rights are subject to certain customary limitations, including Civeo’s right to delay or withdraw a registration statement under certain circumstances. Civeo generally will be required to bear the registration expenses, other than underwriting discounts and commissions and transfer taxes or stamp or other duties attributable to a Restricted Shareholder’s sale or other disposition of the Common Shares. In addition, Civeo will pay the reasonable fees and expenses of one legal counsel selected by the majority-in-interest of the Restricted Shareholders participating in any public offering. Under the Registration Rights Agreement, Civeo has agreed to indemnify the Restricted Shareholders against any losses, claims, damages or liabilities resulting from any untrue statement or omission of a material fact in any registration statement or prospectus pursuant to which they sell Common Shares, unless such liability arose from their misstatement or omission, and each of the Restricted Shareholders, severally and individually, has agreed to indemnify Civeo against any losses, claims, damages or liabilities caused by such Restricted Shareholder’s misstatements or omissions in those documents.

Standstill and Voting Restrictions

The Restricted Shareholders will be subject to customary standstill restrictions, including a restriction on the purchase of additional Common Shares, and a restriction on voting their Common Shares that limits the voting by such holders of Common Shares (including Common Shares held in escrow) in excess of 15% of the voting power of the outstanding Common Shares, which will be voted consistently with all other Civeo shareholders (other than the Restricted Shareholders). In addition, the Restricted Shareholders have agreed not to, directly or indirectly, (i) solicit shareholders for the approval of any shareholder proposals, (ii) propose or seek to effect a change of control of Civeo, (iii) engage in a proxy solicitation involving Civeo, or (iv) form, join or otherwise participate in a group or voting trust with respect to Common Shares (other than a group comprised solely of Restricted Shareholders, their affiliates and permitted transferees) for the purpose of acquiring, holding, voting or disposing of Common Shares. The restrictions described in the preceding sentence shall not apply if Civeo has entered into a definitive agreement, the consummation of which would result in a change of control of Civeo, or any person has commenced a public tender or exchange offer which if consummated would result in a change of control of Civeo. The standstill and voting restrictions in the Registration Rights Agreement shall terminate at such time as the Common Shares owned by the Restricted Shareholders in the aggregate no longer constitute at least five percent of the Common Shares then outstanding (calculated assuming conversion of all of the outstanding Preferred Shares) or upon specified bankruptcy or change of control events.

Restrictions on Transfer

Each Restricted Shareholder will not transfer any of its Common Shares or Preferred Shares for a period of 18 months after the date of the Registration Rights Agreement, subject to certain exceptions, including transfers to affiliates. After the 18-month restricted period, any Restricted Shareholder will be permitted to transfer their Common Shares in any public offering or in a sale transaction pursuant to and in accordance with Rule 144 under the Securities Act, so long as no such transfer, when taken together with any and all other transfers during the period of 90 consecutive days ending on the date of such transfer, involves a number of Common Shares in excess of 10 percent of the number of such Restricted Shareholder’s Common Shares issued to such Restricted Shareholder pursuant to the Purchase Agreement (calculated assuming conversion of such Restricted Shareholder’s Preferred Shares, if any). The foregoing transfer restrictions will not apply to a transfer in a public offering pursuant to a piggyback registration statement. In addition, no Restricted Shareholder may transfer any Common Shares or Preferred Shares to any competitor of Civeo or any person, whether individually or as part of a group, would then have the right to vote more than ten percent of the Common Shares then outstanding, other than transfers in an underwritten public offering or in a market transaction pursuant to Rule 144.

DESCRIPTION OF THE PREFERRED SHARES

The following is a discussion of the proposed amendment to the Articles to establish the terms of the Preferred Shares. This is a summary only and may not contain all of the information that is important to you. A copy of the full text of the proposed amendment to the Articles is attached as Annex C to this proxy statement. In the event of any discrepancy between the summary below and the full text of the proposed amendment to the Articles, the proposed amendment to the Articles shall control.

It is a condition to closing the Acquisition under the Purchase Agreement that Civeo shall have filed the proposed amendment to the Articles to amend the Articles to create the Preferred Shares. Under the proposed amendment to the Articles, the Preferred Shares will generally have the following terms:

Voting Rights

The Preferred Shares will not have voting rights, except as statutorily required.

Dividends

The Preferred Shares will be entitled to receive a 2% annual dividend on the liquidation preference (initially US$10,000 per share), paid quarterly in cash or, at Civeo’s option, by increasing the Preferred Shares’ liquidation preference, or by any combination thereof. In the event that a shelf registration statement does not become effective within the time period specified in the Registration Rights Agreement, the dividend rate is subject to increase to up to a maximum of 3% until such registration statement becomes effective. For more information, please see the section entitled “The Registration Rights Agreement – Shelf Registration Statement.”

Conversion Rights

The Preferred Shares will be convertible into Common Shares at a conversion price of US$3.30 per Preferred Share, subject to customary anti-dilution adjustments, including in the case of dividends or distribution to holders of the Common Shares (the “Conversion Price”). Civeo will have the right to elect to convert the Preferred Shares into Common Shares if the 15-day volume weighted average price of the Common Shares is equal to or exceeds the Conversion Price. Holders of the Preferred Shares will have the right to convert the Preferred Shares into Common Shares at any time after two years from the date of issuance, and the Preferred Shares mandatorily convert after five years from the date of issuance. The Preferred Shares also convert automatically into Common Shares upon a change of control of Civeo. In the event of certain transactions that do not constitute a change of control but which would result in the Common Shares being converted into, or exchanged for, securities, cash or property (a “Reorganization Event”), each Preferred Share will, without the consent of the holders of the Preferred Shares, become convertible into the kind of securities, cash and other property that such holder of Preferred Shares would have been entitled to receive if such holder had converted its Preferred Shares into Common Shares immediately prior to such Reorganization Event.

Redemption Rights

Civeo may, at any time and from time to time, redeem any or all of the Preferred Shares for cash at the liquidation preference, plus accrued and unpaid dividends.

Liquidation Rights

The Preferred Shares will rank senior in all respects to the Common Shares with respect to dividend rights and rights upon the liquidation, dissolution or winding-up of Civeo up to the amount of the liquidation preference and accrued and unpaid dividends.

DESCRIPTION OF CIVEO SHARE CAPITAL

The following summary of the material terms of the Civeo’s share capital following the Acquisition is not intended to be a complete summary of the rights and preferences of such share capital. We urge you to read Civeo’s Notice of Articles, Articles and the proposed amendment to the Articles in their entirety for a complete description of the rights and preferences of Civeo’s securities following the Acquisition. The terms of the Preferred Shares are described in “Description of the Preferred Shares,” and the full text of the terms of proposed amendment to the Articles is attached as Annex C to this proxy statement. Copies of Civeo’s Notice of Articles and Articles have been filed with the SEC as exhibits to its periodic reports. The terms of the Common Shares and the Preferred Shares may also be affected by British Columbia law or the Business Corporations Act (British Columbia).

Authorized Capital

Civeo’s authorized shares consist of 550,000,000 Common Shares, up to 50,000,000 Class A preferred shares, no par value, to be issued in one or more series, and up to 50,000,000 Class B preferred shares, no par value, to be issued in one or more series, provided that the authorized limit of the Class A preferred shares and the Class B preferred shares is 50,000,000 shares in the aggregate. The first series of Class A preferred shares are designated as the “Class A Series 1 Preferred Shares” and are authorized for issuance of up to 50,000,000 Class A Series 1 Preferred Shares, and the first series of Class B preferred shares are designated as the “Class B Series 1 Preferred Shares” and are authorized for issuance of up to 50,000,000 Class B Series 1 Preferred Shares, provided that the authorized limit of the Class A Series 1 Preferred Shares and the Class B Series 1 Preferred Shares are 50,000,000 shares in the aggregate. As of [    ], [    ] Common Shares have been duly and validly issued and outstanding as fully paid and non-assessable shares and no Class A Series 1 Preferred Shares or Class B Series 1 Preferred Shares issued and outstanding. The Preferred Shares issuable pursuant to the Purchase Agreement consist of Class A Series 1 Preferred Shares. None of the Common Shares are held by Civeo or on behalf of Civeo.

Civeo may issue shares subject to the maximum authorized share capital contained in Civeo’s Notice of Articles. The maximum number of shares that Civeo is authorized to issue out of any class or series of shares may be increased or decreased by a resolution passed at a general meeting of shareholders by two thirds of the votes cast on such resolution by shareholders voting shares that carry the right to vote at general meetings. The Civeo Board is authorized to issue new Common Shares, Class A Series 1 Preferred Shares, or Class B Series 1 Preferred Shares without shareholder approval.

The rights and restrictions to which the Common Shares are subject are set out in the Articles. Civeo’s Notice of Articles and Articles permit the Civeo Board, without shareholder approval, to alter and attach special rights and restrictions to the Class A Series 1 Preferred Shares and the Class B Series 1 Preferred Shares, including the number of shares, dividend rights, liquidation preferences, voting rights, conversion rights, preemptive rights and redemption rights.

Common Shares

Voting Rights

Except as provided by law or pursuant to the rights that the directors may attach to the Preferred Shares, the Class B Series 1 Preferred Shares or any future outstanding series of preferred shares, holders of the Common Shares are entitled to one vote for each share held of record on all matters submitted to a vote of the shareholders, have the right to vote for the election of directors and do not have cumulative voting rights. Except as otherwise required by law, holders of the Common Shares are not entitled to vote on any amendment to the Notice of Articles or Articles that prejudices or interferes with the rights and special rights of the Preferred Shares, Class B Series 1 Preferred Shares or any future outstanding series of preferred shares if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the notice of articles and articles or pursuant to British Columbia law or the Business Corporations Act (British Columbia) (the “BCA”).

Dividends

Subject to prior rights and preferences that may be applicable to the Preferred Shares, the Class B Series 1 Preferred Shares or any future outstanding series of preferred shares, holders of the Common Shares are entitled to receive ratably in proportion to the number of Common Shares held by them such dividends (payable in cash, shares or otherwise), if any, as may be declared from time to time by the Civeo Board out of funds available for dividend payments. Dividends will not be declared where there are reasonable grounds for believing the company is insolvent or the payment of dividends would render the company insolvent. There is not a fixed rate of dividends.

Conversion, Sinking Fund, Redemption, Liquidation and Preemption Rights

The holders of the Common Shares have no preferences or rights of conversion, exchange, pre-emption or other subscription rights. There are no redemption or sinking fund provisions applicable to the Common Shares. In the event of any voluntary or involuntary liquidation, dissolution or winding-up of Civeo’s affairs, holders of the Common Shares will be entitled to share ratably in Civeo’s assets in proportion to the Common Shares held by them that are remaining after payment or provision for payment of all of Civeo’s debts and obligations and after distribution in full of preferential amounts to be distributed to holders of the outstanding Preferred Shares, the Class B Series 1 Preferred Shares or any other outstanding preferred shares, if any.

Preferred Shares

Civeo is authorized to issue Class A preferred shares and Class B preferred shares in one or more series. Civeo has further authorized the issuance of Class A Series 1 Preferred Shares and Class B Series 1 Preferred Shares of up to 50,000,000 shares, being the limit of both series of preferred shares to be issued in the aggregate. If the Acquisition is completed, the Class A Series 1 Preferred Shares will have the rights, privileges, restrictions and conditions described in the section of this proxy statement entitled “Description of the Preferred Shares.”

The Class B Series 1 Preferred Shares shall have the rights, privileges, restrictions and conditions as determined and attached from time to time by the board of directors, without the requirement for further shareholder approval. The issuance of preferred shares, while providing flexibility in connection with possible acquisitions and other corporate purposes, could reduce the relative voting power of holders of the Common Shares. It also could affect the likelihood that holders of the Common Shares will receive dividend payments and payments upon liquidation.

Notice of Articles and Articles

Provisions of Civeo’s Notice of Articles and Articles may delay or discourage transactions involving an actual or potential change in control or change in Civeo’s management, including transactions in which shareholders might otherwise receive a premium for their shares, or transactions that Civeo’s shareholders might otherwise deem to be in their best interests. Therefore, these provisions could adversely affect the price of Civeo’s shares.

These provisions are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of Civeo to first negotiate with the company. Civeo believes that the benefits of increased protection and Civeo’s potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure Civeo outweigh the disadvantages of discouraging these proposals because, among other things, negotiation of these proposals could result in an improvement of their terms.

Among other things, Civeo’s Notice of Articles and Articles:

•	provide that Civeo’s directors are divided into three classes serving staggered three-year terms, with only one class being elected each year by Civeo’s shareholders. This classified board may discourage a third party from making a tender offer or otherwise attempting to obtain control of Civeo because it generally makes it more difficult for shareholders to replace a majority of Civeo’s directors;

•	provide that Civeo’s directors may only be removed by shareholders passing a resolution with the requisite majority of three-quarters of the votes cast at a meeting of shareholders entitled to vote in the election of directors, voting together as a single class;

•	establish advance notice procedures with regard to shareholder proposals relating to the nomination of candidates for election as directors or new business to be brought before meetings of Civeo’s shareholders. These procedures provide that notice of shareholder proposals must be timely given in writing to Civeo’s corporate secretary prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be received at Civeo’s principal executive offices not later than 120 days prior to the first anniversary date of the annual meeting for the preceding year. The Articles specify the requirements as to form and content of all shareholders’ notices. These requirements may preclude shareholders from bringing matters before the shareholders at an annual or special meeting;

•	provide the Civeo Board the ability to issue the Preferred Shares and the Class B Series 1 Preferred Shares. This ability makes it possible for the Civeo Board to issue, without shareholder approval, preferred shares with voting or other rights or preferences that could impede the success of any attempt to change control of Civeo. These and other provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of the company;

•	provide that the authorized number of directors may only be set by the Civeo Board;

•	provide that all vacancies, including newly created directorships, may, except as otherwise required by law or, if applicable, the rights of holders of a series of preferred shares, be filled by the affirmative vote of a majority of directors then in office;

•	provide that any action required or permitted to be taken by the shareholders must be effected at a duly called annual or special meeting of shareholders and may not be effected by any consent in writing in lieu of a meeting of such shareholders, subject to the rights of the holders of any series of preferred shares with respect to such series;

•	provide that Civeo’s Notice of Articles and Articles can be amended or repealed at any annual or special meeting of shareholders or amended by the Civeo Board in certain circumstances, including the requirement that certain amendments by the shareholders to the Articles at a meeting be upon a resolution passed by the affirmative vote of the holders of 66 2/3% of the voting power of the issued and outstanding shares entitled to vote on such matters, voting together as a single class; and

•	provide that, if a meeting of shareholders has been adjourned one or more times due to insufficient attendance required to pass any resolution, and at such adjourned meeting, less than the number of holders required to pass any resolution requiring 66 2/3% of the voting power of the issued and outstanding shares is present in person or by proxy, with the approval of the Civeo Board, the holders holding at least 66 2/3% of the shares present in person or by proxy at such adjourned meeting and entitled to vote on the matter, voting together as a single class, may alter the Articles.

When interpreting a director’s duties under British Columbia law, Canadian courts have generally interpreted a director’s duty to act in “the best interest of the company” to include a duty to treat all stakeholders affected by corporate actions equitably and fairly, including in the context of a change of control transaction. Accordingly, in determining what is in “the best interests of the company”, it may be legitimate for Civeo’s directors to consider the interests of not only the company’s shareholders, but other stakeholders, such as employees and creditors, as well.

Limitation of Liability and Indemnification Matters

The Articles provide for the indemnification of directors to the fullest extent authorized by the BCA against all expenses, liabilities and losses (including judgments and fines) which may be reasonably incurred by reason of being or having been a director of the company, except for liability that cannot be indemnified under British Columbia law. British Columbia law provides that a company must not indemnify its directors if any of the following circumstances apply:

•	if the indemnity or payment is made under an earlier agreement to indemnify or pay expenses and, at the time that the agreement to indemnify or pay expenses was made, the company was prohibited from giving the indemnity or paying the expenses by its articles;

•	if the indemnity or payment is made otherwise than under an earlier agreement to indemnify or pay expenses and, at the time that the indemnity or payment is made, the company is prohibited from giving the indemnity or paying the expenses by its articles;

•	if, in relation to the subject matter of the relevant proceeding, the director did not act honestly and in good faith with a view to the best interests of the company or the associated corporation, as the case may be, with such associated corporation being an affiliate of the company or a partnership, trust, joint venture or other unincorporated entity in which the director served in the capacity as a director or a position equivalent to that thereof, at the request of the company; or

•	in the case of the relevant proceeding other than a civil proceeding, if the director did not have reasonable grounds for believing that the director’s conduct in respect of which the proceeding was brought was lawful.

Notwithstanding any of the above prohibitions, the company or a director may apply to court for an order that the company must indemnify the director for any liability or expenses incurred by the director or for any other related obligations of the company.

The Articles also provide that Civeo will indemnify its directors and officers to the fullest extent permitted by British Columbia law. The Articles also permit Civeo to purchase insurance on behalf of any officer, director, employee or other agent of the company or, at its request, of another entity, for any liability arising out of that person’s actions in such capacity. Civeo has entered into indemnification agreements with each of its current directors and executive officers requiring Civeo to indemnify these individuals to the fullest extent permitted under British Columbia law against liability that may arise by reason of their service to Civeo, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified, and have received a written undertaking from each such director and officer as required under British Columbia law.

PRINCIPAL SHAREHOLDERS OF CIVEO AFTER THE ACQUISITION

After closing of the Acquisition, assuming all shares are released from escrow, current Civeo shareholders will own approximately [    ]% of the outstanding Common Shares and former Noralta shareholders will own approximately [    ]% of the outstanding Common Shares ([    ]% and [    ]% of the outstanding Common Shares by the Torgerson Trust and 989677, respectively), in each case on an as converted and fully diluted basis. If no shares are released from escrow, current Civeo shareholders will own approximately [    ]% of the outstanding Common Shares and former Noralta shareholders will own approximately [    ]% of the outstanding Common Shares, in each case on an as converted and fully diluted basis. The trustees of the Torgerson Trust are Lance Torgerson, Tammy Torgerson and Richard Torgerson. As legal title to the Common Shares and Preferred Shares to be held by the Torgerson Trust will vest in the trustees and the trustees will control and have the power to vote such shares and to exercise all rights incidental to the ownership of such shares in their capacity as the trustees of the Torgerson Trust, they may be deemed under applicable securities laws to also be the beneficial owner of such shares. Lance Torgerson is the indirect beneficial owner of all of the voting shares of 989677 and therefore may be deemed under applicable securities laws to be the beneficial owner of the Common Shares to be held by 989677.

MARKET PRICE AND DIVIDEND INFORMATION

Civeo

Price Range of Securities

The Common Shares trade on the NYSE under the symbol “CVEO”. On November 24, 2017, the last business day prior to the announcement of the Acquisition, the Common Shares closed at $2.01. The following table includes the high and low sales prices for the Common Shares for the periods presented.

	High	Low	Dividend Declared per Share
Fiscal Year 2017
Fourth Quarter (through December 15, 2017)	$2.92	$1.83	—
Third Quarter	2.95	1.57	—
Second Quarter	3.34	1.75	—
First Quarter	3.73	2.21	—
Fiscal Year 2016
Fourth Quarter	$2.81	$1.06	—
Third Quarter	1.93	1.00	—
Second Quarter	2.40	1.01	—
First Quarter	1.64	0.75	—
Fiscal Year 2015
Fourth Quarter	$2.39	$1.28	—
Third Quarter	3.12	1.17	—
Second Quarter	4.95	2.55	—
First Quarter	4.20	2.25	—

Dividends

Civeo does not currently pay any cash dividends on the Common Shares. The declaration and amount of all potential future dividends will be at the discretion of the Civeo Board and will depend upon many factors, including Civeo’s financial condition, results of operations, cash flows, prospects, industry conditions, capital requirements of Civeo’s business, covenants associated with certain debt obligations, legal requirements, regulatory constraints, industry practice and other factors the Civeo Board deems relevant. In addition, Civeo’s ability to pay dividends is limited by covenants in its credit agreement. Future agreements may also limit Civeo’s ability to pay dividends, and Civeo may incur incremental taxes if required to repatriate foreign earnings to pay such dividends. If Civeo elects to pay dividends in the future, the amount per share of such dividend payments may be changed, or dividends may again be suspended, without advance notice. The likelihood that dividends will be reduced or suspended is increased during periods of market weakness. There can be no assurance that Civeo will pay a dividend in the future.

Noralta

Noralta is a privately-held company, and there is no established trading market for its securities.

UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

The following unaudited pro forma combined financial data, which we refer to as the pro forma financial statements, give effect to the Acquisition of Noralta to be accounted for under the acquisition method of accounting in accordance with Accounting Standards Codification 805, Business Combinations (“ASC 805”) by Civeo.

The unaudited pro forma combined statements of operations have been prepared to give effect to the Acquisition as if it had been completed on January 1, 2016. The unaudited pro forma combined balance sheet has been prepared to give effect to the Acquisition as if it had been completed on September 30, 2017.

The pro forma financial statements are based on the historical audited and unaudited consolidated financial position and results of operations of Civeo and Noralta. The pro forma financial statements should be read in conjunction with the information contained in the sections entitled “The Acquisition,” “Summary – Selected Historical Financial Data of Noralta,” “Summary – Selected Historical Financial Data of Civeo” and “Annex E – Noralta Management’s Discussion and Analysis of Financial Condition and Results of Operations” of this proxy statement and the historical consolidated financial statements and related notes appearing elsewhere in, or incorporated by reference into, this proxy statement.

Under the terms and subject to the conditions set forth in the Purchase Agreement, at closing, Civeo will acquire, directly or indirectly, all of the issued and outstanding shares of Noralta. As a result, Civeo will account for the Acquisition as an acquisition of Noralta. Accordingly, Noralta’s tangible and identifiable intangible assets acquired and liabilities assumed will be recorded at fair value at the date of completion of the Acquisition, with the excess of the purchase consideration over the fair value of Noralta’s net assets being recorded as goodwill. Valuations of property, plant and equipment and intangible and other assets acquired and liabilities assumed are preliminary as management is still reviewing the characteristics and assumptions related to Noralta’s assets acquired and liabilities assumed. Estimates and assumptions are subject to change upon finalization of these preliminary valuations at the time of consummation of the Acquisition. After consummation of the Acquisition, the completion of the valuation work could result in significantly different depreciation and amortization expenses and balance sheet classifications.

The pro forma financial statements were prepared in accordance with Article 11 of SEC Regulation S-X. The pro forma adjustments reflecting completion of the Acquisition are based upon the acquisition method of accounting in accordance with U.S. GAAP, and upon the assumptions set forth in the notes to the pro forma financial statements.

The historical financial data has been adjusted to give pro forma effect to events that are (1) directly attributable to the Acquisition, (2) factually supportable, and (3) with respect to the statements of operations, expected to have a continuing impact on the combined results. The pro forma financial statements do not reflect any revenue enhancements, anticipated synergies or dis-synergies, operating efficiencies or cost savings that may be achieved. The fair value adjustments applied to the assets acquired and liabilities assumed reflected in the pro forma financial data are preliminary and are based on management’s estimates of the fair value and useful lives of the assets acquired and liabilities assumed.

The pro forma adjustments included in this proxy statement are subject to modification as additional information becomes available and additional analyses are performed depending on changes in interest rates, changes in foreign currency rates, changes in share prices and the final fair value determination of the assets acquired and liabilities assumed. The final allocation of the total purchase accounting will be determined after the Acquisition is closed and after completion of thorough analyses to determine the fair value of Noralta’s tangible and identifiable intangible assets acquired and liabilities assumed as of the date the Acquisition is completed. Increases or decreases in the fair values of the net assets acquired as compared with the information shown in the pro forma financial statements may change the amount of the total purchase consideration allocated to goodwill and other assets and liabilities, and may impact the combined statements of operations due to adjustments in depreciation and amortization of the adjusted assets or liabilities. Any changes to Noralta’s equity, including results of operations from August 31, 2017 through the date the Acquisition is completed, will also change the purchase accounting, which may include the recording of a lower or higher amount of goodwill. The final adjustments may be materially different from the pro forma financial statements presented in this proxy statement.

The pro forma financial statements are not intended to represent or be indicative of the consolidated results of operations or financial position that would have been reported had the Acquisition been completed as of the dates presented, and should not be taken as representative of the future consolidated results of operations or financial position of the combined company following the Acquisition. The actual financial position and results of operations of the combined company following the Acquisition may significantly differ from the pro forma financial statements reflected herein due to a variety of factors.

The pro forma financial statements are based upon available information and certain assumptions that management believes are reasonable.

CIVEO CORPORATION

UNAUDITED PRO FORMA COMBINED BALANCE SHEET

SEPTEMBER 30, 2017

(U.S. Dollars In Thousands)

	Historical Civeo	Historical Adjusted Noralta (Notes 2 and 6)	Transaction Adjustments	Notes	Pro Forma
ASSETS
Current assets:
Cash and cash equivalents	$54,002	$—	$113,870	4(a)	$—
			(167,872)	3
Accounts receivable, net	63,113	22,757	(162)	4(c)	85,708
Inventories	4,857	2,047	—		6,904
Prepaid expenses	10,281	1,256	—		11,537
Other current assets	5,948	209	—		6,157

Total current assets	138,201	26,269	(54,164)		110,306
Property, plant and equipment, net	756,138	125,575	59,951	4(b)	941,664
Goodwill			74,138	4(b)	74,138
Intangible assets, net	24,700	—	89,265	4(b)	113,965
Other noncurrent assets	10,711	—	—		10,711

Total assets	$929,750	$151,844	$169,190		$1,250,784

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$23,893	$8,777	$(162)	4(c)	$32,508
Accrued liabilities	19,429	3,496	6,000	4(d)	28,925
Income taxes	407	—	—		407
Current portion of long-term debt	16,671	11,399	(11,314)	4(e)	16,756
Deferred revenue	4,016	—	—		4,016
Other current liabilities	1,625	1,005	—		2,630

Total current liabilities	66,041	24,677	(5,476)		85,242
Long-term debt, less current maturities	307,522	56,080	113,870	4(a)	421,395
			(56,077)	4(e)
Deferred income taxes	—	19,456	41,068	4(f)	60,524
Other noncurrent liabilities	30,358	6,877	(1,079)	4(e)	36,156

Total liabilities	403,921	107,090	92,306		603,317
Preferred shares	—	382,127	(382,127)	4(e)	—
Shareholders’ Equity:
Common shares	—	—	—		—
Additional paid-in capital	1,382,160	—	72,468	4(b)	1,454,628
Preferred equity	—	—	55,170	4(b)	55,170
Accumulated deficit	(531,534)	(337,373)	450,597	4(e)	(537,534)
			(6,000)	4(d)
			(113,224)	4(b)
Common shares held in treasury at cost	(358)	—	—		(358)
Accumulated other comprehensive loss	(324,563)	—	—		(324,563)

Total Civeo Corporation shareholders’ equity	525,705	(337,373)	459,011		647,343

Noncontrolling interest	124	—	—		124

Total shareholders’ equity	525,829	(337,373)	459,011		647,467

Total liabilities and shareholders’ equity	$929,750	$151,844	$169,190		$1,250,784

See accompanying Notes to Unaudited Pro Forma Combined Financial Information.

CIVEO CORPORATION

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

NINE MONTHS ENDED SEPTEMBER 30, 2017

(U.S. Dollar In Thousands, Except Per Share Amounts)

	Historical Civeo	Historical Adjusted Noralta (Notes 2 and 6)	Transaction Adjustments	Notes	Pro Forma
Revenues:
Service and other	$274,438	$83,959	$(1,113)	5(a)	$357,284
Product	6,490	—	—		6,490

	280,928	83,959	(1,113)		363,774
Costs and expenses:
Service and other costs	179,044	43,852	(1,113)	5(a)	221,783
Product costs	7,639	—	—		7,639
Selling, general and administrative expenses	44,141	5,836	(673)	5(b)	49,304
Depreciation and amortization expense	97,083	10,899	(10,899)	5(c)	109,910
			12,827	5(c)
Impairment expense	4,360	—	—		4,360
Other operating expense	1,104	1,194	—		2,298

	333,371	61,781	142		395,294

Operating income (loss)	(52,443)	22,178	(1,255)		(31,520)
Interest expense to third-parties	(15,697)	(7,946)	7,946	5(d)	(18,568)
			(2,871)	5(e)
Gain (loss) on extinguishment of debt	(842)	993	(993)	5(d)	(842)
Interest income	69	—	—		69
Other income	1,247	3,190	—		4,437

Income (loss) before income taxes	(67,666)	18,415	2,827		(46,424)
Income tax benefit (provision)	9,875	(5,025)	(763)	5(f)	4,087

Net income (loss)	(57,791)	13,390	2,064		(42,337)
Less: Net income attributable to noncontrolling interest	343	—	—		343

Net income (loss) attributable to Civeo Corporation	(58,134)	13,390	2,064		(42,680)

Preferred share dividend	—	—	(1,452)	5(h)	(1,452)
Net income (loss) attributable to Civeo common shareholders	$(58,134)	$13,390	$612		$(44,132)

Per Share Data
Basic net loss attributable to Civeo Corporation common shareholders	$(0.46)				$(0.27)
Diluted net loss attributable to Civeo Corporation common shareholders	$(0.46)				$(0.27)
Weighted average number of common shares outstanding
Basic	127,512		32,791	5(g)	160,303
Diluted	127,512		32,791	5(g)	160,303

See accompanying Notes to Unaudited Pro Forma Combined Financial Information.

CIVEO CORPORATION

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

YEAR ENDED DECEMBER 31, 2016

(U.S. Dollar In Thousands, Except Per Share Amounts)

	Historical Civeo	Historical Adjusted Noralta (Notes 2 and 6)	Transaction Adjustments	Notes	Pro Forma
	(Audited)
Revenues:
Service and other	$378,585	$102,891	$(187)	5(a)	$481,289
Product	18,645	—	—		18,645

	397,230	102,891	(187)		499,934
Costs and expenses:
Service and other costs	238,037	52,553	(187)	5(a)	290,403
Product costs	21,613	—	—		21,613
Selling, general and administrative expenses	55,297	7,409	—	5(b)	62,706
Depreciation and amortization expense	131,302	15,370	(15,370)	5(c)	150,728
			19,426	5(c)
Impairment expense	46,129	—	—		46,129
Other operating expense	612	2,384	—		2,996

	492,990	77,716	3,869		574,575

Operating income (loss)	(95,760)	25,175	(4,056)		(74,641)
Interest expense to third-parties	(22,667)	(10,992)	10,992	5(d)	(26,495)
			(3,828)	5(e)
Gain (loss) on extinguishment of debt	(302)	4,091	(4,091)	5(d)	(302)
Interest income	152	—	—		152
Other income (expense)	2,645	10	—		2,655

Income (loss) before income taxes	(115,932)	18,284	(982)		(98,631)

Income tax benefit (provision)	20,105	(4,965)	266	5(f)	15,406

Net income (loss)	(95,827)	13,319	(717)		(83,225)

Less: Net income attributable to noncontrolling interest	561	—	—		561

Net income (loss) attributable to Civeo Corporation	(96,388)	13,319	(717)		(83,786)

Preferred share dividend	—	—	(1,936)	5(h)	(1,936)
Net income (loss) attributable to Civeo common shareholders	$(96,388)	$13,319	$(2,653)		$(85,722)

Per Share Data
Basic net loss attributable to Civeo Corporation common shareholders	$(0.90)				$(0.61)

Diluted net loss attributable to Civeo Corporation common shareholders	$(0.90)				$(0.61)

Weighted average number of common shares outstanding
Basic	107,024		32,791	5(g)	139,815
Diluted	107,024		32,791	5(g)	139,815

See accompanying Notes to Unaudited Pro Forma Combined Financial Information.

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

1.	Description of Acquisition

On November 26, 2017, Civeo and Noralta entered into the Purchase Agreement, pursuant to which Civeo will acquire, directly or indirectly, all of the issued and outstanding shares of Noralta. The consideration for the Acquisition payable at closing will be an amount equal to (i) C$209,500,000 in cash, subject to customary adjustments for Noralta’s working capital, debt, cash and unpaid transaction expenses at closing, of which C$28,500,000 will be held in escrow by the Escrow Agent to support the sellers’ indemnification obligations under the Purchase Agreement, (ii) 32,790,868 Common Shares, of which 13,491,100 shares will be held in escrow by the Escrow Agent and released in three equal installments from escrow upon the satisfaction of certain conditions related to a customer contract remaining in place in June 2021, June 2022 and June 2023, and (iii) 9,679 Preferred Shares with an initial liquidation preference of US$96,790,000. Subject to obtaining regulatory approvals and Civeo shareholder approval of the share issuance proposal, and satisfying certain other closing conditions, it is anticipated that the Acquisition will be completed in the second quarter of 2018.

2.	Basis of Presentation

The pro forma financial statements are based on Civeo’s and Noralta’s historical consolidated financial statements as adjusted to give pro forma effect to the acquisition of Noralta by Civeo. Civeo’s fiscal year-end is December 31, 2016, whereas Noralta’s fiscal year-end is May 31, 2017. The unaudited pro forma combined financial statements as at September 30, 2017 and for the nine months ended September 30, 2017 and for the year ended December 31, 2016 have been prepared using calculated historical results of Noralta (the “historical adjusted results”) that end within 93 days or less of the respective pro forma period. In order to calculate the historical adjusted results for Noralta in the unaudited pro forma combined statement of operations for the nine months ended September 30, 2017, the six months ended November 30, 2016 have been deducted from the twelve months ended May 31, 2017 and this calculated six month period has been added to the three months ended August 31, 2017. For the year ended December 31, 2016, the six months ended November 30, 2015 have been deducted from the twelve months ended May 31, 2016 and this calculated six month period has been added to the six months ended November 30, 2016. Noralta’s historical adjusted balance sheet included in the pro forma financial statements is as of August 31, 2017.

In addition, the historical financial information of Noralta is reported pursuant to ASPE and presented in Canadian dollars. The historical financial information of Civeo is reported pursuant to U.S. GAAP and presented in U.S. dollars. The historical adjusted results used in the preparation of the pro forma financial statements includes adjustments and reclassifications to convert the balance sheet and statements of operations of Noralta from ASPE to U.S. GAAP and to translate the financial statements from Canadian dollars to U.S. dollars (see Note 6).

The historical financial data has been adjusted to give pro forma effect to events that are (i) directly attributable to the Acquisition, (ii) factually supportable, and (iii) with respect to the unaudited pro forma combined statements of operations, expected to have a continuing impact on the combined results. The pro forma adjustments are preliminary and based on estimates of the fair value and useful lives of the assets acquired and liabilities assumed, and have been prepared by Civeo management to illustrate the estimated effect of the Acquisition and certain other adjustments. The unaudited pro forma combined financial statements of operations for the nine months ended September 30, 2017 and the year ended December 31, 2016 give effect to the acquisition of Noralta as if it had occurred on January 1, 2016. The unaudited pro forma combined balance sheet as of September 30, 2017 gives effect to the acquisition of Noralta as if it has occurred on September 30, 2017.

Upon closing of the Acquisition, the combined company will own 100% of Noralta. Subsequent to the effective date of the Acquisition, any transactions occurring between Civeo and Noralta will be considered intercompany transactions and will be eliminated. Adjustments to reflect the elimination of balances and transactions between Civeo and Noralta as of and for the periods presented have been made in the pro forma financial statements.

Significant Accounting Policies

The pro forma financial statements were prepared in accordance with Article 11 of SEC Regulation S-X. The accounting policies under U.S. GAAP used in the preparation of the pro forma financial statements are those set forth in Civeo’s audited financial statements included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2016, which have been incorporated by reference herein.

The accounting policies of Noralta under ASPE are as described in Note 2 to its historical consolidated financial statements included in this proxy statement. The conversion of the Noralta historical consolidated financial statements from ASPE to U.S. GAAP and the translation from Canadian dollar amounts into U.S. dollars is discussed further in Note 6 below.

3.	Calculation of Purchase Consideration

The total purchase consideration to be received by Noralta shareholders will be based on the fair value of the Common Shares and Preferred Shares deemed to be issued at the effective time of the Acquisition. The preliminary purchase consideration below reflects the estimated fair value of Common Shares issued, which is based on the price on December 15, 2017 of Civeo Common Shares of $2.21 per share. The preliminary purchase consideration below reflects the estimated fair value of Preferred Shares issued, which is valued at 57% of the initial liquidation preference of the Preferred Shares of US$96,790,000. The amount of total purchase consideration below is not necessarily indicative of the actual consideration that will be transferred at the effective time of the Acquisition to Noralta shareholders.

The preliminary estimated purchase consideration and estimated fair value of Noralta’s net assets acquired as if the Acquisition closed on December 15, 2017 is presented as follows:

(In thousands U.S. Dollars, except per share data)
Common Shares to be issued	32,791
Common Share price as of December 15, 2017	$2.21

Common Share consideration		$72,468
Cash consideration		167,872
Preferred Share consideration		55,170

Estimated purchase consideration		$295,510

A $1 increase/decrease in the closing price of Civeo’s Common Shares would result in a US$32,791,000 increase/decrease in goodwill and additional paid-in-capital.

Preliminary Purchase Accounting

Under the acquisition method of accounting, Civeo will record the Noralta assets acquired and liabilities assumed at their respective fair value at the date of the completion of the Acquisition. The pro forma adjustments are preliminary based on estimates of the fair value and useful lives of the assets as of September 30, 2017, and have been prepared by Civeo management to illustrate the estimated effect of the Acquisition. The purchase accounting is dependent upon certain valuation and other studies that have not yet been completed. Accordingly, the preliminary purchase accounting is subject to further adjustments as additional information becomes available and as additional analyses and final valuations are conducted following the completion of the Acquisition. The final valuations could differ materially from the preliminary valuations presented below and, as such, no assurances can be provided regarding the preliminary purchase accounting.

The following table summarizes the preliminary allocation of the purchase consideration to the identifiable assets acquired and liabilities assumed of Noralta, with the excess of the purchase consideration issued over the fair value of Noralta’s net assets recorded as goodwill:

(In thousands U.S. Dollars)
Calculation of goodwill:
Estimated purchase consideration	$295,510

Recognized amounts of identifiable assets acquired and liabilities assumed:
Historical book value of net assets	44,754
Plus: Liabilities not assumed
Current maturities of long-term debt	4,808
Long-term debt, net of current maturities	56,077
Bank indebtedness	6,506
Promissory notes payable	1,079

Fair value adjustments to assets acquired and liabilities assumed	113,224
Identifiable intangible assets	89,265
Tangible assets	59,951
Deferred tax liability	(41,068)

Goodwill	$74,138

(In thousands U.S. dollars, except estimated useful lives)	Estimated Useful Life	Amount
Identifiable intangible assets
Noralta trade name	1	$2,324
Customer contracts	20	86,941

		$89,265

4.	Notes to Unaudited Pro Forma Combined Balance Sheet

(a)	Simultaneous with the closing of the Acquisition, Civeo expects to draw on its existing revolving credit facility (the “credit facility”) to finance a portion of the cash component of the purchase consideration. Adjustment represents the additional cash used and debt financing incurred by Civeo to fund the estimated purchase consideration.

(b)	Represents the net adjustment to Noralta assets acquired and liabilities assumed based on the estimated preliminary fair value of the assets acquired and liabilities assumed as discussed in Note 3.

(c)	Represents the elimination of accounts receivable and accounts payable in connection with historical services provided by Civeo to Noralta.

(d)	Represents an estimate of the future transaction related costs directly attributable to the Acquisition, including advisory and legal fees that are recorded as an adjustment to the unaudited pro forma combined balance sheet. These amounts will be expensed as incurred in the future and are not reflected in the unaudited pro forma combined statement of operations.

(e)	Represent the elimination of historical share capital and liabilities of Noralta not assumed upon completion of the Acquisition. Based on the terms of the Purchase Agreement, certain liabilities of Noralta were not assumed by Civeo. The pro forma financial statements have been adjusted to remove such liabilities.

(f)	Represents the net adjustment to deferred tax liabilities resulting from the preliminary purchase accounting adjustments to assets acquired utilizing the Canadian Federal statutory tax rate of 27%.

5.	Notes to Unaudited Pro Forma Combined Statements of Operations

(a)	Represents the elimination of revenue and expenses in connection with historical services provided by Civeo to Noralta.

(b)	Represents the elimination of transaction related expenses that were directly attributable to the Acquisition, including advisory and legal fees. There were no such expenditures incurred in the year ended December 31, 2016. For pro forma purposes, these expenditures have been removed from the unaudited pro forma combined statements of operations, as they are non-recurring transaction related expenses.

(c)	Represents the elimination of Noralta’s historical depreciation and amortization expense, and the recognition of depreciation and amortization expense based on the fair value of the assets acquired (see Note 4 (b)) which will be amortized over the remaining useful life of the asset using Civeo’s useful life assumption for the respective asset classes.

(d)	Represents the elimination of Noralta’s historical interest expense and gain on extinguishment of debt. Based on the terms of the asset purchase agreement, none of Noralta’s long-term debt was assumed by Civeo in the Acquisition.

(e)	Represents the adjustment to record interest expense related to additional financing required to fund the cash component of the purchase consideration. Simultaneous with the closing of the Acquisition, Civeo expects to draw on its credit facility to finance a portion of the cash component of the purchase consideration. To reflect this additional financing, there is an adjustment to include additional interest expense calculated using a rate of 5.0% on the additional draw against the credit facility, less a reduction related to the undrawn commitment fee contained within the credit facility calculated using a rate of 0.79%. Each 0.125% change in assumed interest rates for our credit facility would change pro forma interest expense by approximately $0.1 million for both the nine months ended September 30, 2017 and for the year ended December 31, 2016.

(f)	Represents the tax effect of preliminary purchase accounting adjustments utilizing the Canadian statutory tax rate of 27%.

(g)	Represents an adjustment to the weighted average shares outstanding for Civeo to illustrate the number of Common Shares that are expected to be issued to consummate the Acquisition and assumes no conversion of the Preferred Shares as such conversion would be anti-dilutive.

(h)	Represents the adjustment to record dividends related to the Preferred Shares calculated using the 2% annual dividend rate and the initial liquidation preference.

6.	Adjustments to Noralta Historical Financial Statements to Conform to U.S. GAAP

Noralta’s historical financial statements have been prepared in accordance with ASPE, which differs in certain material respects from U.S. GAAP. In order to prepare pro forma financial statements, Noralta’s historical financial statements have been adjusted to reflect Noralta’s consolidated statements of operations and statement of financial position on a U.S. GAAP basis.

NORALTA LODGE LTD.

UNAUDITED HISTORICAL ADJUSTED BALANCE SHEET

AUGUST 31, 2017

(In Thousands U.S. Dollars (“USD”) and Canadian Dollars (“CAD”) )

	Historical Noralta	Reclassification Adjustments (Note 6(a))	ASPE to US GAAP Conversion Adjustments	Notes	Historical Adjusted Noralta	Historical Adjusted Noralta (Note 6(c))
	CAD	CAD	CAD		CAD	USD
ASSETS
Current assets:
Accounts receivable	$27,763	$(27,763)	$—		$—	$—
Trade and other receivables	—	27,763	637	6(b)i	28,400	22,757
Income taxes recoverable	260	(260)	—		—	—
Inventory	2,554	—	—		2,554	2,047
Prepaid expenses and deposits	1,568	(1,568)	—		—	—
Prepaid expenses	—	1,568	—		1,568	1,256
Advances to shareholder	5,668	(5,668)	—		—	—
Other current assets	—	5,928	(5,668)	6(b)ii	260	209

Total current assets	37,813	—	(5,031)		32,782	26,269
Property and equipment	161,393	182	(4,861)	6(b)iii	156,714	125,575
Intangible assets	182	(182)	—		—	—

Total assets	$199,388	$—	$(9,892)		$189,496	$151,844

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Bank indebtedness	$9,701	$(9,701)	$—		$—	$—
Accounts payable and accrued liabilities	13,097	(13,097)	—		—	—
Accounts payable	—	9,847	1,106	6(b)i	10,953	8,777
Accrued liabilities	—	3,250	1,113	6(b)i	4,363	3,496
Obligations under capital lease	106	(106)	—		—	—
Long-term debt	6,000	(6,000)	—		—	—
Current portion of long-term debt	—	15,807	(1,582)	6(b)i	14,225	11,399
Asset retirement obligations	1,254	(1,254)	—		—	—
Other current liabilities	—	1,254	—		1,254	1,005

Total current liabilities	30,158	—	637		30,795	24,677
Obligations under capital lease	4	(4)	—		—	—
Long-term debt	69,982	(69,982)	—		—	—
Long-term debt, less current maturities	—	69,986	—		69,986	56,080
Asset retirement obligations	7,776	(7,776)	—		—	—
Promissory note payable	1,346	(1,346)	—		—	—
Unearned revenue	4,968	(4,968)	—		—	—
Future income taxes	24,106	(24,106)	—		—	—
Deferred income taxes	—	24,106	175	6(b)iii	24,281	19,456
Other noncurrent liabilities	—	14,090	(5,508)	6(b)iii	8,582	6,877

	108,182	—	(5,333)		102,849	82,413

Total liabilities	138,340	—	(4,696)		133,644	107,090
Preferred shares	—	—	476,884	6(b)iv	476,884	382,127
Shareholders’ equity:
Preferred shares	9,592	—	(9,592)	6(b)(iv)	—	—
Retained earnings	51,456	(51,456)	—		—	—
Accumulated deficit	—	51,456	(472,488)	6(b)i, 6(b)ii, 6(b)iii, 6(b)iv	(421,032)	(337,373)

Total shareholders’ equity	61,048	—	(482,080)		(421,032)	(337,373)

Total liabilities and shareholders’ equity	$199,388	$—	$(9,892)		$189,496	$151,844

NORALTA LODGE LTD.

UNAUDITED HISTORICAL ADJUSTED STATEMENT OF OPERATIONS

NINE MONTHS ENDED AUGUST 31, 2017

(In Thousands U.S. Dollars (“USD”) and Canadian Dollars (“CAD”) )

	Historical Noralta	Reclassification Adjustments (Note 6(a))	ASPE to US GAAP Conversion Adjustments	Notes	Historical Adjusted Noralta	Historical Adjusted Noralta (Note 6(c))
	CAD	CAD	CAD		CAD	USD
Revenue:	$108,556	$(108,556)	$—		$—	$—
Service and other	—	108,556	2,063	6(b)i	110,619	83,959
Costs and expenses:
Service and other costs	—	55,713	2,063	6(b)i	57,776	43,852
Wages and benefits	21,371	(21,371)	—		—	—
Groceries	16,213	(16,213)	—		—	—
Telephone and utilities	7,324	(7,324)	—		—	—
Rent	2,498	(2,498)	—		—	—
Contracted Services	2,513	(2,513)	—		—	—
Aircraft and travel	1,368	(1,368)	—		—	—
Repairs and maintenance	1,252	(1,252)	—		—	—
Property taxes	1,646	(1,646)	—		—	—
Lodge supplies	779	(779)	—		—	—
Insurance	749	(749)	—		—	—
Professional Fees	100	(100)	—		—	—
Selling, general and admin expenses	—	7,689	—		7,689	5,836

	55,813	7,589	2,063		65,465	49,688

	52,743	(7,589)	—		45,154	34,271
General and administrative expenses	7,589	(7,589)	—		—	—

	45,154	—	—		45,154	34,271

Amortization	14,776	(14,776)	—		—	—
Depreciation and amortization expense	—	14,776	(417)	6(b)iii	14,359	10,899
Reorganization cost	1,284	(1,284)	—		—	—
Mobilization and demobilization costs	82	(82)	—		—	—
Other operating expense	—	1,544	29	6(b)iii	1,573	1,194
Interest	10,469	(10,469)	—		—	—

	26,611	(10,291)	(388)		15,932	12,093

Operating income	18,543	10,291	388		29,222	22,178

Interest expense to third-parties	—	(10,469)	—		(10,469)	(7,946)
Insurance proceeds	3,320	(3,320)	—		—	—
Accretion	(178)	178	—		—	—
Gain on repayment of long-term debt	1,307	(1,307)	—		—	—
Gain (loss) on extinguishment of debt	—	1,307	—		1,307	993
Gain on disposal of property and equipment	884	(884)	—		—	—
Loss on foreign exchange	(1)	1	—		—	—
Other income	—	4,203	—		4,203	3,190

	5,688	10,291	—		(4,959)	(3,763)

Income before income taxes	23,875	—	388		24,263	18,415

Current	5,107	(5,107)	—		—	—
Future	1,409	(1,409)	—		—	—
Income tax benefit (provision)	—	6,516	105	6(b)iii	6,621	5,025

	6,516	—	105		6,621	5,025

Net income attributable to Noralta	$17,359	$—	$283		$17,642	$13,390

NORALTA LODGE LTD.

UNAUDITED HISTORICAL ADJUSTED STATEMENT OF OPERATIONS

TWELVE MONTHS ENDED NOVEMBER 30, 2016

(In Thousands U.S. Dollars (“USD”) and Canadian Dollars (“CAD”) )

	Historical Noralta	Reclassification Adjustments (Note 6(a))	ASPE to US GAAP Conversion Adjustments	Notes	Historical Adjusted Noralta	Historical Adjusted Noralta (Note 6(c))
	CAD	CAD	CAD		CAD	USD
Revenue:	$135,405	$(135,405)	$—		$—	$—
Service and other	—	135,405	1,170	6(b)i	136,575	102,891
Costs and expenses:
Service and other costs	—	68,587	1,170	6(b)i	69,757	52,553
Wages and benefits	31,954	(31,954)	—		—	—
Groceries	15,496	(15,496)	—		—	—
Telephone and utilities	7,696	(7,696)	—		—	—
Rent	2,878	(2,878)	—		—	—
Contracted Services	2,507	(2,507)	—		—	—
Aircraft and travel	2,148	(2,148)	—		—	—
Repairs and maintenance	1,502	(1,502)	—		—	—
Property taxes	1,295	(1,295)	—		—	—
Lodge supplies	1,627	(1,627)	—		—	—
Insurance	933	(933)	—		—	—
Professional Fees	240	(240)	—		—	—
Selling, general and admin expenses	—	9,834	—		9,834	7,409

	68,276	10,145	1,170		79,591	59,962

	67,129	(10,145)	—		56,984	42,929
General and administrative expenses	9,594	(9,594)	—		—	—

	57,535	(551)	—		56,984	42,929

Amortization	20,680	(20,680)	—		—	—
Depreciation and amortization expense	—	20,680	(278)	6(b)iii	20,402	15,370
Reorganization cost	884	(884)	—		—	—
Mobilization and demobilization costs	2,261	(2,261)	—		—	—
Other operating expense	—	3,145	19	6(b)iii	3,164	2,384
Interest	14,591	(14,591)	—		—	—

	38,416	(14,591)	(259)		23,566	17,754

Operating income	19,119	14,040	259		33,418	25,175

Interest expense to third-parties	—	(14,591)	—		(14,591)	(10,992)
Wildfire costs	(1,851)	1,851	—		—	—
Insurance proceeds	1,300	(1,300)	—		—	—
Accretion	(71)	71	—		—	—
Gain on repayment of long-term debt	5,430	(5,430)	—		—	—
Loss on extinguishment of debt	—	5,430	—		5,430	4,091
Gain on disposal of property and equipment	90	(90)	—		—	—
Loss on foreign exchange	(6)	6	—		—	—
Other expense	—	13	—		13	10

	4,892	(14,040)	—		(9,148)	(6,891)

Income before income taxes	24,011	—	259		24,270	18,284

Current	4,181	(4,181)	—		—	—
Future	2,339	(2,339)	—		—	—
Income tax benefit (provision)	—	6,520	70	6(b)iii	6,590	4,965

	6,520	—	70		6,590	4,965

Net income attributable to Noralta	$17,491	$—	$189		$17,680	$13,319

(a)	Represents reclassifications of historical Noralta financial statement line items to conform to the expected financial statement line items of the combined company following the Acquisition.
(b)	Represents adjustments to illustrate the impact of applying U.S. GAAP to Noralta’s historical financial information. Previously, Noralta prepared its historical financial information in accordance with ASPE. An explanation of the adjustments that were made are as follows:

i)	U.S. GAAP requires consolidation decisions first be made under the Variable Interest Entity (“VIE”) model. ASPE focuses on the concept of control in determining whether a parent-subsidiary relationship exists. It was determined that certain limited partnership arrangements required consolidation under the VIE model because Noralta was the primary beneficiary and had the obligation to absorb losses and right to receive benefits. Accordingly, this adjustment reflects the impact of consolidation of these arrangements.

ii)	U.S. GAAP requires that advances from a shareholder be classified as a reduction in equity to properly reflect the nature of the advances and attendant circumstances giving rise to the transactions. ASPE does not require such presentation. This adjustment reflects the reclassification of shareholder advances to equity.

iii)	U.S. GAAP requires the use of a credit-adjusted risk-free rate for discounting when an expected present-value technique is used for estimating the fair value of asset retirement obligations. Under ASPE, a pre-tax discount is used to reflect current market assessments of the time value of money and the risks specific to the liability. This adjustment reflects the use of the credit-adjusted risk-free rate on Noralta’s asset retirement obligations.

iv)	Noralta’s Class G and H preferred shares are redeemable at the option of the holder and have no mandatory redemption feature. Because they were issued as part of a tax planning arrangement they were presented as equity under ASPE. Under U.S. GAAP, the preferred shares are presented as mezzanine equity at redemption value to reflect their debt and equity characteristics. Accordingly, this adjustment reflects a balance sheet reclassification of preferred shares within shareholders’ equity to mezzanine equity at the redemption value, with the difference charged to retained earnings.

(c)	The adjusted historical results have been translated from Canadian dollars to U.S. dollars using the exchange rates derived from the Bank of Canada of 1.25 Canadian dollars to U.S. dollars as of August 31, 2017, and the average exchange rates of 1.32 and 1.33 during the nine months ended August 31, 2017 and twelve months ended November 30, 2016, respectively.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF CIVEO

The table below sets forth certain information with respect to beneficial ownership of the Common Shares as of the record date of the special meeting of shareholders by:

•	each shareholder known by Civeo to own more than five percent of Civeo’s outstanding Common Shares;

•	each of Civeo’s current directors

•	each of Civeo’s named executive officers; and

•	all of Civeo’s current directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Civeo that could be issued upon the exercise of outstanding options and warrants held by that person that are currently exercisable or exercisable within 60 days of [    ] are considered outstanding. These shares, however, are not considered outstanding as of [    ] when computing the percentage ownership of each other person.

To Civeo’s knowledge, except as indicated in the footnotes to this table or as provided by applicable community property laws, the persons named in the table have sole voting and investment power with respect to the shares indicated.

Beneficial Ownership
Name and Address of Beneficial Owners(1)	Shares		Percentage(2)
Horizon Kinetics LLC and affiliates 470 Park Avenue South 4th Floor South New York, NY 10016	[	]	[	]
FMR LLC 245 Summer Street Boston, Massachusetts 02210	[	]	[	]
Centerbridge Credit Partners, L.P. and affiliates 375 Park Avenue 12th Floor New York, NY 10152	[	]	[	]
Renaissance Technologies LLC 800 Third Avenue New York, NY 10022	[	]	[	]
Bradley J. Dodson	[	]	[	]
Frank C. Steininger	[	]	[	]
Peter McCann	[	]	[	]
Allan Schoening	[	]	[	]
C. Ronald Blankenship	[	]	[	]
Martin A. Lambert	[	]	[	]
Constance B. Moore	[	]	[	]
Richard A. Navarre	[	]	[	]
Charles Szalkowski	[	]	[	]
Timothy O. Wall	[	]	[	]
All current directors and executive officers as a group (10 persons)	[	]	[	]

*	Less than one percent
(1)	Unless otherwise indicated, the address of each beneficial owner is c/o Civeo Corporation, Three Allen Center, 333 Clay Street, Suite 4980, Houston, Texas 77002.
(2)	Based on total shares outstanding of [ ] as of [ ].

ADDITIONAL INFORMATION

This proxy statement constitutes a proxy statement under Section 14(a) of the Securities Exchange Act of 1934, as amended. It also constitutes a notice of meeting with respect to the special meeting of Civeo shareholders.

This proxy statement incorporates important business and financial information about Civeo from other documents that are not included in or delivered with this proxy statement. This information is available to you without charge upon your request. You can obtain the documents incorporated by reference into this proxy statement by clicking on the “Investors” link at www.civeo.com, or upon written request to Civeo, 333 Clay Street, Suite 4980, Houston, Texas 77002, Attention: Investor Relations. Shareholders may also read and copy any reports, statements and other information filed by Civeo with the SEC, at the SEC public reference room at 100 F Street, N.E., Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 or visit the SEC’s website for further information on its public reference room. To receive timely delivery of the documents in advance of the special meeting, you should make your request no later than five business days before the date of the meeting, or no later than [    ], 2018.

A free copy of this proxy statement and other filings containing information about Civeo may be obtained from the SEC through the SEC’s website (http://www.sec.gov).

You should rely only on the information contained or incorporated by reference in this proxy statement to vote your Common Shares at the special meeting. Neither Civeo nor Noralta has authorized anyone to provide you with information that differs from that contained in this proxy statement. You should not assume that the information contained or incorporated by reference in this proxy statement is accurate as of any date other than the date of this proxy statement, or that information contained in any document incorporated by reference in this proxy statement is accurate as of any date other than the date of such document, and neither the mailing of this proxy statement to shareholders nor the issuance of the Common Shares and the Preferred Shares in the Acquisition will create any implication to the contrary.

This proxy statement contains a description of the representations and warranties that each of Civeo and Noralta made to the other in the Purchase Agreement. Representations and warranties made by Civeo, Noralta and other applicable parties are also set forth in contracts and other documents (including the Purchase Agreement) that are attached or filed as annexes to this proxy statement or documents incorporated by reference into this proxy statement. These representations and warranties were made as of specific dates, may be subject to important qualifications and limitations agreed to between the parties in connection with negotiating the terms of the agreement, and may have been included in the Purchase Agreement or other documents for the purpose of allocating risk between the parties rather than to establish matters as facts. These materials are included or incorporated by reference only to provide you with information regarding the terms and conditions of the Purchase Agreement and other documents, and not to provide any other factual information regarding Civeo, Noralta or their respective businesses. Accordingly, the representations and warranties and other provisions of the Purchase Agreement and the other documents incorporated by reference herein should not be read alone, but instead should be read only in conjunction with the other information provided elsewhere in this proxy statement or incorporated by reference herein, as applicable.

FUTURE SHAREHOLDER PROPOSALS

To be included in the proxy materials for the 2018 annual general meeting of shareholders, shareholder proposals that are submitted for presentation at that annual general meeting and are otherwise eligible for inclusion in the proxy statement must have been received by Civeo no later than December 11, 2017. Proxies granted in connection with that annual general meeting may confer discretionary authority to vote on any shareholder proposal if notice of the proposal is not received by Civeo in accordance with the advance notice requirements of the Articles discussed below. It is suggested that proponents submit their proposals by certified mail, return receipt requested.

The Articles provide the manner in which shareholders may give notice of business and director nominations to be brought before an annual general meeting. In order for an item to be properly brought before the meeting by a shareholder, the shareholder must be a holder of record at the time of the giving of notice, must be entitled to vote at the annual general meeting and must comply with the procedures below. The item to be brought before the meeting must be a proper subject for shareholder action (in the case of business other than nominations), and the shareholder must have given timely advance written notice of the item. For notice to be timely, it must be delivered to the Civeo corporate secretary at the principal executive offices of Civeo not later than the close of business on the 120th calendar day prior to the first anniversary of the preceding year’s annual general meeting. Accordingly, for the 2018 annual general meeting of shareholders, notice will have to be received by Civeo no later than January 11, 2018. If, however, the date of the annual general meeting is more than 30 calendar days before or more than 30 calendar days after the anniversary date, notice by the shareholder to be timely must be so delivered not later than the close of business on the later of (A) the 120th calendar day prior to the annual general meeting or (B) the 10th calendar day following the calendar day on which public announcement of the date of the meeting is first made by Civeo. The notice must set forth the information required by the provisions of the Articles dealing with shareholder proposals and nominations of directors. All notices should be directed to Civeo’s Corporate Secretary, Civeo Corporation, Three Allen Center, 333 Clay Street, Suite 4980, Houston, Texas 77002. Under current SEC rules, Civeo is not required to include in its proxy statement any director nominated by a shareholder using this process. If Civeo chooses not to include such a nominee, the shareholder will be required to distribute its own proxy materials in connection with its solicitation of proxies with respect to that nominee.

The advance notice provision deadlines set forth above are applicable other than pursuant to a requisition of a meeting made pursuant to the provisions of the Business Corporations Act (British Columbia).

HOUSEHOLDING OF PROXY MATERIALS

The SEC permits a single proxy statement to be sent to any household at which two or more shareholders reside if they appear to be members of the same family. Each shareholder continues to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information shareholders receive and reduces mailing and printing expenses. A number of brokerage firms have instituted householding.

As a result, if you hold your shares through a broker and you reside at an address at which two or more shareholders reside, you will likely be receiving only one proxy statement unless any shareholder at that address has given the broker contrary instructions. However, if any such beneficial shareholder residing at such an address wishes to receive a separate proxy statement in the future, or if any such beneficial shareholder that elected to continue to receive separate proxy statements wishes to receive a single proxy statement in the future, that shareholder should contact their broker or send a request to Civeo’s Corporate Secretary, Civeo Corporation, Three Allen Center, 333 Clay Street, Suite 4980, Houston, TX 77002, (713) 510-2400. Civeo will deliver, promptly upon written or oral request to the Corporate Secretary, a separate copy of this proxy statement to a beneficial shareholder at a shared address to which a single copy of the documents was delivered.

You may obtain a copy of Civeo’s most recent Annual Report on Form 10-K without charge from Civeo’s Corporate Secretary by sending a written request to Carolyn J. Stone, Vice President, Controller and Corporate Secretary, Civeo Corporation, Three Allen Center, 333 Clay Street, Suite 4980, Houston, Texas 77002, (713) 510-2400, or you may access Civeo’s most recent Annual Report on Form 10-K from Civeo’s website at www.civeo.com.

INCORPORATION BY REFERENCE

Civeo “incorporates by reference” certain information into this proxy statement, which means that Civeo discloses important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement.

Civeo incorporates by reference the documents listed below:

•	Civeo’s Annual Report on Form 10-K for the year ended December 31, 2016 (including the portions of our Proxy Statement on Schedule 14A, filed on April 10, 2017, incorporated by reference therein);

•	Civeo’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2017, June 30, 2017, and September 30, 2017;

•	Civeo’s Current Reports on Form 8-K filed on February 7, 2017, February 21, 2017, February 23, 2017, March 22, 2017, May 12, 2017 and November 27, 2017 (other than the portions of those documents deemed to have been furnished and not filed); and

•	The description of the Common Shares set forth in Civeo’s Current Report on Form 8-K12B, filed on July 17, 2015, as that description may be updated from time to time.

This proxy statement also incorporates by reference all additional documents that may be filed by Civeo with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this proxy statement and the date of the special meeting. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements (other than the portions of those documents deemed to have been furnished and not filed).

Annex A

SHARE PURCHASE AGREEMENT

AMONG

CIVEO CORPORATION

AND

NORALTA LODGE LTD.

AND

THE PERSONS DEFINED AS VENDORS IN THIS AGREEMENT

AND

LANCE TORGERSON

AND

1818939 ALBERTA LTD.

AND

2040618 ALBERTA LTD.

AND

2040624 ALBERTA LTD.

AND

2073357 ALBERTA LTD.

AND

2073358 ALBERTA LTD.

Dated as of and with effect November 26, 2017

A-ii

A-iii

Schedule

Schedule “A” – Purchased Shares and Allocation of Purchase Price

Exhibits

Exhibit “1” – Form of Escrow Agreement

Exhibit “2” – Form of Non-Competition Agreement

Exhibit “3” – Purchaser Preferred Shares Terms

Exhibit “4” – Form of Registration Rights Agreement

A-iv

SHARE PURCHASE AGREEMENT

THIS AGREEMENT is dated as of and with effect the 26th day of November, 2017.

AMONG:

CIVEO CORPORATION, a corporation incorporated under the Laws of the Province of British Columbia (the “Purchaser”),

AND:

TORGERSON FAMILY TRUST, a trust resident in the Province of British Columbia (“Torgerson Trust”),

AND:

2073357 ALBERTA LTD., a corporation incorporated under the Laws of the Province of Alberta (“SmithCo”),

AND:

2073358 ALBERTA LTD., a corporation incorporated under the Laws of the Province of Alberta (“Smith HoldCo”),

AND:

1818939 ALBERTA LTD., a corporation incorporated under the Laws of the Province of Alberta (“1818939”),

AND:

2040618 ALBERTA LTD., a corporation incorporated under the Laws of the Province of Alberta (“2040618”),

AND:

2040624 ALBERTA LTD., a corporation incorporated under the Laws of the Province of Alberta (“2040624”),

AND:

989677 ALBERTA LTD., a corporation incorporated under the Laws of the Province of Alberta (“989677”),

AND:

LANCE TORGERSON, an individual residing in the City of Kelowna, in the Province of British Columbia (“Torgerson”),

AND:

NORALTA LODGE LTD., a corporation incorporated under the Laws of the Province of Alberta (the “Corporation”).

WHEREAS:

A.	the Purchaser wishes to acquire all of the Purchased Shares on the Closing Date;

B.	the Vendors, the Corporation, SmithCo, 1818939, 2040618 and 2040624 wish to complete the Pre-Closing Transactions prior to Closing;

C.	the Vendors wish to sell the Purchased Shares to the Purchaser on the Closing Date after completion of the Pre-Closing Transactions; and

D.	Torgerson is the beneficial shareholder of 989677 and a beneficiary and trustee of the Torgerson Trust.

NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained and of other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1

DEFINITIONS AND INTERPRETATION

Definitions

1.1 In this Agreement, including the recitals hereto, the following terms have the meanings ascribed thereto as follows:

(a)	“Accounting Firm” has the meaning given in Section 2.7;

(b)	“Accounts Receivable” means all accounts, notes, bills and other receivables, trade accounts and trade receivables, and other amounts owing to the Corporation and its Subsidiaries, together with any unpaid interest or fees accrued thereon which are outstanding on the Closing Date and the full benefit of all security or collateral for such amounts, including all advances and deposits;

(c)	“Acquisition” means the acquisition of all of the Purchased Shares by the Purchaser from the Vendors pursuant to the terms and conditions of this Agreement;

(d)	“Acquisition Proposal” means a proposal or offer by a third party to: (a) acquire in any manner, directly or indirectly, beneficial ownership of all or a portion equal to or greater than 15% of the Assets of the Corporation or its Subsidiaries; (b) to acquire in any manner, directly or indirectly, beneficial ownership of or control or direction over any of the outstanding securities of the Corporation or its Subsidiaries; or (c) to combine with the Corporation or its Subsidiaries, whether by:

(i)	an arrangement, amalgamation, merger, consolidation, joint venture, partnership or other business combination;

(ii)	by means of a recapitalization or sale of shares in the capital of the Corporation or a Subsidiary (including through the issuance of securities from treasury); or

(iii)	a takeover bid or similar transaction involving the Corporation or a Subsidiary, including any single or multi-step transaction or series of related transactions which is structured to permit any such transaction with any such third party, or any public announcement of an intention to do any of the foregoing, provided, however, that an Acquisition Proposal shall not include any of the Pre-Closing Transactions;

(e)	“Affiliate” means, with respect to a specified Person, a Person that controls, is controlled by or is under common control with the subject Person and, for the purpose of this definition, “control”, “controlling” or “controlled” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of another Person, whether through the ownership of voting securities or by contact, partnership agreement, trust arrangement or other means, either directly or indirectly, that results in control in fact; provided that direct or indirect ownership of shares of a corporation carrying 50% or more of the voting rights shall constitute control of such Person;

(f)	“Agreement” means this agreement, including the recitals and all forms, Schedules and Exhibits attached to this agreement, as may be amended, supplemented or otherwise modified from time to time in accordance with the terms hereof;

(g)	“Amalco” means the successor corporation resulting from the Pre-Closing Amalgamation;

(h)	“Ancillary Transaction Documents” means the Escrow Agreement, Escrowed Shares Escrow Agreement, Non-Competition Agreements and Registration Rights Agreement;

(i)	“Anti-Corruption Laws” mean: (i) the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, 1997; (ii) the Corruption of Foreign Public Officials Act (Canada); (iii) the Foreign Corrupt Practices Act of 1977 of the United States of America, as amended by the Foreign Corrupt Practices Act Amendments of 1988 and 1998, and as may be further “amended and supplemented from time to time; and (iv) any other anti-corruption or anti-bribery Law, regulation or requirement applicable to the Corporation, or any Subsidiary, including Laws against bribery in the Criminal Code (Canada);

(j)	“Arbitration Award” has the meaning given in Section 15.2(d);

(k)	“ARC Application” has the meaning given in Section 9.3(a);

(l)	“ASPE” means accounting standards for private enterprises, as issued by the Accounting Standard Board and as adopted in Canada, as in effect from time to time;

(m)	“Assets” means, collectively, all assets associated or used in connection with the Business, including all Corporate Records, Leased Premises, Real Property, Equipment, Equipment Leases, Operating Leases, Intellectual Property, Office Equipment, Vehicles, Working Capital and other assets associated therewith or used in the operation thereof;

(n)	“Base Cash Consideration” means Cdn.$209,500,000.00;

(o)	“Benefit Plans” means all health, welfare, supplemental or regular unemployment benefit, bonus, profit sharing, commission, deferred compensation, disability, employee assistance, life insurance, severance or termination, change-of-control benefit, retention bonus, profit sharing, stock option, stock purchase, stock appreciation, phantom stock or other equity incentive, pension or retirement plans and all other employee compensation or benefit plans, programs, policies or arrangements which are maintained by, contributed to or binding upon the Corporation or its Subsidiaries (whether funded or unfunded, insured or self-insured, written or oral, registered or non-registered) for the benefit of current or former Employees (or the dependents or beneficiaries thereof) or with respect to which the Corporation or its Subsidiaries has any Liability, but excluding any pension, workers’ compensation, unemployment insurance or other comparable plan or program established or administered by any Governmental Entity;

(p)	“Borrowed Money Indebtedness” means, without duplication, the unpaid principal amount, accrued interest, premiums, penalties, breakage costs, exit fees and other fees, expenses (if any), and other payment obligations and amounts due (including such amounts that would become due as a result of the consummation of the transactions contemplated by this Agreement) that would be required to be paid by a borrower to a lender pursuant to a customary payoff letter, in each case, in respect of (A) all Indebtedness for borrowed money of the Corporation or any of its Subsidiaries, (B) Indebtedness evidenced by notes, debentures, bonds or other similar instruments, and (C) all obligations with respect to interest-rate hedging, swaps or similar financial arrangements (valued at the termination value thereof and net of all payments owed to the Business, but does not include amounts in respect of any such Indebtedness or obligations solely between or among the Corporation and any Subsidiary and, without limiting the generality of the foregoing, includes all amounts owing under the July 13, 2017 Second Amended and Restated Credit Agreement among the Corporation, as borrower, HSBC Bank of Canada as administrative agent, lead arranger and sole bookrunner and syndication agent, and the lenders thereto, including any amounts in respect of early termination costs associated therewith;

(q)	“Business” means the business of providing workforce accommodation, workforce lodging, and logistics, catering and facility management services relating to workforce accommodation and workforce lodging, in each case for the oil and gas industry as conducted in the Province of Alberta by the Corporation, the Subsidiaries, Dene Koe GP and Dene Koe LP up to and including the Closing Date;

(r)	“Business Day” means any day, other than a Saturday, Sunday or statutory holiday in Edmonton, Alberta or Houston, Texas;

(s)	“Business Information” has the meaning given in Section 16.2;

(t)	“CA Notification” has the meaning given in Section 9.3(a);

(u)	“Cash and Cash Equivalents” means cash, cash equivalents, marketable securities, money on deposit with banks, certificates of deposit and similar instruments and short-term investments, net of outstanding cheques, of the Corporation and its Subsidiaries at the Closing Time, but excluding any amount of Restricted Cash;

(v)	“Change of Control Agreement” means any Contract to which the Corporation is a party or by which it is bound, including any Contract with an Employee, that contains “change of control” provisions that are, will be, or may be activated in connection with the entering into of this Agreement or the Closing, or as result of the change of control of the Corporation on closing and any actions taken by the Corporation or the Purchaser in respect of an Employee’s employment after Closing (as more particularly set forth in the Contract among such Employee and the Corporation) and that, as a consequence thereof, immediately, on demand or notice, with the lapse of time or otherwise: (i) the Corporation or its Subsidiaries will or could be required to pay any amount, transfer any property or asset or incur any Liability; (ii) with respect to Material Contracts only, another party to such Contract will or could be entitled to terminate the Contract; or (iii) with respect to Material Contracts only, the terms or conditions of the Contract, or the respective rights or obligations of the Corporation or the other party will otherwise be materially changed;

(w)	“Claims” means any suit, action, dispute, civil or criminal litigation, claim, arbitration or legal, administrative or other proceeding or governmental investigation, including appeals and applications for review;

(x)	“Closing” means the completion of the transactions contemplated herein;

(y)	“Closing Balance Sheet” has the meaning given in Section 2.6(b);

(z)	“Closing Date” means the first Business Day of the month following the month during which the conditions precedent in Article 11 are either satisfied or waived (provided that the Closing Date shall not be less than two Business Days after satisfaction or waiver of such conditions precedent), or such other date as mutually agreed to by the Parties, but in any event no later than the End Date;

(aa)	“Closing Statement” has the meaning given in Section 2.6(b);

(bb)	“Closing Time” means 12:03 a.m. (Mountain Time) on the Closing Date;

(cc)	“Commissioner” means the Commissioner of Competition appointed under the Competition Act or any Person authorized to exercise the powers and perform the duties of the Commissioner of Competition;

(dd)	“Competition Act” means the Competition Act R.S.C., 1985, c. C-34;

(ee)	“Competition Act Clearance” means the occurrence of one or more of the following in respect of the transactions contemplated by this Agreement: (i) the Purchaser shall have received an advance ruling certificate under Section 102 of the Competition Act and such certificate shall not have been withdrawn or rescinded, or (ii) (x) the Commissioner shall have confirmed in writing that he does not, at that time, intend to make an application under Section 92 of the Competition Act (a “no action letter”), on terms satisfactory to the Purchaser, acting reasonably, and such no action letter shall not have been amended or rescinded, and (y) the obligation to submit a notification under Part IX of the Competition Act shall have been waived pursuant to paragraph 113(c) of the Competition Act or the applicable waiting period under subsection 123(1) of the Competition Act shall have expired or shall have been terminated under subsection 123(2) of the Competition Act;

(ff)	“Confidentiality Agreements” means, collectively, the confidentiality and non-disclosure agreement entered into between Purchaser and the Corporation, dated June 8, 2017 and accepted and agreed to as of June 13, 2017 and the non-disclosure agreement entered into between the Purchaser and the Corporation dated October 3, 2017;

(gg)	“Connected Persons” has, with respect to the Vendors, the Corporation and its Subsidiaries, the meaning given in Section 4.1(s)(i) and has, with respect to the Purchaser and its Affiliates, the meaning given in Section 3.1(u)(i);

(hh)	“Consideration Shares” means, collectively, the Purchaser Common Shares and Purchaser Preferred Shares issuable pursuant to Sections 2.3(a)(ii) and 2.3(a)(iii) hereof, respectively;

(ii)	“Contracts” of any Person means all contracts, leases, sub-leases, licenses, sub-licenses, commitments, entitlements, understandings, engagements, deeds, indentures, mortgages, securities, warranties, guarantees, instruments, bargains, promises, covenants and other agreements to which such Person is a party or by which such Person is bound, whether written, oral or otherwise, and includes all quotations, orders or tenders issued by such Person which remain open for acceptance, which if accepted will be binding on the party thereto;

(jj)	“Corporate Records” means the corporate records and minute books of the Corporation and its Subsidiaries, including all constating documents and by-laws, or the equivalent, of the Corporation and its Subsidiaries, all minutes of meetings and resolutions of shareholders, and directors (and any committees), all notices filed with Governmental Entities under applicable corporate Laws, and all corporate registers;

(kk)	“Corporation” means Noralta Lodge Ltd. and for greater certainty shall include any corporate predecessor thereto;

(ll)	“Corporation Accountants” means PricewaterhouseCoopers LLP, chartered professional accountants;

(mm)	“Corporation Financial Statements” means (i) the audited consolidated financial statements of the Corporation and its Subsidiaries, comprised of the consolidated balance sheets as at May 31, 2017 and May 31, 2016 and the consolidated statements of retained earnings, consolidated statements of operations, and consolidated statements of cash flows for each of the years ended May 31, 2017, May 31, 2016 and May 31, 2015, including all notes thereto, and the report thereon, to the Directors of the Corporation, of the Corporation Accountants, and (ii) the unaudited interim consolidated financial statements, comprised of the consolidated balance sheet, consolidated statement of retained earnings, consolidated statement of earnings, and consolidated statement of cash flows of the Corporation and its Subsidiaries for the three month period ended August 31, 2017;

(nn)	“Current Assets” means all Accounts Receivable, income Taxes receivable, inventory, Restricted Cash, prepaid expenses, deposits, and goods and services Tax recoverable of the Corporation and its Subsidiaries at the Closing Time, in each case to the extent any such item is considered to be a current asset in accordance with ASPE, but for all purposes, shall exclude any advances to the Corporation’s shareholders (including the Shareholder Advance), any related party receivables and any Cash and Cash Equivalents;

(oo)	“Current Liabilities” means all accounts payable, income Taxes payable, accrued liabilities, government remittances (source deductions), the current portion of asset retirement obligations, goods and services Tax payable and other accrued liabilities of the Corporation and its Subsidiaries at the Closing Time, in each case to the extent any such item is considered to be a current liability in accordance with ASPE and excluding accrued interest;

(pp)	“Dene Koe GP” means Noralta FMFN General Partner Ltd.;

(qq)	“Dene Koe LP” means Dene Koe Workforce Lodging & Services Limited Partnership;

(rr)	“Disclosing Party” has the meaning given in Section 1.1(kkkkkk);

(ss)	“Disclosure Document” has the meaning given in Section 16.2;

(tt)	“Disclosure Letter” means the disclosure letter relating to this Agreement delivered by the Vendors to the Purchaser on the date of this Agreement;

(uu)	“Dispute” has the meaning given in Section 15.1;

(vv)	“Dispute Notice” has the meaning given in Section 15.1;

(ww)	“Economic Sanctions” means all Laws restricting or prohibiting international business activities with foreign states and state and non-state actors, including but not limited to, in the case of Canada, the Special Economic Measures Act (Canada), the United Nations Act (Canada), the Freezing Assets of Corrupt Foreign Officials Act (Canada), and in the case of the United States, the International Emergency Economic Powers Act, as amended, the Trading With the Enemy Act, as amended, and the various executive orders and regulations administered by the U.S. Department of the Treasury, Office of Foreign Assets Control;

(xx)	“Employees” means all individuals who are employed or engaged as directors, officers, employees or consultants of the Corporation or any of its Subsidiaries, or who are otherwise entitled to receive any form of compensation from the Corporation or any of its Subsidiaries (including deferred or contingent compensation) for regular and ongoing services rendered, including any employees of the Corporation or any of its Subsidiaries on disability leave, parental leave or other leave of absence;

(yy)	“Encumbrance” means any lien, mortgage, charge, hypothecation, security interest, option, right of first refusal, pre-emptive right, easement, servitude, indenture, deed of trust, statutory or deemed trust, right of way, encroachment, license to third parties, lease to third parties, security agreement, or other encumbrance or restriction or limitation on use of real or personal property, whether fixed or floating, or irregularity or imperfection in title thereto;

(zz)	“End Date” has the meaning given in Section 13.1(b);

(aaa)	“Environmental Laws” means all Laws relating to environmental health or safety, or pollution or the protection of the environment, including Laws relating to Releases or the manufacture, processing, distribution, treatment, storage, disposal, transportation, sale, offer for sale, distribution, labeling, handling or use of Hazardous Substances;

(bbb)	“Equipment” means all machinery, equipment, fixtures, tools, personal property and other tangible property (including all tangible personal property that is not included in Trade Inventory, Office Equipment or Vehicles) owned by the Corporation or any Subsidiary and used in carrying on the Business;

(ccc)	“Equipment Leases” means all finance or capital leases, conditional sales Contracts, title retention agreements and other similar agreements relating to any of the Equipment, Office Equipment or Vehicles, all of which are set out in Schedule 1.1(ccc) of the Disclosure Letter;

(ddd)	“Escrow Agent” means Alliance Trust Company, acting as escrow agent pursuant to the Escrow Agreement and the Escrowed Shares Escrow Agreement;

(eee)	“Escrow Agreement” means the escrow agreement in respect of the Escrow Amount to be entered into by and between the Purchaser, the Vendors and the Escrow Agent as at the Closing Time, substantially in the form attached hereto as Exhibit “1”;

(fff)	“Escrow Amount” has the meaning given in Section 2.3(a)(v);

(ggg)	“Escrowed Shares” has the meaning given in Section 2.3(a)(ii);

(hhh)	“Escrowed Shares Escrow Agreement” means the escrow agreement in respect of the Escrowed Shares to be entered into by and between the Purchaser, the Vendors and the Escrow Agent as at the Closing Time, in the form mutually agreed upon by the Vendors and the Purchaser;

(iii)	“Estimated Working Capital” has the meaning given in Section 2.6(a)(i);

(jjj)	“Excess Expenditures” has the meaning given in Section 2.6(d)(vi);

(kkk)	“Excess Working Capital” has the meaning given in Section 2.6(a)(i);

(lll)	“Final Working Capital Deficiency” has the meaning given in Section 2.6(d)(i)(A);

(mmm)	“Fundamental Representations” means

(i)	In the case of the Vendors and Torgerson, the representations and warranties set forth in the first sentence of Section 4.1(a) and Section 4.1(b) (Incorporation, Organization, Corporate Structure and Authority), Sections 4.1(d)(i) and 4.1(d)(ii) (Necessary Proceedings), Section 4.1(e) (Valid and Binding Obligation), Section 4.1(g) (Capital), Section 4.1(h) (Rights to Acquire Securities), Section 4.1(i) (Title to Assets), Section 5.1(a) (Ownership of Purchased Shares), Section 5.1(b), Section 5.1(c), Section, 5.1(e), Section 5.1(f), Section 5.1(g) (Incorporation, Organization, Authority and Capacity), Sections 5.1(h)(i) and 5.1(h)(ii) (Necessary Proceedings) and Section 5.1(i) (Valid and Binding Obligation);

(ii)	In the case of the Purchaser, the representations and warranties set forth in Section 3.1(a) (Incorporation, Organization and Authority of the Purchaser), Section 3.1(b) (Necessary Proceedings), Section 3.1(c) (Issuance of Consideration Shares), Section 3.1(d) (Valid and Binding Obligation) and Section 3.1(g) (Current Share Capital).

(nnn)	“GAAP” means U.S. generally accepted accounting principles;

(ooo)	“Governmental Entity” means any government, parliament, legislature, regulatory authority, governmental department, government agency, government commission, government tribunal, crown corporation, court (federal, provincial or local) or other Law, rule or regulation-making entity having jurisdiction or exercising executive, legislative, judicial, regulatory or administrative powers on behalf of any federation or nation, or any province, territory, state or other subdivision thereof or any municipality, district or other subdivision thereof;

(ppp)	“Grantor” has the meaning given in Section 2.9;

(qqq)	“Hazardous Substances” means any substance or material that is defined or otherwise designated under Law (in effect at Closing) as being hazardous, dangerous or toxic or a pollutant or contaminant, the manufacture, processing, distribution, treatment, storage, disposal, transportation, sale, offer for sale, distribution, labeling, handling or use of which is prohibited, controlled or regulated under Law;

(rrr)	“ICA Application” has the meaning given in Section 9.3(b);

(sss)

“ICA Approval” means, in respect of the transactions contemplated by this Agreement, (a) (i) the Purchaser shall not have received notice from a Governmental Entity under either Section 25.2(1) or Section 25.3(2) of the Investment Canada Act, or (ii) if the Purchaser has received such a notice, the Purchaser shall have subsequently received one of the following notices, as applicable: (x) under Section 25.2(4)(a) of the Investment Canada Act indicating that no order for the review of the transactions contemplated by the Agreement will be made under Section 25.3(1) of the Investment Canada Act, (y) under Section 25.3(6)(b) of the Investment Canada Act indicating that no further action will be taken in respect of the transactions contemplated by this Agreement, or (z) under Section 25.4(1) of the Investment Canada Act indicating that the Governor in Council authorizes the completion of the transactions contemplated by this Agreement, in each case on terms and conditions satisfactory to the Purchaser, acting reasonably; and (b) the Minister of

Canadian Heritage has sent a notice to the Purchaser under the Investment Canada Act stating the Minister of Canadian Heritage is satisfied or is deemed to be satisfied that the transactions contemplated by this Agreement are likely to be of net benefit to Canada;

(ttt)	“Indebtedness” means, in respect of the Business and without duplication, (i) Borrowed Money Indebtedness; (ii) all obligations under capitalized leases or leases required to be capitalized, determined on a consolidated basis in accordance with ASPE; (iii) all letters of credit or similar facilities (to the extent drawn down); (iv) any declared but unpaid dividends; and (v) all obligations of the type referred to above of other Persons for the payment of which the Business is responsible or liable, as obligor, guarantor, surety or otherwise, including any guarantee of such obligations together with any penalties, interest or fees arising from the items set out above, provided that none of the foregoing items shall be considered “Indebtedness” if such items have been included as Current Liabilities in the Working Capital adjustment calculation required by Section 2.6(c);

(uuu)	“Indemnified Party” has the meaning given in Section 10.3;

(vvv)	“Indemnifying Party” has the meaning given in Section 10.3;

(www)	“Intellectual Property” means any and all intellectual property (whether foreign or domestic, registered or unregistered) owned by the Corporation and/or its Subsidiaries, licensed to the Corporation and/or its Subsidiaries or used in the operation, conduct or maintenance of the Business, as it is currently and has historically been operated, conducted or maintained, including without limitation: (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions and re-examinations thereof; (ii) all trade-marks, trade-names, trade dress, logos, business names, corporate names, domain names, uniform resource locators (URLs) and the internet websites related thereto, and including all goodwill associated therewith and all applications, registrations and renewals in connection therewith; (iii) all copyrightable works, all copyrights and all applications, registrations and renewals in connection therewith; (iv) all industrial designs and all applications, registrations and renewals in connection therewith; (v) all proprietary, technical or confidential information, including all trade secrets, processes, procedures, know-how, show-how, formulae, methods, data, databases and corresponding information contained therein; (vi) all Software (including all source code, object code and related documentation); and (vii) all processes and information, manufacturing, engineering and other drawings and manuals, technology, technical information, technical assistance, engineering data and engineering specifications and similar materials recording or evidencing expertise or information used by the Corporation or its Subsidiaries in the Business; in each case together with: (A) all copies and tangible embodiments of the foregoing (in whatever form or medium); (B) all improvements, modifications, translations, adaptations, refinements, derivations and combinations thereof; and (C) all Intellectual Property Rights related thereto;

(xxx)	“Intellectual Property Rights” means any right or protection existing from time to time in a specific jurisdiction, whether registered or not, under any patent Law or other invention or discovery Law, industrial design Law, copyright Law, moral rights Law, trade-secret Law, confidential information Law, semi-conductor chip protection Law, trade-mark Law, unfair competition Law or other similar Laws;

(yyy)	“Investment Canada Act” means, the Investment Canada Act, R.S.C., 1985, c. 28 (1st Supp.);

(zzz)	“Joint Defence Agreement” means the joint defence, common interest privilege and confidentiality agreement between the Vendors’ Counsel and the Purchaser’s Counsel dated September 1, 2017;

(aaaa)	“Laws” means, with respect to any Person, all applicable statutes, codes, ordinances, regulations, statutory rules, published policies, or published guidelines of any Governmental Entity to the extent they have the force of law, and terms and conditions of any order, grant of approval, permission, authority or license of any Governmental Entity, and, to the extent applicable to the Purchaser, shall include the published rules and published policies of the New York Stock Exchange and “Law” means any one of them;

(bbbb)	“Leased Premises” means the premises which are the subject matter of the Real Property Leases;

(cccc)	“Liabilities” shall mean any liability or obligation of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise;

(dddd)	“Losses” means damages, losses, deficiencies, costs, charges, Claims, causes of action, indemnities, fines, penalties, expenses (including legal fees, charges and disbursements) and any other Liabilities whatsoever;

(eeee)	“Material Adverse Effect” means, when used with respect to either the Purchaser or the Corporation, the Subsidiaries of the Corporation, Dene Koe GP or Dene Koe LP, as applicable, any effect or change that is, or would reasonably be expected to be, material and adverse to the business, operations, assets, capitalization or financial condition of the Purchaser, on the one hand, or the Corporation, the Subsidiaries of the Corporation (taken as a whole) or Dene Koe GP or Dene Koe LP, on the other hand, as applicable, other than any matter, action, effect, occurrence, or change arising or resulting from: (i) general economic, market, financial, currency exchange, securities, bullion or commodity prices in Canada, the United States or elsewhere; (ii) conditions affecting the oil and natural gas industry, hospitality and lodging industry and/or petroleum services industry generally; (iii) in respect of the Purchaser only, any matter that has prior to the date of this Agreement been publicly disclosed in the Purchaser’s SEC Reports; (iv) in respect of the Purchaser only, any change in the trading price or volume of the Purchaser Common Shares (it being understood that the causes underlying such change may be taken into account); (v) any change in ASPE, GAAP or Laws or interpretations thereof; (vii) any adverse change or effect attributable to the announcement or pendency of the transactions contemplated by this Agreement (including any cancellations or delays in customer orders, any reductions in sales, or any disruption in supplier, distributor, partner or similar relationships or any loss of Employees), (viii) the unionization of any Employees or the filing of any certification applications to unionize any Employees or the occurrence of any similar union activities, and (ix) matters permitted or contemplated by this Agreement or consented to or approved in writing by either the Purchaser (with respect to the Corporation or its Subsidiaries) or the Vendors (with respect to the Purchaser);

(ffff)	“Material Contracts” means all contracts or other obligations or rights (and all amendments, modifications and supplements thereto to which any Party is a party affecting the obligations of any Party thereunder) to which a Party is a party or by which any of their representative properties or assets are bound that are material to the business, property or assets of the Party;

(gggg)	“material fact” has the meaning given in the Securities Act (British Columbia);

(hhhh)	“misrepresentation” has the meaning given in the Securities Act (British Columbia);

(iiii)	“Non-Competition Agreements” means the non-competition and non-solicitation agreements to be entered into between the Purchaser and each of the Vendors, Torgerson and Corey Smith at Closing, in the forms attached hereto as Exhibit “2”;

(jjjj)	“Objection” has the meaning given in Section 2.6(c);

(kkkk)	“Office Equipment” means all furniture, personal computers, computer hardware, office equipment and office supplies owned by the Corporation or its Subsidiaries and used in carrying on the Business;

(llll)	“Operating Leases” means all operating leases and licenses and other similar agreements relating to any of the Equipment, Office Equipment or Vehicles, as set out in Schedule 1.1(llll) of the Disclosure Letter;

(mmmm)	“Ordinary Course” means, with respect to an action taken by a Person, that such action is consistent with the past practices of the Person and is taken in the ordinary course of the normal day to day operations of the Person;

(nnnn)	“Owned Real Property” means any lands which are owned by the Corporation or any Subsidiary, including lands which are leased by the Corporation or any Subsidiary, Dene Koe GP or Dene Koe LP as landlord, to any other Person, as set out in Schedule 4.1(vv) of the Disclosure Letter;

(oooo)	“Party” means a party to this Agreement and “Parties” means all parties to this Agreement;

(pppp)	“Permits” means in respect of a Party, all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of the respective businesses of the Party or any of its Subsidiaries;

(qqqq)	“Permitted Encumbrances” means: (i) Encumbrances for current Taxes not yet due and payable or, if due and payable, Taxes which are not material and are being contested in good faith; (ii) registered agreements with municipalities or public utilities if they have been complied with or adequate security has been furnished to secure compliance; (iii) builders’ liens, warehousemens’ liens, garageman’s liens, materialmens’ liens and similar Encumbrances in respect of costs related to the Assets incurred in the Ordinary Course (and which are not material in any event); (iv) Encumbrances granted in the Ordinary Course to a public utility, municipality or Governmental Entity; (v) servitudes, easements, zoning restrictions, rights-of-way, restrictions that run with the land, encroachments and other similar rights in Real Property or any interest therein that do not materially adversely affect the use or value of the property subject thereto; and (vi) the implied conditions, reservations, limitations and exceptions pursuant to the Land Titles Act (Alberta) and the Personal Property Security Act (Alberta) and all exceptions and reservations contained in the original Crown grant or transfer or contained in any other grant or disposition from the Crown and the usual statutory exceptions and reservations to title; (vii) a claim of right, title, use or jurisdiction which may be made or established by any First Nations, Métis, tribal or native authorities or communities by virtue of their status as aboriginal peoples to or over any lands, waters, plants, animals or products harvested or mined from any of the assets and any and all lands relating to the assets of the Parties or their Subsidiaries or Affiliates; (viii) in the case of the Corporation, Encumbrances securing Indebtedness reflected in the Corporation Financial Statements that will be discharged on Closing or which form part of any assumed capital leases or assets included in the Working Capital; (ix) Encumbrances and prior claims in the Ordinary Course reserved in or exercisable under any Real Property leases securing the payment of rent and for compliance with the terms of such Real Property leases not yet due or delinquent; (x) obligations relating to current operations or obligations under any lease entered into in the Ordinary Course or any guarantee of such obligation given in the Ordinary Course; (xi) Encumbrances imposed in the Ordinary Course by Laws or any Governmental Entity (whether inchoate, undetermined or otherwise) not yet due or delinquent; (xi) Encumbrances in respect of pledges or deposits under workers’ compensation, social security or similar Laws, so long as such Encumbrances are not yet due or are being contested in good faith by appropriate proceedings; (xii) any purchase-money security interests incurred or assumed in the Ordinary Course; and (xiii) Encumbrances listed in Schedule 1.1(qqqq) of the Disclosure Letter in the case of the Corporation or its Subsidiaries;

(rrrr)

“Person” means and includes an individual, firm, sole proprietorship, partnership, joint venture, venture capital or hedge fund, association, unincorporated association, unincorporated syndicate, unincorporated organization, estate, group, trust, body corporate (including a limited liability company and an unlimited liability company), a trustee, executor, administrator or other legal representative, Governmental Entity, syndicate or other entity, whether or not having legal status;

(ssss)	“Personal Information” means information about an identifiable individual (other than any information that is used for the purpose of communicating or facilitating communication with an individual in relation to their employment, business or profession such as the individual’s name, position name or title, work address, work telephone number, work fax number or work electronic address);

(tttt)	“Pre-Closing Amalgamation” means the amalgamation of the Corporation, SmithCo, 1818939 and 2040618 to form Amalco on or prior to the Closing Date in accordance with the Pre-Closing Transactions;

(uuuu)	“Pre-Closing Transactions” means, collectively, the transactions set forth in Schedule 1.1(uuuu) of the Disclosure Letter to be completed by the Corporation, the Vendors, SmithCo, Smith HoldCo, 1818939, 2040618,2040624 and certain Employees on or prior to Closing;

(vvvv)	“Privileged Communications” has the meaning given in Section 8.7(a);

(wwww)	“Purchase Price” has the meaning given in Section 2.2;

(xxxx)	“Purchased Shares” means, collectively, all of the issued and outstanding shares of Amalco as set out in Part 2 of Schedule “A”;

(yyyy)	“Purchaser” has the meaning given in the preamble to this Agreement;

(zzzz)	“Purchaser Common Shares” means the Common Shares in the capital of the Purchaser;

(aaaaa)	“Purchaser Indemnified Parties” has the meaning given in Section 10.2(a);

(bbbbb)	“Purchaser Financial Statements” means (i) the Purchaser’s audited consolidated financial statements as of and for the twelve months ended December 31, 2016 and December 31, 2015, including the notes thereto and the report of the Purchaser’s auditors thereon; and (ii) the Purchaser’s unaudited interim financial statements for the period ended September 30, 2017;

(ccccc)	“Purchaser Preferred Shares” means the Class A Series 1 Preferred Shares in the capital of the Purchaser having the terms set out in Exhibit “3”;

(ddddd)	“Purchaser Shares” means, collectively, the Purchaser Common Shares and Purchaser Preferred Shares;

(eeeee)	“Purchaser’s Counsel” means Bennett Jones LLP and Gibson, Dunn & Crutcher LLP;

(fffff)	“Real Property” means all lands and other real property, including all buildings, plants, structures, facilities and equipment erected therein or thereupon and all improvements and fixtures situated on or forming a part thereof (including Systems), together with all easements, rights of way, privileges and appurtenances belonging to and enduring to the benefit thereof;

(ggggg)	“Real Property Leases” means all leases, sub-leases, licenses, sub-licenses and similar agreements relating to any Real Property entered into by the Corporation or any of its Subsidiaries, Dene Koe GP or Dene Koe LP as tenant, as set out in Schedule 1.1(ggggg) of the Disclosure Letter;

(hhhhh)	“Recipient” has the meaning given in Section 1.1(kkkkkk);

(iiiii)	“Registration Rights Agreement” means the Registration Rights, Lock-Up and Standstill Agreement to be entered into between the Purchaser and each of the Vendors, at Closing, in the form attached hereto as Exhibit “4”;

(jjjjj)	“Regulatory Approvals” means the Competition Act Clearance and the ICA Approval;

(kkkkk)	“Release” means any release, spill, leak, pumping, pouring, emission, emptying, discharge, injection, escape, leaching, disposal, dumping, deposit, spraying, burial, abandonment, incineration, seepage, placement or migrating to, into or through the environment as described under any Environmental Laws;

(lllll)	“Representation and Warranty Insurance” means representation and warranty insurance policy number 16640421 dated with effect November 26, 2017 between the Purchaser and AIG Insurance Company of Canada;

(mmmmm)	“Required Work” means the work described in Schedule 1.1(mmmmm);

(nnnnn)	“Required Work Cap” has the meaning given in Section 2.6(d)(vi);

(ooooo)	“Required Work Portion of the Escrow Amount” means Cdn.$1,500,000.00;

(ppppp)	“Restricted Cash” means any cash of the Corporation or any of its Subsidiaries which is not freely usable by the Purchaser at Closing because it is subject to restrictions, limitations, or taxes on use or distribution by Law, contract or otherwise, including without limitation, restrictions on dividends and repatriations or any other form of restriction;

(qqqqq)	“Restrictive Covenant” has the meaning given in Section 2.9;

(rrrrr)	“SEC” means the United States Securities and Exchange Commission;

(sssss)	“SEC Reports” has the meaning given in Section 3.1(j);

(ttttt)	“Securities Acts” means the Securities Act (British Columbia) and all blanket rulings, policy statements, orders, rules and notices of the British Columbia Securities Commission;

(uuuuu)	“Securities Authorities” means the New York Stock Exchange and any applicable securities commissions or similar regulatory authorities in the United States or Canada;

(vvvvv)	“Shareholder Advance” means the full amount of all advances to 989677 previously made by the Corporation and outstanding as at the Closing Time (and for reference being Cdn.$5,662,065.70 as at August 31, 2017);

(wwwww)	“Shareholder Approvals” has the meaning given to it in Section 3.1(c);

(xxxxx)	“Software” means all software computer programs, including all versions thereof and all related documentation, manuals, source code and object code, program files, data files, computer related data, field and data designations and relationships, data definition specifications, data models, program and system logic, interfaces, program modules, routines, sub-routines, algorithms, program architecture, design concepts, system designs, program structure, sequences and organization, screen displays and report layouts, but specifically limited, in the case of commercially available software purchased by the Corporation or any Subsidiary, to the license granted on the purchase of such software and related documentation and manuals;

(yyyyy)	“Subsidiary” means, with respect to a specified body corporate, a body corporate of which more than 50% of the outstanding shares ordinarily entitled to elect a majority of the directors thereof, whether or not shares of any other class or classes shall or might be entitled to vote upon the happening of any event or contingency, are at the time owned, directly or indirectly, by such specified body corporate, and includes a body corporate in like relation to a subsidiary and in respect of the Corporation shall include each of 1698915 Alberta Ltd., 1201148 Alberta Ltd., and 2054976 Alberta Ltd.;

(zzzzz)	“Suncor Contract” means the accommodation services agreement dated June 22, 2017 among Suncor Energy Oil Sands Limited Partnership, Suncor Energy Services Inc., Dene Koe LP and the Corporation (Agreement No. 4600024147) ), together with all appendices;

(aaaaaa)	“Syncrude Contract” means the procurement, construction or services contract No. A2591165 dated May 1, 2017 between Syncrude Canada Ltd. and Dene Koe LP;

(bbbbbb)	“Systems” means all mechanical and electrical systems used in connection with the operation and maintenance of any Real Property, including heating, ventilating, air conditioning, plumbing, electrical, sprinkler and drainage systems;

(cccccc)	“Target Working Capital” means Cdn.$15,100,000;

(dddddd)	“Tax Act” means the Income Tax Act (Canada), as amended;

(eeeeee)	“Tax Representations” means those representations set out in Section 4.1(u);

(ffffff)	“Taxes” means all present and future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Entity in the nature of a tax, whatsoever including without limitation any income taxes, withholdings, goods and services taxes, harmonized sales tax, value added tax, provincial sales tax and capital tax, interest, additions to tax and penalties applicable thereto;

(gggggg)	“Torgerson Nominee” has the meaning given in Section 8.3;

(hhhhhh)	“Torgerson Vendors” means, collectively, the Torgerson Trust and 989677;

(iiiiii)	“Trade Inventory” means all inventory, accessories, supplies, and spare parts owned by the Corporation or any Subsidiaries, including raw materials and work-in-progress;

(jjjjjj)	“Transaction Expenses” means any fees, costs and expenses or commissions incurred or subject to reimbursement by the Corporation or any Subsidiaries (without duplication), in each case in connection with the Acquisition and the preparation, negotiation and execution of the other transactions contemplated by this Agreement (whether incurred before or after the date of this Agreement), including: (i) any brokerage fees, costs and expenses, commissions, finders’ fees or other financial advisory fees, costs and expenses; (ii) any fees, costs and expenses of counsel, accountants or other advisors or service providers incurred by the Corporation or any Subsidiaries; and (iii) any fees, costs and expenses incurred by, or payment obligations of, the Corporation arising from the execution of this Agreement and/or the consummation of the Acquisition, but excluding any portion of such fees, costs and expenses which are for the account of the Purchaser pursuant to Sections 7.1(i) and 9.3(f);

(kkkkkk)	“Transferred Information” means any Personal Information to be disclosed or conveyed to one Party or any of its representatives or agents (a “Recipient”) by or on behalf of another party (a “Disclosing Party”) as a result of or in conjunction with the transactions contemplated herein, and includes any Personal Information disclosed to the Recipient prior to the execution of this Agreement;

(llllll)	“United States” means the United States of America, its territories and possessions, any State of the United States, and the District of Columbia;

(mmmmmm)	“U.S. Exchange Act” means the United States Securities Exchange Act of 1934, as amended;

(nnnnnn)	“U.S. Securities Act” means the United States Securities Act of 1933, as amended;

(oooooo)	“Vehicles” means all automobiles, trucks, trailers, cars and other motor vehicles owned or leased by the Corporation or its Subsidiaries;

(pppppp)	“Vendor Indemnified Parties” has the meaning given in Section 10.1(a);

(qqqqqq)	“Vendors” means, collectively, the Torgerson Vendors;

(rrrrrr)	“Vendors’ Counsel” means Dentons Canada LLP and Dentons US LLP; and

(ssssss)	“Working Capital” means, at any time, the amount by which the Current Assets of the Corporation or its Subsidiaries exceeds (or is less than) the Current Liabilities of the Corporation and its Subsidiaries;

(tttttt)	“Working Capital Shortfall” has the meaning given to it in Section 2.6(a)(ii);

Interpretation

1.2 For the purposes of this Agreement, except as otherwise expressly provided:

(a)	Calculation of Time – unless otherwise specified, time periods within or following which any action is to be taken or payment is to be made pursuant to this Agreement shall be calculated by excluding the day on which the period commences and including the day on which the period ends;

(b)	Headings and References – a reference to an Article is to an Article of this Agreement, and a reference to a Section followed by a number or some combination of numbers and letters refers to the section, subsection, paragraph, subparagraph, clause or subclause of this Agreement so designated; a reference to a schedule or exhibit is a reference to a schedule or exhibit to this Agreement;

(c)	Including – the word “including”, “include” or “includes”, when following any general statement or term, is not to be construed as limiting the general statement or term to the specific items or matters set forth or to similar items or matters, but rather as permitting the general statement or term to refer to all other items or matters that could reasonably fall within its broadest possible scope;

(d)	Business Days – if any date on which any action is required to be taken hereunder by any of the Parties is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day;

(e)	Statutory References – any reference in this Agreement to a statute shall mean the statute in force as at the date of this Agreement together with all rules, regulations and other subsidiary legislation made or promulgated thereunder and which are legally binding, as the same may be amended, re-enacted, consolidated or replaced from time to time, and any successor statute, rule, regulation or other subsidiary legislation thereto which is legally binding, and any reference to a particular legislative provision shall be read as referring to any amended or substituted provision therefore, unless otherwise expressly provided;

(f)	Plurals and Gender – words importing the masculine gender include the feminine or neuter, words in the singular include the plural, a word importing a corporate entity includes an individual, and vice versa;

(g)	Materiality – the word “material”, “materially” and variations thereof, when used in relation to an effect on the Business, the Corporation or its Subsidiaries, Dene Koe GP or Dene Koe LP, as applicable (and including particularly any such reference in Article 4) refers to an effect that is material to the Business, the Corporation or the applicable Subsidiary, Dene Koe GP or Dene Koe LP, and not to an effect that would be material to the Purchaser; and

(h)	Currency – all dollars amounts in this Agreement, unless otherwise specified, are in Canadian dollars.

Knowledge of a Party

1.3 Where any matter is stated to be “to the knowledge” of the Purchaser or words to like effect in this Agreement, it shall mean the actual knowledge of any of the senior officers of the Purchaser after due and reasonable inquiry with respect to the relevant matter and the knowledge that any of them would have had if they had conducted such reasonable inquiry with respect to the relevant matter. Where any matter is stated to be “to the knowledge” of the Vendors or the Corporation or words to like effect in this Agreement, it shall mean the actual knowledge of any of Lance Torgerson, Corey Smith, Neil Matheson and David Bulloch after due and reasonable inquiry with respect to the relevant matter and the knowledge that any of them would have had if they had conducted such reasonable inquiry with respect to the relevant matter.

Accounting Terms and Computations

1.4 In this Agreement, accounting terms and computations that are not defined herein shall be construed and computed in accordance with ASPE.

Interpretation not Affected by Party Drafting

1.5 The Parties have participated, directly and through their respective legal counsel, collectively in the negotiation, preparation and drafting of this Agreement. If in connection with the construction of this Agreement any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favouring or disfavouring any Party by virtue of the authorship of any provision of this Agreement, and the Parties agree that any rule of construction to the effect that any ambiguity is to be resolved against the drafting party shall not be applicable.

ARTICLE 2

SHARE PURCHASE

Purchase and Sale

2.1 On the terms and subject to the conditions hereof and based upon the mutual representations, warranties, terms and conditions herein contained, each of the Vendors, as applicable, shall sell, transfer and assign to the Purchaser on the Closing Date, effective as of the Closing Time, the Purchased Shares, free and clear of all Encumbrances and the Purchaser shall purchase from the Vendors, as applicable, all of the Purchased Shares.

Purchase Consideration and Payment of Purchase Price

2.2 The aggregate consideration to be paid by the Purchaser to the Vendors on the Closing Date for the Purchased Shares shall be equal to the sum of the payments, deposits and issuances contemplated by Section 2.3(a), subject to the adjustments set forth in Section 2.6 (collectively, the “Purchase Price”).

2.3

(a)	On the Closing Date, the Purchase Price shall be paid and satisfied by the Purchaser as follows:

(i)	an amount equal to the Base Cash Consideration less each of the following (without duplication): (i) the amounts in Section 2.3(a)(vii); (ii) the full amount of Indebtedness, including such Indebtedness set forth in Schedule 2.3(a)(i) of the Disclosure Letter, which is outstanding as of the Closing Date, if any; (iii) the Escrow Amount; (iv) the Shareholder Advance (to the extent outstanding on the Closing Date); and (v) the Working Capital Shortfall, if any, determined in accordance with Section 2.6(a)(ii), shall be paid to the Vendors in cash in accordance with the allocation set forth in Schedule “A”; provided however that the Shareholder Advance (to the extent outstanding on the Closing Date) shall only be deducted from the cash payment to 989677;

(ii)	Thirty Two Million Seven Hundred Ninety Thousand Eight Hundred and Sixty Eight (32,790,868) Purchaser Common Shares shall be issued to the applicable Vendors in accordance with the allocation set forth in Schedule “A”, of which an aggregate of Thirteen Million Four Hundred Ninety One Thousand One Hundred (13,491,100) Purchaser Common Shares (the “Escrowed Shares”) shall be deposited with the Escrow Agent on the Closing Date pursuant to the terms of the Escrowed Shares Escrow Agreement;

(iii)	Nine Thousand Six Hundred and Seventy Nine (9,679) Purchaser Preferred Shares shall be issued to the Torgerson Trust;

(iv)	an amount equal to the aggregate of the Cash and Cash Equivalents at the Closing Time, if any, shall be paid to the Vendors in cash, such amount to be allocated amongst the Vendors as they determine in their sole discretion and set forth in the estimated closing statement pursuant to Section 2.4(b);

(v)	Cdn.$28,500,000.00 in cash shall be deposited with the Escrow Agent as at the Closing Date pursuant to the terms of the Escrow Agreement (the “Escrow Amount”);

(vi)	if applicable, an amount equal to the Excess Working Capital, if any, determined in accordance with Section 2.6(a)(i) shall be paid to the Vendors in cash, such amount to be allocated amongst the Vendors as they determine in their sole discretion and set forth in the estimated closing statement pursuant to Section 2.4(b); and

(vii)	the Purchaser shall pay the amount of all Transaction Expenses which are outstanding as of the Closing Date, if any.

(b)	On the Closing Date, the Purchaser shall pay the amount of any Indebtedness set forth in Part 1 of Schedule 2.3(a)(i) of the Disclosure Letter which is outstanding as of the Closing Date.

Allocation of Purchase Price

2.4

(a)	Except as provided in Sections 2.3(a)(iv) and 2.3(a)(vi), the Purchase Price shall be allocated and paid to the Vendors in accordance with Schedule “A”.

(b)	Not less than three Business Days prior to the Closing Date, the Vendors shall deliver to the Purchaser an estimated closing statement which includes the Vendors reasonable best estimate of the Cash and Cash Equivalents, Indebtedness, Transaction Expenses and Working Capital of the Corporation as at the Closing Time and a calculation of the Purchase Price, along with all applicable supporting documentation and the allocation of the payments contemplated by Sections 2.3(a)(iv) and 2.3(a)(vi). The Purchaser shall be entitled to review and comment upon such estimated closing statement and the Vendors and the Corporation shall consider in good faith any amendments or clarifications to such statement requested by the Purchaser. As of the date hereof, Schedule 2.4(b) of the Disclosure Letter contains a sample template which shall be used to prepare the estimated closing statement.

Consideration Shares

2.5 The Consideration Shares shall be delivered as follows:

(a)	the Escrowed Shares referenced in Section 2.3(a)(ii) will be delivered in certificated form at Closing, and registered in the name of the applicable Vendors, as allocated in accordance with Schedule “A” and shall be deposited with the Escrow Agent on Closing;

(b)	the Consideration Shares referenced in Section 2.3(a)(ii) other than the Escrowed Shares will be delivered in book-entry form at Closing, registered in the name of the applicable Vendors as allocated in accordance with Schedule “A”; and

(c)	the Consideration Shares referenced in Section 2.3(a)(iii) (being the Purchaser Preferred Shares) will be delivered in certificated form at Closing, registered in the name of the Torgerson Trust.

Purchase Price Adjustments

2.6 The Purchase Price shall be adjusted as provided in this Section 2.6.

(a)	Effective as at the Closing Time, the Base Cash Consideration and Purchase Price shall be adjusted:

(i)	up by the amount by which the estimated Working Capital calculated pursuant to Section 2.4(b) (the “Estimated Working Capital”) exceeds the Target Working Capital (the “Excess Working Capital”); or

(ii)	down by the amount by which the Estimated Working Capital is less than the Target Working Capital (the “Working Capital Shortfall”).

(b)

As soon as practicable following the Closing Date, the Purchaser shall, at its expense and election, engage its internal accountants to prepare and deliver to the Vendors: (i) the closing balance sheet of the Business as at the Closing Time on the Closing Date, based on the accrual method of accounting and prepared in accordance with ASPE, applying the same significant accounting policies and practices as applied to the Corporation Financial Statements and consistent with Schedule 2.4(b) of the Disclosure Letter (provided for certainty, that if there is a conflict between the accounting policies and ASPE, ASPE shall prevail) (the “Closing Balance Sheet”), and (ii) a closing statement (the “Closing Statement”) that will be prepared using the Closing Balance Sheet, which sets out: (1) the Working Capital of the Corporation as at the Closing Time and the difference between such Working Capital and the Estimated Working Capital; (2) the amount of the Cash and Cash Equivalents as at the Closing Time and any difference between such Cash and Cash Equivalents and the value of the Cash and Cash Equivalents used to calculate the Purchase Price, (3) the amount of Indebtedness as at the Closing Time and any difference between such Indebtedness and the value of Indebtedness used to calculate the Purchase Price; and (4) the amount of Transaction Expenses as at the Closing Time and any difference between such Transaction Expenses and the value of Transaction Expenses paid by the Purchaser, if any, on Closing in accordance with Section 2.3(a)(vii), and providing details of any variance. Upon request, the Vendors shall be entitled to review all financial and other information used in preparing the Closing Balance Sheet and the Closing Statement, including working papers and a statement of any adjustments or assumptions made by the accountants. The Closing Balance Sheet and Closing Statement shall be completed no later than 90 days following the Closing Date.

(c)	The Vendors shall have 30 days from the date they receive the Closing Balance Sheet and the Closing Statement to review the Closing Balance Sheet and the Closing Statement and to inform the Purchaser in writing of any objection (in this Section 2.6(c) an “Objection”) they have to the Closing Balance Sheet or the Closing Statement and the Vendors proposed adjustments to any figures included in the Closing Balance Sheet or Closing Statement (including any disagreement regarding whether the Purchaser has delivered all financial and other information used in preparing the Closing Balance Sheet or the Closing Statement, as contemplated by Section 2.6(b)). If the Purchaser does not receive an Objection within the 30 day review period, the Closing Balance Sheet and the Closing Statement shall be deemed to have been accepted by the Vendors and shall become final and binding upon the Vendors. If the Vendors (or any of them) deliver an Objection to the Purchaser within the permitted review period, the Purchaser shall then have 30 days from the time the Objection is received to review and respond to the Objection. If the Vendors do not receive a response within the 30 day review period, the Objection shall be deemed to have been accepted by the Purchaser and shall become final and binding upon the Purchaser. If the Purchaser responds and the Vendors and the Purchaser are unable to resolve their disagreement(s) with respect to the Closing Balance Sheet or the Closing Statement within 10 days following the foregoing 30 day period, then the provisions of Section 2.7 herein shall apply with respect to such disagreement(s) in order to finalize the Closing Balance Sheet or the Closing Statement.

(d)	Upon acceptance of the Closing Balance Sheet and the Closing Statement by the Purchaser and the Vendors, or a final determination pursuant to Section 2.6(c) hereof,

(i)	if the Working Capital, as finally determined in accordance with the provisions contained in 2.6(c) is:

(A)	less than the Estimated Working Capital, the Escrow Agent shall promptly, and in any event, within fifteen (15) days of acceptance of the Closing Balance Sheet and the Closing Statement by the Vendors or the date of final determination pursuant to Section 2.6(c) hereof, as applicable, pay from the Escrow Amount by certified cheque or wire transfer to Purchaser, an amount equal to the difference between the Working Capital as finally determined in accordance with the provisions in Section 2.6(c) and the Estimated Working Capital (the “Final Working Capital Deficiency”). If the Final Working Capital Deficiency is greater than the Escrow Amount, then, in addition to payment by the Escrow Agent of the entire Escrow Amount to the Purchaser, the Vendors shall also pay by certified cheque or wire transfer to the Purchaser within such fifteen (15) day period, an amount equal to the difference between the Escrow Amount and the Final Working Capital Deficiency; or

(B)	greater than the Estimated Working Capital, the Purchaser shall promptly, and in any event, within fifteen (15) days of acceptance of the Closing Balance Sheet and the Closing Statement by the

Vendors or the date of final determination pursuant to Section 2.6(c) hereof, as applicable, pay by certified cheque or wire transfer to the Vendors, an aggregate amount equal to the difference between the Working Capital, as finally determined in accordance with the provisions in Section 2.6(c) and the Estimated Working Capital, such amount to be allocated amongst the Vendors as they determine in their sole discretion and set forth in a notice to the Purchaser,

(ii)	if the Cash and Cash Equivalents, as finally determined in accordance with the provisions in Section 2.6(c) is:

(A)	greater than the value of Cash and Cash Equivalents used to calculate the Purchase Price, the Purchaser shall promptly, and in any event, within fifteen (15) days of acceptance of the Closing Balance Sheet and the Closing Statement by the Vendors or the date of final determination pursuant to Section 2.6(c) hereof, as applicable, pay by certified cheque or wire transfer to the Vendors an aggregate amount equal to the difference between the value of Cash and Cash Equivalents used to calculate the Purchase Price and the amount of Cash and Cash Equivalents as finally determined in accordance with the provisions in Section 2.6(c), such amount to be allocated amongst the Vendors as they determine in their sole discretion and set forth in a notice to the Purchaser; or

(B)	less than the value of the Cash and Cash Equivalents used to calculate the Purchase Price, the Vendors shall promptly, and in any event, within fifteen (15) days of acceptance of the Closing Balance Sheet and the Closing Statement by the Vendors or the date of final determination pursuant to Section 2.6(c) hereof, as applicable, pay by certified cheque or wire transfer to the Purchaser, an aggregate amount equal to the difference between the value of the Cash and Cash Equivalents used to calculate the Purchase Price and the amount of the Cash and Cash Equivalents as finally determined in accordance with the provisions in Section 2.6(c).

(iii)	if the amount of Indebtedness in the Closing Statement, as finally determined in accordance with the provisions contained in Section 2.6(c) is:

(A)	less than the value of Indebtedness used to calculate the Purchase Price, the Purchaser shall promptly, and in any event, within fifteen (15) days of acceptance of the Closing Balance Sheet and the Closing Statement by Vendors or the date of final determination pursuant to Section 2.6(c) hereof, as applicable, pay by certified cheque or wire transfer to the Vendors an amount equal to the difference between the value of Indebtedness used to calculate the Purchase Price and the amount of Indebtedness as finally determined in accordance with the provisions in Section 2.6(c), such amount to be allocated amongst the Vendors as they determine in their sole discretion and set forth in a notice to the Purchaser; or

(B)	greater than the value of Indebtedness used to calculate the Purchase Price, the Vendors shall promptly, and in any event, within fifteen (15) days of acceptance of the Closing Balance Sheet and the Closing Statement by the Vendors or the date of final determination pursuant to Section 2.6(c) hereof, as applicable, pay by certified cheque or wire transfer to the Purchaser, an aggregate amount equal to the difference between the value of Indebtedness used to calculate the Purchase Price and the amount of Indebtedness as finally determined in accordance with the provisions in Section 2.6(c);

(iv)	if the Transaction Expenses, as finally determined in accordance with the provisions contained in Section 2.6(c) are:

(A)

less than the value of Transaction Expenses calculated under Section 2.3(a)(vii), the Purchaser shall promptly, and in any event, within fifteen (15) days of acceptance of the Closing Balance Sheet and the Closing Statement by the Vendors or the date of final determination pursuant to Section 2.6(c) hereof, as applicable, pay by certified cheque or wire transfer to the Vendors, an aggregate amount equal to the difference between the value of Transaction Expenses calculated under Section 2.3(a)(vii) and the amount of Transaction Expenses as finally determined in accordance with the provisions of Section 2.6(c), such amount to be allocated amongst the Vendors as they determine in their sole discretion and set forth in a notice to the Purchaser; or

(B)	greater than the value of Transaction Expenses calculated under Section 2.3(a)(vii), the Vendors shall promptly, and in any event, within fifteen (15) days of acceptance of the Closing Balance Sheet and the Closing Statement by the Vendors or the date of final determination pursuant to Section 2.6(c) hereof, as applicable, pay by certified cheque or wire transfer to the Purchaser, an aggregate amount equal to the difference between the value of Transaction Expenses paid by the Purchaser to the applicable creditors in accordance with Section 2.3(a)(vii) and the Transaction Expenses as finally determined in accordance with the provisions in Section 2.6(c).

(v)	Each of the Vendors and the Purchaser agrees that the amounts payable under Section 2.6(c) shall be aggregated into a single payment by the Vendors to the Purchaser or by the Purchaser to the Vendors, as applicable.

(vi)	The Purchaser shall use their reasonable efforts to complete the Required Work by no later than 18 months from the Closing Date. On and after the Closing Time, the Purchaser shall promptly provide the Vendors with evidence of all expenditures made by the Corporation or the Purchaser in respect of the Required Work. The amount of any expenditures to complete the Required Work to a maximum of Cdn.$3,400,000.00 (the “Required Work Cap”) shall constitute a deduction from the Escrow Amount, and shall be the sole and exclusive remedy of the Purchaser for such expenditures on Required Work, and, within fifteen (15) days of delivery of evidence of such paid expenditures for the Required Work, the Escrow Agent shall pay (and shall be jointly instructed by the Purchaser and the Vendors to pay) from the Escrow Amount by certified cheque or wire transfer to the Purchaser, an amount equal to such paid expenditures for the Required Work to a maximum of the Required Work Cap. If expenditures for Required Work equal to at least the Required Work Portion of the Escrow Agreement is not completed by the date that is 18 months from the Closing Date, then an amount equal to the Required Work Portion of the Escrow Amount, less any amounts previously released to the Purchaser in respect of any Required Work, shall be paid and released by the Escrow Agent to the Vendors (and the Escrow Agent shall be jointly instructed by the Purchaser and the Vendors to do so) from the Escrow Amount by certified cheque or wire transfer. There shall be no deduction to the Escrow Amount or the Purchase Price for any amount by which the actual expenditures for the Required Work exceed the Required Work Cap (the “Excess Expenditures”) and the Purchaser shall not be entitled make any claim against the Vendors or Torgerson pursuant to Article 10 for any of the Excess Expenditures. Any Dispute in relation to whether or not the Required Work has been completed, or the amount of any expenditure in respect of the Required Work by the Purchaser, shall be determined in accordance with Article 15. For greater certainty, the Parties acknowledge and agree that the condition of the carpets or general aesthetics at the Corporation’s locations shall not constitute Required Work.

Purchase Price Adjustment Dispute Resolution

2.7 Each of the Vendors and the Purchaser shall endeavor in good faith to resolve any dispute with respect to (a) the calculation of amounts in accordance with Section 2.6; (b) the delivery of financial and other information used in preparing the Closing Balance Sheet and the Closing Statement; and (c) the preparation of financial statements and Tax returns in accordance with Section 9.5, failing which the Vendors or the Purchaser may refer the dispute to Deloitte LLP or such other independent Canadian accounting firm as the Vendors and the Purchaser may mutually agree to definitively settle the dispute. Deloitte LLP or such other accounting firm shall be a public accounting firm selected jointly by the Purchaser and the Vendors, each acting reasonably, so long as such firm is a “participating audit firm” within the meaning of National Instrument 52-108 – Auditor Oversight of the Canadian Securities Administrators and is independent of the Purchaser and the Corporation in accordance with the rules of professional conduct in Alberta (the “Accounting Firm”). If Deloitte LLP is unable or unwilling to act and the Parties are unable to jointly select the Accounting Firm, any Party may apply to the

Court of Queen’s Bench in the City of Edmonton, Alberta, to request that the Court of Queen’s Bench appoint the Accounting Firm, upon which appointment the accounting firm so selected shall be the Accounting Firm, and the costs of such application shall be allocated equally between the Purchaser, on the one hand, and the Vendors, on the other. The Parties shall furnish the Accounting Firm with such information and records as the Accounting Firm may reasonably request and otherwise provide the Accounting Firm with all reasonable cooperation so as to enable the Accounting Firm to confirm a determination of any disputed amounts under Section 2.6. In resolving any disputed item, the Accounting Firm may not assign a value to any item greater than the maximum value for such item claimed by either Party or less than the minimum value for such item claimed by either Party and will only assign values in order to ensure that each disputed item has been calculated in accordance with the provisions of this Agreement. The cost of any fees payable to the Accounting Firm for its services in determining any dispute as contemplated herein shall be paid by the Party (either the Purchaser or the Vendors) whose estimate of the amount in question differs the most from the determination made by the Accounting Firm (without regard to any related disputes over any matter that is not “an amount”). If there are multiple disputed amounts, the fees payable to the Accounting Firm for its services shall be paid by the Party (either the Purchaser or the Vendors) the aggregate of whose estimates of the amounts in question differs the most from the aggregate of the amounts subject to determination by the Accounting Firm (without regard to any related disputes over any matter that is not “an amount”). If the only dispute at issue relates to a matter that is not reasonably considered “an amount” or “amounts” and therefore the previous two sentences do not apply, then the fees payable to the Accounting Firm for its services shall be paid by the Party (either the Purchaser or the Vendors) who is determined by the Accounting Firm to have been substantially unsuccessful in relation to such dispute (or if the Accounting Firm is not willing to make such determination, then the Vendors and the Purchaser shall make such determination jointly, acting reasonably). Any determination of amounts under Section 2.6 made by the Accounting Firm pursuant to a referral contemplated by this Section 2.7 and any determination made by the Accounting Firm pursuant to the foregoing sentence shall be final and binding upon the Vendors and the Purchaser for all purposes of this Agreement.

Tax Elections

2.8 All adjustments to the Purchase Price pursuant to Section 2.6, and any amounts recovered pursuant to Article 10, shall be treated by all Parties for Tax purposes as adjustments to the Purchase Price.

2.9 The Purchaser and the Vendors each acknowledge and confirm that, and their collective intention is that, Cdn.$1.00 shall be allocated to any non-competition agreement that is a restrictive covenant (a “Restrictive Covenant”) as defined in Section 56.4 of the Tax Act granted by any Person (a “Grantor”) to the Purchaser pursuant to this Agreement of any agreement contemplated herein. Nothing in this Section 2.9 diminishes, limits derogates or questions the validity or enforceability of any Restrictive Covenant granted pursuant to this Agreement and all Grantors shall covenant and agree that they shall not assert or claim that this Section 2.9 diminishes, limits, derogates or questions the validity or enforceability of such Restrictive Covenant in any manner whatsoever. The Purchaser will make with a Grantor, within five Business Days after receiving a written request from the Grantor to do so and in the form prescribed for such purposes, such one or more elections pursuant to or in respect of Section 56.4 of the Tax Act or other provision of the Tax Act as will cause subsection 56.4(5) of the Tax Act to apply to the Restrictive Covenant granted by the Grantor. Such election shall reflect that the applicable parties thereto have allocated $1.00 to the Restrictive Covenant in order to ensure enforceability of such Restrictive Covenant, but such amount shall not be an estimate of value of the Restrictive Covenant. If an election hereunder is not filed within the time required, the Purchaser covenants and agrees to take all necessary steps to make a late election in order for such Tax treatment to apply forthwith upon notification by the Grantor. In the event that the Grantor provides late written notice, the Purchaser shall not be responsible for any late filing penalties, or any resulting Taxes.

2.10 The Vendors may, to the extent possible under applicable Laws, acquire the Consideration Shares contemplated under Section 2.3 on a Tax deferred basis pursuant to subsection 85(1) of the Tax Act. The Vendors shall each be responsible for preparing the applicable Tax election contemplated by subsection 85(1) of the Tax Act for the purposes of achieving a Tax deferral and shall be solely responsible for all expenses, charges and other liabilities associated therewith (including any Taxes which may be assessed as a result of the transactions contemplated herein). After the applicable Tax election has been prepared, the applicable Vendor shall deliver it to the Purchaser, together with all supporting documents for review and comment. The agreed amounts for the purposes of any such Tax elections shall be within the parameters set out in the Tax Act and shall be determined at the sole and absolute discretion of the applicable Vendor. After reviewing any such Tax elections prepared by the applicable Vendor and provided such elections are satisfactory, the Purchaser will execute such elections and deliver them to the applicable Vendor within a reasonable period of time after the receipt thereof from the applicable Vendor. The Vendors shall each be solely responsible for filing the applicable Tax election within the prescribed time and with the applicable Tax authority.

Cash Payments

2.11 Any cash payments required by this Agreement to be made by any Party to any other Party (or their representative) shall be made by way of wire transfer, certified cheque or other form of payment reasonably acceptable to such other Party.

Closing Date

2.12 The Closing shall occur at the Closing Time on the Closing Date with effect as of the Closing Time. The Parties shall use their commercially reasonable efforts to cause the Closing Date to occur on or before the End Date.

Resale Restrictions

2.13 The Vendors hereby acknowledge that the Consideration Shares will be issued in accordance with applicable Canadian and United States securities Laws, will be “restricted securities” (as defined in Rule 144(a)(3) under the U.S. Securities Act) and will be subject to restrictions on resale and any certificates or evidence therefore will contain a restrictive legend substantially in the form set forth in Section (i) of the Registration Rights Agreement, subject to the removal of any such legend pursuant to the terms and conditions of the Registration Rights Agreement. The Vendors are aware of the restrictions on resale relating to the Consideration Shares and have had the opportunity to obtain legal advice with respect to such restrictions. Each of the Vendors hereby consents to the Purchaser making a notation on its records or giving instructions to any transfer agent for the Consideration Shares, including stop transfer orders, to implement the foregoing restrictions on transfer, subject to the termination or removal of any such restrictions on transfer pursuant to the Registration Rights Agreement.

Pre-Closing Transactions

2.14 On or prior to the Closing Date, the Corporation, the Vendors, SmithCo, Smith HoldCo, 1818939, 2040618, 2040624 and certain Employees will complete the Pre-Closing Transactions, which includes the Pre-Closing Amalgamation.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF PURCHASER

3.1 The Purchaser hereby represents and warrants to each of the Vendors as follows and acknowledges that each of the Vendors are relying on such representations and warranties in connection with the transactions contemplated hereby:

Incorporation, Organization and Authority of the Purchaser

(a)	The Purchaser is a corporation duly incorporated and validly subsisting under the Laws of the Province of British Columbia, and has all the requisite corporate capacity and authority to enter into this Agreement and to perform its obligations hereunder and to carry on its business.

Necessary Proceedings

(b)	All necessary and required corporate measures, proceedings and actions of the directors of the Purchaser have been taken to authorize and enable the Purchaser to enter into and deliver this Agreement and each document delivered at Closing to which it is a party and to perform its obligations hereunder and thereunder, and for the Purchaser to issue the Consideration Shares to the Vendors, as applicable, in accordance with the terms of this Agreement.

Issuance of Consideration Shares

(c)	Subject to receipt of all required approvals of Purchaser’s shareholders (“Shareholder Approvals”), the Consideration Shares to be issued to the Vendors pursuant to this Agreement on Closing will be: (i) duly authorized, validly issued, fully paid and non-assessable shares of the Purchaser; (ii) issued to the Vendors with good and marketable title, free and clear of all Encumbrances; and (iii) assuming the accuracy of the representations and warranties of the Vendors in Section 5.2, issued in compliance with all applicable securities Laws and not in violation of any purchase option, call option, right of first refusal, first offer, co-sale or participation preemptive right, subscription right or any similar right.

Valid and Binding Obligations

(d)	This Agreement has been, and each document delivered at Closing to which the Purchaser is a party will on Closing be, duly executed and delivered by the Purchaser and constitutes, and each document delivered at Closing to which the Purchaser is a party will on Closing constitute, a legal, valid and binding obligation of the Purchaser, enforceable against it in accordance with its terms subject only to the qualification that such enforceability may be limited by:

(i)	any limitation under applicable Laws relating to bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization and other similar Laws relating to or affecting the enforcement of creditors’ rights generally; and

(ii)	the fact that equitable remedies, including the remedies of specific performance and injunction, may only be granted in the discretion of a court.

Required Consents

(e)	Except for the Shareholder Approvals, as contemplated by Section 3.1(k), or pursuant to the Regulatory Approvals, there is no requirement on the part of the Purchaser to obtain any consent, approval or waiver of any Governmental Entity or any Person under any permits, licenses or Contracts to which the Purchaser is a party or pursuant to which the Consideration Shares may be affected in connection with the execution and delivery of this Agreement by the Purchaser, the completion of the transactions contemplated in this Agreement, or the compliance of the Purchaser with any of the provisions hereof.

No Breach Caused by this Agreement

(f)	Neither the execution and delivery of this Agreement or any other agreements contemplated hereunder by the Purchaser, the consummation of the transactions contemplated hereby and thereby nor the compliance of the Purchaser with any of the provisions hereof or thereof will: (i) contravene, conflict with or result in a violation or breach of any provision of any applicable Laws or any license, approval, consent or authorization held by the Purchaser or the articles or by-laws or other constating documents of the Purchaser; (ii) require any notice or consent or other action by any Person under, contravene, conflict with, violate, breach or constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Purchaser is entitled under, or give rise to any rights of first refusal or trigger any change in control provisions or any restriction under, any provision of any Material Contract binding upon the Purchaser or affecting any of its assets; or (iii) result in the creation or imposition of any Encumbrance on any assets of the Purchaser; with such exceptions, in the case of each of clauses (i), (ii) and (iii), as do not have or would not have, or be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Purchaser.

Current Share Capital

(g)	As at the date of this Agreement, the authorized capital of the Purchaser consists of 550,000,000 common shares, 50,000,000 Class A Series 1 preferred shares, and 50,000,000 Class B Series 1 preferred shares, of which there are 132,259,000 common shares duly and validly issued and outstanding as fully paid and non-assessable shares and no Class A Series 1 preferred shares or Class B Series 1 preferred shares issued and outstanding.

Financial Statements

(h)	Subject to, in the case of the unaudited interim financial statements, the lack of footnotes and year-end adjustments, the Purchaser Financial Statements have been prepared in accordance with GAAP and present fairly, in all material respects, the assets, Liabilities and financial condition of the Purchaser as of the respective dates thereof and the results of operations and cash flows of the Purchaser for the respective fiscal periods covered thereby.

Material Change

(i)	There are no material facts which exist, and there has been no material change in the capital, business, assets, Liabilities, operations, condition (financial or otherwise), results of operations, financial position, capital affairs or prospects of the Purchaser since December 31, 2016, which have not been disclosed in the manner required by applicable Law and there have been no material facts, transactions, events or occurrences in respect of the Purchaser or any of its Affiliates, any of which could reasonably be expected to have a Material Adverse Effect on the Purchaser or any of its Affiliates and that have not been disclosed in writing to the Vendors or that could significantly impede the Purchaser’s or any of its Affiliates’ ability to consummate the transactions contemplated by the Agreement.

Public Disclosure

(j)	As of the date hereof and during the two years prior to the date hereof, the Purchaser has filed or furnished, as applicable, all forms, statements, certifications, reports and other documents required to be filed or furnished by it with the SEC under Section 13 or Section 15(d) of the U.S. Exchange Act and the rules promulgated thereunder (such documents collectively, including all exhibits and other information incorporated therein and all amendments or supplements thereto, the “SEC Reports”). None of such SEC Reports contained an untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made therein, not misleading as at the date of such filing, which has not been corrected.

Governmental Approvals

(k)	Other than the approval by the New York Stock Exchange of the issuance and listing of the Purchaser Common Shares forming part of Consideration Shares and the Purchaser Common Shares issuable upon conversion of the Purchaser Preferred Shares forming part of the Consideration Shares, the filing of Disclosure Documents with the SEC, the Regulatory Approvals and assuming the accuracy of the representations and warranties of the Vendors in Section 5.2, no approval of, registration, notice to, authorization of, declaration or filing with any Governmental Entity is necessary to authorize the execution and delivery of this Agreement, or any and all of the documents and instruments which are contemplated by or ancillary to the transactions detailed under this Agreement by the Purchaser or the consummation by the Purchaser of the transactions contemplated herein, where the failure to obtain such approval, registration, declaration or filing with any Governmental Entity would prevent the Purchaser from executing and delivering this Agreement, or any and all of the documents and instruments which are contemplated by or ancillary to the transactions detailed under this Agreement by the Purchaser or the consummation by the Purchaser of the transactions contemplated herein or would have a Material Adverse Effect on the Purchaser.

Compliance with Laws

(l)	The Purchaser is not in violation of any Laws save and except for acts of non-compliance which would not have a Material Adverse Effect on the Purchaser.

(m)	Each of Purchaser’s SEC Reports has complied, in the case of SEC Reports filed on or prior to the date hereof, or will comply, in the case of SEC Reports to be filed after the date hereof, with applicable requirements of the U.S. Exchange Act in all material respects.

No Brokers and Finders

(n)	Other than Lazard Ltd., neither the Purchaser nor any of its Affiliates has retained nor will it retain any financial advisor, broker, agent or finder nor paid, or agreed to pay, any financial advisor, broker, agent or finder on account of this Agreement or any of the transactions contemplated hereby nor have they granted any right of first refusal or commitment to engage any such Person in connection with any future transaction on account of this Agreement or any of the transactions contemplated hereby.

WTO Investor

(o)	The Purchaser is a “WTO investor” as that term is defined in the Investment Canada Act and is not a “state-owned enterprise” as that term is defined in the Investment Canada Act.

Title to Assets

(p)	The Purchaser and each of its Affiliates have good and marketable title to their assets, free and clear of any actual, pending or, to the knowledge of the Purchaser, threatened Claims or Encumbrances whatsoever, except for Permitted Encumbrances. The assets currently owned or leased by the Purchaser and each of its Affiliates constitute all of the property, rights and assets that are necessary to permit the operation of their business as it is currently carried on and, to the knowledge of the Purchaser, there are no material defects, material failures or material impairments in the title of the Purchaser or any of its Affiliates to such assets.

No Reporting Issuer Status

(q)	Neither the Purchaser nor any of its Affiliates is a reporting issuer or equivalent in any province or territory of Canada. None of the shares of the Purchaser or any of its Affiliates are listed or posted for trading on any stock exchange in Canada. The Purchaser Common Shares are posted for trading on the New York Stock Exchange and the Purchaser is an SEC registrant. As of the date of this Agreement, the Purchaser is eligible to use SEC Form S-3.

No Bankruptcy

(r)	No proceedings have been taken, are pending or authorized by the Purchaser or any of its Affiliates or by any other Person in respect of the bankruptcy, insolvency, liquidation or winding up of the Purchaser or any of its Affiliates.

Financial Ability

(s)	The Purchaser has, or will as at the Closing Time have, the financial ability to consummate the transactions contemplated by this Agreement, including the payment of the Base Cash Consideration and all fees and expenses of the Purchaser related to the transactions contemplated hereby. The Purchaser acknowledges that its obligations hereunder are not in any way contingent or otherwise subject to the Purchaser’s consummation of any financing arrangements, obtaining any financing or the availability of any financing to the Purchaser.

Compliance with Laws

(t)	The Purchaser and each of its Affiliates are not in violation of any Laws except for acts of non-compliance that would not have a Material Adverse Effect on the Purchaser or any of its Affiliates.

(u) (i)	None of the Purchaser or any of its Affiliates nor, to the knowledge of the Purchaser, any employee, director, officer, agent, or other Person associated with or acting on behalf of such a Person, (collectively, the “Connected Persons”), has taken or has offered or agreed to take, in relation to the business or assets of the Purchaser or any of its Affiliates, any action, directly or indirectly, on behalf of or to the benefit of any of the Purchaser or any of its Affiliates in violation of any Anti-Corruption Laws.

(ii)	Neither the Purchaser nor any of its Affiliates nor, to the knowledge of the Purchaser, any of the Connected Persons have taken any action or made any omission in connection with the business or assets of the Purchaser or any of its Affiliates in violation of Economic Sanctions.

(iii)	None of the Contracts of the business of the Purchaser or any of its Affiliates require the Purchaser or any of its Affiliates to:

(A)	Make payments to any Persons which would cause a violation of Anti-Corruption Laws.

(B)	Take any action or make any omission that would violate Economic Sanctions.

(iv)	In the two (2) years prior to the date of this Agreement, neither the Purchaser nor any of its Affiliates nor, to the knowledge of the Purchaser, any of their Connected Persons have been under administrative, civil or criminal investigation, inquiry or enforcement proceedings in connection with alleged or possible violations of any Anti-Corruption Laws and Economic Sanctions in connection with the conduct of their business or assets, nor have such Persons or, to the knowledge of the Purchaser, have their Connected Persons received notice from, or made a voluntary disclosure to, any Governmental Entity regarding violations or alleged or possible violations of such Anti-Corruption Laws in connection with the conduct of their business or assets.

(v)	The Purchaser and its Affiliates have in place adequate policies and procedures designed to ensure compliance with Anti-Corruption Laws.

Material Contracts

(v)	Neither the Purchaser nor any of its Affiliates is in material default or breach of any of its obligations under any of the Material Contracts to which it is a party or by which it is bound and there exists no state of facts which, to the knowledge of the Purchaser, after notice or lapse of time or both, would constitute such a material default or breach.

No Inducement or Reliance

3.2 The Purchaser agrees that it has not been induced by or relied upon any representations, warranties or statements, whether express or implied, made by the Parties or any of their respective Affiliates, officers, directors, members, employees, agents or representatives that are not expressly set forth in this Agreement and other agreements specifically contemplated herein, whether or not any such representations, warranties or statements were made in writing or orally.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES IN RESPECT OF THE CORPORATION

4.1 The Vendors jointly represent and warrant to the Purchaser as follows and acknowledge that the Purchaser is relying on such representations and warranties in connection with the transactions contemplated hereby:

Incorporation, Organization, Corporation Structure and Authority

(a)	The Corporation is a corporation duly incorporated and validly subsisting and in good standing under the Laws of Alberta, and has all the requisite capacity and authority to enter into this Agreement and to perform its obligations hereunder and to carry on its business as now conducted and to own, lease and operate its Assets as now owned, leased and operated. The Corporation is duly registered and in good standing to conduct its affairs or do business, as applicable, in each jurisdiction in which the character of its Assets, owned or leased, or the nature of their activities makes such registration necessary. Copies of the constating documents of the Corporation have been made available to the Purchaser, which included all amendments to date, and such constating documents are accurate and complete in all material respects as of the date hereof.

(b)	The Corporation does not have any Subsidiaries or own any securities issued by, or any equity or ownership interest in, any other Person except as disclosed in Schedule 4.1(b) of the Disclosure Letter and each such disclosed Subsidiary is duly formed or incorporated and validly subsisting and in good standing under the Laws of its jurisdiction of formation or incorporation, is, except as otherwise disclosed Schedule 4.1(b) of the Disclosure Letter, wholly owned by the Corporation and has all the requisite capacity and authority to carry on its business as now conducted and to own, lease and operate its Assets.

(c)	The Corporation and its Subsidiaries are not currently subject to any obligation to purchase securities in, or to provide funds by way of loan or capital contribution, to any Person.

Necessary Proceedings

(d)	All necessary and required corporate proceedings and actions of:

(i)	the directors, shareholders and officers of the Corporation and its Subsidiaries have been taken to authorize and enable the Corporation to enter into and deliver this Agreement and each of the documents contemplated herein to which the Corporation is a party, and to perform its obligations hereunder; and

(ii)	the directors, shareholders and officers of Amalco will have been taken on or prior to the Closing Date, to authorize the transfer by the Vendors of the Purchased Shares to the Purchaser as contemplated by this Agreement.

Valid and Binding Obligation

(e)	This Agreement has been, and each document delivered at Closing to which the Corporation, Amalco or any of its Subsidiaries is a party will on Closing be, duly executed and delivered by the applicable party and constitutes, and each document delivered at Closing to which any of the Corporation, Amalco or any of its Subsidiaries is a party will on Closing constitute, a legal, valid and binding obligation of such party, enforceable against it in accordance with its terms subject only to the qualification that such enforceability may be limited by:

(i)	any limitation under applicable Laws relating to bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization and other similar Laws relating to or affecting the enforcement of creditors’ rights generally; and

(ii)	the fact that equitable remedies, including the remedies of specific performance and injunction, may only be granted in the discretion of a court.

Required Consents

(f)	Except as disclosed in Schedule 4.1(f) of the Disclosure Letter and except for the Regulatory Approvals, there is no requirement on the part of the Vendors, the Corporation or any of its Subsidiaries to obtain any consent, approval or waiver of any Governmental Entity or of any Person under any Material Contracts to which the Vendors, the Corporation or any of it Subsidiaries is a party or pursuant to which the Purchased Shares or any of the Assets may be affected in connection with the completion of the transactions contemplated in this Agreement where the failure to obtain such consent, approval or waiver of any Governmental Entity or of any Person under any Material Contracts would: (A) prevent the Vendors from executing and delivering this Agreement, or any and all of the documents and instruments which are contemplated by or ancillary to the transactions detailed under this Agreement by the Vendors or the consummation by the Vendors of the transactions contemplated herein; or would (B) be reasonably expected to have a Material Adverse Effect on the Corporation or any Subsidiary.

Capital

(g)	The authorized capital of the Corporation consists of an unlimited number of Class A Shares, an unlimited number of Class B Shares, an unlimited number of Class C Shares, an unlimited number of Class D Shares, an unlimited number of Class E Shares, an unlimited number of Class F Shares, an unlimited number of Class G Shares, and an unlimited number of Class H Shares. As of the date of this Agreement, there are 291 Class A Shares, 9 Class B Shares, 424,000,000 Class G Shares, and 54,526,775 Class H Shares duly and validly issued and outstanding as fully paid and non-assessable.

Rights to Acquire Securities

(h)	Other than the Purchaser, and as contemplated in the Pre-Closing Transactions, no Person has any agreement or option or any right or privilege (whether by Law, pre-emptive or contractual) capable of becoming an agreement or option for the purchase, subscription or issuance from treasury of any shares, units or other securities of the Corporation or any Subsidiary or securities convertible into, exchangeable for, or which carry the right to purchase shares, units or other securities of the Corporation or any Subsidiary. There are no outstanding bonds, debentures or other evidences of Indebtedness of the Corporation having the right to vote (or that are convertible for, exercisable into or exchangeable for securities having the right to vote) on any matter on which the holders of shares may vote. Except as contemplated in the Pre-Closing Transactions, there are no outstanding contractual obligations of the Corporation or any Subsidiary to repurchase, redeem or otherwise acquire any outstanding shares of the Corporation or any Subsidiary or any agreements or other arrangements regarding the voting or disposition of any outstanding shares of the Corporation or any Subsidiary.

Title to Assets

(i)	The Corporation and each of its Subsidiaries have good and marketable title to their Assets, free and clear of any actual, pending or, to the knowledge of the Vendors, threatened Claims or Encumbrances whatsoever, except for Permitted Encumbrances. The Assets currently owned or leased by the Corporation and each of its Subsidiaries constitute all of the property, rights and assets that are necessary to permit the operation of the Business as it is currently carried on and, to the knowledge of the Vendors, there are no material defects, material failures or material impairments in the title of the Corporation or any Subsidiary to such Assets.

Operation and Condition of Assets

(j)	Except as disclosed in Schedule 1.1(mmmmm) of the Disclosure Letter or with respect to the condition of the carpets or general aesthetics at the Corporation’s locations, the Assets which are material to the Business are in operable working condition and have been maintained in accordance with industry standards (normal wear and tear accepted). To the knowledge of the Vendors, except as disclosed in Schedule 1.1(mmmmm) of the Disclosure Letter, no buildings, plants, structures, fixtures, Equipment or other property owned or leased by the Corporation or any Subsidiary in relation to the Business, are in need of material repairs except for ordinary routine maintenance and repairs consistent with past practice.

Warranties and Claims

(k)	Except as set out in Part 1 of Schedule 4.1(k) of the Disclosure Letter, neither the Corporation nor any Subsidiary has given any warranty, express or implied, to any Person, and no warranty Claim (or Claim in the nature thereof) has been made against the Corporation or any Subsidiary and which is currently unresolved other than warranty claims received in the Ordinary Course and which could not in the aggregate be considered material, nor to the knowledge of the Vendors, do facts or circumstances exist that could reasonably be expected to result in any such warranty Claim. Part 2 of Schedule 4.1(k) of the Disclosure Letter contains a complete list of all express, written warranties given to purchasers of products or services supplied by the Corporation or any of its Subsidiaries within the two-year period prior to the date of this Agreement. The Corporation has made no material warranty Claim (or Claim in the nature thereof) against any supplier thereto within the two-year period prior to the date of this Agreement other than warranty claims made in the Ordinary Course.

Permits

(l)	The Corporation and each of its Subsidiaries have obtained and are in compliance with all material Permits necessary to conduct the Business as are now being or are proposed to be conducted. All such Permits are listed in Schedule 4.1(l) to the Disclosure Letter (including any applicable expiry dates) and are in full force and effect, and there are no proceedings in progress, pending or, to the knowledge of the Vendors, threatened which may result in revocation, cancellation, suspension, rescission or any adverse modification of any of the Permits nor, to the knowledge of the Vendors, are there any facts upon which such proceedings could reasonably be based.

Financial Statements

(m)	The Corporation Financial Statements have been prepared in accordance with ASPE and present fairly in all material respects the Assets, Liabilities and financial condition of the Corporation as of the respective dates thereof and the results of operations and cash flows of the Corporation for the respective fiscal periods covered thereby. In the case of the interim Corporation Financial Statements, such interim Corporation Financial Statements shall be subject to normal year-end adjustments and the exclusion of notes thereto.

Absence of Undisclosed Liabilities

(n)	Except as disclosed in Schedule 1.1(mmmmm) of the Disclosure Letter, neither the Corporation nor any Subsidiaries has any material Liabilities or debt instrument or has entered into any Contract or commitment to create, assume, or issue any debt instrument, other than:

(i)	those specifically reflected and adequately provided for in the most recent balance sheet and associated notes thereto included in the Corporation Financial Statements;

(ii)	those set out in Schedule 4.1(n) of the Disclosure Letter;

(iii)	Liabilities incurred in the Ordinary Course since the date of the balance sheet included in the Corporation Financial Statements;

(iv)	those which shall be set forth or specifically reflected and adequately provided for in the Closing Balance Sheet and the Closing Statement; and

(v)	those incurred in connection with the execution of this Agreement.

Indebtedness

(o)	Except as disclosed in the Corporation Financial Statements or in Schedule 2.3(a)(i) of the Disclosure Letter or as may be incurred in the Ordinary Course, neither the Corporation nor any Subsidiary has outstanding any bonds, debentures, notes, mortgages or other Indebtedness and neither the Corporation nor any Subsidiary has agreed to create or issue any bonds, debentures, notes, mortgages or other Indebtedness which will mature more than one year after the date of their creation or issuance.

Accountants

(p)	The Corporation Accountants, who audited the Corporation Financial Statements (to the extent the same have been audited), are independent from the Corporation.

Material Change

(q)	Since May 31, 2017, and except as disclosed in Schedule 4.1(q) of the Disclosure Letter and as contemplated in the Pre-Closing Transactions, there has been no material changes in the capital, Business, the Assets, Liabilities, condition, results of operations, financial position, long-term debt, affairs or prospects of the Corporation or any Subsidiaries and there have been no material facts, transactions, events or occurrences in respect of the Corporation or any of its Subsidiaries, any of which could reasonably be expected to have a Material Adverse Effect on the Corporation or its Subsidiaries and that have not been disclosed in writing to the Purchaser or that could significantly impede the Corporation’s or any of its Subsidiaries’ ability to consummate the transactions contemplated by this Agreement.

Compliance with Laws

(r)	Except as set forth in Schedule 4.1(r) or Schedule 1.1(mmmmm) of the Disclosure Letter, the Corporation and each of its Subsidiaries are not in violation of any Laws except for acts of non-compliance that would not have a Material Adverse Effect on the Corporation or its Subsidiaries.

(s) (i)

None of the Vendors, the Corporation or any of its Subsidiaries nor, to the knowledge of the Vendors, any Employee, agent, or other Person associated with or acting on behalf of such a Person, (collectively, the “Connected Persons”), has taken or has offered or agreed to take, in relation to the Business or the Assets, any action, directly or indirectly, on behalf of or to the benefit of any of the Vendors, the Corporation or any of its Subsidiaries in violation of any Anti-Corruption Laws.

(ii)	None of the Vendors, the Corporation or any of its Subsidiaries nor, to the knowledge of the Vendors, any of the Connected Persons have taken any action or made any omission in connection with the Business or Assets in violation of Economic Sanctions.

(iii)	None of the Contracts of the Business would require the Purchaser or any of its Subsidiaries subsequent to the Closing Date, to:

(A)	Make payments to any Persons which would cause a violation of Anti-Corruption Laws.

(B)	Take any action or make any omission that would violate Economic Sanctions.

(iv)	In the three (3) years prior to the date of this Agreement, none of the Vendors, the Corporation nor any of its Subsidiaries nor, to the knowledge of the Vendors, any of their Connected Persons have been under administrative, civil or criminal investigation, inquiry or enforcement proceedings in connection with alleged or possible violations of any Anti-Corruption Laws and Economic Sanctions in connection with the conduct of the Business or the Assets, nor have such Persons or, to the knowledge of the Vendors, have their Connected Persons received notice from, or made a voluntary disclosure to, any Governmental Entity regarding violations or alleged or possible violations of such Anti-Corruption Laws in connection with the conduct of the Business or the Assets.

(v)	The Corporation has a written code of conduct that prohibits Employees from offering or receiving bribes, kickbacks, or other payments that can influence business decisions and restricts the basis on which Employees can give or accept gifts, entertainment, or meals to or from any other Person in the conduct of the Business.

Guarantees

(t)	With the exception of intercorporate matters otherwise disclosed in the Corporation Financial Statements and except as disclosed on Schedule 4.1(t) of the Disclosure Letter, neither the Corporation nor any of its Subsidiaries is a party to, or bound by, any guarantee of the Liabilities or Indebtedness of any other Person.

Tax Matters

(u)	Except as disclosed in Schedule 4.1(u) of the Disclosure Letter:

(i)	None of the Corporation or its Subsidiaries is in arrears or in default in respect of the timely filing of any federal, provincial, municipal or foreign Tax return required to be filed by them pursuant to any applicable Law.

(ii)	All Taxes, filing fees and other assessments or reassessments due and payable, collectible or which are required to be withheld prior to the Closing Date from or by the Corporation or its Subsidiaries shall have been duly and timely paid, collected withheld or remitted or adequate provision shall have been made therefore prior to the Closing Date.

(iii)	No claim or assessment or reassessment for additional Taxes, filing fees or other amounts and assessments due and payable or collectible from the Corporation or its Subsidiaries has been made or threatened which has not been paid or collected.

(iv)	All such Tax returns referred to in Section 4.1(u)(i) are correct and complete in all material respects and no such return contains any misstatement or conceals any statement that should have been included therein.

(v)	There are no extensions or waivers of the applicable limitation periods of any jurisdiction regarding the assessment, reassessment or collection of Taxes in respect of the Corporation or its Subsidiaries.

(vi)	None of the Corporation or its Subsidiaries has either directly or indirectly transferred any property to or supplied any services to or acquired any property from a Person with whom it was not acting at arm’s length (for the purposes of the Tax Act) for consideration other than consideration equal to the fair market value of the property or services at the time of the transfer, supply or acquisition of the property or services.

(vii)	The Corporation and each of its Subsidiaries is registered for purposes of the Excise Tax Act (Canada). All input Tax credits claimed by the Corporation and any of its Subsidiaries were calculated in accordance with applicable Laws and the Corporation and each of its Subsidiaries has complied with all registration, reporting, payment, collection and remittance requirements in respect of any and all applicable goods and services Tax, provincial sales Tax and harmonized sales Tax.

(viii)	None of the dividends paid or deemed to be paid by the Corporation or its Subsidiaries are subject to subsection 55(2) of the Tax Act.

(ix)	There are no circumstances which exist and would result in or which have existed and resulted in sections 79 to 80.04 of the Tax Act applying to the Corporation or its Subsidiaries.

(x)	The Corporation and its Subsidiaries have complied with all provisions of Section 247 of the Tax Act.

(xi)	There are no circumstances which exist and would result in or which have existed and resulted in the Corporation or any of its Subsidiaries being assessed or responsible for any Taxes under any of Parts III, III.1, IV.1 or VI.1 of the Tax Act.

Deferred Payments

(v)	Neither the Corporation nor any of its Subsidiaries owes any amounts for the deferred purchase price in respect of past acquisitions of any business, assets or securities, including any earn-out Liabilities (assuming the maximum amount is earned), post-closing price true-ups, indemnifications and “vendor take-back notes” payable associated with past acquisitions of any business, assets or securities (including that of North County Catering Ltd.) but excluding trade accounts payable and other accrued Current Liabilities all only to the extent included as Current Liabilities in Working Capital.

Material Contracts

(w)	Neither the Corporation nor any of its Subsidiaries is in material default or breach of any of its obligations under any of the Material Contracts to which it is a party or by which it is bound and there exists no state of facts which, to the knowledge of the Vendors, after notice or lapse of time or both, would constitute such a material default or breach. All such Material Contracts have been duly authorized, executed and delivered and are now in good standing, in full force and effect. The Corporation and its Subsidiaries are entitled to all material benefits thereunder and, to the knowledge of the Vendors, the other parties to such Material Contracts, agreements, commitments, indentures and other instruments are not in material default or breach of any of their obligations thereunder.

(x)	Correct and complete copies of all Material Contracts of the Corporation and its Subsidiaries, each of which is listed on Schedule 4.1(x) to the Disclosure Letter, have been made available to the Purchaser.

Other Disclosures

(y)

The Corporation and the Vendors have disclosed to the Purchaser in Schedule 4.1(y) of the Disclosure Letter all material information in their possession not otherwise referred to in this Agreement or the

Disclosure Letter regarding any event, circumstance or action taken which could reasonably be expected to have a Material Adverse Effect.

Outstanding Dispositions

(z)	Other than as disclosed in Schedule 4.1(z) to the Disclosure Letter, Schedule 4.1(x) of the Disclosure Letter, or pursuant to the Pre-Closing Transactions, and except for such rights or obligations as have been, or will be, incurred in the Ordinary Course and which are not, or will not be, material to the Corporation or any of its Subsidiaries, the Corporation and its Subsidiaries have no obligations to sell or otherwise dispose of any material part of the Assets, properties or undertakings to other Persons under any Contracts (other than this Agreement and the transactions contemplated herein).

Corporate Records

(aa)	The Corporate Records have been maintained in material compliance with all applicable corporate Laws and contain, in all material respects, complete and accurate minutes and of all meetings and resolutions of the directors and shareholders.

No Breach Caused by this Agreement

(bb)	Subject to receipt of the Regulatory Approvals and other than as disclosed in Schedule 4.1(bb) to the Disclosure Letter, neither the execution and delivery of this Agreement nor any other agreements contemplated hereunder by the Corporation or any of its Subsidiaries or the Vendors, the consummation of the transactions contemplated hereby and thereby nor compliance by the Corporation and its Subsidiaries and the Vendors with any of the provisions hereof or thereof will: (i) violate, conflict with, or result in a breach of any provision of, require any consent, approval or notice under, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) or result in a right of termination or acceleration under, or result in a creation of any Encumbrance (other than Permitted Encumbrances) upon any of the properties or Assets of the Corporation or its Subsidiaries or the Vendors under any of the terms, conditions or provisions of (a) their respective constating documents, as applicable, or (b) any Material Contract to which the Corporation or its Subsidiaries or the Vendors is a party or to which any of them, or either of their respective properties or assets, may be subject or by which the Corporation or its Subsidiaries or the Vendors is bound; (ii) violate any judgment, ruling, order, writ, injunction, determination, award, decree, statute, ordinance, rule or regulation applicable the Corporation or its Subsidiaries or the Vendors; or (iii) cause the suspension or revocation of any authorization, consent, approval or license currently in effect, with such exceptions, in the case of each of clauses (i), (ii) and (iii), as do not have or would not have, or be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Corporation or its Subsidiaries or the Vendors.

Litigation

(cc)	Except for those Claims together with the estimated value of such Claims as disclosed on Schedule 4.1(cc) of the Disclosure Letter, there are no Claims in existence or pending or, to the knowledge of the Vendors, threatened against or for which there is a reasonable basis, affecting or that would be reasonably expected to affect the Corporation or its Subsidiaries or any of the Assets, at Law or before or by any Governmental Entity, nor is the Corporation or any of its Subsidiaries subject to any presently effective adverse order, writ, injunction or decree of any such Governmental Entity.

(dd)	To the knowledge of the Vendors, the Corporation and its Subsidiaries has not received notice of any outstanding Claims or complaints from any of its customers with respect to its occupational health and safety conditions or practices.

No Brokers and Finders

(ee)	Other than Sequeira Partners Inc., neither the Corporation nor any of its Subsidiaries has retained nor will it retain any financial advisor, broker, agent or finder nor paid, or agreed to pay, any financial advisor, broker, agent or finder on account of this Agreement or any of the transactions contemplated hereby nor have they granted any right of first refusal or commitment to engage any such Person in connection with any future transaction.

Employee, Consultant, Officer and Director Obligations

(ff)	The Corporation has made available to the Purchaser prior to the date hereof a true, complete and correct a list (from which Employee names have been redacted) of all Employees including their income, position, consulting arrangements (if applicable), location of employment or consulting service, recognized date of hire, vacation entitlement, employment benefit entitlement and compensation rate (including wage or base compensation and any bonus, commission or other variable compensation) as of the date specified therein. The Corporation has made available to the Purchaser the status of any Employee as full or part time, identifies any Employee on leave of absence, and the type of leave (including short term or long term disability, if applicable). The Corporation has made available to the Purchaser a copy of all Benefit Plans, the Corporation’s standard form of employment offer letter, and all Change of Control Contracts, bonus or retention agreements, plans or policies of any of the Corporation and any of its Subsidiaries, and all agreements, plans or policies pursuant to which residual payments or loyalty payments are or could be payable. Except as disclosed on Schedule 4.1(ff) of the Disclosure Letter, none of the execution or delivery of this Agreement or the fulfillment of or compliance with the terms of this Agreement or the consummation of any of the transactions or other matters contemplated in this Agreement will (either alone or in combination with another event) will:

(i)	result in any payment or benefit (including bonus, golden parachute, retirement, severance, or other benefit or enhanced benefit) becoming due or payable to any present or former Employee of the Corporation or its Subsidiaries including under any Benefit Plan; or

(ii)	result in the acceleration of the time of payment or vesting, or in the funding, of any benefit payable to any Employee, including under any Benefit Plan.

Employee Benefit Plans

(gg)	The Corporation has made available to the Purchaser prior to the date hereof true, complete and correct copies of all Benefit Plans covering active, former and retired Employees of any of the Corporation and its Subsidiaries. Schedule 4.1(gg) to the Disclosure Letter includes a list of all of the Benefit Plans of the Corporation and its Subsidiaries. The Benefit Plans have been maintained and administered in material compliance with their terms and applicable Law, and no Benefit Plan is required to be funded or has any deficit or unfunded actuarial liability. No Benefit Plan is a defined benefit or registered pension plan, and none of the Corporation or its Subsidiaries has any obligation with respect to retirement or pension benefits. The Corporation has provided adequate accruals in the Corporation Financial Statements in accordance with ASPE for all Benefit Plan obligations of the Corporation and its Subsidiaries.

Employment Matters

(hh)

Except as disclosed in Schedule 4.1(hh) of the Disclosure Letter, the Corporation and its Subsidiaries are in material compliance with all applicable Laws respecting employment and employment standards, terms and conditions of employment, wages, hours of work, occupational health and safety, human rights and workers compensation, and is not engaged in any unfair labour practices. Except as disclosed on Schedule 4.1(hh) of the Disclosure Letter, with respect to any Employee whose employment or consultancy has been terminated within two years prior to the date of this Agreement, all amounts owing in respect of such termination (whether as salary, benefits, severance or termination pay) have been paid and no such Employee has made or, the knowledge of the Vendors, has any legal basis to make, any claim for further payment, whether in respect of salary, human rights breach, benefits, severance, termination payment or otherwise. Other than as disclosed in Schedule 4.1(hh) of the Disclosure Letter, the Corporation and its Subsidiaries have not agreed to recognize any union or other collective bargaining representative or conducted any negotiation with a union or collective bargaining representative regarding possible representation, nor has any union or other collective bargaining representative been certified as the exclusive bargaining representative of any Employees, and none of the Corporation or its Subsidiaries is a party to, or bound by, any collective bargaining agreement or any other labour contract applicable to any Employees. Except as disclosed in Schedule 4.1(hh) of the Disclosure Letter, to the knowledge of the Vendors, no union organizational campaign or representation petitions are currently pending with respect to any Employees. There is no labour strike or labour dispute, slowdown, lockout or stoppage actually pending or, to the knowledge of the Vendors, threatened against or affecting the Corporation or its Subsidiaries and the Corporation and its Subsidiaries have not experienced any labour strikes or labour disputes, slowdowns, lockouts or stoppages within the last two years.

Intellectual Property

(ii)	Schedule 4.1(ii) to the Disclosure Letter lists all material Intellectual Property, or Intellectual Property which could reasonably be expected to be material, owned by the Corporation and/or its Subsidiaries, or licensed to the Corporation and/or its Subsidiaries, or used in the operation, conduct or maintenance of the Business, as it is currently and has historically been operated, conducted or maintained;.

(jj)	Schedule 4.1(jj) to the Disclosure Letter includes complete and accurate particulars of all registrations and applications for registration of the Intellectual Property owned by Corporation and/or its Subsidiaries. All such Intellectual Property which has been registered or applied for has been properly maintained and renewed by the Corporation and/or its Subsidiaries, as applicable, in accordance with all applicable Laws and has not been used or enforced, or failed to be used or enforced, in a manner that would result in the abandonment, cancellation or unenforceability of any rights in such Intellectual Property.

(kk)	Except as set forth in Schedule 4.1(kk) to the Disclosure Letter, the Corporation and its Subsidiaries own all right, title and interest to the Intellectual Property owned by, licensed to or used by the Corporation and/or its Subsidiaries in the conduct of the Business free and clear of all Encumbrances, other than Permitted Encumbrances. Except as set forth in Schedule 4.1(kk) of the Disclosure Letter, the Corporation and its Subsidiaries have the sufficient and legally enforceable right to use all Intellectual Property and Intellectual Property Rights used in carrying on the Business. The Corporation and its Subsidiaries have taken all reasonable steps to protect their respective rights in and to the Intellectual Property in Canada in accordance with industry practice.

(ll)

Except as set forth in Schedule 4.1(ll) to the Disclosure Letter, neither the Corporation nor any of its Subsidiaries is party to or bound by any agreement or other obligation that limits or impairs its respective ability to use, sell, transfer, assign or convey, or that otherwise affects: (i) any of the Intellectual Property owned by it or (ii) any of the Intellectual Property licensed to or used by it, the loss of which would have an adverse effect on the Business. Except as set forth in Schedule 4.1(ll) to the Disclosure Letter, neither the Corporation nor any of its Subsidiaries has granted to any Person any right, license or permission to use all or any portion of, or otherwise encumbered any of their rights in, or to, any of the Intellectual Property owned by, licensed to or used by the Corporation or any of its Subsidiaries. Except as set forth in Schedule 4.1(ll) to the Disclosure Letter, neither the

Corporation nor any of its Subsidiaries is obligated to pay any royalties, fees or other compensation to any Person in respect of its ownership, use or license of any Intellectual Property.

(mm)	Except as disclosed in Schedule 4.1(mm) of the Disclosure Letter: (i) to the knowledge of the Vendors, the operation of the Business does not and has not infringed upon or violated the Intellectual Property Rights of any Person; and (ii) no Claims have been asserted or are threatened against the Corporation or any of its Subsidiaries by any Person alleging that the conduct of the Business, including the use of the Intellectual Property owned by, licensed to or used by the Corporation or any of its Subsidiaries, infringes upon or violates any of their Intellectual Property Rights. To the knowledge of the Vendors, neither the Corporation nor any of its Subsidiaries have received any notice, complaint, threat or claim alleging: (i) the infringement, misappropriation, misuse or violation of any Intellectual Property Rights or other right of any Person or breach of any duty or obligation owed to any Person; or (ii) that the Corporation, one of its Subsidiaries does not own the Intellectual Property it purports to own. To the knowledge of the Vendors: (i) there are no valid grounds for any such Claims by any such Persons alleging infringement of their respective Intellectual Property Rights; and (ii) there is no state of facts that casts doubt on the validity or enforceability of any of the Intellectual Property owned by, licensed to or used by the Corporation or any of its Subsidiaries.

(nn)	Except as disclosed in Schedule 4.1(nn) of the Disclosure Letter, the transactions contemplated by this Agreement and the continued operation of the Business as currently conducted will not violate or breach the terms of any Intellectual Property license or agreement, or entitle any other Person to any such Intellectual Property license or agreement to terminate or modify it, or otherwise materially adversely affect the rights of the Corporation or any of its Subsidiaries under it.

(oo)	Except as set forth in Schedule 4.1(oo) to the Disclosure Letter, to the knowledge of the Vendors, no Person is infringing or violating or has infringed or violated any of the registered patents or any registered trademarks owned by, licensed to or used by the Corporation or any of its Subsidiaries.

(pp)	Other than as may have been assigned by Contract and disclosed in Schedule 4.1(pp) of the Disclosure Letter, the Intellectual Property owned by the Corporation and its Subsidiaries has not been developed with the assistance or use of any funding from any Governmental Entity.

(qq)	Except as set forth in Schedule 4.1(qq) to the Disclosure Letter, all current and former Employees of the Corporation and its Subsidiaries whose duties or responsibilities relate to the development, creation or conception of Intellectual Property have entered into confidentiality, intellectual property assignment and proprietary information agreements with and in favour of the Corporation or any of its Subsidiaries. Except as set forth in Schedule 4.1(qq) to the Disclosure Letter, each such Person has: (i) assigned all right, title and interest that such Person may possess in and to the Intellectual Property developed, created or conceived by such Person in favour of the Corporation or any of its Subsidiaries; and (ii) irrevocably waived in writing its non-assignable rights (including moral rights) to any Intellectual Property Rights created by such Person. To the knowledge of the Vendors, no Employee of the Corporation or any of its Subsidiaries is in violation of any term of any employment or consulting Contract, confidentiality agreement, proprietary information agreement, intellectual property assignment, non-competition agreement, or any other Contract or agreement relating to the relationship of any such Employee or consultant with the Corporation or any of its Subsidiaries, as applicable.

(rr)	To the extent that the Intellectual Property includes any Software, such Software:

(i)	has, at all times in the last three (3) years, operated in accordance with the operational documentation and specifications therefor without any material operating defects, delays or non-conformance and without the requirement for work around or non-automated process steps which could materially affect the operation, conduct or maintenance of the Business, as it is currently and has during the last two years been operated, conducted or maintained;

(ii)	to the knowledge of the Vendors, does not contain any unauthorized code, disabling mechanism or protection feature designed to prevent its use, including any clock, timer, counter, computer virus, worm, software lock, drop dead device, Trojan-horse routine, trap door or time bomb that may be used to distort, delete, modify, damage or disable such Software or otherwise modify, disable or harm the Intellectual Property or the Business; and

(iii)	does not contain any open source, “copyleft” or community source code, including any libraries or code licensed under the “General Public License”, “Lesser General Public License” or any other license agreement or arrangement obliging Corporation to make source code publicly available, whether or not approved by the “Open Source Initiative”, except as set forth in Schedule 4.1(qq) to the Disclosure Letter.

Governmental Entity Approvals

(ss)	Other than in respect of the Regulatory Approvals or with respect to the Required Work, no approval of, registration, notice to, authorization of, declaration or filing with any Governmental Entity is necessary to authorize the execution and delivery of this Agreement, or any and all of the documents and instruments which are contemplated by or ancillary to the transactions detailed under this Agreement or the consummation by the Corporation of the transactions contemplated herein, where the failure to obtain such approval, registration, authorization, declaration or filing with any Governmental Entity would prevent the Corporation or any of the Vendors from execution and delivery of this Agreement, or any and all of the documents and instruments which are contemplated by or ancillary to the transactions detailed under this Agreement or the consummation of the transactions contemplated herein or would have a Material Adverse Effect on the Corporation or any of its Subsidiaries.

No Reporting Issuer Status

(tt)	Neither the Corporation nor any of its Subsidiaries is a reporting issuer or equivalent in any province or territory of Canada. None of the shares of the Corporation or any of its Subsidiaries are listed or posted for trading on any stock exchange.

Off-Balance Sheet Arrangements

(uu)	Neither the Corporation nor any of its Subsidiaries have any “off-balance sheet arrangements” as such term is described under ASPE.

Owned Real Property

(vv)	Part 1 of Schedule 4.1(vv) to the Disclosure Letter sets forth a complete and accurate list of all the Owned Real Property and a legal description and municipal address for such Owned Real Property.

(ww)	Except as set forth in Part 2 of Schedule 4.1(vv) to the Disclosure Letter, there are no options to purchase or rights of first refusal to purchase with respect to the Corporation’s interest in the Owned Real Property or any parts thereof that have not expired or been waived.

(xx)	To the knowledge of the Vendors, except as disclosed in Schedule 1.1(mmmmm) of the Disclosure Letter, the Owned Real Property is currently used in compliance in all material respects with all applicable Laws applicable thereto, including zoning, construction and development. To the knowledge of the Vendors, the Corporation has all of the necessary operating Permits for the operation of the Owned Real Property for its present use, such operating Permits are in full force and effect and the Owned Real Property is zoned to permit all of the uses for which such property is used.

(yy)

The Vendors have no knowledge of any existing fact or condition which could result in the amendment or termination of full, free and unobstructed access of the Owned Real Property to adjoining public highways, streets and/or roads; and, to the knowledge of the Vendors, all entrances/

exits to the Owned Real Property are, in all material respects, permitted under applicable Law and allow free and uninterrupted ingress and egress to public highways, streets and/or roads for the operation of the Business.

(zz)	Except as disclosed in Schedule 1.1(mmmmm) of the Disclosure Letter, the Vendors have no knowledge of any material structural, mechanical or other defects in the buildings and/or fixtures located on or at Owned Real Property (for greater certainty, such defects shall include, without limitation, defects in footings, foundations, floors, bearing walls and roofs) and, without limiting the foregoing, each above-ground storage tank for petroleum substances, above-ground waste and sewage or any other purpose that is used or held for use by the Corporation at any of the Owned Real Property has been maintained, in material compliance with the industry standards applicable thereto and applicable Law.

(aaa)	To the knowledge of the Vendors, there exists no outstanding work order, compliance notice, or work directive issued by any Governmental Entity in respect of the Owned Real Property requesting the Corporation or any of its Subsidiaries to comply with applicable Laws.

(bbb)	To the knowledge of the Vendors, there are no expropriation, condemnation or similar proceedings, pending or threatened, with respect to any of Owned Real Property or any part thereof.

(ccc)	Except as disclosed in Schedule 4.1(vv) to the Disclosure Letter, there are no agreements, options, contracts or commitments to purchase, sell, transfer or otherwise dispose of any of the Owned Real Property. Except as disclosed in Schedule 1.1(ggggg) to the Disclosure Letter, there are no leases, tenancies, licenses, or other rights of occupancy or use for any portion of any of the Owned Real Property by any other Person and no Person other than the Corporation or any of its Subsidiaries occupies or uses any portion of any of Owned Real Property.

(ddd)	To the knowledge of the Vendors, the buildings and structures on the Owned Real Property do not encroach on any lands that are not part of the Owned Real Property.

(eee)	The Corporation is the sole beneficial and registered owner of, and has title in fee simple to, the Owned Real Property, free and clear of any and all Encumbrances, except for the Permitted Encumbrances.

(fff)	To the knowledge of the Vendors, except as disclosed in Schedule 1.1(mmmmm) of the Disclosure Letter, none of the Leased Premises or Owned Real Property or the buildings, fixtures, improvements and other structures thereon, nor their use, operation or maintenance for the purpose of operating, conducting or maintaining the Business, violates any restrictive covenant registered against title to the applicable lands or any provision of any Law applicable to the Leased Premises or Owned Real Property.

Leased Real Property

(ggg)	Schedule 4.1(ggg) to the Disclosure Letter contains a complete legal description and municipal address of all Leased Premises.

(hhh)	Correct and complete copies of the Real Property Leases disclosed in Schedule 4.1(ggg) to the Disclosure Letter have been made available to the Purchaser. Other than as disclosed in Schedule 4.1(hhh) to the Disclosure Letter, each of the Real Property Leases is in good standing and in full force and effect and constitutes the entire agreement between the Corporation or its Subsidiary, as applicable, and the landlord thereunder and, to the knowledge of the Vendors, the applicable landlord is not in material breach of any covenant, condition or obligation contained therein.

(iii)

Except as disclosed in Schedule 4.1(ggg) and Schedule 1.1(mmmmm) of the Disclosure Letter, all buildings, structures, improvements and appurtenances comprising the Leased Premises used by the Corporation or its Subsidiaries in the conduct of the Business, are in good operating condition and in a state of good maintenance and repair, wear and tear excepted, and are adequate and suitable for the purposes for which they are currently being used by the Corporation or its Subsidiaries. Without limiting the generality of the foregoing, to the knowledge of the Vendors:

(i)	the Leased Premises, the current use of the Leased Premises in the conduct of the Business, comply, in all material respects, with all applicable Laws, including, without limitation, those dealing with zoning, parking, access, loading facilities, landscaped areas, building construction, fire and public health and safety and Environmental Laws;

(ii)	no alteration, repair, improvement or other work has been ordered, directed or requested in writing to be done or performed to or in respect of the Leased Premises, or to any of the Systems, by any Governmental Entity, which alteration, repair, improvement or other work has not been completed, and the Vendors know of no written notification having been given to the Corporation or any of its Subsidiaries of any such outstanding work being ordered, directed or requested, other than those that have been complied with;

(iii)	all accounts for work and services performed and materials placed or furnished upon or in respect of the Leased Premises at the request of the Corporation or any of its Subsidiaries have been fully paid and satisfied by the Corporation or any of its Subsidiaries, and no Person is entitled to claim a lien under the Builders’ Lien Act (Alberta) (or similar legislation) against the Leased Premises for work and services performed and materials placed or furnished upon or in respect of the Leased Premises at the request of the Corporation or any of its Subsidiaries, other than current accounts in respect of which the payment due date has not yet passed;

(iv)	there is nothing owing in respect of the Leased Premises by the Corporation or any of its Subsidiaries to any municipal corporation nor to any other corporation or commission owning or operating a public utility for water, gas, electrical power or energy, steam or hot water, or for the use thereof, other than current accounts in respect of which the payment due date has not yet passed;

(v)	no part of the Leased Premises has been taken or expropriated by any federal, provincial, municipal or other competent authority, nor to the knowledge of the Vendors has any such notice or proceeding in respect thereof been given or commenced;

(vi)	each of the Leased Premises is fit in all material respects for its present use in the conduct of the Business, and, to the knowledge of the Vendors, there are no material structural repairs or material replacements that are necessary to be made to the Leased Premises or the Systems for the conduct of the Business from the Leased Premises as currently conducted;

(vii)	all Systems included in the Leased Premises will be in substantially the same condition as of the date hereof, wear and tear excepted, except for such changes as may be made in the Ordinary Course or any other necessary maintenance and repair; and

(viii)	each of the Leased Premises has suitable access and uninterrupted ingress and egress to public roads and there are no outstanding material levies, charges or fees assessed against the Leased Premises by any public authority (including development or improvement or offsite levies, charges or fees) and which are payable by the Corporation or any of its Subsidiaries. To the best of the Vendors’ knowledge, no facts or conditions exist which could result in the termination of the current public access from the Leased Premises to any currently existing public roads adjoining or situated on the Leased Premises, or to any existing sewer or other utility facilities servicing, adjoining or situated on the Leased Premises.

Environmental and Safety Laws

(jjj)	Except as disclosed in Schedule 4.1(jjj) and Schedule 1.1(mmmmm) of the Disclosure Letter, with respect to environmental matters:

(i)	neither the Corporation nor any of its Subsidiaries is in violation of any Environmental Laws, save and except for acts of non-compliance which would not have a Material Adverse Effect on the Corporation or any of its Subsidiaries;

(ii)	the Corporation and its Subsidiaries operate their Business in, and have generated, received, handled, transported, used, stored, deposited, documented, treated, shipped, recycled and disposed of all Hazardous Substances in material compliance with Environmental Laws and Permits;

(iii)	there have been no material Releases of Hazardous Substances on any of the Owned Real Property or Leased Premises or any other Real Property by the Corporation or any of its Subsidiaries in material violation of Environmental Laws or where such Release could result in material Liability to the Corporation or any of its Subsidiaries;

(iv)	the Owned Real Property and Leased Premises have not during the term of the Corporation’s or its Subsidiaries, as applicable, title or lease, and to the knowledge of the Vendors, the Owned Real Property and Leased Premises have never been used for the treatment, transportation, handling, generation, manufacture, storage, disposal or Release of Hazardous Substances or for waste disposal, service station, dry-cleaning or landfill purposes;

(v)	no material orders, directions or notices have been threatened or have been issued and remain outstanding pursuant to any Environmental Laws relating to the Business or Assets of the Corporation or any of its Subsidiaries other than abandonment and reclamation orders, directions or notices issued in connection with the normal course of business;

(vi)	the Corporation has not received any Claim or notice of any Claim nor is it aware of any grounds that might reasonably give rise to a Claim, against the Corporation or any of its Subsidiaries related to material non-compliance with Environmental Laws, or the material Release of any Hazardous Substance, save and except for acts of non-compliance which would not have a Material Adverse Effect on the Corporation or any of its Subsidiaries;

(vii)	neither the Corporation nor any of its Subsidiaries has been convicted of any offence for non-compliance with any Environmental Laws;

(viii)	the Corporation and its Subsidiaries hold and are in material compliance with all material licenses and Permits required under any Environmental Laws in connection with the operation of their Business and the ownership and use of their Assets and all such licenses and Permits are in full force and effect, save and except for acts of non-compliance which would not have a Material Adverse Effect on the Corporation or any of its Subsidiaries; and

(ix)	Schedule 4.1(jjj) to the Disclosure Letter contains a list of all environmental or site assessments, environmental reports and audits, conducted in respect of all Leased Premises, copies of which have been provided to the Purchaser.

(kkk)	Except as disclosed in Schedule 4.1(jjj) and Schedule 1.1(mmmmm) of the Disclosure Letter or in the Corporation Financial Statements, the Corporation and its Subsidiaries are not subject to any Liability relating to the restoration or rehabilitation of land, water or any other part of the environment (except for those derived from its operations in the Ordinary Course) or non-compliance with Environmental Law which could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Corporation or any of its Subsidiaries.

Shareholders’ Agreements, etc.

(lll)	There are no shareholders’ agreements, pooling agreements, voting trusts or other similar agreements with respect to the ownership or voting of any of the Purchased Shares which will not be terminated or wound up prior to the Closing Date.

No Bankruptcy

(mmm)	No proceedings have been taken, are pending or authorized by the Corporation or any of its Subsidiaries or by any other Person in respect of the bankruptcy, insolvency, liquidation or winding up of the Corporation or any of its Subsidiaries.

Investments in Competitors

(nnn)	None of the officers or directors of the Corporation or any of its Subsidiaries has any direct or indirect ownership interest in any firm or corporation which competes with any of the Corporation or any of its Subsidiaries, other than as a passive investor may acquire incidental to managed trading accounts, registered savings plans or other managed investment accounts and in any event representing not more than 5% of any shares or units in any such competitor.

Protection of Confidentiality

(ooo)	The Corporation and its Subsidiaries have taken all commercially reasonable precautions and used commercially reasonable efforts to protect and to secure the confidentiality of their respective trade secrets and other proprietary and confidential information.

Privacy

(ppp)	Except as disclosed in Schedule 4.1(ppp) of the Disclosure Letter, the Corporation and its Subsidiaries are in material compliance with all privacy Laws applicable to them and the Corporation has not received written notice of any request, complaint, investigation, inquiry or claim relating to its handling of Personal Information, save and except for acts of non-compliance which would not have a Material Adverse Effect on the Corporation or any of its Subsidiaries.

Partnerships or Joint Ventures

(qqq)	Other than as described in Schedule 4.1(qqq) to the Disclosure Letter, neither the Corporation nor any of its Subsidiaries is a partner, co-tenant, joint venturer or otherwise a participant in any partnership, joint venture, co-tenancy or other similarly joint owned business. Other than Dene Koe GP and Dene Koe LP, there are no joint ventures, partnerships, co-ownership arrangements or other similarly joint owned businesses that are, either in the aggregate or singularly, material to the Business.

Insurance

(rrr)	Policies of insurance in force as of the date hereof naming the Corporation or any of its Subsidiaries as an insured are listed in Part 1 of Schedule 4.1(rrr) to the Disclosure Letter and outstanding claims under such policies of insurance as of the date hereof are listed in Part 2 of Schedule 4.1(rrr) to the Disclosure Letter. To the knowledge of the Vendors, all such policies of insurance adequately cover all risks reasonably and prudently foreseeable in the operation and conduct of the Business as would be customarily covered by companies operating the same Business that the Corporation or its Subsidiaries operates. To the knowledge of the Vendors, all such policies will remain in full force and effect and will not be cancelled or otherwise terminated as a result of the transactions contemplated by this Agreement other than in the Ordinary Course.

Related Party Transactions

(sss)	Other than as disclosed in Schedule 4.1(sss) to the Disclosure Letter, there are no Contracts or arrangements (other than obligations to Employees that arise by operation of Law, and option agreements, consulting agreements, Change of Control Agreements, employment agreements, and indemnity agreements, the details of which have been previously disclosed to the Purchaser) to which the Corporation or any of its Subsidiaries is a party with any present or former Employee of the Corporation or any of its Subsidiaries or any other Person not dealing at arm’s length with the Corporation or any of its Subsidiaries or any associate or Affiliate of any such Employee, nor is there any Indebtedness owing by the Corporation or any of its Subsidiaries to any such parties or by any such parties to the Corporation or any of its Subsidiaries, that will remain outstanding as of the Closing Date other than trade accounts receivable and trade accounts payable.

Customers and Suppliers

(ttt)	A list of the 5 largest current customers and the 10 largest current suppliers of the Corporation and its Subsidiaries, collectively, is disclosed in Schedule 4.1(ttt) to the Disclosure Letter. Since the date of the Corporation Financial Statements, there has been no termination or cancellation of, and no modification or change in, the business relationship with any customer or group of customers which singly or in the aggregate provided more than 5% of the consolidated gross revenues of the Corporation for the fiscal year ended on the date of the Corporation Financial Statements. Except as disclosed in Schedule 4.1(zzz) to the Disclosure Letter, and to the knowledge of the Vendors, the benefits of any relationship with any of the Corporation’s customers or suppliers listed on Schedule 4.1(zzz) to the Disclosure Letter will continue after the Closing Date in substantially the same manner as prior to the date of this Agreement, assuming the completion on the Closing Date of the transactions contemplated by this Agreement. To the knowledge of the Vendors, as at the date hereof, no customer or supplier of the Corporation or its Subsidiaries is in material breach of any of its material obligations to the Corporation or its Subsidiaries.

Dividends and Distributions

(uuu)	Since the date of the Corporation Financial Statements, other than as disclosed in Schedule 4.1(uuu) to the Disclosure Letter, the Corporation has not, directly or indirectly, declared or paid any dividends or declared or made any other distribution on any of its shares of any class and has not, directly or indirectly, redeemed, purchased or otherwise acquired any of its shares of any class or agreed to do so.

Leases

(vvv)	Other than in respect of the Equipment Leases, Operating Leases and Real Property Leases, neither the Corporation nor any of its Subsidiaries holds under lease any land, buildings, machinery, equipment or vehicles, which are material to the Corporation or any of its Subsidiaries.

No Default under Lending Agreements

(www)	Other than as disclosed in Schedule 4.1(www) of the Disclosure Letter, no event of default or material breach of any covenant under any of the Corporation’s or any of its Subsidiaries’ existing banking and lending agreements currently exists.

Accounts Receivable

(xxx)	The Accounts Receivable reflected on the balance sheet forming part of the Corporation Financial Statements and all Accounts Receivable arising after the date thereof (i) are valid and enforceable and were generated in the Ordinary Course, (ii) are not subject to any assignment, or any right of discount, counterclaim or set-off by the customer or account debtor except in accordance with the terms of the applicable Contract pursuant to which they arose, and (iii) other than those Accounts Receivable which are doubtful accounts and in respect of which an adequate allowance has been made, in accordance with ASPE, are collectible.

Bank Accounts

(yyy)	Schedule 4.1(yyy) to the Disclosure Letter is a complete and correct list (including addresses and account numbers) of each bank, trust company or similar institution in which the Corporation, or any of its Subsidiaries has an account or safety deposit box and the names of all Persons, including any individual or firm holding a power of attorney, authorized to draw thereon or to have access thereto.

Restrictions on Doing Business

(zzz)	Except for the restrictions on doing business disclosed in Schedule 4.1(zzz) of the Disclosure Letter, none of the Corporation or any of its Subsidiaries is a party to or bound by any Contract that would restrict or limit the right of the Corporation or any of its Subsidiaries to carry on any activity or to solicit business from any Person or in any geographical area or otherwise to conduct the Business.

Incorporation, Organization, Corporation Structure and Authority of Dene Koe GP and Dene Koe LP

(aaaa)	Dene Koe GP is a corporation duly incorporated and validly subsisting and in good standing under the Laws of Alberta, and has all the requisite capacity and authority to carry on its business as now conducted and to own, lease and operate its assets as now owned, leased and operated. Dene Koe GP is duly registered and in good standing to conduct its affairs or do business, as applicable, in each jurisdiction in which the character of its assets, owned or leased, or the nature of their activities makes such registration necessary. Copies of the constating documents of Dene Koe GP have been made available to the Purchaser, which included all amendments to date, and such constating documents are accurate and complete in all material respects as of the date hereof.

(bbbb)	Dene Koe LP is a limited partnership duly registered and in good standing under the Laws of Alberta, and has all the requisite capacity and authority to carry on its business as now conducted and to own, lease and operate its assets as now owned, leased and operated. Dene Koe LP is in good standing to conduct its affairs or do business, as applicable, in each jurisdiction in which the character of its assets, owned or leased, or the nature of their activities makes such registration necessary. Copies of the constating documents of Dene Koe LP have been made available to the Purchaser, which included all amendments to date, and such constating documents are accurate and complete in all material respects as of the date hereof.

(cccc)	Dene Koe GP does not have any Subsidiaries or own any securities issued by, or any equity or ownership interest in, any other Person except for Dene Koe LP. Dene Koe LP does not have any Subsidiaries or own any securities issued by, or any equity or ownership interest in, any other Person.

Capital of Dene Koe GP and Dene Koe GP

(dddd)	The authorized capital of Dene Koe GP consists of an unlimited number of Class A Shares. As of the date of this Agreement, there are 100 Class A Shares duly and validly issued and outstanding as fully paid and non-assessable, of which 49 are owned by and registered in the name of the Corporation.

(eeee)	The authorized capital of Dene Koe LP consists of an unlimited number of limited partnership units. As of the date of this Agreement, there are 100 limited partnership units duly and validly issued and outstanding as fully paid and non-assessable, of which 49 are owned by and registered in the name of the Corporation.

Rights to Acquire Securities re: Dene Koe GP and Dene Koe GP

(ffff)	Other than as set forth in the limited partnership agreement of Dene Koe LP or the unanimous shareholder agreement of Dene Koe GP (copies of which having been previously provided to the Purchaser), to the knowledge of the Vendors no Person has any agreement or option or any right or privilege (whether by Law, pre-emptive or contractual) capable of becoming an agreement or option for the purchase, subscription or issuance from treasury of any shares, units or other securities of Dene Koe GP or Dene Koe LP or securities convertible into, exchangeable for, or which carry the right to purchase shares, units or other securities of Dene Koe GP or Dene Koe LP.

Tax Matters of Dene Koe GP and Dene Koe LP

(gggg)	To the knowledge of the Vendors, nether Dene Koe GP nor Dene Koe LP is in arrears or in default in respect of the timely filing of any Tax return required to be filed by them pursuant to any applicable Law, and all such Tax returns are correct and complete in all material respects. All Taxes payable, collectible or which are required to be withheld prior to the Closing Date from or by Dene Koe GP or Dene Koe LP have been paid, collected, withheld or remitted or adequate provision shall have been made therefore prior to the Closing Date. No claim for additional Taxes payable or collectible from Dene Koe GP or Dene Koe LP has been made or threatened.

Absence of Undisclosed Liabilities

(hhhh)	To the knowledge of the Vendors, neither Dene Koe GP nor Dene Koe LP has any material Liabilities or debt instrument or has entered into any Contract or commitment to create, assume, or issue any debt instrument.

Indebtedness of Dene Koe GP and Dene Koe LP

(iiii)	To the knowledge of the Vendors, neither Dene Koe GP or Dene Koe LP has outstanding any bonds, debentures, notes, mortgages or other indebtedness and neither Dene Koe GP nor Dene Koe LP has agreed to create or issue any bonds, debentures, notes, mortgages or other indebtedness which will mature more than one year after the date of their creation or issuance.

Dene Koe GP and Dene Koe LP Compliance with Laws

(jjjj)	To the knowledge of the Vendors, neither Dene Koe GP nor Dene Koe LP are in violation of any Laws except for acts of non-compliance that would not have a Material Adverse Effect on Dene Koe GP, Dene Koe LP, the Corporation or its Subsidiaries.

Material Contracts of Dene Koe GP and Dene Koe LP

(kkkk)	To the knowledge of the Vendors, the Material Contracts of Dene Koe GP and Dene Koe LP consist of:

(i)	the Suncor Contract;

(ii)	the operating agreement re: the Suncor Contract dated June 22, 2017 between the Corporation and Dene Koe LP;

(iii)	the Syncrude Contract; and

(iv)	the operating agreement re: the Syncrude Contract dated May 1, 2017 between the Corporation and Dene Koe LP.

(llll)	To the knowledge of the Vendors, neither Dene Koe GP nor Dene Koe LP is in material default or breach of any of its obligations under any of the Material Contracts listed in Section 4.1(kkkk) and there exists no state of facts which, to the knowledge of the Vendors, after notice or lapse of time or both, would constitute such a material default or breach. To the knowledge of the Vendors, all such Material Contracts listed in Section 4.1(kkkk) have been duly authorized, executed and delivered and are now in good standing, in full force and effect. To the knowledge of the Vendors, Dene Koe GP and Dene Koe LP are entitled to all material benefits thereunder and, to the knowledge of the Vendors, the other parties to such Material Contracts are not in material default or breach of any of their obligations thereunder.

Disclosure

(mmmm)	The Vendors have disclosed to the Purchaser all material information in respect of Dene Koe GP and Dene Koe LP in their possession not otherwise referred to in this Agreement regarding any event, circumstance or action taken which could reasonably be expected to have a Material Adverse Effect.

Litigation Against Dene Koe GP or Dene Koe LP

(nnnn)	To the knowledge of the Vendors, there are no Claims in existence or pending or, to the knowledge of the Vendors, threatened against or for which there is a reasonable basis, affecting or that would be reasonably expected to affect Dene Koe GP or Dene Koe LP or any of their assets at Law or before or by any Governmental Entity, nor, to the knowledge of the Vendors, is Dene Koe GP or Dene Koe LP subject to any presently effective adverse order, writ, injunction or decree of any such Governmental Entity.

Insurance re: Dene Koe GP and Dene Koe LP

(oooo)	To the knowledge of the Vendors, all policies of insurance in force as of the date hereof naming Dene Koe GP and/or Dene Koe GP as an insured are listed in Part 1 of Schedule 4.1(rrr) to the Disclosure Letter.

Bank Accounts of Dene Koe GP and Dene Koe LP

(pppp)	To the knowledge of the Vendors, Schedule 4.1(yyy) to the Disclosure Letter is a complete and correct list (including addresses and account numbers) of each bank, trust company or similar institution in which Dene Koe GP or Dene Koe LP has an account or safety deposit box and the names of all Persons, including any individual or firm holding a power of attorney, authorized to draw thereon or to have access thereto.

No Employees or Owned or Leased Real Property of Dene Koe GP and Dene Koe LP

(qqqq)	To the knowledge of the Vendors, neither Dene Koe GP or Dene Koe LP employs any employees or owns or leases any Real Property.

Intellectual Property of Dene Koe GP and Dene Koe LP

(rrrr)	To the knowledge of the Vendors, the only intellectual property owned by Dene Koe GP or Dene Koe LP are their rights to use their respective names and the rights associated with the website located at the URL www.denekoe.com.

Business of Dene Koe GP and Dene Koe LP

(ssss)	To the knowledge of the Vendors, the business of Dene Koe GP is limited to being the general partner of Dene Koe LP.

(tttt)	To the knowledge of the Vendors, the activities of Dene Koe LP are limited to providing accommodation services and associated support services to Dene Koe LP’s customers and their guests at lodge facilities.

No Bankruptcy of Dene Koe GP or Dene Koe LP

(uuuu)	To the knowledge of the Vendors, no proceedings have been taken, are pending or authorized by Dene Koe GP or Dene Koe LP or by any other Person in respect of the bankruptcy, insolvency, liquidation or winding up of Dene Koe GP or Dene Koe LP.

No Equipment Leased or Owned or Guarantees given by Dene Koe GP or Dene Koe LP

(vvvv)	To the knowledge of the Vendors, neither Dene Koe GP or Dene Koe LP leases or owns any equipment or guarantees the debts or obligations of any other Person.

Material Change

(wwww)	Since May 31, 2017, and except as disclosed in Schedule 4.1(q) of the Disclosure Letter, to the knowledge of the Vendors there has been no material changes in the capital, business, the assets, Liabilities, condition, results of operations, financial position, long-term debt, affairs or prospects of Dene Koe GP or Dene Koe LP and there have been no material facts, transactions, events or occurrences in respect of Dene Koe GP or Dene Koe LP, any of which could reasonably be expected to have a Material Adverse Effect on Dene Koe GP or Dene Koe LP and that have not been disclosed in writing to the Purchaser.

Compliance with Laws

(xxxx)	Except as set forth in Schedule 4.1(r) of the Disclosure Letter, to the knowledge of the Vendors Dene Koe GP and Dene Koe LP are not in violation of any Laws except for acts of non-compliance that would not have a Material Adverse Effect on Dene Koe GP or Dene Koe LP.

(yyyy)	To the knowledge of the Vendors:

(i)	neither Dene Koe GP nor Dene Koe LP have taken or have offered or agreed to take, in relation to their business or assets, any action, directly or indirectly, on behalf of or to the benefit of any of the Dene Koe GP or Dene Koe LP in violation of any Anti-Corruption Laws.

(ii)	neither of Dene Koe GP or Dene Koe LP have taken any action or made any omission in connection with their business or assets in violation of Economic Sanctions.

(iii)	none of the Contracts of the business of Dene Koe GP and Dene Koe LP would require Dene Koe GP or Dene Koe LP subsequent to the Closing Date, to:

(A)	make payments to any Persons which would cause a violation of Anti-Corruption Laws.

(B)	take any action or make any omission that would violate Economic Sanctions.

(iv)	since January 1, 2016, neither of Dene Koe GP or Dene Koe LP have been under administrative, civil or criminal investigation, inquiry or enforcement proceedings in connection with alleged or possible violations of any Anti-Corruption Laws and Economic Sanctions in connection with the conduct of their business or assets, nor have such Persons received notice from, or made a voluntary disclosure to, any Governmental Entity regarding violations or alleged or possible violations of such Anti-Corruption Laws in connection with the conduct of their business or assets.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF

THE VENDORS

5.1 Each of the Vendors jointly and severally represent and warrant to the Purchaser as follows and acknowledges that the Purchaser is relying on such representations and warranties in connection with the transactions contemplated hereby:

Ownership of Purchased Shares

(a)	Each of the Vendors will at the Closing Date be, the legal and beneficial owner of that number of Purchased Shares set forth opposite its name in Part 2 of Schedule “A”, being the aggregate of all of the issued and outstanding shares of the Corporation on the Closing Date and will have good title to them, free and clear of any Encumbrances. At Closing, each such Vendor will have the absolute and exclusive right to sell the Purchased Shares to the Purchaser as contemplated by this Agreement.

Incorporation, Organization, Authority and Capacity

(b)	1818939 is a corporation duly incorporated and validly subsisting and in good standing under the Laws of the Province of Alberta. 2040618 is a corporation duly incorporated and validly subsisting and in good standing under the Laws of the Province of Alberta. 2040624 is a corporation duly incorporated and validly subsisting and in good standing under the Laws of the Province of Alberta. Each of 1818939, and 2040618, 2040624 have all the requisite corporate capacity and authority to enter into this Agreement and to perform their obligations hereunder and to carry on their business and to own, lease and operate their property and assets as now owned, leased and operated and to carry on their business as now conducted.

(c)	989677 is a corporation duly incorporated and validly subsisting and in good standing under the Laws of the Province of Alberta. 989677 has all necessary power, authority and capacity to execute, deliver and perform its obligations under this Agreement.

(d)	The Torgerson Trust is a resident of the Province of British Columbia and has all requisite capacity and authority to enter into this Agreement and to perform its obligations hereunder.

(e)	SmithCo is a corporation duly incorporated and validly subsisting and in good standing under the Laws of the Province of Alberta. SmithCo has all necessary power, authority and capacity to execute, deliver and perform its obligations under this Agreement. SmithCo was incorporated on October 10, 2017 and has not carried on any business to date.

(f)	Smith HoldCo is a corporation duly incorporated and validly subsisting and in good standing under the Laws of the Province of Alberta. Smith HoldCo has all necessary power, authority and capacity to execute, deliver and perform its obligations under this Agreement. Smith HoldCo was incorporated on October 10, 2017 and has not carried on any business to date.

(g)	Each of the Vendors is duly registered and is in good standing to conduct its affairs or do business, as applicable, in each jurisdiction in which the character of its assets, owned or leased, or the nature of its activities makes such registration necessary. Copies of the constating documents of each of the Vendors have been made available to the Purchaser, which included all amendments to date, and such constating documents are accurate and complete as of the date hereof.

Necessary Proceedings

(h)	All necessary proceedings and actions of the directors, shareholders and trustees of each of the Vendors who is not a natural Person:

(i)	have been taken to authorize and enable the applicable Vendor entity to enter into and deliver this Agreement and each of the documents contemplated herein to which the applicable Vendor entity is a party, and to perform its obligations hereunder; and

(ii)	will be taken on or prior to the Closing Date, to authorize the transfer by the Vendors of the Purchased Shares to the Purchaser as contemplated by this Agreement.

Valid and Binding Obligation

(i)	This Agreement has been, and each document delivered at Closing to which each of the Vendors is a party will on Closing be, duly executed and delivered by each of the Vendors and constitutes, and each document delivered at Closing to which each of the Vendors is a party will on Closing constitute, a legal, valid and binding obligation of each such Vendor, enforceable against it in accordance with its terms subject only to the qualification that such enforceability may be limited by:

(i)	any limitation under applicable Laws relating to bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization and other similar Laws relating to or affecting the enforcement of creditors’ rights generally; and

(ii)	the fact that equitable remedies, including the remedies of specific performance and injunction, may only be granted in the discretion of a court.

Residency

(j)	Each of the Vendors is not a non-resident of Canada for the purposes of the Tax Act.

No Bankruptcy

(k)	No proceedings have been taken, are pending or authorized by such Vendor or by any other person in respect of the bankruptcy, insolvency, liquidation or winding up of such Vendor.

Securities Law Matters

5.2

(a)	Each Vendor, severally, and not on a joint basis, represents, warrants, acknowledges and agrees that:

(i)	The Consideration Shares have not been registered under the U.S. Securities Act, and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons except (i) pursuant to an effective registration statement under the U.S. Securities Act, or (ii) pursuant to an exemption from the registration requirements of the U.S. Securities Act and any applicable state securities Laws.

(ii) (A)	The Vendor is purchasing the Consideration Shares as principal and is an “accredited investor” as defined in each of Rule 501(a) of Regulation D promulgated under the U.S. Securities Act and Section 1.1 of National Instrument 45-106 – Prospectus Exemptions.

(B)	The Vendor is not purchasing the Consideration Shares as a result of “general solicitation” or “general advertising” (as such terms are used in Rule 502 of Regulation D promulgated under the U.S. Securities Act).

(b)	Each of the Vendors (i) has such knowledge and experience in financial and business matters as to be capable of evaluating the merits, risks and suitability of the transactions contemplated by this Agreement, and (ii) is able to bear the risk of an entire loss of its investment in the Consideration Shares.

No Inducement or Reliance

5.3 Each of the Vendors agrees that it has not been induced by or relied upon any representations, warranties or statements, whether express or implied, made by the Purchaser or its Affiliates, officers, directors, members, employees, agents or representatives that are not expressly set forth in this Agreement and other agreements specifically contemplated herein, whether or not any such representations, warranties or statements were made in writing or orally.

Torgerson Representations and Warranties

5.4 Torgerson, jointly and severally with the Vendors, represents and warrants to Purchaser each of the Fundamental Representations and acknowledges that the Purchaser is relying on such Fundamental Representations in connection with the transactions contemplated hereby.

ARTICLE 6

SURVIVAL OF COVENANTS, REPRESENTATIONS AND WARRANTIES

Survival of Covenants, Representations and Warranties

6.1 The representations and warranties and, to the extent that they have not been fully performed at or prior to the Closing, the covenants made by the Parties and contained in this Agreement shall survive the Closing and continue in full force and effect for the benefit of the respective Party or Parties, as applicable, subject to the following:

(a)	except as provided in subsections (b), (c) and (d) below, the representations and warranties of the Purchaser and the Vendors shall terminate at the expiration of the eighteen (18) month period after the Closing Date;

(b)	all Tax Representations shall survive the Closing until six months after the expiration of the period during which any Tax assessment may be issued by a Governmental Entity in respect of any taxation year to which such representations and warranties extend. A Tax assessment includes any assessment, reassessment or other form of recognized document assessing liability for Taxes under applicable Laws;

(c)	all Fundamental Representations shall terminate at the expiration of the six (6) year period after the Closing Date; and

(d)	any Claim which is based upon fraudulent misrepresentation or fraud may be brought at any time.

6.2 After the expiration of the applicable period of time referred to in Section 6.1(a), the Purchaser, the Vendors and Torgerson will be released from any and all Liabilities in respect of the representations and warranties made by each of them and contained in this Agreement or in any document or certificate given in order to carry out the transactions contemplated hereby, except (and only to the extent of) with respect to any Claims made by any of the Parties in writing prior to the expiration of such period and subject to the rights of each of the Parties to make any Claim permitted by Section 6.1(b) to Section 6.1(d) (inclusive).

ARTICLE 7

COVENANTS OF THE VENDORS AND THE CORPORATION

General Covenants

7.1 Except as otherwise contemplated or permitted by this Agreement, during the period from the date hereof until the earlier of the Closing Date or the termination of this Agreement (unless otherwise consented to in writing by the Purchaser), each of the Vendors and the Corporation and its Subsidiaries, as the case may be, hereby covenant and agree follows:

General

(a)	Except for the Pre-Closing Transactions, the Vendors, 1818939, 2040618, 2040624, SmithCo, and Smith HoldCo shall not, directly or indirectly, sell, assign, transfer, pledge, mortgage or otherwise dispose of any of the shares of the Corporation or any right or interest therein.

(b)	The Vendors and the Corporation shall not, directly or indirectly, take or omit to take (or permit to be taken or not taken) any action that, if taken or not taken, as the case may be, would be inconsistent with this Agreement, the performance hereof or completion of the transactions contemplated hereby, or would or could reasonably be expected to directly or indirectly prevent, impair, hinder or delay the consummation of the transactions contemplated hereby.

Delivery of Certificates

(c)	The Vendors shall on Closing surrender the certificate or certificates representing the Purchased Shares held by them to the Purchaser, duly endorsed for transfer or accompanied by stock powers of attorney, and in return, shall be entitled to receive the Consideration Shares and Base Cash Consideration forming part of the Purchase Price on the basis set out in this Agreement.

Filings

(d)	The Vendors and the Corporation consent to, and will make available to the Purchasers such information, documents and data reasonably requested to enable, the filing by the Purchasers from time to time of any reports or other documents required by the SEC or Governmental Entity with respect to this Agreement and the transaction contemplated hereby.

Representations and Warranties

(e)	Except with respect to the completion of the Pre-Closing Transactions, the Vendors and the Corporation shall not, directly or indirectly, take or omit to take (or permit to be taken or not taken) any action that, if taken or not taken, as the case may be, would render or could reasonably be expected to render any representation or warranty of the Vendors contained in this Agreement or in any document or certificate delivered pursuant hereto misleading or untrue in any material respect.

(f)	From time to time prior to the Closing, the Vendors shall have the right to supplement or amend the information set forth in the Disclosure Letter with respect to any matter arising from circumstances first occurring after the date hereof provided such matter was undertaken by the Vendors, the Corporation, and/or its Subsidiaries: (i) with the written consent of the Purchaser (such consent not to be unreasonably withheld); (ii) was specifically contemplated in the Disclosure Letter; (iii) was otherwise permitted under Sections 7.2(a)(i), 7.2(a)(iii) or 7.2(a)(iv); or (iv) the matter would be otherwise permitted without the prior written consent of the Purchaser pursuant to Sections 7.2(a)(ii)(A), 7.2(a)(ii)(B), 7.2(a)(ii)(E), 7.2(a)(ii)(K) or 7.2(a)(ii)(M). For greater certainty, any such supplements or amendments to the Disclosure Letter shall modify the applicable representations and warranties of the Vendors and Torgerson for all purposes of this Agreement (including in respect of the Vendors’ and Torgerson’s indemnification obligations under Article 10); provided however, that if such supplements and amendments relate to matters that, individually or in the aggregate, could have a Material Adverse Effect, then such supplements or amendments shall have no effect and the Purchaser shall retain all rights under this Agreement as if such supplement or amendments had not been made. For the avoidance of doubt, any such supplement or amendment that arises from circumstances first occurring prior to the date hereof shall be disregarded for all purposes under this Agreement (including the indemnification provisions, closing conditions and representations and warranties contained herein).

Conditions

(g)	The Vendors and the Corporation will use their respective commercially reasonable efforts to ensure that all applicable conditions set forth in Section 11.1 and Section 11.2 are met.

Insurance

(h)

Except where the failure to do so would not cause a Material Adverse Effect, the Corporation and its Subsidiaries shall maintain in full force all policies of insurance currently in effect in respect of the

Corporation, its Subsidiaries and the Business and give all notices and present all Claims under all such policies of insurance in a timely fashion.

Cooperation

(i)	Following the date hereof, the Corporation and Vendors will provide all cooperation that the Purchaser may reasonably request in connection with the preparation and filing by the Purchaser of any required securities filings pursuant to the Securities Acts or other U.S. securities Laws, the preparation of pro-forma financial statements, the conversion of the Corporation Financial Statements to financial statements prepared in accordance with GAAP and the preparation of financial statements for delivery in connection with any required proxy statement, registration statements and prospectuses of the Purchaser. All third party costs and expenses relating thereto, other than those related to the preparation or conversion of the Corporation Financial Statements, will be for the account of the Purchaser and all such costs and expenses relating to the preparation or conversion of the Corporation Financial Statements shall be for the account of the Corporation. For greater certainty, none of the Vendors will be entitled to compensation for any time they are required to commit to discharge their obligations under this Section 7.1(i).

Covenants in Respect of Business

7.2 From the date hereof until the earlier of the Closing Date or the termination of this Agreement, the Vendors will use their respective commercially reasonable efforts to cause the Corporation and its Subsidiaries, Dene Koe GP and Dene Koe LP to conduct their business as carried on as of the date hereof in the Ordinary Course. Without limiting the generality of the foregoing, during the period starting on the date of this Agreement and ending on the earlier of the Closing Date or the termination of this Agreement:

Interim Operating Covenants

(a)	The Corporation and the Vendors shall, with respect to the Corporation, and its Subsidiaries, ensure that, and with respect to Dene Koe GP and Dene Koe LP, use reasonable and commercial efforts to ensure that:

(i)	The Corporation, each of its Subsidiaries, Dene Koe GP and Dene Koe LP shall:

(A)	carry on its Business in the Ordinary Course and in material compliance with all applicable Laws, and in material compliance with all Material Contracts; provided that on or before the Closing Date, the Corporation shall be permitted to pay all related party advances, Indebtedness and any payables;

(B)	use commercially reasonable efforts to preserve intact its present Business organization, documents and records and material rights, to keep available the services of its current Employees (subject to the constraints imposed by the terms of this Agreement), and to preserve its relationships with customers, suppliers and others having business dealings with the Corporation or any of its Subsidiaries or Dene Koe GP and Dene Koe LP; and

(C)	maintain and keep its material properties and Assets in good repair and condition, subject to ordinary wear and tear, all to the end that its goodwill and ongoing Business shall not be impaired in any material respect at the Closing Date.

(ii)	Except as may be required pursuant to any Material Contract or otherwise expressly permitted herein or in the Disclosure Letter, neither the Corporation nor any of its Subsidiaries shall, without prior written consent of the Purchaser (such consent not to be unreasonably withheld):

(A)	make any individual capital expenditures in excess of Cdn.$500,000;

(B)	make any capital expenditures in excess of Cdn.$6,000,000 in the aggregate;

(C)	issue or modify, or agree to issue or modify, any equity or debt securities or rights to acquire securities;

(D)	in its capacity as a shareholder of Dene Koe GP or as a limited partner of Dene Koe LP, vote in favour of or consent to any action, transaction or amendment to the limited partnership agreement of Dene Koe LP or the unanimous shareholder agreement of Dene Koe GP that could reasonably give rise to or result in a Material Adverse Effect in respect of the Corporation or Dene Koe GP or Dene Koe LP or would, if enacted, result in the breach of any of the covenants in this Section 7.2(a)(ii) if such covenants were in respect of Dene Koe GP or Dene Koe LP rather than the Corporation or the Subsidiaries;

(E)	incur any new Indebtedness that is not contemplated in the Corporation’s existing financing arrangements or in the Ordinary Course;

(F)	enter into any Material Contracts, other than those Material Contracts for catering services, lodging, logistics or accommodation services entered into in the Ordinary Course where the terms and conditions of each such Material Contract is consistent with the past practices of the Corporation and the estimated costs to the Corporation or its Subsidiaries from each such Material Contract does not exceed the estimated revenues from each such Material Contract;

(G)	alter or amend its articles, by-laws or limited partnership agreements, as applicable;

(H)	engage in any business that is materially different from the Business;

(I)	sell, pledge, lease, dispose of, grant any interest in, encumber or agree to sell, pledge, lease, dispose of, grant any interest in or encumber any material portion of the Assets;

(J)	except as contemplated in the Pre-Closing Transactions, redeem, purchase or offer to purchase any of the Purchased Shares or other securities of the Corporation;

(K)	other than in the Ordinary Course or pursuant to existing Benefit Plans or Contracts in effect on the date hereof, implement any material salary, bonus or benefit increases for any Employees or grant any material bonuses to Employees;

(L)	enter into any collective bargaining agreement;

(M)	enter into or perform any transactions with Affiliates, other than in the Ordinary Course; or

(N)	change any accounting policy which was utilized for purposes of preparing the Corporation Financial Statements.

(iii)	Each of the Vendors and the Corporation shall use its commercially reasonable efforts to obtain and maintain any and all authorizations as may be required under any applicable Law or any Contract to which the Corporation or any Subsidiary, Dene Koe GP or Dene Koe LP is a party or by which any of them or any of their respective the Assets is bound in order to consummate the transactions contemplated hereby, and provide copies of the same to the Purchaser prior to the Closing Date.

(iv)	Except where the failure to do so will not cause a Material Adverse Effect, the Corporation and each Subsidiary shall comply, with all Laws applicable to the Corporation, its Subsidiaries and the Business or otherwise affecting the Assets or the operations of the Corporation or any Subsidiary.

(v)	The Corporation and its Subsidiaries shall provide the Purchaser with:

(A)	copies of any material notices, correspondence or other communications received from any Governmental Entity;

(B)	full particulars of any Claim or potential Claim against, involving or affecting the Corporation, its Subsidiaries, the Business, the Assets of the Corporation or its Subsidiaries of which the Corporation or any Subsidiary shall receive notice or otherwise become aware after the date hereof, including copies of any documentation relating thereto; and

(C)	full particulars of any Material Adverse Effect (or any matters which, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect) with respect to the Corporation or any Subsidiary, including copies of any documentation relating thereto.

Necessary Consents

(b)	The Corporation and its Subsidiaries shall use their commercially reasonable efforts to obtain from its directors, shareholders, all appropriate Governmental Entities and other Persons such approvals, Permits or consents, including the Regulatory Approvals, as are required (if any) to complete the transactions contemplated herein.

Non-Solicitation

7.3 The Vendors and the Corporation agree that:

(a)	they shall, and shall cause the Subsidiaries of the Corporation to, immediately cease and cause to be terminated all existing discussions and negotiations, if any, with any Persons (other than with the Purchaser) conducted on or before the date of this Agreement with respect to any actual or potential Acquisition Proposal;

(b)	they shall request, within 5 Business Days of the date of this Agreement, the prompt return or destruction of all confidential information previously furnished to any parties (other than the Purchaser) or before the date of this Agreement with respect to any actual or potential Acquisition Proposal, if such request has not been made prior to the date hereof;

(c)	until the earlier of the Closing Date or the termination of this Agreement, neither the Vendors nor the Corporation nor any of its Subsidiaries shall, directly or indirectly:

(i)	solicit, initiate or encourage in any manner whatsoever the initiation or continuation of any inquiries, discussions, negotiations, proposals or offers from any Person in respect of any matter or thing which is inconsistent with the successful completion of any of the transactions contemplated herein including, without limitation, any actual (or potential) Acquisition Proposal;

(ii)	participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or otherwise cooperate in any manner with, or assist or participate in, or facilitate or encourage, an effort or attempt by any other Person to do anything mentioned in the Section 7.3(c)(i);

(iii)	waive, or otherwise forbear in the enforcement of, or enter into or participate in any discussions, negotiations or agreements to waive or otherwise forebear in respect of, any rights or other benefits under the Confidentiality Agreement including, without limitation, any standstill provisions thereunder; or

(iv)	accept, recommend, approve or enter into an agreement to implement any Acquisition Proposal.

Employee Severance

7.4 In the event the Corporation terminates the employment of or dismisses (including a constructive dismissal or wrongful dismissal) any Employee before the Closing Date, the Corporation shall be responsible for the payment of any applicable severance costs, change of control payments, wages, salaries, vacation pay, holiday pay, bonuses, or any other amounts that may be payable to such Employees as a result of such termination or dismissal (including a constructive dismissal or wrongful dismissal) and such amounts shall be included in the calculations of Current Liabilities and Working Capital and shall not give rise to any claim for indemnification by the Vendors under this Agreement.

Representation and Warranty Insurance

7.5 The Corporation covenants and agrees that it shall be responsible for and shall pay, effective prior to the Closing Time, all premiums, broker commissions and related expenses associated with the Representation and Warranty Insurance, provided that in no event shall the Corporation be obligated to pay aggregate premiums, broker commissions and related expenses in excess of Cdn.$1,799,850 and any premiums, broker commissions and related expenses in excess of such aggregate amount shall be for the account of the Purchaser.

ARTICLE 8

COVENANTS OF THE PURCHASER

General Covenants

8.1 Except as otherwise contemplated or permitted in this Agreement, during the period from the date of this Agreement to the Closing, the Purchaser hereby covenants and agrees as follows:

General

(a)	The Purchaser shall not, directly or indirectly, take or omit to take (or permit to be taken or not taken) any action that, if taken or not taken, as the case may be:

(i)	is inconsistent with this Agreement, the performance hereof or completion of the transactions contemplated hereby;

(ii)	would or could reasonably be expected to directly or indirectly prevent, impair, hinder, delay or otherwise interfere with the issuance or transfer by the Purchaser of the Consideration Shares, the purchase of the Purchased Shares as provided herein, or the consummation of any other transaction contemplated hereby; or

(iii)	would render or could reasonably be expected to render any representation or warranty of the Purchaser contained in this Agreement or in any document or certificate delivered pursuant hereto misleading or untrue in any material respect.

Necessary Consents

(b)	The Purchaser shall use commercially reasonable efforts to obtain from its applicable directors, shareholders, members, all appropriate Governmental Entities and other Persons such approvals (including the Regulatory Approvals), Permits or consents as are required (if any) to complete the transactions contemplated herein.

Approval of Acquisition

(c)	The Purchaser shall use its commercially reasonable efforts to obtain all applicable Shareholder Approvals, the Regulatory Approvals, including the acceptance of the New York Stock Exchange for the issuance and listing of the Purchaser Common Shares forming part of Consideration Shares and the Purchaser Common Shares issuable upon conversion of the Purchaser Preferred Shares forming part of the Consideration Shares. In this regard, Purchaser shall provide Vendors’ Counsel with any applicable material communications sent to or received from the New York Stock Exchange related to this transaction.

Conditions

(d)	The Purchaser will use its commercially reasonable efforts to ensure compliance with all applicable conditions set forth in Section 11.1 and Section 11.3 are met.

Status and Filings

(e)	The Purchaser will use commercially reasonable efforts to maintain its corporate status and comply with all material corporate and securities Laws and requirements (including any applicable filing requirements) prior to Closing.

(f)	The Purchaser will use commercially reasonably efforts to be in material compliance with its reporting obligations imposed by the applicable securities regulators, including the SEC, and all applicable securities Laws.

(g)	The Purchaser, at its cost and expense, shall make all such notifications, applications, submissions or filings as are required under applicable Laws (including all notices, filings and reports relating to the offer and sale of the Consideration Shares required under applicable securities Laws) to be made by or on the part of the Purchaser in connection with the transactions contemplated herein, in each case after having first consulted with the Vendors and the Corporation as to the respective scope and content of any such notice, application, submission or filing. All filing fees payable in respect of obtaining the applicable Shareholder Approvals and the approvals from the New York Stock Exchange and the SEC shall be paid by the Purchaser.

Listing, SEC Reports and Anti-Dilution

(h)	Following the date of this Agreement, Purchaser shall file or furnish, as applicable, all SEC Reports required to be filed or furnished by it under Section 13 or Section 15(d) of the U.S. Exchange Act and the rules promulgated thereunder.

(i)	Without the prior written consent of the Vendors, the Purchaser shall not issue Purchaser Common Shares in an amount exceeding thirty million (30,000,000) Purchaser Common Shares, provided that the foregoing restriction and threshold will not apply to any Purchaser Common Shares issued pursuant to any of the Purchaser’s option plan, restricted stock, or other equity incentive plans which are in force on the date of this Agreement.

Representations and Warranties

(j)	The Purchaser shall not, directly or indirectly, take or omit to take (or permit to be taken or not taken) any action that, if taken or not taken, as the case may be, would render or could reasonably be expected to render any representation or warranty made by the Purchaser and contained in this Agreement or in any document or certificate delivered pursuant hereto misleading or untrue in any material respect.

Covenants in Respect of Purchaser Business

8.2 From the date of this Agreement until the Closing Date, the Purchaser will use commercially reasonable efforts to conduct its business as carried on as of the date hereof in the Ordinary Course.

8.3 Purchaser shall take all necessary actions to cause, concurrent with Closing, the appointment, effective upon Closing, of Lance Torgerson, or with the prior written consent of the Purchaser, following the review and approval of the proposed nominee by the nominating committee of the Purchaser’s board of directors, an alternate nominee of the Torgerson Trust (Lance Torgerson or such alternate nominee being, the “Torgerson Nominee”), to be added to the Board of Directors of the Purchaser as a Class 1 director. After the Closing Date, the Purchaser shall take all necessary actions to nominate the Torgerson Nominee for election to the Purchaser board of directors at the 2018 annual meeting of the shareholders of Purchaser; provided that, no Torgerson Nominee shall be subject to re-nomination at the 2018 annual meeting of Purchaser if such Torgerson Nominee has failed to comply in all material respects with the governance guidelines and policies of Purchaser applicable to directors during the period of time commencing on the Closing Date and ending on the date immediately preceding such Torgerson Nominee’s re-nomination.

8.4 If at any time the Torgerson Trust owns less than ten percent (10%) of the issued and outstanding shares of the Corporation, treating the Purchaser Preferred Shares on an “as converted basis”, the Torgerson Nominee shall tender its resignation from the Board of Directors of the Purchaser.

Preservation of Files and Records

8.5 For a period of seven (7) years after the Closing Date: (a) Purchaser shall use its commercially reasonable efforts to preserve, or cause the Corporation and its Subsidiaries to preserve, all files and records relating to the

Tax matters of the Corporation and its Subsidiaries that are less than seven (7) years old; and (b) Purchaser will comply with its internal document retention policies in respect of all other documents and records, and shall allow the Vendors or their designees reasonable access to such files and records and the right to make copies and extracts therefrom at any time during normal business hours, in each case to the extent reasonably required by any of the Vendors in connection with any inquiries or requirements of any Governmental Entity (including in relation to Taxes) or for the purposes of preparing and filing any Tax returns, at any time during normal business hours and the Purchaser shall use its commercially reasonable efforts not to dispose of any thereof without first offering them to the Vendors. Provided that nothing in this Section 8.5, will require Purchaser to allow the Vendors access to any files, records or communications prepared or produced following the Closing Time among the Purchaser, the Corporation, and/or Subsidiaries and counsel to the Purchaser, Corporation and/or Subsidiaries that are subject to solicitor-client privilege.

Employee Severance

8.6 In the event that the Purchaser or the Corporation terminates the employment of or dismisses (including a constructive dismissal or wrongful dismissal) or materially changes the terms of the employment of, any Employee after the Closing Date, the Corporation and the Purchaser shall be responsible for the payment of any applicable severance costs, change of control payments, wages, salaries, vacation pay, holiday pay, bonuses, or any other amounts that may be payable to such Employees as a result of such termination, material changes to terms of their employment or dismissal (including a constructive dismissal or wrongful dismissal) and in no circumstances shall such amounts be included in the calculations of Current Liabilities or Working Capital nor give rise to any claim for indemnification by the Purchaser under this Agreement.

Excluded Privileged Communications

8.7 Effective upon Closing:

(a)	Each of the Purchaser, the Corporation, and the Subsidiaries hereby irrevocably assign to the Vendors all rights and interest to communications by or among the Vendors and counsel to the Corporation and the Subsidiaries in respect of, in connection with or related to this Agreement or the Acquisition provided for herein, including, without limitation, all documentation, records and copies thereof (collectively, the “Privileged Communications”);

(b)	the Parties hereby confirm and agree that, upon Closing, all Privileged Communications will be subject to a solicitor-client privilege of the Vendors and the Vendors alone, and that the Vendors will maintain the sole and exclusive rights over such privilege. Without limitation, upon Closing: (i) all Privileged Communications, and all solicitor-client privilege therein, will remain the property of the Vendors and the Vendors alone; and (ii) the Purchaser, the Corporation, and the Subsidiaries will be deemed to have irrevocably waived any and all rights to such Privileged Communications or any solicitor-client privilege therein.

Representation and Warranty Insurance

8.8 The Purchaser covenants and agrees that it shall use its commercially reasonable efforts to ensure that the Representation and Warranty Insurance is not cancelled and remains in force and effect for the duration of the policy period of such Representation and Warranty Insurance.

ARTICLE 9

MUTUAL COVENANTS

Notice of Material Change

9.1 From the date hereof until the earlier of the Closing Date or the termination of this Agreement, the Purchaser (on the one hand) and the Corporation and the Vendors (on the other hand) shall promptly notify the other in writing of:

(a)	any material change (as such term is defined in securities Laws) (actual, anticipated, contemplated or, to the knowledge of the Purchaser, the Corporation or the Vendors, as the case may be, threatened, financial or otherwise) upon the business, affairs, operations, Assets, Liabilities or capital of such Person or the Business;

(b)	any change in the facts relating to any applicable representation or warranty set out in Article 3, Article 4 and Article 5 hereof, as applicable, which change is or may be of such a nature as to render any such representation or warranty misleading or untrue in a material respect; or

(c)	any material fact which arises and which would have been required to be stated herein had the fact arisen on or prior to the date of this Agreement.

Each of the Purchaser, the Corporation and Vendors shall in good faith discuss with the other any change in circumstances (actual, anticipated, contemplated or threatened, financial or otherwise) which is of such a nature that there may be a reasonable question as to whether notice need be given to the other pursuant to this Section 9.1.

Consummation of the Transaction

9.2 The Parties shall use all commercially reasonable efforts to consummate the transactions contemplated in this Agreement.

Regulatory Approvals

9.3

(a)	As promptly as practicable, but in no event later than fifteen (15) Business Days following the date of this Agreement, the Purchaser shall file with the Commissioner a request for an advance ruling certificate under Section 102 of the Competition Act or in the alternative, a no action letter in respect of the transactions contemplated by this Agreement (the “ARC Application”). The Parties shall file a premerger notification form pursuant to Section 114(1) of the Competition Act (the “CA Notification”) within five (5) Business Days of a request from the Purchaser provided that the earliest date on which Purchaser can make such a request is ten (10) Business Days following the date of this Agreement.

(b)	The Purchaser shall file as promptly as practicable, but in no event later than fifteen (15) Business Days following the date of this Agreement both: (i) an application for review under the Investment Canada Act seeking the ICA Approval from the Minister of Canadian Heritage (the “ICA Application”) and (ii) a notification under Section 12 of the Investment Canada Act with Innovation, Science and Economic Development Canada.

(c)	Each Party shall: cooperate and provide information and assistance to the other Parties to obtain the Regulatory Approvals and in respect of any notification, application, filing or response to information requests or submissions related to the applicable Regulatory Approvals; submit any information requested by any Governmental Entity in connection with any Regulatory Approval as promptly as practicable; and furnish to each other such information and reasonable assistance as the other Party may reasonably request in connection with its preparation of any filing or submission that is necessary or mutually desirable under applicable Law;

(d)	The Purchaser shall consult with the other Parties on the preparation of the ICA Application and the ARC Application. The Parties shall: consult with each other on the preparation of the CA Notification filings, permit the other Parties to review in advance any proposed written communications to the applicable Governmental Entity; provide the other Parties a reasonable opportunity to comment on any draft written materials or correspondence proposed to be sent in connection with obtaining the Regulatory Approvals and give due consideration to such comments; provide the other Parties with final copies of such materials or correspondence; and keep the other Parties apprised of the status of any communications with, and provide copies or summaries of such communications to the other Parties as are material, as well as provide copies to the other Parties of any inquiries or requests for additional information from the applicable Governmental Entity.

(e)	A Party will not participate in any meeting or discussion (whether in person, by phone or otherwise) with the applicable Governmental Entity, unless it consults with the other Parties in advance and gives the other Parties the opportunity to attend thereat except: (i) if the applicable Governmental Entity expressly requests that the other Parties should not be present at the meeting or discussion or part or parts of the meeting or discussion; or (ii) where competitively or commercially sensitive information may be discussed, in which case legal counsel to the other Parties may participate in such meetings and discussions with the applicable Governmental Entity.

(f)	All filing fees payable in respect of obtaining the applicable Regulatory Approvals set out in this Section 9.3 shall be paid equally by the Purchaser and the Corporation.

(g)	The Purchaser shall make commercially reasonable efforts to obtain the Regulatory Approvals.

(h)	Notwithstanding any provision in this Agreement (including this Section 9.3), if any Party is required to consult with or provide information to another Party that the providing Party determines, acting reasonably, to relate to, or to be competitively or commercially sensitive information (or otherwise reasonably determines in respect thereof that disclosure should be restricted), the providing Party may restrict such consultation with or provision of such information to the other Party’s external legal counsel and shall provide a redacted copy of such information to the other Party excluding such competitively or commercially sensitive information from such information. For the purpose of this Section 9.3, non-public information contained in the ICA Application and information provided in connection with the ICA Approval that relates to the plans of the Purchaser in connection with the Corporation shall be deemed to be competitively sensitive information and shall only be provided to the Corporation’s external legal counsel.

Purchaser Access to the Corporation

9.4 From the date hereof until the earlier of the Closing Date or the termination of this Agreement, each of the Vendors and the Corporation shall, and shall cause the Subsidiaries to, provide reasonable access and otherwise make available to the Purchaser and its representatives for examination all books and records (including Corporate Records) in its possession or under its control to the extent reasonably required by the Purchaser in connection with the Purchaser’s preparation to integrate the Business with the Purchaser’s business on and after Closing, provided however that such investigation and assistance shall not unreasonably disrupt the operations of the Corporation or the Business. The Corporation shall provide copies of or make available to the Purchaser and its representatives any relevant books and records of the Corporation, or its Subsidiaries when reasonably requested by the Purchaser. Any information provided to the Purchaser or any of its representatives pursuant to this Section 9.4 shall be subject to the Confidentiality Agreements and the Joint Defence Agreement.

Tax Matters

9.5 The Parties agree that the Vendors will cause to be prepared, and file, or cause to be filed, by February 15, 2018, all Tax returns and elections for the Corporation and its Subsidiaries for the taxable periods ending on the date hereof as a result of the execution of this Agreement, in a manner consistent with the representations contained in Section 4.1(u); provided that, before filing any such Tax return, the Vendors shall first supply draft copies to the Purchaser and take into account all comments received from the Purchaser thereon, provided however that all such Tax returns shall be prepared and filed in accordance with the historical practice of the Corporation and its Subsidiaries, as applicable, for prior fiscal years. In the event of a dispute in relation to the preparation of such Tax returns, such dispute shall be resolved pursuant to Section 2.7. No such Tax returns shall be filed until both the Purchaser and the Vendors have agreed to such filing, acting reasonably, or any matter in dispute between the Parties in relation to such Tax returns have been resolved pursuant to Section 2.7. The Vendors shall not be permitted to re-file or make amendments to Tax returns for the period ending on the date hereof, except with the prior written consent of the Purchaser (such consent not to be unreasonably withheld).

9.6 The Parties agree that the Purchaser will cause to be prepared, and file, or cause to be filed, within six months of the of Closing, all Tax returns and elections for the Corporation and its Subsidiaries for the taxable period ending on the Closing Date, in a manner consistent with the representations contained in Section 4.1(u); provided that, before filing any such Tax return, the Purchaser shall first supply draft copies to the Vendors and take into account all comments received from the Vendors thereon, provided however that all such Tax returns shall be prepared and filed in accordance with the historical practice of the Corporation and its Subsidiaries, as applicable, for prior fiscal years. In the event of a dispute in relation to the preparation of such Tax returns, such dispute shall be resolved pursuant to Section 2.7. No such Tax returns shall be filed until both the Purchaser and the Vendors have agreed to such filing, acting reasonably, or any matter in dispute between the Parties in relation to such Tax returns have been resolved pursuant to Section 2.7. The Purchaser shall not be permitted to re-file or make amendments to Tax returns for years prior to the Closing Date, except with the prior written consent of the Vendors (such consent not to be unreasonably withheld).

Privacy

9.7 With respect to any Transferred Information, the Parties hereby agree as follows:

(a)	Each Disclosing Party shall ensure that any Transferred Information with respect to which it is responsible for disclosing to a Recipient is necessary for the purposes of determining if the parties shall proceed with the transactions contemplated herein.

(b)	Prior to the completion of the transactions contemplated in this Agreement, Recipient covenants and agrees to:

(i)	use and disclose the Transferred Information solely for the purpose of reviewing and completing the transactions contemplated herein, including for the purpose of determining to complete such transactions;

(ii)	protect the Transferred Information by making reasonable security arrangements against such risks as unauthorized access, collection, use, disclosure, copying, modification, disposal or destruction; providing, however, that such arrangements include, at a minimum, safeguards that are appropriate to the sensitivity of the Transferred Information; and

(iii)	if the transactions contemplated herein do not proceed, return the Transferred Information to the Disclosing Party or destroy it, at the Disclosing Party’s election, within a reasonable time.

(c)	After the completion of the transactions contemplated in this Agreement, each of the parties agrees to:

(i)	collect, use and disclose the Transferred Information under its control only for those purposes for which the Transferred Information was initially collected, permitted to be used or disclosed, unless

(A)	the Disclosing Party or Recipient have first notified the individual about whom the Transferred Information related of any additional purpose, and where required by applicable Laws, obtained the consent of such individual to such additional purpose, or

(B)	such use or disclosure is permitted or authorized by applicable Laws, without notice to, or consent from, such individual;

(ii)	protect the Transferred Information under its control by making reasonable security arrangements against such risks as unauthorized access, collection, use, disclosure, copying, modification, disposal or destruction; providing, however, that such arrangements include, at a minimum, safeguards that are appropriate to the sensitivity of such Transferred Information; and

(iii)	give effect to any withdrawal of consent made by an individual to whom the Transferred Information under its control relates.

(d)	Where required by applicable Laws, the Purchaser agrees to promptly notify the individuals about whom the Transferred Information relates that the transactions contemplated herein have taken place.

ARTICLE 10

INDEMNIFICATION

Indemnification by the Purchaser

10.1 Subject to Section 10.3, if the Closing occurs the Purchaser hereby covenants and agrees with the Vendors to indemnify and save harmless the Vendors from and against:

(a)	any Losses which the Vendors (collectively, the “Vendor Indemnified Parties”), suffered or incurred as a result of, or arising out of (i) any non-fulfillment of any covenant or agreement on the part of the Purchaser under this Agreement, or (ii) any incorrectness in or breach of any representation or warranty of the Purchaser contained in this Agreement or in any agreement, instrument, certificate or other document delivered pursuant hereto; and

(b)	all Claims which may be made or brought against the Vendor Indemnified Parties in respect of the foregoing, and any Losses the Vendor Indemnified Parties may suffer or incur as a result of, or arising out of such Claims.

Indemnification by the Vendors

10.2 Subject to Section 10.3, if the Closing occurs, the Torgerson Vendors (together with Torgerson, but only in respect of any breach of a Fundamental Representation), on a joint and several basis hereby, covenant and agree with the Purchaser to indemnify and save harmless the Purchaser from and against:

(a)	any Losses which the Purchaser or, following the Closing Date, any of the Corporation or its Subsidiaries (collectively, the “Purchaser Indemnified Parties”), suffered or incurred as a result of, or arising out of: (i) any non-fulfillment of any covenant or agreement on the part of the Vendors or, with respect to the period before Closing, the Corporation under this Agreement; or (ii) any incorrectness in or breach of any representation or warranty of the Vendors contained in this Agreement or in any agreement, instrument, certificate or other document delivered pursuant hereto (whether on behalf of themselves or the Corporation);

(b)	any Transaction Expenses or Indebtedness of the Corporation as at the Closing Date which are not reflected by the Vendor in the Closing Statement;

(c)	any Losses suffered or incurred by the Purchaser as a result of or arising from the Pre-Closing Transactions;

(d)	any Tax liability of the Corporation or its Subsidiaries or of the Vendors for the period ending on the Closing Date or which arises under applicable Tax legislation by reason of assessment, reassessment or other form of recognized document assessing liability for Tax in respect of any Tax period (or a portion thereof) ending on or prior to the Closing Date;

(e)	all Claims which may be made or brought against any of the Purchaser Indemnified Parties in respect of the foregoing, and any Losses which any of the Purchaser Indemnified Parties may suffer or incur as a result of, or arising out of such Claims;

(f)	in respect of any amount in excess of the Required Work Portion of the Escrow Amount to a maximum of the Required Work Cap incurred by the Purchaser in connection with the Required Work on or before the date that is 18 months from the Closing Date; and

(g)	any amounts owing on the Closing Date for the deferred purchase price in respect of past acquisitions of any business, assets or securities, including any earn-out Liabilities (assuming the maximum amount is earned), post-closing price true-ups, indemnifications and “vendor take-back notes” payable associated with past acquisitions of any business, assets or securities (including that of North County Catering Ltd.) but excluding trade accounts payable and other accrued Current Liabilities all only to the extent included as Current Liabilities in Working Capital.

Limitation on Indemnification

10.3 The Party or other indemnified Person making a claim for indemnification under this Article is referred to as the “Indemnified Party” and the Party providing indemnification is referred to as the “Indemnifying Party” for the purposes of this Article. Notwithstanding Section 16.20, following Closing, the indemnification obligations of an Indemnifying Party pursuant to Section 10.1 and Section 10.2 shall be an Indemnified Party’s sole and exclusive remedy against such Indemnifying Party for non-fulfillment of any covenant or agreement on the part of such Indemnifying Party under this Agreement, any incorrectness in or breach of any representation or warranty of that Indemnifying Party in this Agreement or any Losses described in Section 10.1(b) or Section 10.2(e) above (but for greater certainty shall not be the exclusive remedy for any breaches or claims under the Non-Competition Agreements or the Registration Rights Agreement, for which the Purchaser and the Vendors shall be entitled to pursue the remedies set forth in such agreements) subject to the following:

(a)	any claim for indemnification based on any incorrectness in or breach of any representation or warranty must be made before expiry of the applicable time periods in Article 6;

(b)	the indemnification obligations of an Indemnifying Party pursuant to Section 10.1 or Section 10.2 shall not be an Indemnified Party’s sole and exclusive remedy with respect to any Losses incurred as a result of fraudulent misrepresentation or fraud;

(c)	all qualifications relating to materiality or Material Adverse Effect that are included in a representation or warranty shall be ignored for the purposes of determining the accuracy of such representation and warranty (other than the accuracy of Section 4.1(q) [Material Change], Section 4.1(y) [Other Disclosures], Section 4.1(mmmm) [Disclosure – Dene Koe] and Section 4.1(wwww) [Material Change – Dene Koe]) and the amount of any Loss in respect of which an Indemnified Party is entitled to indemnification;

(d)	an Indemnifying Party shall not be required to indemnify an Indemnified Party in respect of any claim under Section 10.1 or Section 10.2 for incorrectness in or breach of any representation or warranty contained in this Agreement until the amount of Losses in the aggregate with respect to any claim in respect of any individual event, matter or occurrence, or series of related events, matters or occurrences, exceeds Cdn.$100,000, in which event the full amount of Losses shall be indemnifiable hereunder and only until the aggregate amount of all Losses with respect to all such claims for incorrectness in or breach of any representation or warranty under Section 10.1 or Section 10.2 exceeds Cdn.$1,000,000 following which the Indemnified Party shall be entitled to indemnification for the amount of all such Losses above such Cdn.$1,000,000 threshold (and not for those Losses below such threshold amount, but subject still to Section 10.3(e), Section 10.3(f), Section 10.3(g), and Section 10.3(h)), other than with respect to Losses incurred as a result of fraudulent misrepresentation or fraud, or Losses suffered or incurred as a result of the incorrectness or breach of any Fundamental Representation (or for greater certainty in respect of claims under Sections 10.2(a)(i), 10.2(b), 10.2(c), 10.2(d), 10.2(f) or 10.2(g) as to which this Section 10.3(d) shall have no effect;

(e)

the maximum aggregate Liability of the Vendors (collectively) pursuant to this Agreement shall be limited to an amount equal to Cdn.$126,500,000.00 other than with respect to Losses incurred as a result of: (i) fraud or fraudulent misrepresentation by the Vendors; or (ii) as a result of any breach of covenant or incorrectness in or breach of any Fundamental Representation or Section 4.1(u), as to each of which this 10.3(e) shall have no effect;

(f)	the maximum aggregate Liability of :

(i)	the Vendors (collectively) pursuant to this Agreement for Losses incurred as a result of: (i) fraud or fraudulent misrepresentation by the Vendors; or (ii) a breach of or incorrectness of the representations and warranties in Section 4.1(u) shall be limited to Cdn.$420,000,000.00, subject to the adjustments set forth in Section 2.6 (less any amount paid by the Vendors and/or Torgerson pursuant to Section 10.3(e) or pursuant to Section 10.3(f)(ii));

(ii)	the Vendors and Torgerson (collectively) pursuant to this Agreement for Losses incurred as a result of any breach of or incorrectness in any Fundamental Representation shall be limited to Cdn.$420,000,000.00, subject to the adjustments set forth in Section 2.6 (less any amount paid by the Vendors pursuant to Section 10.3(e) or pursuant to Section 10.3(f)(i));

(g)	the maximum aggregate Liability of the Purchaser shall be limited to an amount equal to Cdn.$126,500,000.00, other than with respect to Losses incurred as a result of: (i) fraud or fraudulent misrepresentation by the Purchaser; or (ii) as a result of any breach of covenant or incorrectness in or breach of any Fundamental Representation of the Purchaser or Section 3.1(v) as to each of which this Section 10.3(g) shall have no effect;

(h)	the maximum aggregate Liability of the Purchaser for Losses incurred as a result of: (i) fraud or fraudulent misrepresentation by the Purchaser; or (ii) as a result of any breach of covenant or incorrectness in or breach of any Fundamental Representation of the Purchaser shall be limited to Cdn.$420,000,000.00, subject to the adjustments set forth in Section 2.6 (less any amount paid by the Purchaser pursuant to Section 10.3(g));

(i)	for purposes of determining the Liability and indemnity obligations under this Agreement, Losses shall be limited to Losses that are the direct and reasonably foreseeable consequences of any breach, non-performance or non-fulfillment of any covenant or agreement or misrepresentation, inaccuracy, incorrectness or breach of any representation or warranty (which may include Losses relating to diminution in the value of shares and loss of profits to the extent that they are determined by an arbitrator to be direct and reasonably foreseeable consequences), and no Party shall be entitled to punitive, exemplary, special or similar damages, or consequential damages (except where any such damages are related to diminution of the value of shares, loss of profits or other damages which are the reasonably foreseeable consequences of the related breach, non-performance or non-fulfillment or except to the extent that an aggrieved party is actually required to pay or otherwise satisfy a Claim by a third party that includes such damages);

(j)	in the event of a claim against the Torgerson Trust, the Purchaser shall only have recourse against the assets of the Torgerson Trust and shall not have any recourse against the personal assets of Torgerson, Tammy Torgerson or Richard Torgerson held in their own right or in any capacity other than as a trustee of Torgerson Trust. Notwithstanding anything else herein contained, a claim may be made against Torgerson personally if such claim relates to a breach of a Fundamental Representation but no claim may be made against Torgerson personally for any breach of representation or warranty that is not a Fundamental Representation;

(k)	a Party is not entitled to double recovery even though they may have resulted from the breach of more than one of the representations, warranties, covenants and obligations of another Party in this Agreement. No Party has any liability or obligation with respect to any claim for indemnification to the extent that such matter was reflected as a Working Capital adjustment pursuant to Section 2.6 of this Agreement, or as a deduction or set-off to the Purchase Price, including the Escrow Amount;

(l)	in seeking any recovery of indemnifiable Losses under Section 10.2(a) or 10.2(d), the Purchaser shall first exhaust all funds available from the Escrow Amount, and thereafter shall seek recovery from the Representation and Warranty Insurance, if available, before making any claims against the Vendors or Torgerson personally;

(m)	if the amount of Losses incurred by an Indemnified Party at any time subsequent to the making of an indemnity payment made pursuant to this Article 10 is reduced by any recovery, settlement or otherwise under any claim, recovery, settlement or payment by or against any other Person, the Indemnified Party shall promptly repay to the Indemnifying Party the amount of the reduction (less any costs, expenses (including Taxes) or premiums incurred in connection therewith). Upon making a full indemnity payment, the Indemnifying Party will, to the extent of that indemnity payment, be subrogated to all rights of the Indemnified Party against any third party that is not an Affiliate of the Indemnified Party in respect of the Losses to which the indemnity payment relates. Until the Indemnified Party recovers full payment of its Losses, any and all claims of the Indemnifying Party against any such third party on account of that indemnity payment will be postponed and subordinated in right of payment to the Indemnified Party’s rights against that third party;

(n)	to the extent that the Purchaser has a claim to which it is entitled to be indemnified by the Vendors or Torgerson pursuant to this Agreement, the Loss recoverable from the Vendors shall be reduced to the extent that the Purchaser received proceeds of insurance (net of any deductibles or increases of premiums associated therewith) with respect to such claim;

(o)	the Purchaser and the Vendors hereby agree that, with respect to any claim they may have as the case may be, they shall in good faith use commercially reasonable efforts to mitigate or minimize such claim and to reasonably cooperate: (i) in the case of the Purchaser, with the Vendors in the Vendors’ efforts to minimize any of the Purchaser’s claims, and (ii) in the case of the Vendors, with the Purchaser in the Purchaser’s efforts to minimize any of the Vendors’ claims. The Purchaser agrees that the employees and consultants of the Corporation (including, but not limited to, accountants, personnel and other staff) will be made reasonably available to the Vendors, during normal business hours, at the Vendors’ expense, after the Closing Date, in computing, analyzing, settling or otherwise dealing with any Purchaser Indemnified Parties claims or any Vendors’ claims, but only to the extent that such access to employees and consultants does not interfere with the business of the Corporation in any respect;

(p)	the Vendors accept each indemnity made by the Purchaser under this Article 10 in favour of each of the Vendors’ Indemnified Parties, as the case may be, as agent and trustee of that Indemnified Party and may enforce an indemnity in favour of any of the Vendors’ Indemnified Parties, as the case may be, on behalf of that Indemnified Party. The Purchaser accepts each indemnity made by the Vendors under this Article 10 in favour of each of the Purchaser’s Indemnified Parties as agent and trustee of that Indemnified Party and may enforce an indemnity in favour of any of the Purchaser’s Indemnified Parties on behalf of that Indemnified Party.

Procedure for Indemnification

10.4 The following provisions shall apply to any Claims for which an Indemnifying Party may be obligated to indemnify an Indemnified Party pursuant to this Agreement:

(a)	Direct Claims: If an Indemnified Party wishes to make a claim for indemnification (other than with respect to third party Claims, which are addressed in subsection (b) below), the Indemnified Party shall give notice to that effect to the Indemnifying Party with reasonable promptness, specifying the basis for indemnification and the amount claimed (or a reasonable estimate thereof, if possible). The Indemnifying Party shall then have 20 days after it receives such notice to make such investigation of such claim as it considers necessary or desirable. If the Indemnifying Party and the Indemnified Party agree on the amount of the claim subject to indemnification, the Indemnifying Party shall immediately pay to the Indemnified Party the full amount so agreed. If the Indemnifying Party and the Indemnified Party do not agree on the amount of the claim subject to indemnification, then the procedure set out in Article 15 shall be utilized to resolve such claim and the Indemnified Party may serve a Dispute Notice to the Indemnifying Party in accordance with Section 15.1.

(b)	Third Party Claims:

(i)	Upon receipt from a third party by the Indemnified Party of notice of a Claim or the Indemnified Party becoming aware of a Claim in respect of which the Indemnified Party proposes to demand indemnification from the Indemnifying Party, the Indemnified Party shall give notice to that effect to the Indemnifying Party with reasonable promptness, provided that failure to give such notice shall not relieve the Indemnifying Party from any Liability it may have to the Indemnified Party except to the extent that the Indemnifying Party is prejudiced thereby or the notice is given outside the applicable time periods mentioned in Article 6 respecting the survival of the representations and warranties.

(ii)	In the case of Claims arising from third parties, the Indemnifying Party shall have the right by notice to the Indemnified Party not later than 15 days after receipt of the notice described in Subsection (i) above to assume the control of the defence, compromise or settlement of the Claims, provided that the Indemnifying Party shall acknowledge the applicability of these indemnity provisions to such Claim and such assumption shall, by its terms, be without costs to the Indemnified Party and the Indemnifying Party shall at the Indemnified Party’s request furnish it with reasonable security against any costs or other Liabilities to which it may be or become exposed by reason of such defence, compromise or settlement. In the event the Indemnifying Party elects to conduct and control any proceedings itself, the Indemnified Party shall be entitled to fully participate at its own cost and expense and by its own separate counsel in any proceedings relating to any third-party claim, except that the Indemnifying Party shall pay the costs and expenses of such separate counsel if: (x) in the Indemnified Party’s good faith judgment, it is advisable, based on the advice of counsel, for the Indemnified Party to be represented by separate counsel because a conflict or potential conflict exists between the Indemnifying Party and the Indemnified Party; or (y) the named parties to such third party claim include both the Indemnifying Party and the Indemnified Party and the Indemnified Party determines in good faith, based on the advice of counsel, that defenses are available to it that are unavailable to the Indemnifying Party.

(iii)	Upon the assumption of control by the Indemnifying Party as contemplated in Subsection (ii) above, the Indemnifying Party shall diligently proceed with the defence, compromise or settlement of the claims at its sole expense, including employment of counsel reasonably satisfactory to the Indemnified Party and, in connection therewith, the Indemnified Party shall cooperate fully, but at the expense of the Indemnifying Party, to make available to the Indemnifying Party all pertinent information and witnesses under the Indemnified Party’s control, make such assignments and take such other steps as in the opinion of counsel for the Indemnifying Party are necessary to enable the Indemnifying Party to conduct such defence; provided always that in accordance with Section 10.4(b)(v), no definitive settlement shall be completed without the prior written consent of the Indemnified Party and the Indemnified Party shall be entitled to reasonable security from the Indemnifying Party for any expense, costs or other Liabilities to which it may be or may become exposed by reason of such cooperation.

(iv)	The final determination of any such Claims arising from third parties, including all related costs and expenses, will be binding and conclusive upon the Indemnifying Party and Indemnified Party as to the validity or invalidity, as the case may be, of such Claims against the Indemnifying Party hereunder.

(v)

Should the Indemnifying Party fail to give notice to the Indemnified Party as provided in Subsection (ii) above, the Indemnified Party shall have the exclusive right to contest, settle or pay the amount claimed. Whether or not the Indemnifying Party assumes control of the negotiation, settlement or defence of any third party Claim, the Indemnified Party shall not settle or pay any such Claim without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed. The Indemnified Party and the Indemnifying Party shall consult and co-operate fully with each other on a timely basis with respect to such third party Claims, and shall keep each other fully advised with respect thereto (including supplying copies of all relevant documentation promptly as it becomes available). The Indemnified Party shall make available to the Indemnifying Party or its representatives, on a timely basis, all documents, records and other materials in the possession of the

Indemnified Party which are reasonably required by the Indemnifying Party for its use in connection herewith, all at the cost and expense of the Indemnifying Party.

ARTICLE 11

CONDITIONS PRECEDENT

Mutual Conditions Precedent

11.1 The transactions contemplated herein are subject to the following conditions to be fulfilled or performed on or prior to the Closing Date, which conditions are for the mutual benefit of the Purchaser, and the Vendors and may be waived by the Purchaser and the Vendors, jointly, in writing:

(a)	the Parties shall have received the Regulatory Approvals;

(b)	the Parties shall have received the consents listed on Schedule 11.1(b) to the Disclosure Letter, in form and substance satisfactory to the Vendors and the Purchaser, each acting reasonably; and

(c)	all other approvals and consents from Governmental Entities and third parties in respect of the completion of the transactions contemplated hereby, shall have been obtained on terms and conditions acceptable to the Vendors and the Purchaser, each acting reasonably, and all other applicable domestic and foreign statutory and regulatory waiting periods shall have expired or have been terminated and no unresolved material objection or opposition shall have been filed, initiated or made during any applicable statutory or regulatory period, except in each case (but unless the Vendors and the Purchaser otherwise agree in writing) where the failure or failures to obtain such approvals or consents, or for the applicable waiting periods to have expired or terminated, would not reasonably be expected to have a Material Adverse Effect;

(d)	no act, action, suit or proceeding shall have been threatened or taken before or by any Governmental Entity or Securities Authority in Canada, the United States or elsewhere, whether or not having the force of law, and no Law shall have been proposed, enacted promulgated or applied, which has the effect to cease trade, enjoin, prohibit or impose material limitations or conditions on the transactions contemplated by this Agreement or which, if the Acquisition were consummated, would materially and adversely affect the Purchaser or the Corporation or its Subsidiaries; and

(e)	all applicable Shareholder Approvals and the acceptance of the New York Stock Exchange for the issuance and listing of all of the Purchaser Common Shares issuable to the Vendors as contemplated herein (including the Purchaser Common Shares issuable upon conversion of the Purchaser Preferred Shares), has been obtained.

Conditions Precedent for the Benefit of the Purchaser

11.2 The transactions contemplated herein are subject to the following conditions to be fulfilled or performed on or prior to the Closing Date, which conditions are for the exclusive benefit of the Purchaser and may be waived, in whole or in part, by the Purchaser in its sole discretion:

(a)	(i) except for any breaches of representations and warranties of the Vendors set forth in this Agreement (other than the Fundamental Representations of the Vendors) that individually or in the aggregate would not have a Material Adverse Effect on the Corporation, the Subsidiaries or the Business (taken as a whole), the representations and warranties of the Vendors set forth in Article 4 and Article 5 (without giving effect to any qualification by reference to materiality, material respects or Material Adverse Effect set forth therein) shall be true and correct at the Closing Time as if made at and as of the Closing Time, (except to the extent any such representations and warranties expressly speak of an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date); and (ii) each of the Fundamental Representations shall be true and correct at the Closing Time as if made as and at the Closing Time (except to the extent any such representations and warranties expressly speak of an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date);

(b)	the Vendors and the Corporation shall have performed or complied in all material respects with all of the obligations and covenants and conditions of this Agreement to be performed or complied with by the Vendors and the Corporation, respectively, at or prior to the Closing Time;

(c)	the Vendors shall have delivered to the Purchaser a certificate of an authorized officer (or equivalent) of each of the Vendors, and of the Corporation confirming the matters set forth in subsections (a) and (b) above, in form and substance satisfactory to the Purchaser;

(d)	there shall not have occurred any Material Adverse Effect with respect to the Corporation or any of its Subsidiaries;

(e)	there shall not have occurred any changes with respect to the Suncor Contract or the Syncrude Contract which may reasonably be considered to result in a Material Adverse Effect on the Corporation, the Purchaser or the Acquisition;

(f)	the Purchaser shall have either: (x) received consent from the Regional Municipality of Wood Buffalo for the continuation of all existing business licenses and permits; or (y) obtained new business licenses and permits from the Regional Municipality of Wood Buffalo as are required for the operation of the Business;

(g)	the Purchaser shall have received the Escrow Agreement and the Escrowed Shares Escrow Agreement, each duly executed by the Vendors and the Escrow Agent;

(h)	the Purchaser shall have received the Non-Competition Agreements duly executed by the Vendors, Torgerson and Corey Smith;

(i)	the Purchaser shall have received the Registration Rights Agreement duly executed by the Vendors;

(j)	the Vendors shall be, immediately before the Closing, the legal and beneficial owner (directly or indirectly) of all the Purchased Shares and, at the Closing, the Vendors will have delivered to the Purchaser original share certificates representing the Purchased Shares, together with duly executed stock powers of attorney or other instruments of transfer effectively transferring the Purchased Shares to the Purchaser, free and clear of any Encumbrances;

(k)	as of the Closing Date, there shall be no outstanding options, warrants or any other convertible securities or rights to acquire any of the Purchased Shares;

(l)	all Borrowed Money Indebtedness of the Corporation and its Subsidiaries other than trade payables and accrued liabilities included in Working Capital) shall have been repaid and all related security (other than Permitted Encumbrances) shall have been discharged and released (or irrevocably authorized the discharge and release of security).

Conditions Precedent for the Benefit of the Vendors

11.3 The transactions contemplated herein are subject to the following conditions to be fulfilled or performed on or prior to the Closing Date, which conditions are for the exclusive benefit of the Vendors and may be waived, in whole or in part, by all the Vendors, in their sole discretion:

(a)	at the Closing, the Purchaser shall have paid the Purchase Price in accordance with Section 2.3;

(b)	the Purchaser shall have filed articles of amendment to amend the Purchaser’s authorized capital to create the Purchaser Preferred Shares;

(c)	the Purchaser Common Shares to be issued to the Vendors shall, upon issuance, be listed for trading on the New York Stock Exchange;

(d)

(i) except for any breaches of representations and warranties of the Purchaser set forth in this Agreement (other than the Fundamental Representations of the Purchaser) that individually or in the aggregate would not have a Material Adverse Effect on the Purchaser, the representations and warranties of the Purchaser set forth in Article 3 (without giving effect to any qualification by reference to materiality, material respects or

Material Adverse Effect set forth therein) shall be true and correct at the Closing Time as if made at and as of the Closing Time, (except to the extent any such representations and warranties expressly speak of an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date); and (ii) each of the Fundamental Representations shall be true and correct at the Closing Time as if made as and at the Closing Time (except to the extent any such representations and warranties expressly speak of an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date);

(e)	the Purchaser shall have performed or complied in all material respects with all of the obligations and covenants and conditions of this Agreement to be performed or complied with by the Purchaser at or prior to the Closing Time;

(f)	the Consideration Shares shall have been (i) duly authorized and validly issued as fully paid and non-assessable Purchaser Shares; (ii) issued to the Vendors as contemplated herein with good and marketable title, free and clear of all Encumbrances other than Encumbrances arising under the Registration Rights Agreement, Escrowed Shares Escrow Agreement, and applicable securities Laws; and (iii) assuming the accuracy of the representations and warranties of the Vendors set forth in Section 5.2, issued in compliance with all applicable securities Laws and not issued in violation of any purchase option, call option, right of first refusal, first offer, co-sale or participation preemptive right, subscription right or any similar right;

(g)	the Purchaser shall have delivered to the Vendors a certificate of an authorized officer confirming the matters set forth in subsections (d) and (e) above, in form and substance satisfactory to the Vendors;

(h)	the Vendors shall have received the Escrow Agreement and Escrowed Shares Escrow Agreement, each duly executed by the Purchaser and the Escrow Agent;

(i)	the Vendors shall have received the Registration Rights Agreement, duly executed by the Purchaser;

(j)	the Pre-Closing Transactions shall have been completed to the satisfaction of the Vendors;

(k)	the Purchaser shall have provided to the applicable Governmental Entity replacement letters of credit for those letters of credit listed on Schedule 11.3(k);

(l)	there shall not have occurred any Material Adverse Effect with respect to the Purchaser.

ARTICLE 12

CLOSING

Time of Closing

12.1 The Closing of the transactions contemplated herein shall be completed at the offices of Bennett Jones LLP, 4500 Bankers Hall East, 855 2nd Street SW, Calgary, Alberta, T2P 4K7 (or another place mutually agreed by the Parties) at a time to be mutually agreed by the Parties on the Closing Date.

Deliveries on the Closing Date

12.2

(a)	The Vendors and Amalco shall deliver or cause to be delivered to the Purchaser on the Closing Date:

(i)	a certificate of status for Amalco and each of the Subsidiaries of the Corporation, as issued by the Registrar of Corporations;

(ii)	a certified copy of the organizational or constating documents of the Amalco and each of the Subsidiaries of the Corporation;

(iii)	certified copies of the updated shareholders register showing the transfer of the Purchased Shares to the Purchaser;

(iv)	a certificate of incumbency in respect of Amalco;

(v)	a certified copy of the directors’ and shareholders’ and trustees’ resolutions of each Vendor (to the extent applicable) approving this Agreement and the transactions contemplated hereby;

(vi)	a duly executed certificate of each Vendor certifying the accuracy of the representations in Section 5.2 made by such Vendors;

(vii)	all definitive certificates representing the Purchased Shares duly endorsed for transfer to the Purchaser or accompanied by a written instrument of transfer;

(viii)	a certified copy of the resolutions of the directors of Amalco, approving this Agreement and the transactions contemplated hereby and the transfer of the Purchased Shares to the Purchaser;

(ix)	all Corporate Records;

(x)	payout statements or similar documents evidencing the repayment and satisfaction, or describing the amounts required to be repaid and instructions with respect to the repayment, of all Indebtedness to be repaid at the Closing Time in accordance with Section 12.2(b)(ii) and Transaction Expenses to be paid and satisfied at Closing;

(xi)	written resignation of and a release by each director and officer of the Corporation of Claims against the Corporation and each of the Subsidiaries of the Corporation;

(xii)	such elections as may be contemplated in Section 2.9;

(xiii)	a mutual release of Claims between the Purchaser, the Corporation and any of its directors and officers, and each of the Vendors, in a form reasonably satisfactory to the Purchaser and the Vendor whereby the Vendors waive any claims against the Corporation related to their role as directors, officers or shareholders of the Corporation and the Purchaser and the Corporation waive any claims against the Vendors, as shareholders, officers or directors of the Corporation but exclusive of any Claims pursuant to this Agreement or any Ancillary Transaction Document;

(xiv)	the Escrow Agreement, the Escrowed Shares Escrow Agreement and the Registration Rights Agreement, each duly executed by Vendors;

(xv)	the Non-Competition Agreements, each duly executed by Vendors, Torgerson and Corey Smith;

(xvi)	each of the other deliveries contemplated in Section 7.2(a)(iii) and Section 11.2; and

(xvii)	all such other assurances, consents, agreements, documents and instruments as may be reasonably required by the Purchaser to complete the transactions provided for in this Agreement;

(b)	the Purchaser shall deliver to the Vendors on the Closing Date (except as otherwise indicated):

(i)	all payment amounts (or evidence of such payments) required pursuant to Section 2.3;

(ii)	evidence of the repayment of all Borrowed Money Indebtedness and the demand promissory note dated March 1, 2013 issued by 1201148 Alberta Ltd. to Balle Air Ltd. in the amount of $1,346,413.76;

(iii)	a certificate of status or equivalent for the Purchaser as issued by the Register of Corporations or the equivalent;

(iv)	evidence that the Consideration Shares have been registered in the name of each of the Vendors, as applicable, or such other name as each such Vendor may direct, and that the Escrowed Shares have been deposited with the Escrow Agent in accordance with the Escrowed Shares Escrow Agreement;

(v)	a certified copy of the resolutions of the board of directors of the Purchaser approving this Agreement and the transactions contemplated hereby, including but not limited to the issuance of the Consideration Shares;

(vi)	written release by the Corporation and its Subsidiaries of each director and officer of the Corporation and its Subsidiaries of Claims against such director or officer in their capacity as directors and officers, and subject to certain exclusions for matters relating to any dispute under the transactions contemplated in this Agreement, fraud or wilful misconduct.

(vii)	a mutual release of Claims between the Vendors and any of their nominee directors and officers and each of Amalco, the Subsidiaries of the Corporation and the Purchaser, in a form reasonably satisfactory to the Vendors and the Purchaser in respect of the actions of such Vendors as shareholders, officers or directors of Amalco but exclusive of any Claims pursuant to this Agreement or any Ancillary Transaction Document;

(viii)	the Escrow Agreement, Escrowed Shares Escrow Agreement, Non-Competition Agreements and Registration Rights Agreement, duly executed by the Purchaser;

(ix)	such elections as may be contemplated in Section 2.9;

(x)	each of the other deliveries required by Section 11.3; and

(xi)	all such other assurances, consents, agreements, documents and instruments as may be reasonably required by the Vendors to complete the transaction provided for in this Agreement.

ARTICLE 13

TERMINATION

Termination Rights

13.1 This Agreement may, by notice in writing given prior to the Closing Date, be terminated on the earliest of any of the following:

(a)	by mutual written consent of the Purchaser, on the one hand, and the Vendors, on the other hand;

(b)	by either the Purchaser, on the one hand, or the Vendors, on the other hand, if the Acquisition is not consummated by 5:00 p.m. (Edmonton time) on May 31, 2018 or such later date as mutually agreed to by the Parties (the “End Date”);

(c)	by either the Purchaser, on the one hand, or the Vendors, on the other hand, if the Shareholder Approvals shall not have been obtained at the shareholder meeting duly convened by the Purchaser therefor or at any adjournment or postponement thereof at which a vote on the issuance of the Consideration Shares was taken; or

(d)	by the Purchaser, if any of the Vendors materially breaches any of its non-solicitation covenants set forth in Section 7.3;

and, in such event, each Party shall be released from all obligations under this Agreement, save and except for its obligations, if any, under this Article 13, Article 14, Article 15 and Section 16.1, which shall survive termination.

Effect of Termination

13.2 Subject to Article 15, each Party’s right of termination under this Article 13 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies.

ARTICLE 14

EXPENSES

Professional Fees

14.1 Each Party to this Agreement shall pay its respective legal, accounting and other professional advisory fees, costs and expenses incurred in connection with the negotiation, preparation and execution of this Agreement and all documents and instruments executed or delivered pursuant to this Agreement, as well as any other fees, costs and expenses incurred, except as otherwise specified in this Agreement.

ARTICLE 15

DISPUTE RESOLUTION

Commercially Reasonable Efforts to Settle Disputes

15.1 Except with respect to any dispute contemplated in Section 2.7, if any controversy, dispute, claim, question or difference arises with respect to this Agreement (including those which arise as a result of or after a termination of this Agreement pursuant to Article 13) after the execution of this Agreement (a “Dispute”), any Party hereto shall be entitled to deliver to the other Parties a written notice (a “Dispute Notice”), which notice shall include detailed particulars describing the nature of the Dispute. Upon receipt of a Dispute Notice, the Parties shall use all commercially reasonable efforts to settle the Dispute and to this end, they shall consult and negotiate with each other in good faith to reach a mutually acceptable solution satisfactory to all Parties. The provisions of this Article 15 shall survive the termination of this Agreement.

Arbitration

15.2 If the Parties do not reach a mutually acceptable solution to the Dispute pursuant to Section 15.1 within a period of twenty (20) Business Days following the receipt of a Dispute Notice, then upon written notice by any Party to the other Parties, the Dispute shall be finally settled by arbitration in accordance with the provisions of the Arbitration Act (Alberta), based upon the following:

(a)	the arbitration tribunal shall consist of one arbitrator, to be appointed by mutual agreement of the Parties, or in the event of failure to agree within twenty (20) Business Days following delivery of the written notice to arbitrate, any Party may apply to a judge of the Court of Queen’s Bench of Alberta to appoint the arbitrator. The arbitrator shall be qualified by education and training to pass upon the particular matter to be decided;

(b)	the arbitrator shall be instructed that time is of the essence in the arbitration proceeding and, in any event, the arbitration award must be made within sixty (60) Business Days of the submission of the Dispute to arbitration;

after written notice is given to refer any Dispute to arbitration, the Parties will meet (or convene a conference call) within twenty (20) Business Days of delivery of the notice and will negotiate in good faith the selection of the arbitrator and any changes in the arbitration provisions and the rules of arbitration which are herein adopted, in an effort to expedite the process and otherwise ensure that the process is appropriate given the nature of the Dispute and the values at risk, failing which, these arbitration provisions shall apply without any changes;

(c)	the arbitration shall take place in Edmonton, Alberta;

(d)	the arbitration award shall be given in writing (the “Arbitration Award”) and shall be final and binding on the Parties, not subject to any appeal, and shall deal with the question of costs of arbitration and all related matters;

(e)	judgment upon any Arbitration Award may be entered in any court having jurisdiction or application may be made to the court for a judicial recognition of the Arbitration Award or an order of enforcement, as the case may be;

(f)	all Disputes referred to arbitration (including without limitation the scope of the agreement to arbitrate, any statute of limitations, conflict of Laws rules, tort claims and interest claims) shall be governed by the substantive Law of Alberta and the federal Laws of Canada applicable therein; and

(g)	the Parties agree that the arbitration shall be kept confidential and that the existence of the proceeding and any element of it (including any pleadings, briefs or other documents submitted or exchanged, any testimony or other oral submissions and any awards) shall not be disclosed beyond the arbitrators, the Parties, their counsel and any Person necessary to the conduct of the proceeding, except as may lawfully be required in judicial proceedings relating to the arbitration or otherwise.

ARTICLE 16

GENERAL

Public Announcement/Proxy Statement

16.1 The Parties shall consult with and obtain the consent (not to be unreasonably withheld) of each other before issuing any press release or making any other public announcement with respect to this Agreement or the transactions contemplated hereby, and shall not issue any press release or make any such public statement prior to incorporating all reasonable comments from the other Party or Parties on such press release or public statement, which comments shall be provided by the other Party or Parties within two (2) Business Days after the receipt by the other Party or Parties of a draft of such press release or public statement and provided that the Parties may respond to inquiries by the press or others regarding the transactions contemplated by this Agreement, so long as such responses are consistent with such Party’s previously issued press releases and provided further that the Purchaser shall be permitted to issue any press release or make any other public announcement without such consent or consultation if the Purchaser reasonably believes that it is required to do so by applicable Law or the listing requirements of the New York Stock Exchange.

16.2 Subject to Section 16.3, (i) the Purchaser shall be permitted to include financial or other information pertaining to the Corporation (excluding the Disclosure Letter) (the “Business Information”) in a proxy statement or any related document required to be publicly filed as is necessary to comply with applicable Laws or stock exchange rules or policies of the SEC with respect to obtaining Shareholder Approvals (a “Disclosure Document”); and (ii) the Purchaser shall be permitted to make any public filing of a copy of this Agreement that may be required under applicable Laws or by the SEC, but shall not make any public filing of the Disclosure Letter unless required to do so by the SEC and in such case, only to the limited extent required by the SEC and subject to such redactions being made that are reasonably requested by the Vendors and permitted by applicable Law or are in respect of information that is not required to filed.

16.3 Prior to the mailing or filing by the Purchaser of any Disclosure Document, the Vendors shall be provided a reasonable opportunity to review and comment on any draft Disclosure Document containing Business Information, in advance of the mailing or filing or public disclosure thereof and the Purchaser shall give good faith consideration to any comments of the Vendors and the Purchaser shall make such revisions to such Disclosure Document, as are reasonably requested by the Vendors, to the extent permissible under applicable Laws.

16.4 From the date hereof to the Closing Date, the Corporation and the Vendors shall furnish such information concerning itself, their Affiliates and the holders of their capital stock to the Purchaser as may be reasonably requested by the Purchaser and provide such other assistance as may be reasonably requested by the Purchaser, in connection with the preparation, filing and distribution by the Purchaser of a Disclosure Document or other document in order to obtain all applicable Shareholder Approvals and Regulatory Approvals (including, for the avoidance of doubt, financial statements compliant with Regulation S-X (17 CFR Part 210)).

16.5 The Corporation and the Vendors hereby covenant and agree that none of the information to be supplied by or on behalf of them for inclusion or incorporation by reference in the proxy statement prepared by the Purchaser in order to obtain the applicable Shareholder Approvals shall, at the date it is first mailed to the stockholders of the Purchaser, contain any untrue statement of a material fact relating to the Corporation or its Subsidiaries or omit to state any material fact relating to the Corporation or its Subsidiaries necessary in order to make the statements made therein relating to the Corporation or its Subsidiaries, in the light of the circumstances under which they are made, not misleading.

Independent Legal Advice

16.6 Each of the Parties acknowledges having been encouraged to seek and has had the opportunity to obtain independent legal advice with respect to the terms of this Agreement.

Entire Agreement

16.7 This Agreement (together with the Disclosure Letter and its Schedules, Exhibits, documents and instruments to be delivered under this Agreement) and the Confidentiality Agreements constitute the entire agreement among the Parties hereto and supersedes all prior agreements, letters of intent, the indications of interest from the Purchaser to the Corporation dated August 24, 2017 and August 30, 2017, representations, warranties, statements, promises, information, arrangements and understandings, whether oral or written, express or implied, with respect to the subject matter hereof. None of the Parties hereto shall be bound or charged with any oral or written agreements, representations, warranties, statements, promises, information, arrangements or understandings not specifically set forth in this Agreement or in the Schedules, Exhibits, documents and instruments to be delivered under this Agreement.

Further Assurances

16.8 Each of the Parties hereto will from time to time after the Closing Date at the other’s request and without further consideration, execute and deliver such other instruments of transfer, conveyance and assignment and take such further action as the other may reasonably require to give effect to any matter provided for herein.

Commercially Reasonable Efforts

16.9 For purposes of this Agreement, the obligation to use “commercially reasonable efforts” to obtain waivers, consents and approvals to loan agreements, leases and other Contracts shall not include any obligation to agree to a materially adverse modification of the terms of such documents, pay any fee (not otherwise required to be paid pursuant such document) to any Person, or to prepay or incur additional material obligations to such other Person.

Closing Date Determinations

16.10 All effects arising from the consummation of the transactions contemplated hereby and any transaction outside the Ordinary Course that is taken on the Closing Date by the Corporation at the written direction of the Purchaser or any of its Affiliates will be disregarded for the purpose of making any determination of the Purchase Price as of the Closing Date.

Severability

16.11 If any provision of this Agreement or portion thereof or the application thereof to any Person or circumstance shall to any extent be illegal, invalid or unenforceable: (a) the remainder of this Agreement or the application of such provision or portion thereof to any other Person or circumstance shall not be affected thereby; and (b) the Parties will negotiate in good faith to amend this Agreement to implement the intentions set forth in this Agreement. Each provision of this Agreement shall be legal, valid and enforceable to the fullest extent permitted by Law.

Applicable Law

16.12 This Agreement shall be governed by and construed in accordance with the Laws of the Province of Alberta and the federal Laws of Canada applicable therein without reference to conflict of Laws principles.

Governing Language

16.13 This Agreement is drawn up in the English language. This Agreement may be translated into any language other than English provided however that the English text shall in any event prevail.

Attornment

16.14 The Parties hereby irrevocably and unconditionally consent to and submit to the exclusive jurisdiction of the courts of the Province of Alberta for any actions, suits or proceedings arising out of or relating to this Agreement or the matters contemplated hereby. The Parties hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the matters contemplated hereby in the courts of the Province of Alberta and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such applicable courts, as the case may be, that any such action, suit or proceeding so brought has been brought in an inconvenient forum.

Successors and Assigns

16.15 This Agreement shall accrue to the benefit of and be binding upon each of the Parties hereto and their respective heirs, executors, administrators and permitted assigns and successors including any successor resulting from any amalgamation, merger, arrangement or other reorganization or any continuance under the Laws of another jurisdiction, provided that this Agreement shall not be assigned or transferred by any one of the Vendors without the prior written consent of the Purchaser and further provided that this Agreement shall not be assigned or transferred by the Purchaser without the prior written consent of all of the Vendors.

Time of Essence

16.16 Time is of the essence hereof.

Notices

16.17 Any notice required or permitted to be given hereunder shall be in writing and shall be effectively given if (i) delivered personally, (ii) sent prepaid courier service or mail, or (iii) sent by facsimile transmission or other means of electronic communication addressed as follows:

in the case of notice to the Purchaser, after the Closing, the Corporation:

Civeo Corporation

333 Clay Street Suite 4980

Houston, TX, 77002

Attention:         Collin Gerry, VP Corporate Development

Fax:                  (713) 510-2499

With a copy to (which shall not constitute notice):

Bennett Jones LLP

Suite 4500, 855 – 2nd Street S.W.

Calgary, Alberta T2P 4K7

Attention:         Bruce Hibbard

Fax:                  (403) 265-7219

and

Gibson, Dunn & Crutcher LLP

1221 McKinney Street

Houston, TX 77010

Attention:         Tull Florey

Fax:                  (346) 718-6901

in the case of notice to the Vendors or, before the Closing, the Corporation:

Torgerson Family Trust and 989677 Alberta Ltd.

596 McClure Road

Kelowna, British Columbia V1W 1H3

Attention: Lance Torgerson

with a copy to (which shall not constitute notice):

Dentons Canada LLP

2900 Manulife Place

10180 – 101 St. NW

Edmonton, AB

T5J 3V5

Attention:         Leanne Krawchuk

Fax:                  (780) 423-7276

in the case of notice to Torgerson:

Lance Torgerson

596 McClure Road

Kelowna, British Columbia V1W 1H3

Any notice, designation, communication, request, demand or other document given or sent or delivered as aforesaid shall:

(a)	if delivered as aforesaid, be deemed to have been given, sent, delivered and received on the date of delivery;

(b)	if sent by mail as aforesaid, be deemed to have been given, sent, delivered and received (but not actually received) on the fourth Business Day following the date of mailing, unless at any time between the date of mailing and the fourth Business Day thereafter there is a discontinuance or interruption of regular postal service, whether due to strike or lockout or work slowdown, affecting postal service at the point of dispatch or delivery or any intermediate point, in which case the same shall be deemed to have been given, sent, delivered and received in the ordinary course of the mail, allowing for such discontinuance or interruption of regular postal service;

(c)	if sent by facsimile machine, be deemed to have been given, sent, delivered and received on the date on which it was delivered by facsimile transmission to the number provided herein, unless actually delivered after 4:00 p.m. (local time at the point of delivery) in which case it shall be deemed to have been received on the next succeeding Business Day; and

Waiver

16.18 Any Party hereto which is entitled to the benefits of this Agreement may, and has the right to, unless otherwise provided, waive any term or condition hereof at any time on or prior to the Closing Date, provided however that such waiver shall be evidenced by written instrument duly executed on behalf of such Party.

Amendments

16.19 No amendment, modification or supplement to this Agreement shall be effective unless provided in writing and signed by all the Parties hereto.

Remedies Cumulative

16.20 Subject to Article 15, the rights and remedies of the Parties under this Agreement are cumulative and in addition to and not in substitution for any rights or remedies provided by Law. Any single or partial exercise by any Party hereto of any right or remedy for default or breach of any term, covenant or condition of this Agreement does not waive, alter, affect or prejudice any other right or remedy to which such Party may be lawfully entitled for the same default or breach.

Third Parties

16.21 Unless otherwise specified in Article 10, this Agreement does not and is not intended to confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns. Except for the Indemnified Parties, no Person other than the Parties will be entitled to rely on the provisions of this Agreement in any action, suit, proceeding, hearing or other forum. The Parties reserve their right to vary or rescind, at any time and in any way whatsoever, the rights, if any, granted by or under this Agreement to any Person who is not a Party, without notice to or consent of that Person, including any Indemnified Party.

Disclosure Letter

16.22 In connection with their representations, warranties, covenants and agreements in this Agreement, the Vendors and the Purchaser have contemporaneously with the execution of this Agreement, delivered the Disclosure Letter arranged in Sections and subsections corresponding with Sections and Subsections of this Agreement.

Counterparts

16.23 This Agreement may be executed in several counterparts (by original, facsimile, pdf or other electronic signature), each of which when so executed shall be deemed to be an original and each such counterpart shall constitute a valid and enforceable agreement among the Parties.

[Remainder of this page intentionally left blank; signature page follows.]

IN WITNESS WHEREOF this Share Purchase Agreement has been executed by the Parties hereto as of the date first above written.

CIVEO CORPORATION

Per:	/s/ Bradley J. Dodson
Name: Title:	Bradley J. Dodson President and Chief Executive Officer

TORGERSON FAMILY TRUST

Per:	/s/ Lance Torgerson
Name: Title:	Lance Torgerson Trustee

2073357 ALBERTA LTD.

Per:	/s/ Lance Torgerson
Name: Title:	Lance Torgerson Authorized Signatory

2073358 ALBERTA LTD.

Per:	/s/ Corey Smith
Name: Title:	Corey Smith Authorized Signatory

1818939 ALBERTA LTD.

Per:	/s/ Lance Torgerson
Name: Title:	Lance Torgerson Authorized Signatory

2040618 ALBERTA LTD.

Per:	/s/ Lance Torgerson
Name: Title:	Lance Torgerson Authorized Signatory

2040624 ALBERTA LTD.

Per:	/s/ Lance Torgerson
Name: Title:	Lance Torgerson Authorized Signatory

989677 ALBERTA LTD.

Per:	/s/ Lance Torgerson
Name: Title:	Lance Torgerson Authorized Signatory

NORALTA LODGE LTD.

Per:	/s/ Lance Torgerson
Name: Title:	Lance Torgerson Authorized Signatory

/s/ Wes Fairbanks	/s/ Lance Torgerson
WITNESS	LANCE TORGERSON

[Signature Page – Share Purchase Agreement]

Annex B

FORM OF

REGISTRATION RIGHTS, LOCK-UP AND STANDSTILL AGREEMENT

This REGISTRATION RIGHTS, LOCK-UP AND STANDSTILL AGREEMENT (as amended, supplemented or modified from time to time, this “Agreement”), is made as of [●], by and among Civeo Corporation, a corporation organized and existing under the laws of British Columbia, Canada (the “Corporation”), and each of the other parties set forth on the signature pages hereto under the caption “Shareholders” (each, a “Shareholder” and, collectively, the “Shareholders”). Unless otherwise specified, capitalized terms used herein shall have the respective meanings set forth in Section 1. The Corporation and the other parties hereto are sometimes collectively referred to herein as the “Parties” and each is sometimes referred to herein as a “Party.”

W I T N E S S E T H

WHEREAS, the Shareholders are acquiring, upon completion of the transactions pursuant to the Share Purchase Agreement (referred to below), Common Shares and Preferred Shares convertible into Common Shares of the Corporation pursuant to that certain Share Purchase Agreement dated as of [●] by and among the Corporation, Noralta Lodge Ltd. and the other parties thereto (the “Purchase Agreement”); and

WHEREAS, the Purchase Agreement contemplates the execution and delivery of this Agreement by the Corporation and the Shareholders concurrently with completion of the transactions under the Purchase Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

Section 1. Definitions. As used in this Agreement, the following terms shall have the following meanings:

“Affiliate” means, with respect to a specified Person, a Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, such specified Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of shares of or other equity interests in that Person, by agreement or otherwise.

“Agreement” has the meaning set forth in the preamble hereto.

“Articles” means the Articles of the Corporation, as the same hereafter may be amended, restated or supplemented from time to time (except as otherwise specified herein).

“Automatic Shelf Registration Statement” means an “automatic shelf registration statement” as defined in Rule 405 promulgated under the Securities Act.

“Bankruptcy Custodian” means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

“Bankruptcy Law” means Title 11 of the United States Code or any similar federal, state, Canadian, provincial or other foreign law for the relief of debtors.

“Beneficial Ownership”, “Beneficial Owner” and “Beneficially Own”, with respect to any security, refer to ownership by any Person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares (i) voting power which includes the power to vote, or to direct the voting of, such security; and/or (ii) investment power which includes the power to dispose, or to direct the disposition of, such security; and shall otherwise be interpreted in accordance with the term “beneficial ownership” as defined in Rule 13d-3 adopted by the SEC under the Exchange Act.

“Business” means the business of providing workforce accommodations, catering, facilities management, water systems and/or logistics to third-party businesses.

“Business Day” means any day excluding Saturdays, Sundays or any day which is a legal holiday under the laws of the State of Texas or is a day on which banking institutions are authorized or required by law or other governmental action to close.

“Change of Control” has the meaning specified in Article 27.1.1(j) of the Articles, as in effect on the date hereof; provided, however, that a transaction contemplated by clause (ii) of the definition thereof that would not qualify as a Change of Control thereunder but would result in a Change of Control under clause (i) of the definition thereof shall not constitute a Change of Control under this Agreement. For the avoidance of doubt, any transaction or series of related transactions pursuant to which the Corporation is consolidated, merged, combined or amalgamated with another corporation or entity, and, as a result of such consolidation, merger, combination or amalgamation, at least 50% of the outstanding voting securities of the surviving or resulting corporation or entity are then owned by the former shareholders of the Corporation, shall not constitute a Change of Control hereunder.

“Common Shares” means the common equity interests in the Corporation designated as “Common Shares” in the Articles.

“Competitor” means a Person that is, directly or indirectly, engaged in the Business and is determined in good faith by the Corporation to be a competitor, directly or indirectly, with the Corporation; provided, however, that any Shareholder shall be permitted to submit to the Corporation a list of potential competitors and receive a reasonably prompt response from the Corporation with respect to which (if any) of such potential competitors are Competitors, as determined by the Corporation.

“Corporation” has the meaning set forth in the preamble hereto.

“Covered Person” has the meaning set forth in Section 4(b).

“Delayed Registration Dividend Adjustment” has the meaning set forth in Section 3(e)(iv).

“De Minimis Registration Rights” means registration rights granted to any Person (or Persons) in connection with any single acquisition, financing or other transaction (or series of related acquisitions, financings or other transactions) involving such Person (or Persons), with respect to not more than an aggregate of five percent of the Common Shares outstanding as of the closing of such single acquisition, financing or other transaction (or series of related acquisitions, financings or other transactions) involving such Person (or Persons).

“Escrowed Shares” has the meaning set forth in the Purchase Agreement.

“Escrowed Shares Escrow Agreement” means that certain escrow agreement, dated as of [●], by and between the Corporation, the Shareholders and Alliance Trust Company, acting as escrow agent.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and any successor statute thereto, and the rules and regulations promulgated thereunder.

“Family Group” means, with respect to any natural person: (i) any lineal descendant or ancestor or sibling (in each case, by birth or adoption) of such natural person or of such natural person’s spouse; (ii) any spouse of such natural person or of any of the Persons described in the immediately preceding clause (i); and (iii) any trust or other bona fide estate-planning vehicle, the only beneficiaries of which are such natural person and any of the foregoing Persons described in the immediately preceding clauses (i) and (ii).

“FINRA” means the Financial Industry Regulatory Authority or any successor agency having jurisdiction under the Exchange Act.

“Governmental Authority” means any: (i) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (ii) U.S. and other federal, state, local, municipal, foreign or other government; or (iii) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or entity, any court or other tribunal).

“Indemnified Party” has the meaning set forth in Section 4(c).

“Group” means “group” as such term is used under Rule 13d-5(b) under the Exchange Act.

“Indemnifying Party” has the meaning set forth in Section 4(c).

“Parties” or “Party” have the meaning set forth in the preamble hereto.

“Permitted Transferee” has the meaning set forth in Section 2(c).

“Person” means any individual, firm, corporation, partnership, limited liability company, trust, estate, joint venture, Governmental Authority or other entity.

“Piggyback Notice” has the meaning set forth in Section 3(a).

“Piggyback Request” has the meaning set forth in Section 3(a).

“Preferred Shares” means the preferred equity interests in the Corporation designated as “Class A Series 1 Preferred Shares” in the Articles.

“Proceeding” means any action, claim, suit, investigation, audit, controversy, arbitration or proceeding (including an investigation or partial proceeding, such as a deposition), whether commenced or threatened.

“Prospectus” means the prospectus included in any Registration Statement (including a prospectus that discloses information previously omitted from a prospectus filed as part of an effective Registration Statement in reliance upon Rule 430A promulgated under the Securities Act and any free writing prospectus), as amended or supplemented by any prospectus supplement, with respect to the terms of the offering of any portion of the Registrable Securities covered by such Registration Statement, and all other amendments and supplements to the Prospectus, including post-effective amendments, and all material incorporated by reference or deemed to be incorporated by reference in such prospectus.

“Public Offering” means the offer and sale of Common Shares to the public pursuant to a Registration Statement that has been filed and become effective under the Securities Act.

“Purchase Agreement” has the meaning set forth in the recitals hereto.

“Registrable Securities” means all the Shares held by the Shareholders as of the date hereof (including any Escrowed Shares), any Shares issued upon conversion of the Preferred Shares held by the Shareholders as of the date hereof and any other securities issued or issuable with respect to any such Shares by way of share split, or in connection with a combination of shares, share dividend, recapitalization, conversion, reclassification or similar event. As to any particular Registrable Securities, such securities shall cease to be Registrable Securities when: (i) they are Transferred in a Public Offering in accordance with the provisions of Section 3; (ii) they become Rule 144 Eligible Securities; (iii) they have been Transferred pursuant to any section of Rule 144; (iv) they have been Transferred in a private transaction in which the transferor’s rights under this Agreement are not assigned to the transferee of such securities; or (v) they shall have ceased to be outstanding after issuance thereof. A Person is deemed, and shall only be deemed, to be a holder of Registrable Securities if: (i) such Person directly holds Registrable Securities; and (ii) such Person is a Shareholder. For the avoidance of doubt, Preferred Shares shall in no event be Registrable Securities hereunder.

“Registration Statement” means any registration statement of the Corporation under the Securities Act which covers the offering of any of the Registrable Securities pursuant to the provisions of this Agreement, including any Prospectus or amendments and supplements to such registration statement, including post-effective amendments, all exhibits and all material incorporated by reference or deemed to be incorporated by reference in such registration statement.

“Requesting Holder” has the meaning set forth in Section 3(a).

“Rule 10b5-1 Plan” has the meaning set forth in Section 3(e)(ii).

“Rule 144” means Rule 144 under the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the SEC.

“Rule 144 Eligible Securities” means Shares that may be sold pursuant to Rule 144, without being subject to the volume limitations set forth in Rule 144.

“SEC” means the United States Securities and Exchange Commission or any successor agency having jurisdiction under the Securities Act.

“Securities Act” means the United States Securities Act of 1933, as amended, and any successor statute thereto, and the rules and regulations promulgated thereunder.

“Shareholder” has the meaning set forth in the preamble hereto.

“Shareholder Change of Control” shall mean the occurrence of any of the following events: (i) any Shareholder and its Affiliates become the Beneficial Owners of more than 50% of the outstanding Common Shares (or equivalent, assuming conversion of the Preferred Shares held by such Shareholder and its Affiliates); (ii) a merger or consolidation of the Corporation with or into another Person or the merger or consolidation of another Person into the Corporation, as a result of which transaction or series of related transactions any Shareholder and its Affiliates become the Beneficial Owners of more than 50% of the Common Shares (or equivalent, assuming conversion of the Preferred Shares held by such Shareholder and its Affiliates) outstanding immediately after such transaction or transactions; or (iii) the consummation of the sale, transfer, lease or other disposition (but not including a transfer, lease or other disposition by pledge or mortgage to a bona fide lender) of all or substantially all of the assets of the Corporation and its Subsidiaries to any Shareholder or its Affiliates.

“Shares” means, subject to the provisions of Section 3(j), the Common Shares held by any of the Shareholders and acquired pursuant to the Purchase Agreement or upon conversion of the Preferred Shares held by any of the Shareholders and acquired pursuant to the Purchase Agreement and shall include the Escrowed Shares until such time as such Escrowed Shares are released to the Corporation pursuant to the terms of the Purchase Agreement and the Escrowed Shares Escrow Agreement. For purposes of the restrictions on Transfer set forth in Section 2 only, “Shares” shall also include the Preferred Shares held by any of the Shareholders and acquired pursuant to the Purchase Agreement.

“Shelf Registration Statement” means a Registration Statement on an appropriate form to permit the public resale of the Registrable Securities from time to time as permitted by Rule 415 of the Securities Act (or any similar provision then in force under the Securities Act).

“Shelf Takedown” has the meaning set forth in Section 3(e)(ii).

“Standstill Shareholder” means each of the Torgerson Family Trust and 989677 Alberta Ltd. and their Permitted Transferees.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of shares or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof.

“Target Effective Date” has the meaning set forth in Section 3(e)(iv).

“Termination Event” means any of the following: (a) the Corporation, pursuant to or within the meaning of any Bankruptcy Law, commences a voluntary case, consents to the entry of an order for relief against it in an involuntary case, consents to the appointment of a Bankruptcy Custodian of it or for all or substantially all of its property, or makes a general assignment for the benefit of its creditors; (b) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that remains unstayed and in effect for 90 days and that (i) is for relief against the Corporation as debtor in an involuntary case, (ii) appoints a Bankruptcy Custodian of the Corporation or a Bankruptcy Custodian for all or substantially all of the property of the Corporation, or (iii) orders the liquidation of the Corporation; or (c) a Change of Control is consummated.

“Transfer” means any direct or indirect sale, transfer, assignment, distribution, exchange, pledge, encumbrance, appointment or other disposition (whether with or without consideration and whether voluntary, involuntary or by operation of law, including to the Corporation or any of its Subsidiaries) of any Shares or any interest therein (including any option to buy or sell), including any transaction the intent or effect of which is to reduce the risk of owning Shares (including, for example, engaging in a put, call, short-sale, straddle or similar market transaction with respect to any Shares or any interest therein); provided, however, that, for purposes of Section 2, during any period that neither Lance Torgerson nor any designee of a Standstill Shareholder serves on the board of directors of the Corporation, any bona fide pledge of ten percent or less of the number of a Shareholder’s Shares (calculated assuming conversion of such Shareholder’s Preferred Shares) shall not constitute a Transfer under this Agreement, provided that any Transfer of such Shares by or to the pledgee upon or after a default in the obligation secured by the pledge shall be deemed a Transfer by such Shareholder hereunder. For purposes hereof, a release of Escrowed Shares to the Corporation or any Shareholder pursuant to the Escrowed Shares Escrow Agreement shall not be a Transfer subject to the provisions hereof.

“underwritten Public Offering” or “underwritten offering” means a Public Offering in which Common Shares are sold to an underwriter or underwriters for reoffering to the public. For the avoidance of doubt, any offering or sale of Common Shares by the Corporation pursuant to an “at-the-market” offering as defined in Rule 415(a)(4) of the Securities Act shall not be considered an underwritten Public Offering or underwritten offering hereunder.

“Voting Securities ” has the meaning set forth in Section 6(c)(i).

“WKSI” means a well-known seasoned issuer (as defined in the rules and regulations of the SEC).

Section 2. Restrictions on Transfer.

(a) General Transfer Restrictions. Each Shareholder covenants and agrees that, except as permitted by Section 2(b) or Section 2(d), such Shareholder will not Transfer any Shares without the prior written consent of the Corporation, and each Standstill Shareholder further covenants and agrees that, prior to the date that is 18 months after the date of this Agreement, except as permitted by Section 2(b), no Standstill Shareholder (or any Permitted Transferee thereof) shall Transfer any Shares hereunder, including pursuant to Section 2(d), without the prior written consent of the Corporation. Each Shareholder understands and agrees that the issuance and transfer of the Shares held by such Shareholder on the date hereof have not been registered under the Securities Act or under any securities laws of any state or other jurisdiction and, therefore, such Shares may not be resold or otherwise transferred by such Shareholder without compliance with the registration provisions of the Securities Act and any other applicable securities laws or applicable exemptions therefrom. Accordingly, no Shareholder shall Transfer such Shares (or solicit any offers in respect of any Transfer of such Shares), except in compliance with the Securities Act, any applicable securities laws of any applicable state or other jurisdiction and any restrictions on Transfer contained in this Agreement. No Shareholder shall avoid any of the restrictions or obligations set forth in this Section 2 by undergoing an ownership change itself or Transferring any Shares to any other Person and then Transferring or permitting the Transfer of such other Person in whole or in part.

(b) Certain Permitted Transfers. Notwithstanding the general Transfer restrictions set forth in Section 2(a): (i) any Shareholder may Transfer any or all of such Shareholder’s Shares to an Affiliate of such Shareholder (it being understood that any such Transfer shall be conditioned on the receipt of an undertaking by such transferee to Transfer such Shares back to such Shareholder if such transferee ceases to be an Affiliate of such Shareholder); (ii) any Shareholder who is a natural person may Transfer any or all of such Shareholder’s Shares among such Shareholder’s Family Group (it being understood that any such Transfer shall be conditioned on the receipt of an undertaking by such transferee to Transfer such Shareholder’s Shares back to such Shareholder if such transferee ceases to be a member of such Shareholder’s Family Group, other than as a result of the death of such Shareholder); and (iii) upon the death of any Shareholder who is a natural person, such Shareholder’s Shares may be Transferred by the will or other instrument taking effect at death of such Shareholder or by applicable laws of descent and distribution to such Shareholder’s estate, executors, administrators, personal representatives, heirs, legatees or distributees.

(c) Permitted Transferees Bound. Except in the case of a Transfer in accordance with the provisions of Section 2(d), no Transfer permitted under the terms of (i) the first sentence of Section 2(a) or (ii) Section 2(b) shall be effective unless the transferee of such Shares (each, a “Permitted Transferee”), if not already bound by this Agreement, has complied with Section 2(e) by delivering to the Corporation a written acknowledgment and agreement in form and substance reasonably satisfactory to the Corporation that such Shares to be received by such Permitted Transferee shall remain subject to all of the provisions of this Agreement, and that such Permitted Transferee shall be bound by, and shall be a party to, this Agreement as the holder of such Shares; provided, however, that no Transfer by any Shareholder of Shares to a Permitted Transferee shall relieve such Shareholder of any of its obligations under this Agreement.

(d) Other Permitted Transfers. Notwithstanding the foregoing provisions of this Section 2 and subject to the first sentence of Section 2(a), any Shareholder may Transfer any or all of such Shareholder’s Shares (other than any Preferred Shares): (i) in any Public Offering (including any Shelf Takedown); or (ii) subject to the provisions of Section 3(g), in a sale transaction pursuant to and in accordance with Rule 144; provided that, in each case, any such Transfer shall not, when taken together with any and all other Transfers pursuant to this Section 2(d) during the period of 90 consecutive days ending on the date of such Transfer (which date, for the purposes of this Section 2(d), shall be the trade date for such Transfer, rather than the settlement date for such Transfer), involve a number of Shares in excess of ten percent of the number of such Shareholder’s Shares issued to such Shareholder pursuant to the Purchase Agreement (calculated assuming conversion of such Shareholder’s Preferred Shares, if any). For the avoidance of doubt, this Section 2(d) does not apply to any

Transfer of Preferred Shares. Notwithstanding the foregoing, the volume restrictions set forth in this Section 2(d) shall not apply to a Transfer by a Requesting Holder in a Public Offering pursuant to a Piggyback Request in accordance with Section 3(a).

(e) Certain Transferees to Become Parties. Except in the case of a Transfer in accordance with the provisions of Section 2(d), any transferee receiving Shares in a Transfer permitted pursuant to (i) the first sentence of Section 2(a) or (ii) Section 2(b) shall become a Shareholder, a party to this Agreement and subject to the terms and conditions of, and be bound by and entitled to enforce, this Agreement to the same extent, and in the same capacity, as the Person that Transfers such Shares to such transferee; provided, however, that no Transfer by any holder of Shares to a Permitted Transferee shall relieve such holder of any of its obligations under this Agreement. Prior to the Transfer of any Shares to any transferee pursuant to Section 2(b) and as a condition thereto, each Shareholder effecting such Transfer shall (i) cause such transferee to deliver to the Corporation its written agreement, in form and substance reasonably satisfactory to the Corporation, to be bound by the terms and conditions of this Agreement, if not already bound by this Agreement, and (ii) remain directly liable for the performance by such Permitted Transferee of all obligations of such transferee under this Agreement.

(f) Transfers to Competitors or Greater Than 10% Holders. Notwithstanding anything to the contrary in the foregoing provisions of this Section 2, without the prior written consent of the Corporation, no Shareholder may Transfer any Shares to (i) any Competitor or (ii) any Person who, either alone or as part of a Group, is, or would become after giving effect to such Transfer, the Beneficial Owner of, or otherwise has, or would have, the right to acquire, through any option, warrant, forward contract, share loan, swap, contract of sale or other derivative or similar agreement, more than ten percent of the Common Shares then outstanding, in either case other than through Transfers in accordance with Section 2(d) in an underwritten Public Offering or in a market transaction pursuant to Rule 144.

(g) Impermissible Transfer. Any attempted Transfer of Shares not permitted under the terms of this Section 2 shall be null and void, and the Corporation shall not in any way give effect to any such impermissible Transfer.

(h) Period of Restriction. The foregoing provisions of this Section 2 shall expire automatically in respect of any Standstill Shareholder, (i) at such time as the Shares Beneficially Owned by the Standstill Shareholders in the aggregate no longer constitute at least five percent of the Common Shares of the Corporation then outstanding (calculated assuming conversion of all of the outstanding Preferred Shares); or (ii) upon the occurrence of a Termination Event.

(i) Legends. Each Shareholder agrees that the certificates evidencing the Shares held by such Shareholder will bear legends substantially in the form set forth below and containing such other information as the Corporation may deem necessary or appropriate:

Except pursuant to the terms of the Registration Rights, Lock-Up and Standstill Agreement among the issuer, the holder of this certificate and the other parties thereto, the shares represented by this certificate may not be sold, transferred, assigned, distributed, exchanged, pledged, encumbered, appointed or otherwise disposed of, and the issuer shall not be required to give effect to any attempted sale, transfer, assignment, distribution, exchange, pledge, encumbrance, appointment or other disposition of any of those shares.

The shares represented hereby have been issued pursuant to a claim of exemption under the U.S. Securities Act of 1933 and other applicable securities laws and may not be sold or otherwise transferred without compliance with the registration provisions of the U.S. Securities Act of 1933 and any other applicable securities laws or in accordance with applicable exemptions therefrom.

The Corporation may instruct any transfer agent for the Common Shares or Preferred Shares not to register the Transfer of any Shares subject to the restrictions set forth in this Section 2. Whenever the Common

Shares represented by any such certificate no longer constitute Shares pursuant to the provisions of Section 3(j), or are being Transferred in a transaction upon consummation of which such Common Shares will no longer constitute Shares pursuant to the provisions of Section 3(j), the holder of such certificate shall be entitled to receive from the Corporation, at the Corporation’s sole cost and expense and upon receipt by the Corporation of appropriate certifications, a new certificate not bearing the legends set forth in this Section 2(i).

Section 3. Registration Rights.

(a) General. Subject to the provisions of Section 3(b), if the Corporation proposes to file a Registration Statement under the Securities Act (on a form of Registration Statement that would permit registration of the offering and sale of Registrable Securities) providing for the public offering of Common Shares, for its own account or for the account of a selling shareholder, for sale to the public in an underwritten Public Offering for cash, the Corporation will give written notice (a “Piggyback Notice”) to all holders of Registrable Securities of its intention to do so. Each holder of Registrable Securities agrees that the fact that such a Piggyback Notice has been delivered shall constitute confidential information and such holder agrees not to disclose that such Piggyback Notice has been delivered or effect any public sale or distribution of Common Shares until the earlier of (i) the date that the applicable Registration Statement has been filed with the SEC and (ii) 20 days after the date of such Piggyback Notice. The Piggyback Notice shall offer such holders the opportunity to include (or cause to be included) in such Registration Statement the number of Registrable Securities as each such holder may request. Any such holder may, by written response (a “Piggyback Request”) delivered to the Corporation within five days after the effectiveness under Section 7(f) of such Piggyback Notice, request that all or a specified part of the Registrable Securities held by such holder be included in such Registration Statement (each such holder being a “Requesting Holder”), which request shall inform the Corporation of the number of shares of Registrable Securities such holder wishes to include in such Registration Statement and provide the Corporation with such information with respect to such holder as shall be reasonably necessary in order to assure compliance with federal and applicable state securities laws. If no request for inclusion from a holder is received within the time period specified in the immediately preceding sentence, such holder shall have no further right to participate in such Registration Statement and any Public Offering pursuant thereto. Following the end of such time period, the Corporation will use commercially reasonable efforts to cause to be included in such registered Public Offering under the Securities Act all shares of Registrable Securities which the Corporation has been so requested to register by any Requesting Holders, to the extent required to permit the disposition (in accordance with the methods to be used by the Corporation or other holders of Common Shares in such Public Offering) of the Registrable Securities to be so registered; provided, however, that: (i) if, at any time after giving written notice of its intention to undertake an underwritten Public Offering and prior to the closing of such underwritten Public Offering, the Corporation shall determine for any reason not to undertake or to delay such underwritten Public Offering, the Corporation may, at its election, give written notice of such determination to the Requesting Holders and (x) in the case of a determination not to undertake such underwritten Public Offering, shall be relieved of its obligation to sell any Registrable Securities in connection with such terminated underwritten Public Offering, and (y) in the case of a determination to delay such underwritten Public Offering, shall be permitted to delay offering any Registrable Securities for the same period as the delay in the underwritten Public Offering; and (ii) all Requesting Holders must, with respect to their Registrable Securities to be offered and sold in such Public Offering, sell such Registrable Securities to the underwriters selected by the Corporation, on the same terms and conditions as applicable to the Corporation (with such differences as may be customary or appropriate in combined primary and secondary offerings and applied in a manner that does not discriminate among holders that are similarly situated with respect to the circumstances related thereto, in accordance with the terms of this Agreement). For the avoidance of doubt, the Corporation shall not be required to register any Registrable Securities upon the request of any holder pursuant to a Registration Statement, or to permit the related Prospectus or prospectus supplement to be used, in connection with any offering or Transfer of Registrable Securities by a holder other than pursuant to an underwritten Public Offering.

(b) Excluded Transactions. The Corporation shall not be obligated to provide any Piggyback Notice with respect to, or effect the registration of the offer and sale of any Registrable Securities under this Section 3, incidental to any Public Offering:

(i) relating to any employee benefit, compensation, incentive or savings plans or dividend reinvestment plans;

(ii) relating to the acquisition or merger after the date hereof by the Corporation or any of its Subsidiaries of or with any other business;

(iii) under the Corporation’s existing shelf registration statement on Form S-3 (Reg. No. 333-212754);

(iv) to be registered on a registration statement on Form S-4 or Form S-8 (or any successor forms thereto) or a registration statement for the offering or sale of Common Shares issuable upon conversion of debt securities; or

(v) only to existing holders of securities issued by the Corporation (including the Shareholders).

(c) Certain Obligations of Requesting Holders. Any Requesting Holders participating in any underwritten Public Offering pursuant to this Section 3 shall take all such actions and execute all such documents and instruments that are reasonably requested by the Corporation to effect the offer and sale, in such Public Offering, of the Registrable Securities they have requested to be included in such Public Offering pursuant to a Piggyback Request, including becoming parties to the underwriting agreement entered into by the Corporation and any other selling shareholders in connection therewith and being liable (severally, and not jointly and severally) in respect of the representations and warranties by such selling shareholder, and the other agreements (including customary selling shareholder questionnaires, powers of attorney, representations, warranties, indemnification and contribution arrangements and “lock-up” agreements) for the benefit of the underwriters. In connection with any Public Offering, no Shareholder who has provided a Piggyback Request with respect thereto may, after such time as the Corporation has delivered to such Requesting Holder the expected range of pricing for the Common Shares to be offered and sold in any such Public Offering, thereafter elect to withdraw therefrom without the written consent of the Corporation.

(d) Underwriters’ Cutback. In connection with any underwritten Public Offering, the underwriters may determine that marketing factors (including an adverse effect on the per-share offering price) require a limitation of the number of shares to be underwritten. Notwithstanding any contrary provision of this Section 3 and subject to the terms of this Section 3(d), the underwriters may limit the number of shares which would otherwise be included in such Public Offering by the exclusion of any or all Registrable Securities from such Public Offering (it being understood that the number of Common Shares which the Corporation seeks to have included in such Public Offering shall not be subject to exclusion, in whole or in part, under this Section 3(d)). Upon receipt of notice from the underwriters of the need to reduce the number of shares to be included in any underwritten Public Offering pursuant to the foregoing provisions of this Section 3, the Corporation shall advise all Requesting Holders with respect to such Public Offering, and the number of Common Shares, including Registrable Securities, that may be included in such Public Offering shall be allocated in the following manner, unless the underwriters in their discretion shall determine in good faith that marketing factors require a different allocation: Common Shares, other than Registrable Securities, requested to be included in such Public Offering by Persons other than the Requesting Holders shall be excluded; and, if a limitation on the number of Common Shares is still required, the number of Registrable Securities shall be allocated among holders thereof in proportion, as nearly as practicable, to the respective amounts of Common Shares which each Shareholder requested to be so included. No Common Shares designated for exclusion from a Public Offering by reason of the underwriters’ marketing limitation shall be included in such Public Offering.

(e) Shelf Registration.

(i) Shelf Registration. As soon as practicable following the date that is 18 months after the date of this Agreement, but in no event more than 30 days thereafter, the Corporation shall use its commercially reasonable efforts to prepare and file a Shelf Registration Statement under the Securities Act covering the Public Offering of the Registrable Securities held by the Standstill Shareholders. The Corporation shall use its commercially reasonable efforts to cause such Shelf Registration Statement to become effective within 150 days after the date of filing of such Shelf Registration Statement. A Shelf Registration Statement filed pursuant to this Section 3(e)(i) shall be on Form S-3 (or any successor provision to Form S-3) for so long as the Corporation is eligible to use Form S-3 and, if the Corporation is a WKSI at the time a Shelf Registration Statement is required to be filed hereunder, such Shelf Registration Statement shall be filed as an Automatic Shelf Registration Statement. If the Corporation is not eligible to use Form S-3 at the time a Shelf Registration Statement is required to be filed hereunder, such Shelf Registration Statement shall be on such other form of the SEC as shall be selected by the Corporation. As soon as practicable following the date that a Shelf Registration Statement filed pursuant to this Section 3(e)(i) becomes effective, but in any event within five Business Days of such date, the Corporation shall provide the Standstill Shareholders with written notice of the effectiveness of such Shelf Registration Statement; provided that no such notice shall be required if such Shelf Registration Statement is an Automatic Shelf Registration Statement.

(ii) Right to Effect a Shelf Takedown. Following the date that is 18 months after the date of this Agreement, from time to time when a Shelf Registration Statement is effective, each Standstill Shareholder that has Registrable Securities covered by such Shelf Registration Statement shall be entitled to sell such Registrable Securities pursuant to the plan of distribution in such Shelf Registration Statement (each, a “Shelf Takedown”), including pursuant to any sale pursuant to a plan that complies with Rule 10b5-1 under the Exchange Act (a “Rule 10b5-1 Plan”), but only in accordance with the limitations set forth in Section 2(d) hereof; provided that no holder of Registrable Securities shall be entitled to request that a Shelf Takedown be an underwritten offering. Each Standstill Shareholder shall also give the Corporation prompt written notice of the consummation of each Shelf Takedown or the entry into a Rule 10b5-1 Plan in respect of the Registrable Securities.

(iii) Delay Rights. Notwithstanding anything to the contrary contained herein, the Corporation may delay the filing or effectiveness of a Shelf Registration Statement required by this Section 3(e) and may, upon written notice to any Standstill Shareholder whose Registrable Securities are included in the Shelf Registration Statement, suspend such Standstill Shareholder’s use of any prospectus which is a part of the Shelf Registration Statement (in which event such Standstill Shareholder shall discontinue sales of the Registrable Securities pursuant to the Shelf Registration Statement) if (a) the Corporation is pursuing an acquisition, merger, reorganization, disposition or similar transaction and the Corporation determines in good faith that the Corporation’s ability to pursue or consummate such a transaction would be materially and adversely affected by any required disclosure of such transaction in the Shelf Registration Statement or (b) the Corporation has experienced some other non-public event the disclosure of which at such time, in the good faith judgment of the Corporation, would materially and adversely affect the Corporation; provided, however, that in no event shall the Standstill Shareholders be suspended from selling Registrable Securities pursuant to the Shelf Registration Statement for a period that exceeds an aggregate of 60 days in any 180 day period. Upon disclosure of such information or the termination of the condition described above, the Corporation shall provide prompt notice to the Standstill Shareholders whose Registrable Securities are included in the Shelf Registration Statement, and shall promptly terminate any suspension of sales it has put into effect under this clause (iii) and shall take such other actions necessary or appropriate to permit registered sales of Registrable Securities as contemplated in this Agreement.

(iv) Failure to Become Effective. If a Shelf Registration Statement required by Section 3(e)(i) does not become or is not declared effective within 180 days after the date that is 18 months after the date of this Agreement (such 180th day, the “Target Effective Date”), then, the Dividend Rate (as defined in the Articles) with respect to the Preferred Shares held by the Standstill Shareholders will be increased by (i) 0.25% per annum commencing on the first Dividend Payment Date (as defined in the Articles) immediately following the Target Effective Date and (ii) an additional 0.25% per annum commencing on each subsequent Dividend Payment Date (as defined in the Articles), up to a maximum increase of 1.00% per annum (“Delayed Registration Dividend Adjustment”), until such time as the Shelf Registration Statement is declared effective or there are no longer any Registrable Securities outstanding; provided that, if the failure of the Shelf Registration Statement to become or be declared effective is due primarily to effects, events or circumstances arising out of or related to (a) a breach of any representation or warranty or any covenant by any party to the Purchase Agreement other than the Corporation or (b) a failure by a Standstill Shareholder to furnish to the Corporation the information specified in the second paragraph of Section 3(f), then no Delayed Registration Dividend Adjustment shall be payable hereunder for such failure.

(f) Registration Procedures. If and in each case when any Registrable Securities are included in a Public Offering as provided in this Section 3, the Corporation shall (in each case, subject to the limitations set forth in Section 3(a) and Section 3(e)):

(i) prepare and file with the SEC such amendments and supplements to the applicable Registration Statement and the Prospectus used in connection therewith as may be necessary to (A) keep such Registration Statement effective for a period not in excess of the later of (x) four years (or such shorter period which will terminate when all Registrable Securities covered by such Registration Statement have been sold) and (y) the date that is one year after the date on which the last Escrowed Shares are released from escrow pursuant to the Purchase Agreement and the Escrowed Shares Escrow Agreement, and (B) comply with the provisions of the Securities Act and the Exchange Act with respect to the disposition of all securities covered by such Registration Statement during such period in accordance with the intended methods of disposition by the seller or sellers thereof set forth in such Registration Statement;

(ii) furnish or make available to each holder of such Registrable Securities such number of copies of such Registration Statement and of each amendment and supplement thereto (in each case including all exhibits filed therewith), such number of copies of the Prospectus included in such Registration Statement (including each preliminary Prospectus and summary Prospectus), in conformity with the requirements of the Securities Act, and such other documents as such holder may reasonably request in order to facilitate the offering and sale of such Registrable Securities by such holder; provided, however, that the Corporation may furnish or make available any such documents in electronic format;

(iii) use commercially reasonable efforts to register or qualify such Registrable Securities covered by such registration in such jurisdictions as each holder of such Registrable Securities may reasonably request, and do any and all other acts and things which may be reasonably necessary or advisable to enable such holder to consummate the offer and sale in such jurisdictions of such Registrable Securities owned by such holder, except that the Corporation shall not for any such purpose be required to qualify generally to do business as a foreign corporation in any jurisdiction where, but for the requirements of this clause (iii), it would not be obligated to be so qualified or to consent to general service of process or become subject to taxation in any such jurisdiction;

(iv) promptly notify each holder of such Registrable Securities, at any time when a Prospectus relating thereto is required to be delivered under the Securities Act, of the Corporation’s becoming aware that the Prospectus included in such Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which they were made, and at the request of any such holder, prepare and furnish or make available to such holder a reasonable number of copies of an amended or supplemental Prospectus as may be necessary so that, as thereafter delivered to the purchasers of such Registrable Securities, such Prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which they were made; provided, however, that the Corporation may furnish or make available any such amended or supplemental Prospectus in electronic format;

(v) otherwise use commercially reasonable efforts to comply with all applicable rules and regulations of the SEC;

(vi) cooperate with each underwriter or agent, if any, participating in the disposition of such Registrable Securities and its counsel in connection with any filings required to be made with FINRA;

(vii) use commercially reasonable efforts to list such Registrable Securities on any securities exchange or authorize for quotation on each other market on which Common Shares are then listed or authorized for quotation at the Corporation’s initiation, if such Registrable Securities are not already so listed or authorized for quotation;

(viii) make available for inspection by any holder of such Registrable Securities, by any managing underwriter or underwriters participating in any such Public Offering and by any attorney, accountant or other agent retained by any such holder of Registrable Securities or any such managing underwriter, all pertinent financial and other records, pertinent corporate documents and properties of the Corporation, and cause the Corporation’s officers, directors and employees to supply all information reasonably requested by any such holder, underwriter, attorney, accountant or agent in connection with such Public Offering; provided, however, that any information that is not generally publicly available at the time of delivery of such information shall be kept confidential by such Persons unless (A) disclosure of such information is required by court or administrative order, (B) disclosure of such information, in the opinion of counsel to such Person, is required by applicable law or applicable legal process or (C) such information becomes generally available to the public other than as a result of a non-permitted disclosure or failure to safeguard by such Person (in the case of a proposed disclosure pursuant to the immediately preceding clauses (A) or (B), such Person shall be required to give the Corporation written notice of the proposed disclosure prior to such disclosure and, if requested by the Corporation, assist the Corporation (at the Corporation’s sole cost and expense) in seeking to prevent or limit the proposed disclosure); and without limiting the foregoing, no such information shall be used by such Person as the basis for any market transactions in securities of the Corporation or its Subsidiaries in violation of applicable law;

(ix) notify the holders of such Registrable Securities and any managing underwriter or agent, promptly, and confirm the notice in writing (A) when the Registration Statement, or any post-effective amendment to the Registration Statement, shall have become effective, or any supplement to the Prospectus or any amendment to the Prospectus shall have been filed, (B) of the receipt of any comments from the SEC, (C) of any request of the SEC to amend the Registration Statement or amend or supplement the Prospectus or for additional information and (D) of the issuance by the SEC of any stop order suspending the effectiveness of the Registration Statement or of any order preventing or suspending the use of any preliminary Prospectus, or of the suspension of the qualification of the Registration Statement for offering or sale in any jurisdiction, or of the institution or threatening of any proceedings for any of such purposes;

(x) use commercially reasonable efforts to prevent the issuance of any stop order suspending the effectiveness of the Registration Statement or of any order preventing or suspending the use of any preliminary Prospectus and, if any such order is issued, to obtain the withdrawal of any such order as soon as practicable; and

(xi) cooperate with the holders of such Registrable Securities and the managing underwriter or agent, if any, to facilitate the timely preparation and delivery of certificates (not bearing any restrictive legends) representing Registrable Securities to be sold in such Public Offering, and enable such securities to be in such denominations and registered in such names as the managing underwriter or agent, if any, or such holders may request.

The Corporation may require each holder of Registrable Securities that has requested to include, or will have included, any Registrable Securities in a Public Offering or a Shelf Registration Statement in accordance with this Section 3 to furnish to the Corporation in writing such information required in connection with such

Public Offering or Shelf Registration Statement regarding such holder of Registrable Securities and the distribution of such Registrable Securities as the Corporation may, from time to time, reasonably request in writing and the Corporation may exclude from such Public Offering or Shelf Registration Statement the Registrable Securities of any holder who unreasonably fails to furnish such information within a reasonable time after receiving such request.

Upon any determination by the Corporation of the existence of facts or circumstances resulting in the application of Section 3(f)(iv) or the occurrence of any event of the kind described in clause (B), (C) or (D) of Section 3(f)(ix), all disposition efforts with respect to any Registrable Securities included in any Public Offering or Shelf Registration Statement will forthwith be discontinued until the Corporation has furnished or made available the supplemented or amended Prospectus contemplated by Section 3(f)(iv) or Section 3(f)(ix), or until the Corporation has advised all holders of such Registrable Securities that the use of the applicable Prospectus may be resumed.

(g) Lock-Up Arrangements. Notwithstanding any other provision of this Agreement, without the prior written consent of the underwriters managing any underwritten Public Offering, for a period beginning seven days immediately preceding, and ending on the 90th day following, the effective date of the Registration Statement used in connection with such Public Offering, neither the Corporation nor any Shareholder (whether or not a selling shareholder pursuant to such Public Offering) shall (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise Transfer, directly or indirectly, any Common Shares or any securities convertible into or exercisable or exchangeable for Common Shares, except pursuant to such Public Offering, or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of Common Shares, whether any such transaction described in clauses (i) or (ii) above is to be settled by delivery of Common Shares or such other securities, in cash or otherwise; provided, however, that the foregoing restrictions shall not apply to: (A) Transfers to a Permitted Transferee of such holder in accordance with the terms of this Agreement; or (B) any transaction referred to in clause (i), (ii) or (v) of Section 3(b).

(h) Registration Expenses. Except as provided in the last sentence of this Section 3(h), the Corporation will pay or otherwise bear all the expense attributable to the registration of Registrable Securities under the Securities Act for sale pursuant to this Section 3, including all of the following: (i) registration and filing fees payable under the Securities Act; (ii) filing fees payable to FINRA; (iii) fees and expenses attributable to the listing of the Common Shares that are Registrable Securities on each securities exchange on which the Common Shares are then listed or included at the Corporation’s initiation; (iv) registrar and transfer agents’ fees; (v) fees and disbursements of the Corporation’s counsel and independent registered public accounting firm; (vi) printing expenses; (vii) messenger and delivery expenses; (viii) the Corporation’s internal expenses, including the salaries and expenses of its employees; and (ix) reasonable fees and expenses of one legal counsel selected by the majority-in-interest of the Requesting Holders participating in any Public Offering. Each Requesting Holder participating in any Public Offering will pay or otherwise bear all underwriting commissions and discounts and transfer taxes or stamp or other duties attributable to such Requesting Holder’s sale or other disposition of shares of Registrable Securities, and other than as set forth in the foregoing clause (ix), each such Requesting Holder will pay or otherwise bear (i) the fees and expenses of that Requesting Holder’s counsel and any other advisor or other Person such Requesting Holder may retain in connection with such Public Offering, and (ii) such Requesting Holder’s internal expenses, including the salaries and expenses of its employees (if any).

(i) Transfers of Registration Rights. A Shareholder may not transfer the registration rights provided for in this Agreement to any other Person, except to a Permitted Transferee in accordance with the provisions of Section 2(b), Section 2(c) and Section 2(e).

(j) Effect of Certain Transfers of Registered Securities. Any Common Shares that constitute Shares that are (i) Transferred in a Public Offering in accordance with the provisions of this Section 3 or (ii) in a transaction pursuant to Rule 144 in accordance with the provisions of Section 2(d) shall conclusively be deemed thereafter not to be Shares or Registrable Securities under this Agreement and not to be subject to any of the provisions hereof or entitled to the benefit of any of the provisions hereof.

(k) No Inconsistent Registration Rights Agreements. Except with respect to any acquisition, financing or other transaction (or series of related acquisitions, financings or other transactions) involving the grant of De Minimis Registration Rights, without the prior written consent of holders of a majority of the then outstanding Registrable Securities, the Corporation will not enter into any agreement with respect to its securities that (i) conflicts with the provisions of this Section 3; (ii) provides rights to the other party that are pari passu with, or more favorable than, the rights granted to the Shareholders under this Section 3 in any material respect; or (iii) imposes obligations on the other party that are less restrictive than the obligations imposed on the Shareholders under this Section 3 in any material respect, other than any lock-up agreement with the underwriters in connection with any registered offering effected hereunder pursuant to which the Corporation shall agree not to register for sale, and the Corporation shall agree not to sell or otherwise dispose of, Common Shares or any securities convertible into or exercisable or exchangeable for Common Shares, for a specified period following the registered offering; provided, however, that notwithstanding any other provision of this Section 3(k), the Corporation shall not grant registration rights to any Person in any transaction (or series of transactions) that would enable such Person to resell Common Shares pursuant to a registration statement that became effective prior to the effective date of the first Shelf Registration covering the resale of Registrable Securities that the Corporation is required to file on behalf of the Shareholders pursuant to Section 3(e)(i) hereof unless such registration rights cover (i) Common Shares issued to such Person in a capital raising transaction (or transactions) for the sole or primary benefit of the Corporation or (ii) piggyback registration rights otherwise in compliance with this sentence, including cutback provisions complying with Section 3(d). Notwithstanding any other rights and remedies the Shareholders may have in respect of the Corporation or such other party pursuant to this Agreement, if the Corporation enters into any other registration rights or similar agreement with respect to any of its securities that contains provisions that violate the preceding sentence, the terms and conditions of this Section 3 shall immediately be deemed to have been amended without further action by the Corporation or any of the holders of Registrable Securities so that the such holders of such Registrable Securities shall each be entitled to the benefit of any such more favorable or less restrictive terms or conditions, as the case may be.

(l) Equivalent Registration Rights for New Listings. In the event the Corporation proposes to list its Common Shares on the Toronto Stock Exchange, or any other securities exchange (other than the New York Stock Exchange), or proposes to authorize the Common Shares for quotation on any securities market, prior to the effectiveness of such listing, the Corporation and the Standstill Shareholders shall negotiate in good faith to amend this Agreement to grant the Standstill Shareholders registration rights for the Registrable Securities that are, to the extent permitted by law, rule or regulation, substantially equivalent (to the extent permitted by applicable law, rule and regulation) to the registration rights granted to the Standstill Shareholders hereunder. For the avoidance of doubt, (i) the holding periods and other restrictions applicable to any such Registrable Securities under this Agreement shall not be extended as a result of such additional listings and (ii) all of the benefits afforded to, and all of the obligations imposed upon, the holders of Registrable Securities in connection with any disposition of Registrable Securities pursuant to Section 3 of this Agreement shall apply, or shall apply as closely as possible in accordance with applicable law, rule and regulation, to any dispositions of securities by such holders of such Registrable Securities pursuant to such additional listings.

Section 4. Indemnification and Contribution.

(a) Indemnification by the Corporation. In the event any Registrable Securities are included in any underwritten Public Offering pursuant to the provisions of Section 3, and, in connection with such Public Offerings, Registrable Securities are sold, the Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law, each Shareholder who is a seller of Registrable Securities in such Public Offering from and against any losses, claims, damages or liabilities (or Proceedings in respect thereof), joint or several, to which such Shareholder may be or become subject under the Securities Act, the Exchange Act or any other securities or other law of any jurisdiction, insofar as such losses, claims, damages or liabilities (or Proceedings in respect thereof) arise out of or are based upon (i) any untrue statement or alleged untrue statement of any material fact contained or incorporated by reference in any Registration Statement under the Securities Act, any preliminary Prospectus or final Prospectus included therein, or any related summary Prospectus, or any amendment or supplement thereto, or any document incorporated by reference therein, or any other such disclosure document (including reports and other documents filed under the Exchange Act and any document incorporated by reference therein) or other document or report, or (ii) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse such Shareholder for any out-of-pocket legal or any other out-of-pocket expenses reasonably incurred by it in connection with investigating or defending any such loss, claim, damage or liability (or any Proceedings in respect thereof); provided, however, that the Corporation shall not be liable to any such Shareholder in any such case to the extent that any such loss, claim, damage or liability (or Proceeding) arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such Registration Statement, any such preliminary Prospectus, final Prospectus, summary Prospectus, amendment or supplement, incorporated document or other such disclosure document or other document or report, in reliance upon and in conformity with information furnished to the Corporation in writing by or on behalf of any Shareholder for use in the preparation thereof. It is agreed that the Corporation’s indemnification obligations provided for in this Section 4(a) shall not apply to amounts paid in settlement of any such losses, claims, damages or liabilities (or Proceedings in respect thereof) if such settlement is effected without the consent of the Corporation (which consent shall not be unreasonably withheld).

(b) Indemnification by Selling Shareholders. Each Shareholder that participates in a Public Offering pursuant to the provisions of Section 3 shall indemnify and hold harmless, to the fullest extent permitted by applicable law, the Corporation, each of its directors, officers, accountants, attorneys, agents and employees, each Person, if any, who controls the Corporation within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act and each other Shareholder who participates in such Public Offering (each of the Corporation and such other Persons being referred to in this Section 4(b) as a “Covered Person”), from and against any losses, claims, damages or liabilities (or Proceedings in respect thereof), joint or several, to which such Covered Person may be or become subject under the Securities Act, the Exchange Act or any other securities or other law of any jurisdiction, insofar as such losses, claims, damages or liabilities (or Proceedings in respect thereof) arise out of or are based upon any statement in or omission from such Registration Statement, any preliminary Prospectus, final Prospectus or summary Prospectus included therein, or any amendment or supplement thereto, or any other disclosure document (including reports and other documents filed under the Exchange Act or any document incorporated therein) or other document or report, if such statement or omission was made in reliance upon and in conformity with information furnished to the Corporation in writing by or on behalf of such Shareholder for use in the preparation of such Registration Statement, preliminary Prospectus, final Prospectus, summary Prospectus, amendment or supplement, incorporated document or other document or report, and will reimburse such Covered Person for any out-of-pocket legal or any other out-of-pocket expenses reasonably incurred by it in connection with investigating or defending any such loss, claim, damage or liability (or any Proceeding in respect thereof); provided, however, that the obligations of such Shareholder under this Section 4(b) shall not apply to amounts paid in settlement of any such losses, claims, damages or liabilities (or Proceedings in respect thereof) if such settlement is effected without the consent of such Shareholder (which consent shall not be unreasonably withheld).

(c) Conduct of Indemnification Proceedings. If any Person shall be entitled to indemnification pursuant to Section 4(a) or Section 4(b) (an “Indemnified Party”), such Indemnified Party shall give prompt notice to the party from which such indemnity is sought (the “Indemnifying Party”) of any claim or of the commencement of any Proceeding with respect to which such Indemnified Party seeks indemnification pursuant hereto; provided, however, that the delay or failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party from any obligation or liability except to the extent that the Indemnifying Party has been materially prejudiced by such delay or failure. The Indemnifying Party shall have the right, exercisable by giving written notice to an Indemnified Party promptly after the receipt of written notice from such Indemnified Party of such claim or Proceeding, to assume, at the Indemnifying Party’s expense, the defense of any such claim or Proceeding, with counsel reasonably satisfactory to such Indemnified Party; provided, however, that an Indemnified Party shall have the right to employ separate counsel in any such claim or Proceeding and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless: (i) the Indemnifying Party agrees to pay such fees and expenses; (ii) the Indemnifying Party fails to assume the defense of such claim or Proceeding promptly; (iii) the Indemnified Party reasonably concludes, based on the advice of counsel, that a conflict of interest exists between the Indemnifying Party and the Indemnified Party in the defense of such claim or Proceeding; or (iv) the Indemnifying Party fails to employ counsel reasonably satisfactory to such Indemnified Party, in which case the Indemnified Party shall have the right to employ separate counsel and to assume the defense of such claim or Proceeding at the Indemnifying Party’s expense; provided, further, that the Indemnifying Party shall not, in connection with any one such claim or Proceeding or separate but substantially similar or related claims or Proceedings in the same jurisdiction, arising out of the same general allegations or circumstances, be liable for the fees and expenses of more than one firm of attorneys (together with appropriate local counsel) at any time for all of the Indemnified Parties (unless there is an actual conflict of interest between one or more of the Indemnified Parties and the Indemnifying Party has been notified in writing of such conflict, in which case such conflicted Indemnified Parties or group of conflicted Indemnified Parties (as the case may be) may be represented by separate counsel, the fees and expenses of whom shall be borne by the Indemnifying Party), or for fees and expenses that are not reasonable. Whether or not such defense is assumed by the Indemnifying Party, such Indemnifying Party will not be subject to any liability for any settlement made without its consent (which consent shall not be unreasonably withheld).

(d) Contribution. If the indemnification provided for in this Section 4 is unavailable to an Indemnified Party in respect of any losses, claims, damages or liabilities (other than in accordance with the terms of this Section 4), then each applicable Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages or liabilities: (i) in such proportion as is appropriate to reflect the relative benefits received by the Indemnifying Party, on the one hand, and such Indemnified Party, on the other hand, from the sale of the Registrable Securities covered by such Registration Statement; or (ii) if the allocation provided by the immediately preceding clause (i) is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in the immediately preceding clause (i), but also the relative fault of the Indemnifying Party, on the one hand, and such Indemnified Party, on the other hand, in connection with the actions, statements or omissions that resulted in such losses, claims, damages or liabilities as well as any other relevant equitable considerations. The relative fault of such Indemnifying Party, on the one hand, and Indemnified Party, on the other hand, shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been made (or omitted) by, or relates to information supplied by, such Indemnifying Party or Indemnified Party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent any such action, statement or omission. The Parties agree that it would not be just and equitable if contribution pursuant to this Section 4(d) were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in the immediately preceding sentence. Notwithstanding the provisions of this Section 4(d), an Indemnifying Party that is a selling holder of Registrable Securities shall not be required to contribute any amount in excess of the amount that such Indemnifying Party has otherwise been, or would otherwise be, required to pay pursuant to this Section 4(d) by reason of such untrue or alleged untrue statement or omission or alleged omission. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

(e) Limitation on Liability of Holders of Registrable Securities. The liability of each Shareholder in respect of any indemnification or contribution obligation of such Shareholder arising under this Section 4 with respect to any Public Offering shall not in any event exceed an amount equal to the net proceeds to such Shareholder (after deduction of all underwriters’ discounts and commissions) from the disposition of the Registrable Securities sold or otherwise disposed of by such Shareholder pursuant to such Public Offering.

(f) Relationship to Other Indemnification or Contribution Arrangements. The indemnification and contribution rights and obligations of the Parties set forth in this Section 4 are in addition to any other rights or obligations with respect to indemnification or contribution that any of the Parties may have pursuant to applicable law or contract and shall remain in full force and effect regardless of any investigation made by or on behalf of any Person entitled to the benefits thereof and shall survive any Transfer of Registrable Securities and the termination of this Agreement. Notwithstanding the foregoing provisions of this Section 4, in the event of any conflict between any of the provisions of this Section 4 and the provisions of any applicable underwriting agreement entered into in connection with any underwritten Public Offering that includes Registrable Securities, the provisions of such underwriting agreement shall control.

Section 5. Rule 144 Reporting. For so long as any Shareholder holds Registrable Securities, the Corporation will promptly furnish to each holder of Registrable Securities following written request therefor, (a) a written statement by the Corporation as to its compliance with the reporting requirements of Rule 144, (b) a copy of the most recent annual or quarterly report of the Corporation filed with the SEC under the Exchange Act, and (c) such other reports and documents so filed by the Corporation as such holder may reasonably request in availing itself of Rule 144, all to the extent required from time to time to enable such holder to sell Registrable Securities without registration under the Securities Act within the limitations of the exemption provided by Rule 144.

Section 6. Standstill.

(a) Acquisition of Common Shares. (i) Except as provided in Sections 6(a)(ii) and 6(b), each Standstill Shareholder covenants and agrees with the Corporation that it will not, and will cause its Affiliates and their respective directors and executive officers not to, directly or indirectly, Beneficially Own or acquire, offer or propose to acquire, or agree to acquire, whether by purchase, tender or exchange offer, through the acquisition of control of another Person (including by way of merger or consolidation), by joining a partnership, syndicate or other Group or otherwise, the Beneficial Ownership of, any Common Shares other than the Common Shares, and any Common Shares issuable upon conversion of the Preferred Shares, in each case, Beneficially Owned by such Standstill Shareholder and its Affiliates and their respective directors and executive officers as of the date hereof (except by way of stock splits, stock dividends, stock reclassifications or other distributions, recapitalizations or offerings made available to and, if applicable, exercised on a pro rata basis by, holders of Common Shares generally).

(ii) Notwithstanding the foregoing, the prohibition set forth in Section 6(a)(i) shall not apply to (A) the release of Escrowed Shares to any Standstill Shareholder in accordance with the terms of the Purchase Agreement and the Escrowed Shares Escrow Agreement or (B) the acquisition (whether by merger, consolidation or otherwise) by any Standstill Shareholder or an Affiliate thereof of any entity that Beneficially Owns Common Shares at the time of the consummation of such acquisition, provided that in connection with any such acquisition such Standstill Shareholder or its Affiliate, as the case may be, (1) divests the Common Shares Beneficially Owned by the acquired entity at the time of the consummation of such acquisition within a reasonable period of time after the consummation of such acquisition, and (2) if any annual or special meeting of shareholders is held prior to the disposition thereof, votes such shares on each matter presented at any annual or special meeting of the shareholders or by written consent in a manner proportionate to the holders of the Common Shares (other than such Standstill Shareholder) voting on such matter.

(b) Shareholder Communications. (i) Except as required in connection with the execution, delivery or performance of this Agreement and as otherwise required, permitted or contemplated by this Agreement or the Purchase Agreement (including with respect to any Transfer permitted pursuant to Section 2(b)), each Standstill Shareholder agrees not to, and to cause each of its Affiliates and its and their respective directors and executive officers not to, directly or indirectly, alone or in concert with others, without express authorization of the Corporation:

(A) effect, initiate, propose or otherwise solicit shareholders of the Corporation for the approval of one or more shareholder proposals or induce or attempt to induce any other Person to effect, initiate, propose or otherwise solicit any shareholder proposal;

(B) (1) propose or seek to effect a Shareholder Change of Control of the Corporation by way of merger, consolidation, recapitalization, reorganization, sale, lease, exchange, pledge or other disposition of substantially all assets of the Corporation and its Subsidiaries or other business combination involving, or a tender or exchange offer for securities of, the Corporation or any of its Subsidiaries or any material portion of the business or assets of the Corporation or any of its Subsidiaries or any other type of transaction that would otherwise result in a Shareholder Change of Control of the Corporation (any such action described in this clause (1), a “Corporation Transaction Proposal”), (2) seek to exercise any control or influence over the management of the Corporation or its board of directors or any of the businesses, operations or policies of the Corporation (excluding, for the avoidance of doubt, any actions by members of the Corporation’s board of directors designated by such Standstill Shareholder, if any), or (3) present to the Corporation’s shareholders or any third party any proposal constituting or that can reasonably be expected to result in a Corporation Transaction Proposal;

(C) solicit proxies (or written consents) or assist or participate in any other way, directly or indirectly, in any solicitation of proxies (or written consents), or otherwise become a “participant” in a “solicitation”, or assist any “participant” in a “solicitation” (as such terms are defined in Rule 14a-1 of Regulation 14A and Instruction 3 of Item 4 of Schedule 14A, respectively, under the Exchange Act) in opposition to the recommendation or proposal of the Corporation’s board of directors, or recommend or request or induce or attempt to induce any other Person to take any such actions, or seek to advise, encourage or influence any other Person with respect to the voting of (or the execution of a written consent in respect of) Common Shares or grant a proxy with respect to the voting of (or execution of a written consent in respect of) Common Shares to any Person other than an officer or agent of such Standstill Shareholder or the Corporation;

(D) form, join in or in any other way (including by deposit of Common Shares) participate in a partnership, pooling agreement, syndicate, voting trust or other Group (other than a Group comprised solely of Standstill Shareholders, its Affiliates and its Permitted Transferees) with respect to Common Shares, or enter into any agreement or arrangement or otherwise act in concert with any other Person, for the purpose of acquiring, holding, voting or disposing of Common Shares;

(E) take any action which might cause the Corporation to be required to make a public announcement regarding any of the types of matters set forth in (A) through (D) above;

(F) enter into any discussions or arrangements with any third party with respect to any of the foregoing; or

(G) request, or induce or encourage any other Person to request, that the Corporation amend or waive any of the provisions of this Agreement.

(ii) Notwithstanding the foregoing restrictions, if, at any time, (A) the Corporation has entered into a definitive agreement, the consummation of which would result in a Change of Control or (B) any Person shall have commenced and not withdrawn a bona fide public tender or exchange offer which if consummated would result in a Change of Control, then the limitations set forth in Section 6(b) shall not be applicable to the Standstill Shareholders for so long as the conditions described in this Section 6(b)(ii) continue.

(c) Voting Agreement as to Certain Matters.

(i) Each Standstill Shareholder irrevocably and unconditionally agrees that it shall at any meeting of the shareholders of the Corporation (whether annual or special and whether or not an adjourned or postponed meeting), however called, or in connection with any written consent of shareholders of the Corporation, except as otherwise approved in writing by the Corporation’s board of directors, (A) when a meeting of the shareholders of the Corporation is held, appear at such meeting or otherwise cause all of its Shares that are entitled to vote at such meeting (collectively, the “Voting Securities”), to be counted as present thereat for the purpose of establishing a quorum, and respond to each request by the Corporation for written consent, if any, and (B) vote (or consent), or cause to be voted at such meeting (or validly execute and return and cause such written consent to be granted with respect to), (1) all Voting Securities Beneficially Owned by the Standstill Shareholders (taken together) in excess of 15% of the Corporation’s outstanding Common Shares in a manner that is proportionate to the manner in which all Common Shares (other than Shares voted by such Standstill Shareholders), which are voted in respect of such matter, are voted, and (2) all Voting Securities Beneficially Owned by the Standstill Shareholders (taken together) equal to or less than 15% of the Corporation’s outstanding Common Shares in the sole discretion of the Standstill Shareholders in any manner such Standstill Shareholder chooses.

(ii) Each Standstill Shareholder hereby represents, covenants and agrees that, except as contemplated by this Agreement, such Standstill Shareholder (a) has not entered into, and shall not enter into at any time prior to the termination of its obligations under this Section 6 pursuant to Section 6(d), any voting agreement or voting trust with respect to any Voting Securities and (b) has not granted, and shall not grant at any time prior to the termination of such Standstill Shareholder’s obligations under this Section 6 pursuant to Section 6(d), a proxy or power of attorney with respect to any Voting Securities, in either case, which is inconsistent with such Standstill Shareholder’s obligations pursuant to this Agreement.

(d) Termination of this Section 6. This Section 6 shall terminate and be of no further effect, in respect of any Standstill Shareholder, (i) at such time as the Shares Beneficially Owned by the Standstill Shareholders in the aggregate no longer constitute at least five percent of the Common Shares of the Corporation then outstanding (calculated assuming conversion of all of the outstanding Preferred Shares); or (ii) upon the occurrence of a Termination Event.

Section 7. Miscellaneous.

(a) Certain Representations and Warranties. Each Party represents and warrants to each other Party that the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized on behalf of such party and do not violate any agreement or other instrument applicable to such Party or by which such Party’s assets are bound or otherwise subject. The Corporation further represents and warrants to the Shareholders that, as of the date hereof:

(i) the Corporation is not a party to, or otherwise subject to, any agreement that grants registration rights to another Person with respect to Common Shares;

(ii) the Corporation is not a party to, or otherwise subject to, any lock-up agreement or standstill agreement with any another Person with respect to Common Shares; and

(iii) (A) the Corporation is not a “shell company” (as such term is defined in Rule 405 under the Securities Act), (B) the Corporation is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act; (C) the Corporation has filed all reports and material required to be filed under Section 13 or 15(d) of the Exchange Act, as applicable, during the 12 month period preceding the date hereof, other than Form 8-K reports, and (D) at least one year has elapsed from the time that the Corporation filed current Form 10 information (as such term is defined in Rule 144(i)(3) under the

Securities Act) with the SEC reflecting its status as an entity that is not an issuer described in Rule 144(i)(1)(i), if applicable.

(b) Term. This Agreement shall terminate with respect to a Shareholder, except as provided in Section 2(e) on the date as of which such Shareholder ceases to directly or indirectly hold Shares as a result of one or more Transfers to Permitted Transferees (in accordance with the provisions of Section 2(a) and Section 2(b)) or pursuant to one or more Public Offerings in accordance with Section 3 (and shall terminate with respect to the Corporation on the date as of which no Shares are held by Shareholders as a result of such Transfers); provided, however, that such Shareholder’s (and the Corporation’s) rights and obligations pursuant to Section 4, as well as the applicable Parties’ obligations to pay expenses pursuant to Section 3(h), shall survive with respect to any Registration Statement relating to any Public Offering that included any Registrable Securities of such Shareholder and, for the avoidance of doubt, any underwriter lock-up that a Shareholder has executed prior to a Shareholder’s termination in accordance with this Section 7(b) shall remain in effect in accordance with its terms.

(c) Entire Agreement. This Agreement (together with the documents referenced herein), constitutes the entire agreement and understanding between or among any of the Shareholders and the Corporation with respect to the subject matter hereof and supersedes all prior written and oral and all contemporaneous oral agreements and understandings of the Parties with respect to the subject matter hereof.

(d) Binding Effect; No Third-Party Beneficiaries; Assignment. This Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns; and, except as expressly provided in Section 4, nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement. Except as provided in Section 2(e), this Agreement may not be assigned by (i) any of the Shareholders, except with the prior written consent of the Corporation or (ii) the Corporation (except by operation of law), except with the prior written consent of the Shareholders who hold Shares as of the time of such assignment.

(e) Amendment; Waivers. No change or amendment may be made to this Agreement except by an instrument in writing signed on behalf of (i) the Corporation and (ii) each Shareholder who holds Shares as of the time of such change or amendment. Any Shareholder who continues to hold Shares may (solely with respect to itself), at any time: (i) extend the time for the performance of any of the obligations or other acts of the Corporation; (ii) waive any inaccuracies in the representations and warranties of the Corporation contained herein or in any document delivered pursuant hereto; and (iii) waive compliance by the Corporation with any of the agreements, covenants or conditions contained herein. The Corporation may, at any time: (i) extend the time for the performance of any of the obligations or other acts of any Shareholder; (ii) waive any inaccuracies in the representations and warranties of any Shareholder herein or in any document delivered pursuant hereto; and (iii) waive compliance by any Shareholder with any of the agreements, covenants or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party to be bound thereby. No failure or delay on the part of any Party in the exercise of any right or remedy hereunder shall impair such right or remedy or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty, covenant or agreement contained herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right.

(f) Notices. All notices, requests, claims or other communications to be given or delivered to any Party hereunder or by reason of this Agreement: (i) shall be in writing; (ii) shall be deemed to be given for all purposes hereunder (A) upon delivery if delivered by hand, (B) one Business Day after being sent by internationally recognized courier or overnight delivery service, (C) five Business Days after being mailed by certified or registered mail, return receipt requested, with appropriate postage prepaid, or (D) when sent in the form of a e-mail (if confirmation of receipt is obtained, including by e-mail) between 9:00 a.m. and 6:00 p.m. (Houston time) on any Business Day (and when sent outside of such hours, at 9:00 a.m. (Houston time) on the next Business Day); and (iii) shall be directed to the address or e-mail set forth or referred to below (or at such other address or email address as such Party shall designate by like notice):

(i)    If to the Corporation:

Civeo Corporation

8333 Clay Street, Suite 4980

Houston, Texas 77002

Attention: Frank Steininger

E-mail: frank.steininger@civeo.com

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP

1221 McKinney Street, 37th Floor

Houston, Texas 77010-2046

Attention: Tull R. Florey

E-mail: tflorey@gibsondunn.com

Bennett Jones LLP

4500 855 2nd Street S.W.

Calgary, Alberta T2P 4K7

Attention: Bruce Hibbard

Email: hibbardb@bennettjones.com

(ii)   If to the Shareholders, at their respective addresses shown on the signature pages hereto.

with a copy (which shall not constitute notice) to:

Dentons Canada LLP

2900 Manulife Place

10180 – 101 St. NW

Edmonton, AB

T5J 3V5

Attention: Leanne Krawchuk

Email: leanne.krawchuk@dentons.com

Dentons US LLP

303 Peachtree Street, NE Suite 5300

Atlanta, GA 30308-3265

Attn: Steven L. Berson

Email: steve.berson@dentons.com

(g) Headings; Construction. The titles of Sections and paragraphs of this Agreement are for convenience only and do not define or limit the provisions hereof. The definitions in Section 1 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. All references herein to Sections, Exhibits and Schedules and paragraphs shall be deemed to be references to Sections and paragraphs of, and Exhibits to, this Agreement unless the context shall otherwise require. All Exhibits attached hereto shall be deemed incorporated herein as if set forth in full herein. The terms “clause(s)” and “subparagraph(s)” shall be used herein interchangeably. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” All accounting terms not defined in this Agreement shall have the meanings determined by United States generally accepted accounting principles as in effect from time to time. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to a Person are also to its permitted successors and permitted assigns. Unless otherwise expressly provided herein, any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified, supplemented or restated, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.

(h) Representation by Counsel. Each of the Parties has been represented by and has had an opportunity to consult with legal counsel in connection with the drafting, negotiation and execution of this Agreement. The language used in this Agreement shall be deemed to be the language that the Parties have chosen to express their mutual intent. Accordingly, no provision of this Agreement shall be strictly construed against or interpreted to the disadvantage of any Party by any court or other Governmental Authority by reason of such Party having drafted or being deemed to have drafted such provision.

(i) Governing Law; Consent to Jurisdiction; Waiver of Jury Trial. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of New York, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of New York. Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any party or its successors or assigns against the other party shall be brought and determined any New York state or federal court sitting in the Borough of Manhattan, City of New York (or, if such court lacks subject matter jurisdiction, in any appropriate New York state or federal court), and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in New York, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in New York as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in New York as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM, ACTION, PROCEEDING OR LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(j) Specific Performance. The Parties acknowledge that money damages would not be an adequate remedy for breaches or violations of this Agreement and that any Party, in addition to any other rights and remedies which the Parties may have hereunder or at law or in equity, may, in its sole discretion, obtain from a court of competent jurisdiction (in accordance with Section 7(i)) specific performance or injunction or such other equitable relief as such court may deem just and proper in order to enforce this Agreement in the event of any breach of the provisions of this Agreement or to prevent any violation hereof. To the extent permitted by applicable law, each Party hereby (i) waives any objection to the imposition of such relief and agrees that it will not assert any defense that a Party may have an adequate remedy at law with respect to such relief, and

(ii) waives any requirement for the posting of any bond or similar collateral in connection therewith. Each Party agrees to indemnify and hold harmless the other Parties from any and all damage, loss, cost, expense or liability whatsoever (including legal fees and the cost of enforcing this Agreement) arising directly or indirectly from any willful or intentional breach by such Party of any obligation or agreement contained herein.

(k) Severability. If any term, provision, covenant or restriction of this Agreement (or any portion thereof) or the application thereof to any Person or circumstance as contemplated hereby is held by a court of competent jurisdiction or other Governmental Authority to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement (or portions thereof) shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party.

(l) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or pdf attachment to electronic mail shall be effective as delivery of a manually executed counterpart to this Agreement.

[Signature pages follow.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first above written.

CIVEO CORPORATION

By:
Name:
Title:

Signature Page to Registration Rights Agreement

SHAREHOLDERS

TORGERSON FAMILY TRUST

By:
Name:
Title:

989677 ALBERTA LTD.

By:
Name:
Title:

[Signature Pages to Registration Rights, Lock-Up and Standstill Agreement]

Annex C

FORM OF AMENDMENT TO ARTICLES

Civeo Corporation (the “Company”)

RESOLVED, that the following special rights and restrictions with respect to the Class A Series 1 Preferred Shares of the Company be and are hereby authorized, and the Articles of the Company be and are altered by adding as Part 27.1 the special rights and restrictions set out below:

PART 27.1

SPECIAL RIGHTS AND RESTRICTIONS OF

CLASS A SERIES 1 PREFERRED SHARES

27.1.1 Definitions

As used herein, the following terms shall have the following meanings:

(a)	“Accrued Dividends” shall mean, with respect to any Class A Series 1 Preferred Share, as of any date, the accrued and unpaid dividends on such share from, and including, the most recently preceding Dividend Payment Date (or the Issue Date, if such date is prior to the first Dividend Payment Date) to, but not including, such date.

(b)	“Article 27.1.9(a) Distribution” shall have the meaning set forth in Article 27.1.9(d)(v)(A).

(c)	“Article 27.1.9(b) Distribution” shall have the meaning set forth in Article 27.1.9(d)(v)(B).

(d)	“Article 27.1.9(d) Distribution” shall have the meaning set forth in Article 27.1.9(d)(v)(B).

(e)	“Automatic Conversion” shall have the meaning set forth in Article 27.1.6(d)(i).

(f)	“Automatic Conversion Time” shall have the meaning set forth in Article 27.1.6(d)(i).

(g)	“Average VWAP” per share over a certain period shall mean the arithmetic average of the VWAP per share for each Trading Day in such period.

(h)	“Business Day” shall mean any day other than a Saturday or Sunday or any other day on which commercial banks in New York City or the province of British Columbia, Canada are authorized or required by law or executive order to close.

(i)	“Cash Dividends” shall have the meaning set forth in Article 27.1.3(a).

(j)	“Change of Control” shall mean any proposed transaction or series of related transactions (i) that results in any person or group (as such terms are defined in Sections 13(d) and 14(d) of the Exchange Act) acquiring “beneficial ownership” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of more than 50% of the total combined voting power of outstanding Common Shares and Class A Series 1 Preferred Shares (considered on a basis as if fully converted into Common Shares) or (ii) pursuant to which the Company is consolidated, merged, combined or amalgamated with another corporation or entity, and, as a result of such consolidation, merger, combination or amalgamation, less than 50% of the outstanding voting securities of the surviving or resulting corporation or entity are then owned by the former shareholders of the Company and, in each of clause (i) and (ii), the Common Shares are converted into, or exchanged for, cash, securities or other property of another Person.

(k)	“close of business” as of any Business Day shall mean 5:00 p.m. (New York City time) on such Business Day.

(l)	“Conversion” means Early Conversion, Forced Conversion, Mandatory Conversion or Automatic Conversion, as applicable.

(m)	“Conversion Date” shall mean the Early Conversion Date, the Forced Conversion Date, the Mandatory Conversion Date or the Automatic Conversion Date, as applicable.

(n)	“Conversion Price” shall mean, as of any time, US$10,000 divided by the Conversion Rate as of such time.

(o)	“Conversion Rate” shall equal 3,030.3030 Common Shares per each US$10,000 of Liquidation Preference of Class A Series 1 Preferred Shares, subject to adjustment in accordance with Article 27.1.9, rounded to the nearest 1/10,000th of a share.

(p)	“Current Market Price” per Common Share (or, in the case of Article 27.1.9(d), per Common Share, shares, capital stock or equity interests, as applicable) on any date means for the purposes of determining an adjustment to the Conversion Rate:

(i)	for purposes of any adjustment pursuant to Article 27.1.9(b), Article 27.1.9(d) (but only in the event of an adjustment thereunder not relating to a Spin-Off), or Article 27.1.9(e), the Average VWAP per Common Share over the five consecutive Trading Day period ending on the Trading Day immediately preceding the Ex-Date with respect to the issuance or distribution requiring such computation;

(ii)	for purposes of any adjustment pursuant to Article 27.1.9(d) relating to a Spin-Off, the Average VWAP per Common Share, share, capital stock or equity interests of the subsidiary or other business unit being distributed, as applicable, over the first 10 consecutive Trading Days commencing on and including the fifth Trading Day immediately following the effective date of such distribution; and

(iii)	for purposes of any adjustment pursuant to Article 27.1.9(f), the Average VWAP per Common Share over the 10 consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the Expiration Date of the relevant tender offer or exchange offer.

(q)	“Dividend Payment Date” shall mean March 30, June 30, September 30 and December 30 of each year, commencing [●], 2018.[1]

(r)	“Dividend Rate” shall mean, as of any date of determination, the rate per annum of 2.0%, subject to increase and subsequent decrease as set forth in [Section 3(e)(iv)] of the Registration Rights, Lock-Up and Standstill Agreement, dated as of [●], 2018, between the Company and the shareholders party thereto, as may be amended from time to time.

(s)	“Dividend Record Date” shall mean, with respect to any Dividend Payment Date, the March 25, June 25, September 25 or December 24 immediately preceding such Dividend Payment Date.

(t)	“Early Conversion” shall have the meaning set forth in Article 27.1.6(a)(i).

(u)	“Early Conversion Date” shall have the meaning set forth in Article 27.1.6(a)(i).

(v)	“Early Conversion Effective Date” shall have the meaning set forth in Article 27.1.6(a)(iii).

(w)	“Exchange Property” shall have the meaning set forth in Article 27.1.10(a).

(x)	“Ex-Date,” when used with respect to any issuance or distribution on the Common Shares or any other securities, means the first date on which the Common Shares or such other securities trade without the right to receive such issuance or distribution.

(y)	“Expiration Date” shall have the meaning set forth in Article 27.1.9(f)(i).

(z)	“Fair Market Value” means the fair market value as determined in good faith by the Board (or an authorized committee thereof), whose determination shall be conclusive and final.

(aa)	“Forced Conversion” shall have the meaning set forth in Article 27.1.6(b)(i).

(bb)	“Forced Conversion Date” shall have the meaning set forth in Article 27.1.6(b)(ii).

[1]	NTD: To be the end of the first full quarterly period following the Issue Date.

(cc)	“Forced Conversion Notice” shall have the meaning set forth in Article 27.1.6(b)(ii).

(dd)	“Forced Conversion Notice Date” shall have the meaning set forth in Article 27.1.6(b)(ii).

(ee)	“Issue Date” shall mean the original date of issuance of the Class A Series 1 Preferred Shares.

(ff)	“Liquidation Preference” shall mean, with respect to each Class A Series 1 Preferred Share, $10,000, subject to increase in accordance with Article 27.1.3(c), and, with respect to any Conversion only, shall include any Accrued Dividends as provided in Article 27.1.3(e).

(gg)	“Mandatory Conversion” shall have the meaning set forth in Article 27.1.6(c)(i).

(hh)	“Mandatory Conversion Date” means [●], 2023.[2]

(ii)	“Mandatory Conversion Issuance Date” shall have the meaning set forth in Article 27.1.6(c)(ii).

(jj)	“Ownership Notice” shall mean any written notice of the Company containing the information, if any, required to be set forth or stated on certificates pursuant to the Business Corporations Act, which shall include the information set forth in Exhibit B.

(kk)	“Redemption Date” shall have the meaning set forth in Article 27.1.7(a).

(ll)	“Reorganization Event” shall have the meaning set forth in Article 27.1.10(a).

(mm)	“Settlement Period” means the 10-consecutive Trading Day period before a Conversion Date.

(nn)	“Spin-Off” means a distribution by the Company to all holders of Common Shares consisting of common shares or capital stock of, or similar equity interests in, or relating to, a subsidiary or other business unit of the Company.

(oo)	“Trading Day” shall mean a day during which trading in securities generally occurs on the New York Stock Exchange or, if the Common Shares are not listed on the New York Stock Exchange, on the principal other national or regional securities exchange on which the Common Shares are then listed or, if the Common Shares are not listed on a national or regional securities exchange, on the principal other market on which the Common Shares are then traded. If the Common Shares are not so listed or traded, “Trading Day” shall mean a Business Day.

(pp)	“Trigger Event” shall have the meaning set forth in Article 27.1.9(d)(iv).

(qq)	“Unit of Exchange Property” shall have the meaning set forth in Article 27.1.10(a).

(rr)	“VWAP” per Common Share on any Trading Day shall mean the per share volume-weighted average price as displayed on Bloomberg page “CVEO Equity VWAP” (or its equivalent successor if such page is not available) in respect of the period from 9:30 a.m. to 4:00 p.m., New York City time, on such Trading Day; or, if such price is not available, “VWAP” shall mean the market value per Common Share on such Trading Day as determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained by the Company for this purpose. VWAP for any other security will be determined in the manner set forth above, with all references to Common Shares being to such other securities.

27.1.2 Amount; Ranking

(a)	There shall be created from the Class A Series 1 Preferred Shares of the Company authorized to be issued pursuant to the Articles of the Company, [●] Class A Series 1 Preferred Shares.

(b)	The Class A Series 1 Preferred Shares that are redeemed, purchased or otherwise acquired by the Company, or converted into Common Shares, shall be cancelled, shall revert to authorized but unissued Class A Series 1 Preferred Shares and shall not be reissued.

[2]	NTD: To be on the first dividend payment date that occurs after the fifth anniversary of the Issue Date.

(c)	The Class A Series 1 Preferred Shares shall rank senior in all respects to the Common Shares with respect to dividend rights and rights upon the liquidation, dissolution or winding-up of the Company up to the amount of the Liquidation Preference and Accrued Dividends, as provided more fully herein.

27.1.3 Dividends

(a)	Holders of Class A Series 1 Preferred Shares shall be entitled to receive, with respect to each Class A Series 1 Preferred Share, and as, when and if declared by the Board out of funds of the Company legally available for payment, cash dividends (“Cash Dividends”) on the Liquidation Preference in effect immediately after the immediately prior Dividend Payment Date (or if there has been no prior Dividend Payment Date, the Issue Date), computed on the basis of a 360-day year consisting of twelve 30-day months, at the Dividend Rate, compounded quarterly on each Dividend Payment Date.

(b)	To the extent the Board so declares, Cash Dividends shall be payable in arrears on each Dividend Payment Date for the quarterly period ending immediately prior to such Dividend Payment Date (or with respect to the first Dividend Payment Date, for the period commencing on the Issue Date and ending immediately prior to the first Dividend Payment Date), to the holders of the Class A Series 1 Preferred Shares as they appear on the Company’s central securities register at the close of business on the relevant Dividend Record Date. If a Dividend Payment Date is not a Business Day, then any Cash Dividend in respect of such Dividend Payment Date shall be due and payable on the first Business Day following such Dividend Payment Date without any accrual of additional dividends or interest on account of such delay in payment.

(c)	Notwithstanding Article 27.1.3(a), the Company may, at the sole election of the Board, elect not to declare or pay a Cash Dividend, or to pay a partial Cash Dividend, in respect of any Dividend Payment Date, subject to the provisions of this Article 27.1.3(c). In the event that the Company does not declare and pay a Cash Dividend, or elects to pay a partial Cash Dividend, at the Dividend Rate in respect of any Dividend Payment Date, then, effective upon such Dividend Payment Date, an amount equal to, if the Board elects not to declare or pay a Cash Dividend, the amount that would have been payable if such dividend had been paid as a Cash Dividend, or if the Board elects to pay a partial Cash Dividend, the amount not paid as a Cash Dividend, shall be deemed paid-in-kind and such amount shall be added to the Liquidation Preference.

(d)	Dividends on the Class A Series 1 Preferred Shares shall accumulate and become Accrued Dividends on a day-to-day basis, whether or not declared (and whether or not permitted to be declared under applicable law), from the most recent Dividend Payment Date, or if there has been no prior Dividend Payment Date, from the Issue Date, until Cash Dividends are paid pursuant to Article 27.1.3(b) in respect of such accumulated amounts or the Liquidation Preference is increased in respect of such accumulated amounts pursuant to Article 27.1.3(c).

(e)	Notwithstanding anything to the contrary herein, if any Class A Series 1 Preferred Shares are converted into Common Shares, any Accrued Dividends with respect to such Class A Series 1 Preferred Shares shall not be permitted to be paid in cash, but shall be added to the Liquidation Preference for purposes of such Conversion. For the avoidance of doubt, such Accrued Dividends shall include dividends accruing from, and including, the most recently preceding Dividend Payment Date to, but not including, the Conversion Date.

27.1.4 Liquidation, Dissolution or Winding-Up

(a)

In the event of the liquidation, dissolution or winding-up of the Company or other distribution of assets of the Company among its shareholders for the purpose of winding-up its affairs, the holders of the Class A Series 1 Preferred Shares shall be entitled to receive pro rata the Liquidation Preference and Accrued Dividends for each Class A Series 1 Preferred Share held before any amount shall be paid or any property or assets of the Company distributed to the holders of Common Shares or shares ranking junior to the Class A Series 1 Preferred Shares. Upon payment of the amount so payable to them, the holders of the Class A Series 1 Preferred Shares shall not be entitled to share in any further distribution of the property or assets of the Company.

27.1.5 Voting Rights.

(a)	Each Class A Series 1 Preferred Share shall have only such voting rights as prescribed by the Business Corporations Act and, in connection with such voting rights, shall be entitled to one vote per Class A Series 1 Preferred Share.

27.1.6 Conversion

(a)	Early Conversion at the Option of the Holder

(i)	The holders of the Class A Series 1 Preferred Shares shall have the right, exercisable from time to time, to convert their Class A Series 1 Preferred Shares, in whole or in part (but in no event less than whole Class A Series 1 Preferred Shares), at any time after [●], 2020[3] and prior to the Mandatory Conversion Date (“Early Conversion”), into Common Shares at the Conversion Rate then in effect, subject to satisfaction of the Conversion procedures set forth in this Article 27.1.6(a) (the date of issuance of such Shares, the “Early Conversion Date”).

(ii)	To effect an Early Conversion of any Class A Series 1 Preferred Shares pursuant to this Article 27.1.6(a), the holder thereof must deliver to the Company the Share Certificate(s) representing such Class A Series 1 Preferred Shares, together with the Notice in Exhibit A hereto and, if required by clause (iv) of this Article 27.1.6(a) below, pay all transfer or similar taxes or duties, if any.

(iii)	The Early Conversion shall be effective on the date on which a holder of Class A Series 1 Preferred Shares has satisfied the foregoing requirements, to the extent applicable (such date, the “Early Conversion Effective Date”). A holder of Class A Series 1 Preferred Shares shall not be required to pay any transfer or similar taxes or duties relating to the issuance or delivery of any Common Shares if such holder exercises its conversion rights, but such holder shall be required to pay any transfer or similar tax or duty that may be payable relating to any transfer involved in the issuance or delivery of Common Shares in a name other than the name of such holder. As Common Shares issued upon an Early Conversion will be in book entry form, the Common Shares issuable upon conversion shall be delivered to the converting holder through book-entry transfer through the facilities of DTC or the Company’s transfer agent, as applicable, together with delivery by the Company to the converting holder of Class A Series 1 Preferred Shares of any cash to which such converting holder is entitled. The Common Shares will be issued on the latest of (i) the 10th Business Day immediately succeeding the Early Conversion Effective Date, and (ii) the Business Day after such holder has paid in full all applicable taxes and duties, if any, in accordance with the foregoing provisions. On any Early Conversion Effective Date, dividends shall cease to accrue on the Class A Series 1 Preferred Shares so converted and all other rights with respect to the Class A Series 1 Preferred Shares so converted, including the rights, if any, to receive notices, will terminate, except only the rights of holders thereof to receive the number of whole Common Shares into which such of Class A Series 1 Preferred Shares have been converted (with cash payment for fractional shares pursuant to Article 27.1.8).

(iv)	The Person or Persons entitled to receive the Common Shares issuable upon Early Conversion shall be treated for all purposes as the record holder(s) of such Common Shares as of 5:00 p.m., New York City time, on the applicable Early Conversion Date. Except as set forth in Article 27.1.9(j)(iii), prior to 5:00 p.m., New York City time, on such applicable Early Conversion Date,

[3]	NTD: To be the second anniversary of the Issue Date.

the Common Shares issuable upon Early Conversion of any Class A Series 1 Preferred Shares shall not be deemed to be outstanding for any purpose, and holders of Class A Series 1 Preferred Shares shall have no rights with respect to such Common Shares, including voting rights, rights to respond to tender offers for the Common Shares or rights to receive any dividends or other distributions on the Common Shares, by virtue of holding Class A Series 1 Preferred Shares.

(v)	In the event that an Early Conversion is effected with respect to Class A Series 1 Preferred Shares representing less than all the Class A Series 1 Preferred Shares held by a holder of Class A Series 1 Preferred Shares, upon such Early Conversion the Company shall execute and instruct its transfer agent to countersign and deliver to the holder thereof, at the expense of the Company, a certificate evidencing the Class A Series 1 Preferred Shares as to which Early Conversion was not effected.

(b)	Forced Conversion by the Company.

(i)	The Company shall have the right, at any time and from time to time, to cause the outstanding Class A Series 1 Preferred Shares to be converted, in whole or in part, into Common Shares at the Conversion Rate then in effect (“Forced Conversion”); provided, however that, in order for the Company to exercise such right, the Average VWAP of the Common Shares during a 15 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Forced Conversion Notice Date shall be greater than or equal to the Conversion Price then in effect.

(ii)	To convert Class A Series 1 Preferred Shares into Common Shares pursuant to this Article 27.1.6(b), the Company shall give written notice (the “Forced Conversion Notice” and the date of such notice, the “Forced Conversion Notice Date”) to each holder of Class A Series 1 Preferred Shares stating that the Company elects to force Conversion of such Class A Series 1 Preferred Shares pursuant to this Article 27.1.6(b) and shall state therein:

(A)	the number of Class A Series 1 Preferred Shares to be converted;

(B)	the Conversion Rate on the Forced Conversion Notice Date; and

(C)	the Company’s computation of the number of Common Shares to be received by such holder.

If the Company validly delivers a Forced Conversion Notice in accordance with this Article 27.1.6(b), the Company shall issue the Common Shares as soon as reasonably practicable, but not later than 10 Business Days thereafter (the date of issuance of such shares, the “Forced Conversion Date”).

(iii)

The Person or Persons entitled to receive the Common Shares issuable upon the Forced Conversion of Class A Series 1 Preferred Shares shall be treated as the record holder(s) of such Common Shares as of 5:00 p.m., New York City time, on the Forced Conversion Date. Except as provided under Article 27.1.9(j)(iii), prior to 5:00 p.m., New York City time, on the Forced Conversion Date, the Common Shares issuable upon the Forced Conversion of Class A Series 1 Preferred Shares shall not be outstanding for any purpose and holders of Class A Series 1 Preferred Shares shall have no rights with respect to such Common Shares, including voting rights, rights to respond to tender offers or rights to receive any dividends or other distributions on the Common Shares, by virtue of holding Class A Series 1 Preferred Shares. As Common Shares issued upon a Forced Conversion will be in book entry form, the Common Shares issuable upon Forced Conversion shall be delivered to the converting holder through book-entry transfer through the facilities of DTC or the Company’s transfer agent, as applicable, together with delivery by the Company to the converting holder of Class A Series 1 Preferred Shares of any cash to which such converting holder is entitled. On the Forced Conversion Notice Date, dividends shall cease to accrue on the Class A Series 1 Preferred Shares so converted and all other rights with respect to the Class A Series 1 Preferred Shares so converted, including the rights, if any, to receive notices, will terminate, except only the rights of holders thereof to receive the number of whole Common Shares into which such of Class A Series 1 Preferred Shares have been converted (with cash payment for fractional shares pursuant to Article 27.1.8).

(iv)	In the event that a Forced Conversion is effected with respect to Class A Series 1 Preferred Shares representing less than all the Class A Series 1 Preferred Shares held by a holder of Class A Series 1 Preferred Shares, upon such Forced Conversion the Company shall execute and instruct its transfer agent to countersign and deliver to the holder thereof, at the expense of the Company, a certificate evidencing the Class A Series 1 Preferred Shares as to which Forced Conversion was not effected.

(c)	Mandatory Conversion

(i)	Each Class A Series 1 Preferred Share shall automatically convert on the Mandatory Conversion Date (“Mandatory Conversion”) into Common Shares at the Conversion Rate in effect on such date.

(ii)	The Person or Persons entitled to receive the Common Shares issuable upon the Mandatory Conversion of Class A Series 1 Preferred Shares shall be treated as the record holder(s) of such Common Shares as of 5:00 p.m., New York City time, on the Mandatory Conversion Issuance Date. Except as provided under Article 27.1.9(j)(iii), prior to 5:00 p.m., New York City time, on the Mandatory Conversion Issuance Date, the Common Shares issuable upon the Mandatory Conversion of Class A Series 1 Preferred Shares shall not be outstanding for any purpose and holders of Class A Series 1 Preferred Shares shall have no rights with respect to such Common Shares, including voting rights, rights to respond to tender offers or rights to receive any dividends or other distributions on the Common Shares, by virtue of holding Class A Series 1 Preferred Shares. As Common Shares issued upon a Mandatory Conversion will be in book entry form, the Common Shares issuable upon Mandatory Conversion shall be delivered to the converting holder through book-entry transfer through the facilities of DTC or the Company’s transfer agent, as applicable, together with delivery by the Company to the converting holder of Class A Series 1 Preferred Shares of any cash to which such converting holder is entitled. The Common Shares will be issued as soon as reasonably practicable but in no event later than the 10th Business Day immediately succeeding the Mandatory Conversion Date (the date of issuances of such shares, the “Mandatory Conversion Issuance Date”). On the Mandatory Conversion Date, dividends shall cease to accrue on the Class A Series 1 Preferred Shares so converted and all other rights with respect to the Class A Series 1 Preferred Shares so converted, including the rights, if any, to receive notices, will terminate, except only the rights of holders thereof to receive the number of whole Common Shares into which such of Class A Series 1 Preferred Shares have been converted (with cash payment for fractional shares pursuant to Article 27.1.8).

(d)	Automatic Conversion on Change of Control

(i)	Immediately prior to the consummation of a Change of Control, each Class A Series 1 Preferred Share shall automatically convert (“Automatic Conversion”) into Common Shares at the Conversion Rate in effect on such date (the “Automatic Conversion Time”). Such Automatic Conversion shall be automatic, without need for any further action by the holders of Class A Series 1 Preferred Shares and regardless of whether the certificates representing such shares are surrendered to the Company or its transfer agent. Upon the Automatic Conversion of the Class A Series 1 Preferred Shares pursuant to this Article 27.1.6(d), the Company shall promptly send written notice thereof to each holder of record of the Class A Series 1 Preferred Shares at such holder’s address then shown on the records of the Company.

(ii)

The Person or Persons entitled to receive the Common Shares issuable upon the Automatic Conversion of Class A Series 1 Preferred Shares shall be treated as the record holder(s) of such Common Shares as of the Automatic Conversion Time. Except as provided under Article 27.1.9(j)(iii), prior to the

Automatic Conversion Time, the Common Shares issuable upon the Automatic Conversion of Class A Series 1 Preferred Shares shall not be outstanding for any purpose and holders of Class A Series 1 Preferred Shares shall have no rights with respect to such Common Shares, including voting rights, rights to respond to tender offers or rights to receive any dividends or other distributions on the Common Shares, by virtue of holding Class A Series 1 Preferred Shares. The Common Shares will be deemed issued as of the Automatic Conversion Time.

(e)	General Conversion Provisions. The Company shall be entitled to register the Common Shares issued on a Conversion, and make such payment, in the name of the holder of Class A Series 1 Preferred Shares as shown on the records of the Company.

27.1.7 Redemption

(a)	Redemption at the Company’s Option. The Company shall have the right, at any time and from time to time, to redeem the Class A Series 1 Preferred Shares, in whole or in part, for cash. The Company may exercise such right upon giving notice of redemption pursuant to Article 27.1.7(b) and paying a redemption price per share equal to the Liquidation Preference plus Accrued Dividends as of the Business Day immediately preceding the date of redemption (the “Redemption Date”).

(b)	Notice of Redemption. Notice of redemption of Class A Series 1 Preferred Shares shall be given to the holders of record of the Class A Series 1 Preferred Shares to be redeemed at their respective last addresses appearing on the books of the Company at least 15 days and not more than 60 days before the Redemption Date. Any notice given as provided in this Article 27.1.7(b) shall be conclusively presumed to have been duly given, whether or not the holder of the Class A Series 1 Preferred Shares to be redeemed receives such notice, but failure duly to give such notice, or any defect in such notice, to any holder of Class A Series 1 Preferred Shares shall not affect the validity of the proceedings for the redemption of any other Class A Series 1 Preferred Shares. The notice of redemption given to a holder of the Class A Series 1 Preferred Shares shall state:

(i)	the Redemption Date;

(ii)	the number of Class A Series 1 Preferred Shares to be redeemed;

(iii)	the redemption price as provided in Article 27.1.7(a); and

(iv)	the place or places where certificates for such Class A Series 1 Preferred Shares are to be surrendered for payment of the redemption price.

(c)	Effectiveness of Redemption. If notice of redemption has been duly given and if on or before the Redemption Date specified in the notice all funds necessary for the redemption have been deposited by the Company, in trust for the pro rata benefit of the holders of the shares called for redemption, with a bank or trust company doing business in New York City, and having a capital and surplus of at least $50 million and selected by the Board, so as to be and continue to be available solely therefor, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the Redemption Date dividends shall cease to accrue on all shares so called for redemption, all shares so called for redemption shall no longer be deemed outstanding and all rights with respect to such shares shall forthwith on such Redemption Date cease and terminate, except only the right of the holders thereof to receive the amount payable on such redemption from such bank or trust company, without interest. Any funds unclaimed at the end of three years from the Redemption Date shall, to the extent permitted by applicable law, be released to the Company, after which time the holders of the shares so called for redemption shall look only to the Company for payment of the redemption price of such shares.

27.1.8 No Fractional Shares

(a)	No fractional Common Shares shall be issued upon Conversion, whether voluntary or mandatory.

(b)	In lieu of any fractional Common Shares otherwise issuable in respect of a Conversion, the Company shall make a cash payment to each holder of the Class A Series 1 Preferred Shares that would otherwise be entitled to a fractional share (based on the Average VWAP of the Common Shares over the five consecutive Trading Day period beginning on, and including, the seventh Trading Day immediately prior to the applicable Conversion Date).

(c)	If more than one Class A Series 1 Preferred Share is surrendered for Conversion at one time by or for the same holder, the number of full Common Shares issuable upon Conversion thereof shall be computed on the basis of the aggregate number of Class A Series 1 Preferred Shares so surrendered.

27.1.9 Anti-Dilution Adjustments to the Conversion Rate

The Conversion Rate shall be subject to the following adjustments:

(a)	Stock Dividends and Distributions

(i)	If the Company issues Common Shares to all holders of Common Shares as a dividend or other distribution, the Conversion Rate in effect at 5:00 p.m., New York City time, on the date fixed for determination of the holders of Common Shares entitled to receive such dividend or other distribution shall be divided by a fraction:

(A)	the numerator of which is the number of Common Shares outstanding at 5:00 p.m., New York City time, on the date fixed for such determination; and

(B)	the denominator of which is the sum of the number of Common Shares outstanding at 5:00 p.m., New York City time, on the date fixed for such determination and the total number of Common Shares constituting such dividend or other distribution.

(ii)	Any adjustment made pursuant to this Article 27.1.9(a) shall become effective immediately after 5:00 p.m., New York City time, on the date fixed for such determination. If any dividend or distribution described in this Article 27.1.9(a) is declared but not so paid or made, the Conversion Rate shall be readjusted, effective as of the date the Board (or an authorized committee thereof) publicly announces its decision not to pay or make such dividend or distribution, to the Conversion Rate that would be in effect if such dividend or distribution had not been declared. For the purposes of this Article 27.1.9(a), the number of Common Shares outstanding at 5:00 p.m., New York City time, on the date fixed for such determination shall include any shares issuable in respect of any scrip certificates issued in lieu of fractions of Common Shares.

(b)	Issuance of Stock Purchase Rights

(i)	If the Company issues to all holders of Common Shares rights or warrants (other than rights or warrants issued pursuant to a dividend reinvestment plan, shareholder rights plan or share purchase plan or other similar plans) entitling such holders, for a period of up to 45 calendar days from the date of issuance of such rights or warrants, to subscribe for or purchase Common Shares at a price per share less than the Current Market Price, the Conversion Rate in effect at 5:00 p.m., New York City time, on the date fixed for determination of the holders of Common Shares entitled to receive such rights or warrants shall be increased by multiplying the Conversion Rate by a fraction:

(A)	the numerator of which is the sum of the number of Common Shares outstanding at 5:00 p.m., New York City time, on the date fixed for such determination and the number of Common Shares issuable pursuant to such rights or warrants; and

(B)	the denominator of which is the sum of the number of Common Shares outstanding at 5:00 p.m., New York City time, on the date fixed for such determination and the number of Common Shares equal to the quotient of the aggregate offering price payable to exercise such rights or warrants divided by the Current Market Price.

(ii)	Any adjustment made pursuant to this Article 27.1.9(b) shall become effective immediately after 5:00 p.m., New York City time, on the date fixed for such determination. In the event that such rights or warrants described in this Article 27.1.9(b) are not so issued, the Conversion Rate shall be readjusted, effective as of the date the Board (or an authorized committee thereof) publicly announces its decision not to issue such rights or warrants, to the Conversion Rate that would then be in effect if such issuance had not been declared. To the extent that such rights or warrants are not exercised prior to their expiration or Common Shares are otherwise not delivered pursuant to such rights or warrants upon the exercise of such rights or warrants, the Conversion Rate shall be readjusted to the Conversion Rate that would then be in effect had the adjustment made upon the issuance of such rights or warrants been made on the basis of the delivery of only the number of Common Shares actually delivered. In determining whether any rights or warrants entitle the holders thereof to subscribe for or purchase Common Shares at less than the Current Market Price, and in determining the aggregate offering price payable for Common Shares, there shall be taken into account any consideration received for such rights or warrants and the value of such consideration (if other than cash, to be determined in good faith by the Board or an authorized committee thereof, which determination shall be conclusive and final). For the purposes of this Article 27.1.9(b), the number of Common Shares at the time outstanding shall include any shares issuable in respect of any scrip certificates issued in lieu of fractions of Common Shares.

(c)	Subdivisions and Combinations of the Common Shares

(i)	If outstanding Common Shares shall be subdivided into a greater number of Common Shares or combined into a lesser number of Common Shares, the Conversion Rate in effect at 5:00 p.m., New York City time, on the effective date of such subdivision or combination shall be multiplied by a fraction:

(A)	the numerator of which is the number of Common Shares that would be outstanding immediately after, and solely as a result of, such subdivision or combination; and

(B)	the denominator of which is the number of Common Shares outstanding immediately prior to such subdivision or combination.

(ii)	Any adjustment made pursuant to this Article 27.1.9(c) shall become effective immediately after 5:00 p.m., New York City time, on the effective date of such subdivision or combination.

(d)	Debt or Asset Distribution

(i)	If the Company distributes to all holders of Common Shares evidences of its indebtedness, shares, securities, rights to acquire shares of the Company, cash or other assets (excluding: (1) any dividend or distribution covered by Article 27.1.9(a); (2) any rights or warrants covered by Article 27.1.9(b); (3) any dividend or distribution covered by Article 27.1.9(e); and (4) any Spin-Off to which the provisions set forth in Article 27.1.9(d)(ii) apply), the Conversion Rate in effect at 5:00 p.m., New York City time, on the date fixed for the determination of holders of Common Shares entitled to receive such distribution shall be multiplied by a fraction:

(A)	the numerator of which is the Current Market Price; and

(B)	the denominator of which is the Current Market Price minus the Fair Market Value, on such date fixed for determination, of the portion of the evidences of indebtedness, shares, securities, rights to acquire the Company’s shares, cash or other assets so distributed applicable to one Common Share.

(ii)	In the case of a Spin-Off, the Conversion Rate in effect at 5:00 p.m., New York City time, on the date fixed for the determination of holders of Common Shares entitled to receive such distribution shall be multiplied by a fraction:

(A)	the numerator of which is the sum of the Current Market Price of the Common Shares and the Fair Market Value of the portion of those shares or similar equity interests so distributed that is applicable to one Common Share as of the 15th Trading Day after the effective date for such distribution (or, if such shares or equity interests are listed on a U.S. national or regional securities exchange, the Current Market Price of such securities); and

(B)	the denominator of which is the Current Market Price of the Common Shares.

(iii)	Any adjustment made pursuant to this Article 27.1.9(d) shall become effective immediately after 5:00 p.m., New York City time, on the date fixed for the determination of the holders of Common Shares entitled to receive such distribution. In the event that such distribution described in this Article 27.1.9(d) is not so made, the Conversion Rate shall be readjusted, effective as of the date the Board (or an authorized committee thereof) publicly announces its decision not to make such distribution, to the Conversion Rate that would then be in effect if such distribution had not been declared. If an adjustment to the Conversion Rate is required under this Article 27.1.9(d) during any Settlement Period in respect of Class A Series 1 Preferred Shares that have been tendered for Conversion, delivery of the Common Shares issuable upon Conversion shall be delayed to the extent necessary in order to complete the calculations provided for in this Article 27.1.9(d).

(iv)	For purposes of this Article 27.1.9(d) (and subject in all respects to Article 27.1.9(b)), rights, options or warrants distributed by the Company to all holders of its Common Shares entitling them to subscribe for or purchase shares of the Company, including Common Shares (either initially or under certain circumstances), which rights, options or warrants, until the occurrence of a specified event or events (“Trigger Event”): (i) are deemed to be transferred with such shares of the Common Shares; (ii) are not exercisable; and (iii) are also issued in respect of future issuances of the Common Shares, shall be deemed not to have been distributed for purposes of this Article 27.1.9(d) (and no adjustment to the Conversion Rate under this Article 27.1.9(d) shall be required) until the occurrence of the earliest Trigger Event, whereupon such rights, options or warrants shall be deemed to have been distributed and an appropriate adjustment (if any is required) to the Conversion Rate shall be made under this Article 27.1.9(d). If any such right, option or warrant, including any such existing rights, options or warrants distributed prior to the Issue Date, are subject to events, upon the occurrence of which such rights, options or warrants become exercisable to purchase different securities, evidences of indebtedness or other assets, then the date of the occurrence of any and each such event shall be deemed to be the date of distribution and the date fixed for the determination of the holders of Common Shares entitled to receive such distribution with respect to new rights, options or warrants with such rights (in which case the existing rights, options or warrants shall be deemed to terminate and expire on such date without exercise by any of the holders thereof). In addition, in the event of any distribution (or deemed distribution) of rights, options or warrants, or any Trigger Event or other event (of the type described in the immediately preceding sentence) with respect thereto that was counted for purposes of calculating a distribution amount for which an adjustment to the Conversion Rate under this Article 27.1.9(d) was made, (1) in the case of any such rights, options or warrants that shall all have been redeemed or purchased without exercise by any holders thereof, upon such final redemption or purchase (x) the Conversion Rate shall be readjusted as if such rights, options or warrants had not been issued, and (y) the Conversion Rate shall then again be readjusted to give effect to such distribution, deemed distribution or Trigger Event, as the case may be, as though it were a cash distribution, equal to the per share redemption or purchase price received by a holder or holders of Common Shares with respect to such rights, options or warrants (assuming such holder had retained such rights, options or warrants), made to all holders of Common Shares as of the date of such redemption or purchase; and (2) in the case of such rights, options or warrants that shall have expired or been terminated without exercise by any holders thereof, the Conversion Rate shall be readjusted as if such rights, options and warrants had not been issued.

(v)	For purposes of Article 27.1.9(a), Article 27.1.9(b) and this Article 27.1.9(d), if any dividend or distribution to which this Article 27.1.9(d) is applicable includes one or both of:

(A)	a dividend or distribution of Common Shares to which Article 27.1.9(a) is applicable (the “Article 27.1.9(a) Distribution”); or

(B)	an issuance of rights or warrants to which Article 27.1.9(b) is applicable (the “Article 27.1.9(b) Distribution”), then

(1)	such dividend or distribution, other than the Article 27.1.9(a) Distribution, if any, and the Article 27.1.9(b) Distribution, if any, shall be deemed to be a dividend or distribution to which this Article 27.1.9(d) is applicable (the “Article 27.1.9(d) Distribution”) and any Conversion Rate adjustment required by this Article 27.1.9(d) with respect to such Article 27.1.9(d) Distribution shall then be made; and

(2)	the Article 27.1.9(a) Distribution, if any, and Article 27.1.9(b) Distribution, if any, shall be deemed to immediately follow the Article 27.1.9(d) Distribution and any Conversion Rate adjustment required by Article 27.1.9(a) and Article 27.1.9(b) with respect thereto shall then be made, except that, if determined by the Company:

(I)	the date fixed for determination of the holders of Common Shares entitled to receive any Article 27.1.9(a) Distribution or Article 27.1.9(b) Distribution shall be deemed to be the date fixed for the determination of holders of Common Shares entitled to receive the Article 27.1.9(d) Distribution; and

(II)	any Common Shares included in any Article 27.1.9(a) Distribution or Article 27.1.9(b) Distribution shall be deemed not to be “outstanding at 5:00 p.m., New York City time, on the date fixed for such determination” within the meaning of Article 27.1.9(a) and Article 27.1.9(b).

(e)	Cash Distributions

(i)	If the Company pays or makes a dividend or other distribution consisting exclusively of cash to all holders of Common Shares (excluding (1) any cash that is distributed in a Reorganization Event to which Article 27.1.10 applies; (2) any dividend or other distribution in connection with the voluntary or involuntary liquidation, dissolution or winding up of the Company; and (3) any consideration payable as part of a tender or exchange offer by the Company or any subsidiary of the Company covered by Article 27.1.9(f)), the Conversion Rate in effect at 5:00 p.m., New York City time, on the date fixed for determination of the holders of Common Shares entitled to receive such dividend or other distribution shall be multiplied by a fraction:

(A)	the numerator of which is the Current Market Price per share of Common Shares; and

(B)	the denominator of which is the Current Market Price per share of Common Shares minus the amount per share of such dividend or other distribution.

(ii)	Any adjustment made pursuant to this Article 27.1.9(e) shall become effective immediately after 5:00 p.m., New York City time, on the date fixed for the determination of the holders of Common Shares entitled to receive such dividend or other distribution. In the event that any dividend or other distribution described in this Article 27.1.9(e) is not so paid or made, the Conversion Rate shall be readjusted, effective as of the date the Board (or an authorized committee thereof) publicly announces its decision not to pay such dividend or make such other distribution, to the Conversion Rate which would then be in effect if such dividend or other distribution had not been declared.

(f)	Self Tender Offers and Exchange Offers

(i)	If the Company or any subsidiary of the Company successfully completes a tender or exchange offer pursuant to a Schedule TO or registration statement on Form S-4 (or any successor form) for

Common Shares (excluding any securities convertible or exchangeable for Common Shares), where the cash and the value of any other consideration included in the payment per share of Common Shares exceeds the Current Market Price, the Conversion Rate in effect at 5:00 p.m., New York City time, on the date of expiration of the tender or exchange offer (the “Expiration Date”) shall be multiplied by a fraction:

(A)	the numerator of which shall be equal to the sum of:

(1)	the aggregate cash and Fair Market Value on the Expiration Date of any other consideration paid or payable for Common Shares purchased in such tender or exchange offer; and

(2)	the product of (x) the Current Market Price and (y) the number of Common Shares outstanding at the time such tender or exchange offer expires, less any purchased shares; and

(B)	the denominator of which shall be equal to the product of:

(1)	the Current Market Price; and

(2)	the number of Common Shares outstanding at the time such tender or exchange offer expires, including any purchased shares.

(ii)	Any adjustment made pursuant to this Article 27.1.9(f) shall become effective immediately after 5:00 p.m., New York City time, on the 10th Trading Day immediately following the Expiration Date but will be given effect as of 9:00 a.m., New York City time, on the Expiration Date. In the event that the Company or one of its subsidiaries is obligated to purchase Common Shares pursuant to any such tender offer or exchange offer, but the Company or such subsidiary is permanently prevented by applicable law from effecting any such purchases, or all such purchases are rescinded, then the Conversion Rate shall be readjusted to be the Conversion Rate that would then be in effect if such tender offer or exchange offer had not been made. Except as set forth in the preceding sentence, if the application of this Article 27.1.9(f) to any tender offer or exchange offer would result in a decrease the Conversion Rate, no adjustment shall be made for such tender offer or exchange offer under this Article 27.1.9(f). If an adjustment to the Conversion Rate is required pursuant to this Article 27.1.9(f) during any Settlement Period in respect of Class A Series 1 Preferred Shares that have been tendered for Conversion, delivery of the related Conversion consideration shall be delayed to the extent necessary in order to complete the calculations provided for in this Article 27.1.9(f).

(g)	Fair Market Value in Excess of Current Market Price. Except with respect to a Spin-Off, in cases where the Fair Market Value of the evidences of the Company’s indebtedness, shares, securities, rights to acquire the Company’s shares, cash or other assets as to which Article 27.1.9(d) or Article 27.1.9(e) apply, applicable to one share of Common Shares, distributed to holders of Common Shares equals or exceeds the Current Market Price (as determined for purposes of calculating the Conversion Rate adjustment pursuant to such Article 27.1.9(d) or Article 27.1.9(e)), rather than being entitled to an adjustment in the Conversion Rate, holders of Class A Series 1 Preferred Shares shall be entitled to receive upon Conversion, in addition to a number of Common Shares otherwise deliverable on the applicable Conversion Date, the kind and amount of the evidences of the Company’s indebtedness, shares of the Company, securities, rights to acquire the Company’s shares, cash or other assets comprising the distribution that such holder of Class A Series 1 Preferred Shares would have received if such holder of Class A Series 1 Preferred Shares had owned, immediately prior to the record date for determining the holders of Common Shares entitled to receive the distribution, for each Class A Series 1 Preferred Share, a number of Common Shares equal to the Conversion Rate in effect on the date of such distribution.

(h)	Rights Plans. To the extent that the Company has a rights plan in effect with respect to the Common Shares on any Conversion Date, upon Conversion of any Class A Series 1 Preferred Shares, converting holders of Class A Series 1 Preferred Shares shall receive, in addition to the Common Shares, the rights issued under such rights plan, unless, prior to such Conversion Date, the rights have separated from the Common Shares, in which case the Conversion Rate shall be adjusted at the time of separation of such rights as if the Company made a distribution to all holders of the Common Shares as described in Article 27.1.9(d), subject to readjustment in the event of the expiration, termination or redemption of such rights. Any distribution of rights or warrants pursuant to a rights plan that would allow holders of Class A Series 1 Preferred Shares to receive upon Conversion, in addition to any Common Shares, the rights described therein (unless such rights or warrants have separated from Common Shares) shall not constitute a distribution of rights or warrants that would entitle holders of the Class A Series 1 Preferred Shares to an adjustment to the Conversion Rate.

(i)	Adjustment for Tax Reasons. The Company may make such increases in the Conversion Rate, in addition to any other increases required by this Article 27.1.9, as the Company deems advisable to avoid or diminish any income tax to holders of the Common Shares resulting from any dividend or distribution of Common Shares (or issuance of rights or warrants to acquire Common Shares) or from any event treated as such for income tax purposes or for any other reason; provided that the same proportionate adjustment must be made to the Conversion Rate.

(j)	Calculation of Adjustments; Adjustments to Threshold Appreciation Price, Initial Price and Share Price

(i)	All adjustments to the Conversion Rate shall be calculated to the nearest 1/10,000th of a Common Share. Prior to any Conversion Date, no adjustment in the Conversion Rate shall be required unless such adjustment would require an increase or decrease of at least one percent therein. If any adjustment by reason of this Article 27.1.9(j)(i) is not required to be made because it would not change the Conversion Rate by at least one percent, such adjustment shall be carried forward and taken into account in any subsequent adjustment; provided, however, that on a Conversion Date, adjustments to the Conversion Rate shall be made with respect to any such adjustment carried forward that has not been taken into account before such date.

(ii)	Whenever any provision of these Articles requires the Company to calculate the VWAP per Common Share over a span of multiple days, the Board (or an authorized committee thereof) shall make appropriate adjustments (including, without limitation, to the Fair Market Value and the Current Market Price (as the case may be)) to account for any adjustments, pursuant to Article 27.1.9, to the Conversion Rate that become effective, or any event that would require such an adjustment if the Ex-Date, effective date or Expiration Date (as the case may be) of such event occurs, during the relevant period used to calculate such prices or values (as the case may be).

(iii)	Notwithstanding anything herein to the contrary, no adjustment to the Conversion Rate shall be made if holders of the Class A Series 1 Preferred Shares may participate, at the same time, upon the same terms and otherwise on the same basis as holders of Common Shares and solely as a result of holding Class A Series 1 Preferred Shares, in the transaction that would otherwise give rise to an adjustment as if they held, for each Class A Series 1 Preferred Share, a number of Common Shares equal to the Conversion Rate then in effect. The Company shall notify holders of the Class A Series 1 Preferred Shares, in the event they may so participate, at the same time it notifies holders of Common Shares of their participation in such transaction. In addition, the Conversion Rate shall not be adjusted:

(A)	upon the issuance of any Common Shares pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on the Company’s securities and the investment of additional optional amounts in Common Shares under any plan;

(B)	upon the issuance of any Common Shares or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit, compensation or stock purchase plan or program of or assumed by the Company or any of its subsidiaries;

(C)	upon the issuance of any Common Shares pursuant to any option, warrant, right or exercisable, exchangeable or convertible security outstanding as of the Issue Date;

(D)	for a change in the par value of the Common Shares;

(E)	for stock repurchases that are not tender offers or exchange offers, including structured or derivative transactions; or

(F)	for Accrued Dividends.

(k)	Notice of Adjustment. Whenever the Conversion Rate is to be adjusted, the Company shall compute such adjusted Conversion Rates and transmit to the holders of the Class A Series 1 Preferred Shares a statement setting forth such adjusted Conversion Rate, the method of calculation thereof in reasonable detail and the facts requiring such adjustment and upon which such adjustment is based in reasonable detail.

27.1.10 Recapitalization, Reclassifications and Changes of Common Shares

(a)	In the event of the following, other than on a transaction which results in a Change of Control (each, a “Reorganization Event”):

(i)	any consolidation, amalgamation, arrangement or merger of the Company with or into another Person (other than an amalgamation, arrangement, merger or consolidation in which the Company is the surviving corporation and in which the Common Shares outstanding immediately prior to the amalgamation, arrangement, merger or consolidation are not exchanged for cash, securities or other property of the Company or another Person);

(ii)	any sale, transfer, lease or conveyance to another Person of all or substantially all of the property and assets of the Company;

(iii)	any reclassification of Common Shares into securities other than Common Shares; or

(iv)	any statutory exchange or arrangement of securities of the Company with another Person (other than in connection with a merger or acquisition);

in each case, as a result of which the Common Shares would be converted into, or exchanged for, securities, cash or property, each Class A Series 1 Preferred Share outstanding immediately prior to such Reorganization Event shall, without the consent of the holders of Class A Series 1 Preferred Share, become convertible into the kind of securities, cash and other property that such holder of Class A Series 1 Preferred Shares would have been entitled to receive if such holder had converted its Class A Series 1 Preferred Shares into Common Shares immediately prior to such Reorganization Event (such securities, cash and other property, the “Exchange Property,” with each “Unit of Exchange Property” meaning the kind and amount of such Exchange Property that a holder of one Common Share is entitled to receive).

(b)	For purposes of the foregoing in Article 27.1.10(a), the type and amount of Exchange Property in the case of any Reorganization Event that causes the Common Shares to be converted into the right to receive more than a single type of consideration (determined based in part upon any form of shareholder election) shall be deemed to be the weighted average of the types and amounts of consideration received by the holders of Common Shares that affirmatively make such an election (or of all holders of Common Shares if none makes an election). The value of a Unit of Exchange Property shall be determined in good faith by the Board or an authorized committee thereof (which determination will be conclusive and final). The Company shall notify holders of the Class A Series 1 Preferred Shares of the weighted average as soon as practicable after such determination is made. The number of Units of Exchange Property for each Class A Series 1 Preferred Share converted or subject to Conversion or redemption following the effective date of such Reorganization Event shall be determined as if references in Article 27.1.6 to Common Shares were to Units of Exchange Property (without interest thereon and without any right to dividends or distributions thereon which have a record date that is prior to such Conversion Date, except as provided in Article 27.1.9(j)(iii)).

(c)	The above provisions of this Article 27.1.10 shall apply to any shares or capital stock of the Company (or any successor thereto) received by the holders of Common Shares in connection with any such Reorganization Event.

(d)	The Company (or any successor thereto) shall, as soon as reasonably practicable (but in any event within 20 calendar days) after the occurrence of any Reorganization Event, provide written notice to the holders of Class A Series 1 Preferred Shares of such occurrence and of the kind and amount of the cash, securities or other property that constitute the Exchange Property. Failure to deliver such notice shall not affect the operation of this Article 27.1.10.

27.1.11 Other Provisions.

(a)	If any of the Class A Series 1 Preferred Shares are issued in uncertificated, book entry form as permitted by the Business Corporations Act and the Articles of the Company, then within a reasonable time after the issuance or transfer of such uncertificated shares, the Company shall send to the registered owner thereof an Ownership Notice.

(b)	The Company shall use its commercially reasonable efforts to ensure that all Common Shares issued upon a Conversion will be listed and posted for trading on each stock exchange on which the Common Shares are then listed and posted for trading.

EXHIBIT A

NOTICE OF CONVERSION

(To be Executed by the Holder

in order to Convert Class A Series 1 Preferred Shares)

The undersigned hereby irrevocably elects to convert (the “Conversion”) Class A Series 1 Preferred Shares (the “Class A Series 1 Preferred Shares”), of Civeo Corporation (hereinafter called the “Company”), represented by stock certificate No(s). [     ] (the “Class A Series 1 Preferred Shares Certificates”), into Common Shares, without par value, of the Company (the “Common Shares”) according to the conditions of the Articles of the Company (“Articles”), as of the date written below. If Common Shares are to be issued in the name of a Person other than the undersigned, the undersigned shall pay all applicable taxes and duties payable with respect thereto, if any. Each Class A Series 1 Preferred Shares Certificate (or evidence of loss, theft or destruction thereof) is attached hereto.

Capitalized terms used but not defined herein shall have the meanings ascribed thereto in or pursuant to the Articles of the Company.

Date of Conversion:

Applicable Conversion Rate:

Class A Series 1 Preferred Shares to be Converted:

Common Shares to be Issued:*

Signature:
Name:
Address:**
Fax No.:

*	If the Class A Series 1 Preferred Shares are evidenced by a Share Certificate, the Company is not required to issue Common Shares until the original Class A Series 1 Preferred Shares Certificate(s) (or evidence of loss, theft or destruction thereof) to be converted are received by the Company or its transfer agent.
**	Address where Common Shares and any other payments or certificates shall be sent by the Company.

EXHIBIT B

OWNERSHIP NOTICE

There are special rights or restrictions attached to each Class A Series 1 Preferred Share. A copy of the full text of those special rights or restrictions may be obtained, without charge, at the registered or records office of the Company.

Annex D

OPINION OF LAZARD FRÈRES & CO. LLC

Lazard Frères & Co. LLC 30 Rockefeller Plaza New York, NY 10112

November 26, 2017

The Board of Directors

Civeo Corporation

333 Clay Street Suite 4980

Houston, TX, 77002

Dear Members of the Board:

We understand that Civeo Corporation, a corporation incorporated under the laws of the Province of British Columbia (“Civeo”), Noralta Lodge Ltd., a corporation incorporated under the laws of the Province of Alberta (“Noralta”), the Torgerson Family Trust, a trust resident in the Province of British Columbia, 2073357 Alberta Ltd., a corporation incorporated under the laws of the Province of Alberta, 2073358 Alberta Ltd., a corporation incorporated under the laws of the Province of Alberta, 1818939 Alberta Ltd., a corporation incorporated under the laws of the Province of Alberta, 2040618 Alberta Ltd., a corporation incorporated under the laws of the Province of Alberta, 2040624 Alberta Ltd., a corporation incorporated under the laws of the Province of Alberta, 989677 Alberta Ltd., a corporation incorporated under the laws of the Province of Alberta, and Lance Torgerson, an individual residing in the city of Edmonton, in the Province of Alberta, propose to enter into a Share Purchase Agreement, dated as of November 26, 2017 (the “Agreement”), pursuant to which Civeo will acquire Noralta. Pursuant to the Agreement, Civeo will acquire, directly or indirectly, all of the outstanding shares of Noralta (the “Transaction”) in exchange for (i) $164,856,783 in cash (the “Cash Consideration”), (ii) 32,790,868 common shares of Civeo (“Civeo Common Shares”) and (iii) 9,679 shares of a newly created class of 2.0% convertible preferred shares of Civeo (“Civeo Preferred Shares”), which you acknowledge we have valued at approximately 57% of face value (such number of Civeo Common Shares and Civeo Preferred Shares so issuable, the “Share Consideration” and, together with the Cash Consideration, the “Consideration”), subject to certain adjustments as more fully described in the Agreement (as to which we express no opinion). With respect to the portion of the Consideration constituting Civeo Common Shares, the Agreement provides that 13,491,100 Civeo Common Shares will be placed into escrow upon the closing of the Transaction, to be released in three equal installments in 2021, 2022 and 2023 contingent on the achievement of certain milestones. We understand that, following the closing of the Transaction, Noralta will be a wholly owned subsidiary of Civeo. All dollar amounts herein refer to United States dollars. The terms and conditions of the Transaction are more fully set forth in the Agreement.

You have requested our opinion as of the date hereof as to the fairness, from a financial point of view, to Civeo of the Consideration to be paid by Civeo in the Transaction.

In connection with this opinion, we have:

(i)	Reviewed the financial terms and conditions of the Agreement;

(ii)	Reviewed certain historical business and financial information relating to Noralta and Civeo;

(iii)	Reviewed various financial forecasts and other data provided to us by Noralta relating to the business of Noralta, financial forecasts and other data provided to us by Civeo relating to the business of Noralta, financial forecasts and other data provided to us by Civeo relating to the business of Civeo and the projected synergies and other benefits, including the amount and timing thereof, anticipated by the management of Civeo to be realized from the Transaction;

The Board of Directors

Civeo Corporation

November 26, 2017

(iv)	Held discussions with members of the senior management of Civeo with respect to the businesses and prospects of Noralta and Civeo, and with respect to the projected synergies and other benefits anticipated by the management of Civeo to be realized from the Transaction;

(v)	Held discussions with members of the senior management of Noralta with respect to the businesses and prospects of Noralta;

(vi)	Reviewed public information with respect to certain other companies in lines of business we believe to be generally relevant in evaluating the businesses of Noralta and Civeo, respectively;

(vii)	Reviewed the financial terms of certain business combinations involving companies in lines of business we believe to be generally relevant in evaluating the businesses of Noralta and Civeo, respectively;

(viii)	Reviewed historical stock prices and trading volumes of Civeo Common Shares;

(ix)	Reviewed the terms and conditions of the Civeo Preferred Shares;

(x)	Reviewed the potential pro forma financial impact of the Transaction on Civeo based on the financial forecasts provided by Civeo and referred to above relating to Noralta and Civeo and the projected synergies and other benefits anticipated by the management of Civeo to be realized from the Transaction; and

(xi)	Conducted such other financial studies, analyses and investigations as we deemed appropriate.

We have assumed and relied upon the accuracy and completeness of the foregoing information, without independent verification of such information. We have not conducted any independent valuation or appraisal of any of the assets or liabilities (contingent or otherwise) of Noralta or Civeo or concerning the solvency or fair value of Noralta or Civeo, and we have not been furnished with any such valuation or appraisal. At the direction of Civeo, for purposes of our analysis of Noralta, we have utilized the financial forecasts provided to us by Civeo relating to the business of Noralta. With respect to the financial forecasts utilized in our analyses, including those related to projected synergies and other benefits anticipated by the management of Civeo to be realized from the Transaction, we have assumed, with the consent of Civeo, that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments as to the future financial performance of Noralta and Civeo, respectively, and such synergies and other benefits. In addition, we have assumed, with the consent of Civeo, that such financial forecasts and projected synergies and other benefits will be realized in the amounts and at the times contemplated thereby. In this regard, we have relied upon, with Civeo’s consent, Civeo’s management’s assessment of the ability of Noralta and Civeo to retain in place Noralta’s long-term contracts. We assume no responsibility for and express no view as to any such forecasts or the assumptions on which they are based.

Further, our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We assume no responsibility for updating or revising our opinion based on circumstances or events occurring after the date hereof. We do not express any opinion as to the price at which Civeo Common Shares or the Civeo Preferred Shares may trade at any time subsequent to the announcement of the Transaction. We have assumed, with the consent of Civeo, a constant exchange rate of 1.25 CD/USD. We further have assumed, with the consent of Civeo, that adjustments (if any) to the Consideration will not be material in any respect to our analyses or opinion. Our opinion does not address the relative merits of the Transaction as compared to any other transaction or business strategy in which Civeo might engage or the merits of the underlying decision by Civeo to engage in the Transaction.

The Board of Directors

Civeo Corporation

November 26, 2017

In rendering our opinion, we have assumed, with the consent of Civeo, that the Transaction will be consummated on the terms described in the Agreement and the Standstill Agreement (as defined below), without any waiver or modification of any material terms or conditions. Representatives of Civeo have advised us, and we have assumed, that the Agreement and the Standstill Agreement, when executed, will conform to the drafts reviewed by us in all material respects. We note that, pursuant to a Registration Rights, Lock-Up and Standstill Agreement to be entered into by Civeo and the significant shareholders of Noralta upon closing of the Transaction (the “Standstill Agreement”), the significant shareholders of Noralta will be subject to certain limitations with respect to the Civeo Common Shares received in the Transaction, including certain limitations on the ability of such shareholders to transfer their Civeo Common Shares or to acquire additional Civeo Common Shares, to propose any acquisition of Civeo by such shareholders, or to seek to exercise any control or influence over the management of Civeo or its board of directors, as well as a requirement that, in respect of any matter on which the shareholders of Civeo are voting, to vote any Civeo Common Shares in excess of 15% of the outstanding Civeo Common Shares in a manner that is proportionate to the manner in which all other Civeo Common Shares are voted on such matter. With respect to the payment of dividends on the Civeo Preferred Stock, we have assumed, at the direction of Civeo, that such dividends will be paid by a corresponding increase in the liquidation preference. We have been advised that prior (and as a condition) to the closing of the Transaction, Noralta and its shareholders will effect certain restructuring transactions (the “Pre-Closing Transactions”). We have assumed, with the consent of Civeo, that the Pre-Closing Transactions will not have any adverse impact upon the business, results of operations or financial condition of Noralta or the financial forecasts utilized in our analyses, including those related to projected synergies and other benefits anticipated by the management of Civeo to be realized from the Transaction. We also have assumed, with the consent of Civeo, that obtaining the necessary governmental, regulatory or third party approvals and consents for the Transaction will not have an adverse effect on Civeo, Noralta or the Transaction. We do not express any opinion as to any tax or other consequences that might result from the Transaction, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand that Civeo obtained such advice as it deemed necessary from qualified professionals. We express no view or opinion as to any terms or other aspects (other than the Consideration to the extent expressly specified herein) of the Transaction, including, without limitation, the form or structure of the Transaction or any agreements or arrangements entered into in connection with, or contemplated by, the Transaction, including but not limited to any adjustments to the Consideration and the terms of the Standstill Agreement. In addition, we express no view or opinion as to the fairness of the amount or nature of, or any other aspects relating to, the compensation to any officers, directors or employees of any parties to the Transaction, or class of such persons, relative to the Consideration or otherwise.

Lazard Frères & Co. LLC (“Lazard”) is acting as financial advisor to Civeo in connection with the Transaction and will receive a fee for such services, a portion of which is payable upon the rendering of this opinion and a substantial portion of which is contingent upon the closing of the Transaction. We in the past have provided, currently are providing and in the future may provide certain investment banking services to Civeo, for which we have received and may receive compensation, including, in the past two years, having advised Civeo regarding certain strategic and financial matters. In addition, in the ordinary course, Lazard and our affiliates and employees may trade securities of Civeo for their own accounts and for the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities, and may also trade and hold securities on behalf of Civeo, Noralta and certain of their respective affiliates. The issuance of this opinion was approved by the Opinion Committee of Lazard.

Our engagement and the opinion expressed herein are for the benefit of the Board of Directors of Civeo (in its capacity as such) and our opinion is rendered to the Board of Directors of Civeo in connection with its evaluation of the Transaction. Our opinion is not intended to and does not constitute a recommendation to any

The Board of Directors

Civeo Corporation

November 26, 2017

stockholder as to how such stockholder should vote or act with respect to the Transaction or any matter relating thereto. This opinion is delivered and is to be interpreted in accordance with New York law and customary practice in the United States.

Based on and subject to the foregoing, we are of the opinion that, as of the date hereof, the Consideration to be paid by Civeo in the Transaction is fair, from a financial point of view, to Civeo.

Very truly yours,

LAZARD FRÈRES & CO. LLC

By	/s/ Douglas A. Fordyce
Douglas A. Fordyce
Managing Director

Annex F

Noralta Lodge Ltd.

Consolidated Financial Statements

Consolidated balance sheets as at May 31, 2017 and May 31, 2016 and the consolidated statements of retained earnings, operations and cash flows for each of the years ended May 31, 2017, May 31, 2016 and May 31, 2015

December 11, 2017

Independent Auditor’s Report

To the Directors of

Noralta Lodge Ltd.

We have audited the accompanying consolidated financial statements of Noralta Lodge Ltd. and its subsidiaries, which comprise the consolidated balance sheets as of May 31, 2017 and May 31, 2016 and the consolidated statements of retained earnings, operations and cash flows for each of the years ended May 31, 2017, May 31, 2016 and May 31, 2015, and the related notes, which comprise a summary of significant accounting policies and other explanatory information.

Management’s responsibility for the consolidated financial statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with Canadian accounting standards for private enterprises; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained in our audits is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of Noralta Lodge Ltd. and its subsidiaries as of May 31, 2017 and May 31, 2016 and the results of their operations and their cash flows for each of the years ended May 31, 2017, May 31, 2016 and May 31, 2015 in accordance with Canadian accounting standards for private enterprises.

Chartered Professional Accountants

Noralta Lodge Ltd.

Consolidated Balance Sheets

Canadian $ as at	May 31, 2017	May 31, 2016
Assets

Current assets
Cash	$16,940,767	$783,316
Trade and other receivables (Note 11)	26,880,351	17,634,011
Income taxes recoverable	—	759,547
Inventory (Note 3)	2,054,040	2,271,232
Prepaid expenses and deposits	1,230,185	1,244,383
Advances to shareholder (Note 11)	5,765,605	5,671,857
Assets held for sale (Note 6)	1,726,985	—

Total current assets	54,597,933	28,364,346

Property and equipment (Note 4)	159,279,490	170,690,969
Intangible assets (Note 5)	170,351	398,847

Total assets	$214,047,774	$199,454,162

Liabilities and shareholders’ equity

Liabilities
Current liabilities
Accounts payable and accrued liabilities (Notes 7 and 11)	$14,774,745	$13,093,613
Income taxes payable	7,440,837	—
Obligations under capital lease (Note 9)	189,847	365,819
Long-term debt (Note 8)	4,686,698	—
Asset retirement obligations (Note 13)	1,254,000	—

Total current liabilities	28,346,127	13,459,432

Obligations under capital lease (Note 9)	7,311	197,157
Long-term debt (Note 8)	94,754,822	145,622,907
Promissory note payable (Note 10)	1,346,414	1,346,414
Asset retirement obligations (Note 13)	7,739,960	—
Future income taxes (Note 15)	24,310,700	17,871,657

Total liabilities	156,505,334	178,497,567

Commitments and guarantees (Note 12)

Shareholders’ equity
Share capital (Note 14)
Common shares	100	100
Preferred shares, redeemable at $479,246,126 (2016 – $480,068,244)	9,606,899	9,624,338
Retained earnings	47,935,441	11,332,157

Total shareholders’ equity	57,542,440	20,956,595

Total liabilities and shareholders’ equity	$214,047,774	$199,454,162

The accompanying notes are an integral part of these consolidated financial statements.

Noralta Lodge Ltd.

Consolidated Statements of Retained Earnings

Canadian $ for the years ended	May 31, 2017	May 31, 2016	May 31, 2015
Balance – beginning of year	$11,332,157	$21,500,499	$50,916,550

Net earnings (loss) for the year	37,407,963	(10,067,757)	(12,918,741)
Premium on redemption of shares (Note 14)	(804,679)	(100,585)	(16,497,310)

Balance – end of year	$47,935,441	$11,332,157	$21,500,499

The accompanying notes are an integral part of these consolidated financial statements.

Noralta Lodge Ltd.

Consolidated Statements of Operations

Canadian $ for the years ended	May 31, 2017	May 31, 2016	May 31, 2015
Revenue	$158,725,312	$94,952,763	$132,435,773

Operating expenses
Wages and benefits	29,743,106	31,728,288	45,966,321
Groceries	19,622,481	11,718,906	13,240,239
Telephone and utilities	8,917,952	7,966,855	9,932,449
Rent	2,881,257	1,800,638	1,908,400
Contracted services	2,426,240	2,121,949	2,017,546
Aircraft and travel	2,015,782	2,762,263	3,750,272
Repairs and maintenance	1,668,466	1,775,221	3,072,404
Property taxes	1,568,195	1,414,455	1,320,517
Lodge supplies	1,363,600	1,407,897	1,887,987
Insurance	847,403	1,240,054	1,164,108
Professional fees	217,748	183,341	—

	71,272,230	64,119,867	84,260,243

Gross profit	87,453,082	30,832,896	48,175,530

General and administrative expenses (Note 16)	10,441,232	8,318,999	20,632,924

Expenses
Amortization	19,873,694	20,884,120	24,270,675
Reorganization cost	2,042,674	227,292	1,132,048
Mobilization and demobilization costs	1,152,479	1,191,268	—
Interest	12,216,931	14,795,664	12,166,545

	35,285,778	37,098,344	37,569,268

Earnings (loss) from operations	41,726,072	(14,584,447)	(10,026,662)

Other income (expense)
Wildfire costs (Note 17)	(169,068)	(1,681,665)	—
Insurance proceeds (Note 18)	2,932,091	1,300,000	—
Accretion	(142,080)	—	—
Impairment loss on property and equipment	—	—	(1,389,081)
Gain on repayment of long-term debt	6,736,813	—	—
Gain on disposal of property and equipment	229,772	164,210	338,900
Loss on foreign exchange	(2,415)	(9,185)	(13,320)

	9,585,113	(226,640)	(1,063,501)
Earnings (loss) before income taxes	51,311,185	(14,811,087)	(11,090,163)

Income taxes (recovery) (Note 15)
Current	7,464,179	(1,606,387)	(4,325,522)
Future	6,439,043	(3,136,943)	6,154,100

	13,903,222	(4,743,330)	1,828,578

Net earnings (loss) for the year	$37,407,963	$(10,067,757)	$(12,918,741)

The accompanying notes are an integral part of these consolidated financial statements.

Noralta Lodge Ltd.

Consolidated Statements of Cash Flows

Canadian $ for the years ended	May 31, 2017	May 31, 2016	May 31, 2015
Cash provided by (used in)

Operating activities
Net earnings (loss) for the year	$37,407,963	$(10,067,757)	$(12,918,741)
Items not affecting cash		—
Amortization	19,873,694	20,884,120	24,270,675
Accretion	142,080	—	—
Gain on disposal of property and equipment	(229,772)	(164,210)	(338,900)
Amortization of finance fees	1,313,302	1,315,039	3,373,815
Gain on repayment of long-term debt	(6,736,813)	—	—
Future income tax expense (recovery)	6,439,043	(3,136,943)	6,154,100
Share-based compensation	—	—	9,581,392
Impairment loss on property and equipment	—	—	1,389,081

	58,209,497	8,830,249	31,511,422

Net change in non-cash working capital items
Trade and other receivables	(9,246,340)	(2,863,129)	18,709,327
Inventory	217,192	(1,077,624)	236,083
Prepaid expenses and deposits	14,198	120,118	1,122,285
Accounts payable and accrued liabilities	1,681,132	143,793	(7,336,570)
Income taxes recoverable/payable	8,200,384	5,050,825	(4,517,377)

Cash provided by operating activities	59,076,063	10,204,232	39,725,170

Investing activities
Purchase of property and equipment and intangible assets	(1,369,505)	(1,759,737)	(7,717,090)
Proceeds from sale of property and equipment	490,453	1,449,285	1,170,870
(Advances to) repayment from shareholder	(93,748)	(5,188,164)	4,063,497

Cash used in investing activities	(972,800)	(5,498,616)	(2,482,723)

Financing activities
Proceeds on long-term debt	40,000,000	2,000,000	173,000,000
Repayment of long-term debt	(79,636,629)	(5,000,000)	(157,513,333)
Finance fees paid	(1,121,247)	—	(8,402,865)
Repayment of promissory notes payable	—	—	(29,700,000)
Repayment of obligations under capital lease	(365,818)	(865,764)	(1,211,140)
Repurchase and redemption of shares	(822,118)	(102,765)	(16,499,016)

Cash used in financing activities	(41,945,812)	(3,968,529)	(40,326,354)

Increase (decrease) in cash during the year	16,157,451	737,087	(3,083,907)

Cash – beginning of year	783,316	46,229	3,130,136

Cash – end of year	$16,940,767	$783,316	$46,229

The accompanying notes are an integral part of these consolidated financial statements.

Noralta Lodge Ltd.

Notes to the Consolidated Financial Statements

1	Nature of operations

Noralta Lodge Ltd. and its wholly owned subsidiaries (together the “Company”) supply and operate industrial lodging in Northern Alberta. The majority of the Company’s customers operate in the oil and gas industry.

2	Summary of significant accounting policies

These consolidated financial statements have been prepared in accordance with Canadian Accounting Standards for Private Enterprises (“ASPE”). ASPE requires entities to select accounting policies appropriate for their circumstances from choices provided in the specific standards. The following are details of the significant accounting policies selected by the Company, which have been consistently applied throughout all periods presented in these consolidated financial statements.

Consolidation

Subsidiaries are entities controlled by the Company. The financial statements of subsidiaries are included in the consolidated financial statements from the date that control commences until the date that control ceases. The accounting policies of subsidiaries are aligned with the policies adopted by the Company. The Company’s joint ventures are those entities over whose activities the Company has joint control, established by contractual agreement. Joint ventures are accounted for using the equity method and are initially recognized at cost.

Intra-group balances and transactions and any unrealized income and expenses arising from intra-group transactions are eliminated in preparing the consolidated financial statements. Unrealized gains arising from transactions with equity accounted investees are eliminated against the investment to the extent of the Company’s interest in the investee. Unrealized losses are eliminated in the same way as unrealized gains, but only to the extent that there is no evidence of impairment.

Use of estimates

The preparation of consolidated financial statements for a period includes the use of estimates and approximations, which have been made using careful judgment. Uncertainty is inherent in estimating the useful life of property and equipment and corresponding amortization rates, allowances for doubtful accounts receivable, inventory obsolescence, provision for legal contingencies, estimates of asset retirement costs, timing of payments, and present value discount rate and inflation rate used to determine the asset retirement obligation. Actual results could differ significantly from those estimates.

Inventory

Inventory is valued at the lower of cost and net realizable value, with cost determined on a first-in, first-out basis. The amount of inventories recognized as an expense in the period is presented in the consolidated statement of operations as groceries and lodge supplies expenses.

Investments

The Company has two investments in limited partnerships that are accounted for using the equity method.

Noralta Lodge Ltd.

Notes to the Consolidated Financial Statements

Property and equipment

Property and equipment are recorded at cost and are amortized using the following methods and annual rates:

Buildings and bunkhouses	4% – 20% declining balance
Leasehold improvements	5 years straight-line
Road, paving and fences	8% declining balance
Furniture and equipment	20% – 45% declining balance
Automotive	30% declining balance
Aircraft	25% declining balance

Assets under construction are not amortized until they are available for use. Interest that relates directly to financing of construction of assets is capitalized until the date on which the asset is put into use.

Intangible assets

Intangible assets are recorded at cost. Software is amortized using the declining balance method at an annual rate of 20% to 100%. Software under development is not amortized until it is available for use.

Income taxes

The Company follows the liability method of accounting for income taxes. Under this method, future income tax assets and liabilities are recognized for the estimated income tax consequences attributable to differences between the consolidated financial statement carrying amounts of assets and liabilities and their respective tax basis. Future income tax assets and liabilities are measured using substantively enacted tax rates. The effect on future income tax assets and liabilities of a change in tax rates is recognized in earnings in the year that the change occurs.

Asset retirement obligations

An asset retirement obligation is recognized if, as a result of a past event, the Company has a present legal obligation that can be estimated reliably and it is probable that an outflow of economic benefits will be required to settle the obligation. In the prior year, the asset retirement obligation was determined to not be material and no amounts were recorded in the financial statements. In the current year, the asset retirement obligation was recorded based on revised timing of the cash flows related to the obligation. An asset retirement obligation is determined by discounting the expected future cash flows at a pre-tax risk-free rate that reflects current market assessments of the time value of money and the risks specific to the liability. The unwinding of the discount is recognized as a finance cost. As at May 31, 2017 the Company recognized a provision for an asset retirement obligation associated with estimated demobilization and site restoration costs for certain lodge facilities.

Share capital

Preferred shares have been issued in tax planning arrangements under certain sections of the Income Tax Act that allow for their presentation as equity under accounting standards for private enterprises.

Revenue recognition

Room and meal revenue is recognized as services are provided and collection is reasonably assured.

Noralta Lodge Ltd.

Notes to the Consolidated Financial Statements

Financial instruments

Cash, trade and other receivables, accounts payable and accrued liabilities and long-term debt are all recorded at amortized cost. Financial assets are tested for impairment at the end of each reporting period when there are indications the assets may be impaired. Advances to shareholder and promissory note payable are related party balances and have been recorded at the exchange amount.

Share-based compensation expense

Share-based compensation expense was recorded at fair value and relates to options that were granted and exercised in 2015. Share capital is increased for the amount of the compensation and the consideration paid upon the exercise of the share options.

3	Inventory

Canadian $ as at	May 31, 2017	May 31, 2016
Groceries	$291,578	$478,354
Camp supplies	1,762,462	1,792,878

	$2,054,040	$2,271,232

4	Property and equipment

	May 31, 2017			May 31, 2016
Canadian $ as at	Cost	Accumulated amortization	Net	Cost	Accumulated amortization	Net
Land	$2,927,920	$—	$2,927,920	$2,927,920	$—	$2,927,920
Buildings and bunkhouses	244,423,339	110,165,263	134,258,076	244,403,903	95,437,262	148,966,641
Leasehold improvements	6,413,975	5,309,349	1,104,626	6,186,828	4,771,805	1,415,023
Road, paving and fences	7,631,804	2,058,937	5,572,867	7,576,487	1,715,990	5,860,497
Furniture and equipment	20,092,440	12,658,260	7,434,180	19,766,718	11,012,498	8,754,220
Automotive	3,837,296	3,070,223	767,073	4,224,484	3,184,801	1,039,683
Aircraft	—	—	—	4,678,394	2,951,409	1,726,985
Assets under construction	376,656	—	376,656	—	—	—
Asset retirement obligations	8,851,880	2,013,788	6,838,092	—	—	—

	$294,555,310	$135,275,820	$159,279,490	$289,764,734	$119,073,765	$170,690,969

Amortization expense relating to property and equipment charged to current operations during the year was $19,623,300 (2016 – $20,340,828; 2015 – $23,177,803). No amortization was recorded for aircraft as the asset was classified as held-for-sale in 2017 as disclosed in note 6.

Noralta Lodge Ltd.

Notes to the Consolidated Financial Statements

5	Intangible assets

	May 31, 2017			May 31, 2016
Canadian $ as at	Cost	Accumulated amortization	Net	Cost	Accumulated amortization	Net
Software	$2,510,261	$2,339,910	$170,351	$2,488,362	$2,089,515	$398,847

Amortization expense relating to intangible assets charged to current operations during the year was $250,394 (2016 – $543,292; 2015 – $1,092,872).

6	Asset held for sale

Asset held for sale relates to a single aircraft owned by the Company that was subsequently sold after May 31, 2017. Refer to note 23.

7	Government remittances

Government remittances consist of amounts (such as sales taxes and payroll withholding taxes) required to be paid to government authorities and are recognized when the amounts come due. In respect of government remittances $985,245 (2016 – $600,847) is included in accounts payable and accrued liabilities.

8	Long-term debt

Canadian $ as at	May 31, 2017	May 31, 2016
Senior secured notes due September 24, 2019, bearing interest at 7.50% payable semi-annually	$82,162,000	$150,000,000
Term loan facility, maturing March 24, 2019	20,343,312	—
Less: unamortized finance fees	(3,063,792)	(4,377,093)
Less: current portion	(4,686,698)	—

	$94,754,822	$145,622,907

Senior Secured Notes

On September 24, 2014, the Company issued $150,000,000 of 7.50% senior secured notes due September 24, 2019. These notes are secured equally and rateably by second priority liens, subject to certain permitted liens, in substantially all of the present and future undertakings, property and assets of the Company and guarantors, subject to certain limited exceptions set out in the applicable security documents contained in the debenture. These notes pay interest semi-annually and are redeemable at the Company’s option in whole or in part, commencing on September 24, 2016 at the following redemption prices (expressed as a percentage of the principal amount of the notes): 2016 at 105.625%, 2017 at 103.750%, 2018 and thereafter at 100.000%. The outstanding notes are redeemable in accordance with the redemption provisions contained in the indenture governing such notes and would be redeemable if the Company was not in compliance with the indenture. The Company was compliant with the indenture at May 31, 2017 and May 31, 2016.

On November 1, 2016 the Company negotiated a repayment of $56,500,000 of its senior secured notes for $50,000,000 resulting in a $5,395,602 gain, net of fees. The repayment was funded with $10,000,000 in cash on hand and a $40,000,000 bank term loan issued under an amended and restated Credit Agreement dated

Noralta Lodge Ltd.

Notes to the Consolidated Financial Statements

October 31, 2016. On January 16, 2017 the Company negotiated a further repayment of $11,338,000 of its senior secured notes for $9,977,440 resulting in a $1,341,211 gain, net of fees. This repayment was funded with cash on hand. Both gains are recorded in the consolidated statements of operations.

Credit Facility

On September 24, 2014, the Company entered into a credit agreement (the “Credit Agreement”) which was subsequently amended on July 28, 2015, and April 1, 2016. On October 31, 2016 the Company entered into an amended and restated credit agreement, which was subsequently amended on January 9, 2017 (the “Amended Credit Agreement”). The Amended Credit Agreement is secured through the following:

•	a debenture or general security agreement containing a first priority security interest in all present and after-acquired personal property and a first priority floating charge on present and after-acquired real property;

•	a mortgage or debenture containing a first priority mortgage and charge over the specified lands;

•	a general assignment of rents and leases over the specified lands;

•	a securities pledge agreement or charge over shares (or other equivalent security applicable in the relevant jurisdiction);

•	supplemental security agreements if requested by the majority lenders;

•	any other guarantees and all such other mortgages, debentures, assignments and other security agreements as are provided to the second lien secured parties from time to time; and

•	thereafter all such other guarantees and all such other mortgages, debentures, assignments and other security agreements as may be required by the majority lenders, acting reasonably (each in form and substance satisfactory to the majority lenders, acting reasonably) in order to, or to more effectively, charge in favour of the collateral agent on behalf of itself, the administrative agent, lenders, the cash manager and swap lenders on and against all of the undertaking assets and property (real or personal, tangible or intangible, present or future and of whatsoever nature and kind).

The Amended Credit Agreement provides a borrowing base determined by the value of receivables and equipment with Total Adjusted Leverage Ratio, Senior Adjusted Leverage Ratio and Fixed Charge Cover Ratio financial covenants. Under the terms of the January 9, 2017 Amended Credit Agreement the Total Adjusted Leverage Ratio will not apply until August 31, 2017; the Senior Adjusted Leverage Ratio will not be more than 2.00:1.00 and the Fixed Charge Coverage Ratio will not be less than 1.10:1.00 until May 31, 2017. Reporting under the terms of the January 9, 2017 Amended Credit Agreement the Company is fully compliant with its financial covenants.

The Amended Credit Agreement provides a borrowing base, determined by the value of receivables and equipment, with Total Adjusted Leverage Ratio, Senior Adjusted Leverage Ratio and Fixed Charge Cover Ratio financial covenants. Under the terms of the April 1, 2016 Amended Credit Agreement, the Total Adjusted Leverage Ratio will not apply until August 31, 2017; the Senior Adjusted Leverage Ratio will not be more than 2:0:1; and the Fixed Charge Coverage Ratio will not be less than 1.10:1 until May 31, 2016, and 1.50:1 thereafter. Reporting until the terms of the April 1, 2016 Amended Credit Agreement the Company is fully compliant with covenants relating to financial amounts relating to May 31, 2016.

The January 9, 2017 Amended Credit Agreement allows for borrowing up to $100,000,000 (2016 – $70,000,000) contingent on the value of the borrowing base defined above which includes letters of credit up to $30,000,000. The revolving facility can be drawn in both Canadian and US funds. It also contains a

Noralta Lodge Ltd.

Notes to the Consolidated Financial Statements

$40,000,000 non-revolving term loan facility. Proceeds from the term loan facility can only be used to repurchase the senior secured notes. As at May 31, 2017, $nil (2016 – $nil) was drawn against the revolving credit facility and there was $279,330 (2016 – $12,900,000) of issued and undrawn letters of credit. As at May 31, 2017, $20,343,312 (2016 – $nil) was drawn against the term loan facility. As at May 31, 2017, the Company’s unused borrowing availability under the revolving facility was $79,377,358 (2016 – $57,100,000).

Interest on the revolving facility is paid at variable rates based on the prime rate plus the applicable pricing margin (as defined in the October 31, 2016 Amended Credit Agreement). Stamping fees and interest related to the issuance of bankers’ acceptances are paid in advance on the issuance of such bankers’ acceptances. As at May 31, 2017, the prime rate was 2.70% (2016 – 2.70%; 2015 – 2.85%) and the stamping fee rate was 1.75% (2016 – 4.25%; 2015 – 4.25%).

Interest on debt includes $1,313,302 (2016 – $1,315,039; 2015 – $3,373,815) of financing fees amortized during the year.

9	Obligations under capital lease

The obligations under capital lease for equipment bear annual interest from 3% to 12% payable in varying quarterly principal and interest payments. Future minimum lease payments for the obligations under capital lease are as follows:

Canadian $ as at	May 31, 2017	May 31, 2016
2017	$—	$384,229
2018	193,040	193,040
2019	7,402	7,402

	200,442	584,671

Less: amount representing interest	(3,284)	(21,695)

	197,158	562,976

Less: current portion	(189,847)	(365,819)

	$7,311	$197,157

The obligations under capital lease are collateralized by equipment with a net book value of $565,859 (2016 – $1,496,168). Assets under capital lease are recorded at a cost of $1,974,051 (2016 – $3,631,578) and accumulated amortization of $1,408,192 (2016 – $2,135,410). Amortization expense recorded during the year on assets under capital lease was $166,521 (2016 – $419,568).

10	Promissory note payable

Canadian $ as at	May 31, 2017	May 31, 2016
Promissory note payable to Balle Air Ltd., no interest, no terms for repayment	$1,346,414	$1,346,414

The promissory note payable is subordinated to the long-term debt described in note 8 and therefore is presented as long-term.

Noralta Lodge Ltd.

Notes to the Consolidated Financial Statements

11	Related party transactions

Related parties include the Company’s parent, Torgerson Family Trust, and companies controlled by a trustee of the parent, including Svenco Investments Ltd., 989677 Alberta Ltd., Balle Air Ltd. and Industrial Life Support Inc. Related parties also include a company controlled by an immediate family member of a trustee of the Company’s parent, Balle Capital Inc., as well as partnerships over which the Company has joint control, Dene Koe Workforce Lodging and Services Limited Partnership and Willow Lake Facilities Management Limited Partnership. 989677 Alberta Ltd. is also a preferred shareholder of the Company.

Transactions with related parties in the normal course of operations have been recorded in these consolidated financial statements at the exchange amount, which is the amount of consideration established and agreed to by the related parties. Transactions with related parties not in the normal course of operations have been recorded in these consolidated financial statements at the carrying amount.

Transactions

Canadian $ for the years ended	May 31, 2017	May 31, 2016	May 31, 2015
Revenue
Willow Lake Facilities Management Limited Partnership Property Management Services	$15,745	$628,732	$—
Dene Koe Workforce Lodging and Services Limited Partnership Lodging Services	51,771,175	—	—

	51,786,920	628,732	—
Expenses
Industrial Life Support Ltd
Contract services	—	291,804	—
989677 Alberta Ltd.
Rent	—	15,750	189,000
Balle Capital Inc.
Interest on promissory notes payable	—	—	173,918
Svenco Investments Ltd.
Interest on promissory notes payable	—	—	574,685
Balle Air Ltd.
Travel	96,390	160,650	321,300
Key management personnel
Share-based compensation	—	—	9,581,392

	96,390	468,204	10,840,295
Proceeds on sale of property and equipment to 989677 Alberta Ltd.	84,000	21,000	—
Purchases of property and equipment from 989677 Alberta Ltd.	$74,500	$—	$—

There was no gain or loss on the sale or purchase of equipment with 989677 Alberta Ltd. Share-based compensation expense for key management personnel relates to executives who were awarded Class B and H shares in an equity participation plan of the Company. Refer to note 14 for further details of these share classes.

Noralta Lodge Ltd.

Notes to the Consolidated Financial Statements

Balances

Canadian $ as at	May 31, 2017	May 31, 2016
Trade and other receivables
Willow Lake Facilities Management Limited Partnership	$—	$660,169
Balle Air Ltd.	1,822,669	1,716,072
Dene Koe Workforce Lodging and Services Limited Partnership	10,704,702	—

	12,527,371	2,376,241
Accounts payable and accrued liabilities
Industrial Life Support Ltd.	—	12,529

Advances to shareholder
989677 Alberta Ltd.	5,765,605	5,671,857

Promissory note payable (Note 10)
Balle Air Ltd.	1,346,414	1,346,414

Senior secured notes (Note 8)
Svenco Investments Ltd.	18,500,000	18,500,000

Preferred shares (Note 14 and 22)
Key management personnel	$9,581,392	$9,581,392

Trade and other receivables and accounts payable and accrued liabilities from related parties are non-interest bearing without specified repayment terms. Advances to 989677 Alberta Ltd. are non-interest bearing without specified repayment terms. Refer to Note 8 for terms of repayment and interest rate associated with the senior secured notes.

12	Commitments and guarantees

The Company has various land, premises, equipment leases and contracts for telephone, cable and internet services expiring from August 2017 to November 2023. Future minimum contractual obligations in the next five years and thereafter are as follows:

Canadian $ for the years ended	Land leasing	Equipment leasing	Utilities	Premises leasing	Total
2018	$1,637,400	$77,897	$2,693,337	$13,800	$4,422,434
2019	1,637,400	54,293	2,114,330	—	3,806,023
2020	1,637,400	53,895	1,377,035	—	3,068,330
2021	1,637,400	53,895	1,610,368	—	3,301,663
2022	1,387,400	—	1,573,971	—	2,961,371
Thereafter	369,750	—	2,171,750	—	2,541,500

	$8,306,750	$239,980	$11,540,791	$13,800	$20,101,321

The Company is liable under two letters of guarantee for $279,330 issued by the lenders to both vendors and customers as per contractual arrangements.

13	Asset retirement obligations

Asset retirement obligations include constructive site restoration obligations to restore lands to their previous condition when lodges are dismantled and removed. The estimated present value of rehabilitating

Noralta Lodge Ltd.

Notes to the Consolidated Financial Statements

these lands at the end of their useful lives has been estimated using existing technology at inflated prices and discounted using a risk free rate. The future value amount at May 31, 2017 was $12,258,932 and was determined using a risk free interest rate of 1.87% and an inflation rate of 2.00%. The timing of these payments is dependent on various factors, such as the estimated lives of the equipment and industry activity in the region, but is anticipated to occur between 2017 and 2038.

Canadian $ as at	May 31, 2017
Balance, beginning of year	$—
Additions	8,851,880
Accretion of asset retirement obligations	142,080

Balance, end of year	8,993,960
Less: current portion	(1,254,000)

$7,739,960

14	Share capital

Authorized

Unlimited Class A, B and C common shares, voting

Unlimited Class D common shares, non-voting

Unlimited Class E preferred shares, voting

Unlimited Class F preferred shares, non-voting, non-cumulative

Unlimited Class G and H preferred shares, non-voting, non-cumulative, retractable at $1 per share

Issued

Canadian $ as at	May 31, 2017		May 31, 2016		May 31, 2015
	Number of shares	Amount	Number of shares	Amount	Number of shares	Amount
Class A shares issued and outstanding	97	$97	97	$97	97	$97
Class B shares issued and outstanding	3	3	3	3	3	3

	100	$100	100	$100	100	$100

Class H shares issued and outstanding
Balance – beginning of year	56,068,244	$1,144,239	56,171,009	$1,146,419	58,422,151	$46,831
Issued in year	—	—	—	—	1,101,392	1,102,275
Redeemed in year	(822,118)	(17,439)	(102,765)	(2,180)	(3,352,534)	(2,687)

Balance – end of year	55,246,126	1,126,800	56,068,244	1,144,239	56,171,009	1,146,419
Class G shares issued and outstanding
Balance – beginning of year	424,000,000	8,480,099	424,000,000	8,480,099	—	—
Issued in year	—	—	—	—	424,000,000	8,480,099

Balance – end of year	424,000,000	8,480,099	424,000,000	8,480,099	424,000,000	8,480,099

Total preferred shares	479,246,126	$9,606,899	480,068,244	$9,624,338	480,171,009	$9,626,518

Noralta Lodge Ltd.

Notes to the Consolidated Financial Statements

The Company redeemed 822,118 (2016 – 102,765) Class H shares for $822,118 (2016 – $102,765). The premium on redemption of $804,679 (2016 – $100,585) has been charged to retained earnings. In 2015, the Company redeemed 3,352,524 Class H shares and all issued Class B shares for $16,500,000. The premium on redemption of $16,497,310 has been charged to retained earnings. After the redemption, the Company issued 3 Class B shares for $3. The total redemption amount for the preferred shares at May 31, 2017 is $479,246,126 (2016 – $480,068,244).

15	Income taxes

The provision for income taxes differs from what would be expected by applying statutory rates. A reconciliation of the difference is as follows:

Canadian $ for the years ended	May 31, 2017	May 31, 2016	May 31, 2015
Earnings (loss) before income taxes	$51,311,185	$(14,811,087)	$(11,090,163)
Combined federal and provincial income tax rate	27.00%	26.84%	25.00%

Expected income tax provision (recovery)	13,854,020	(3,975,296)	(2,772,541)

Non-temporary differences	19,199	28,426	37,014
Non-deductible stock based compensation	—	—	2,395,363
Rate differential on non-capital loss carry back	30,835	37,313	1,556,194
Loss recovery adjustment	—	(856,792)	627,179
Other	(832)	23,019	(14,631)

Income tax expense (recovery)	13,903,222	(4,743,330)	1,828,578

Represented by:
Current income tax expense (recovery)	7,464,179	(1,606,387)	(4,325,522)
Future income tax	6,439,043	(3,136,943)	6,154,100

Income tax expense (recovery)	$13,903,222	$(4,743,330)	$1,828,578

Effective tax rate	27.10%	32.03%	(16.49%)

The components of net future tax asset (liability) recognized are as follows:

	Assets		Liabilities		Net
Canadian $ as at	May 31, 2017	May 31, 2016	May 31, 2017	May 31, 2016	May 31, 2017	May 31, 2016
Property and equipment	—	—	$(27,111,898)	$(24,320,138)	$(27,111,898)	$(24,320,138)
Deferred financing fees	—	—	(96,468)	(27,538)	(96,468)	(27,538)
Asset retirement obligations	2,428,369	—	—	—	2,428,369	—
Intangibles	—	106,948	—	—	—	106,948
Capital losses	38,488	38,488	—	(351,000)	38,488	(312,512)
Net operating losses	—	6,101,072	—	—	—	6,101,072
Impairment	375,052	375,052	—	—	375,052	375,052
Capital lease obligations	53,232	152,004	—	—	53,232	152,004
Other	2,525	53,455	—	—	2,525	53,455

Future income tax liability					$(24,310,700)	$(17,871,657)

Noralta Lodge Ltd.

Notes to the Consolidated Financial Statements

Future income tax assets are recognized for tax loss carry-forwards to the extent that the realization of the related tax benefit through future taxable profits is probable. The Company recognized future income tax assets of $nil in 2017 (2016 – $6,101,072) in respect of $nil (2016 – $22,731,268) of net operating losses that can be applied against future taxable income. Movements in temporary differences were all recognized within earnings and (loss) during the years ended May 31, 2017, May 31, 2016, and May 31, 2015.

An analysis of the future income tax liability between current and non-current is as follows:

Canadian $ as at	May 31, 2017	May 31, 2016
Future income tax assets:
Future income tax asset to be recovered after more than 12 months	$2,895,141	$672,492
Future income tax asset to be recovered within 12 months	2,525	6,154,527

	2,897,666	6,827,019

Future income tax liabilities:
Future income tax liability to be recovered after more than 12 months	(27,208,365)	(24,698,676)
Future income tax liability to be recovered within 12 months	—	—

	(27,208,365)	(24,698,676)

Future income tax liability	$(24,310,699)	$(17,871,657)

16	General and administrative expenses

Canadian $ for the years ended	May 31, 2017	May 31, 2016	May 31, 2015
Wages and benefits	$6,970,895	$5,808,644	$6,095,773
Bad debt	1,092,475	308,978	39,049
Professional fees	1,071,377	1,147,943	2,164,004
Office and miscellaneous	261,929	250,029	609,515
Advertising and promotion	244,871	164,162	1,228,902
Telephone and utilities	212,305	220,193	187,377
Insurance	210,296	56,614	39,925
Repairs and maintenance	159,487	147,375	79,289
Travel	136,073	119,774	202,702
Automotive	31,917	30,322	—
Rent	26,617	37,177	44,366
Property taxes	22,990	27,788	24,955
Bank charges and interest	—	—	335,675
Share-based compensation	—	—	9,581,392

	$10,441,232	$8,318,999	$20,632,924

17	Wildfire costs

In May 2016 there were major wildfires in the Fort McMurray region of Alberta and the Company incurred costs related to the protection of its assets and in restarting operations after the fires were extinguished.

18	Insurance proceeds

Insurance proceeds are payments received relating to extra expense incurred and business interruption insurance for the May 2016 wildfire.

Noralta Lodge Ltd.

Notes to the Consolidated Financial Statements

19	Share-based compensation

During 2015 the Company granted share options to two employees. The terms of the grant provided each of the employees the option to acquire 1 Class B share for $1 and 550,696 Class H shares for $441. The options were exercised on the grant date which resulted in the recognition of share-based compensation in the amount of $9,581,392.

20	Financial instruments

Credit risk

The Company is exposed to credit risk through its trade and other receivables. The Company performs ongoing credit evaluations of its customers’ financial condition and limits the amount of credit extended when deemed necessary. The Company maintains provisions for potential credit losses and any such losses to date have been within management’s expectations.

Liquidity risk

Liquidity risk relates to the risk the Company will encounter difficulty in meeting obligations associated with its financial liabilities. The Company’s policy in managing liquidity is to ensure it has sufficient resources to meet its liabilities without incurring undue losses or risking damages to the Company’s reputation. In the current environment of low commodity prices, specifically oil and natural gas, management does this by monitoring its cash flows and adjusting the Company’s scale of operations as needed.

The aggregate amount of principal repayments of financial liabilities estimated to be required in each of the next five years is:

Canadian $ for the years ended
2018	$20,750,184
2019	6,000,000
2020	89,508,414
2021	2,343,312
2022	—

$118,601,910

Interest risk

The Company is exposed to interest rate risk due to floating rates on its term loan. The Company manages its exposure to this risk by minimizing its borrowings. Based on year-end balances, a plus or minus 1% change in interest rates would change interest expense by $203,433 (2016 – $nil; 2015 – $30,000) on debt subject to floating rates

21	Economic dependence

During the year, 86% of revenues were from 2 customers (2016 – 85% from two customers; 2015 – 60% from two customers). There are currently two contracts in place with these customers and come due on May 1, 2022 and June 21, 2027.

Noralta Lodge Ltd.

Notes to the Consolidated Financial Statements

22	Revision of prior period shareholder financial statements

In October 2017, the Company identified certain share-based compensation arrangements where compensation expense was misstated for the year ended May 31, 2015. This was identified after the completion and issuance on September 17, 2015 of the shareholder consolidated financial statements of the Company for the year ended May 31, 2015. The adjustment also impacted the Company’s calculation of premium on preferred shares to which the share compensation related. The Company has restated its comparative consolidated financial statements herein to reflect these items as follows:

Canadian $	As previously reported	Premium on preferred shares adjustment	Share-based compensation adjustment	As restated
Consolidated balance sheet as at May 31, 2017
Preferred shares	$44,384	$(18,877)	$9,581,392	$9,606,899
Retained earnings	57,497,956	18,877	(9,581,392)	47,935,441

Consolidated balance sheet as at May 31, 2016
Preferred shares	45,044	(2,098)	9,581,392	9,624,338
Retained earnings	20,911,451	2,098	(9,581,392)	11,332,157

Consolidated statement of operations for the year ended May 31, 2015
General and administrative expenses	11,051,532	—	9,581,392	20,632,924
Loss from operations	(445,270)	—	(9,581,392)	(10,026,662)
Loss before income taxes	(1,508,771)	—	(9,581,392)	(11,090,163)
Net loss for the year	(3,337,349)	—	(9,581,392)	(12,918,741)

Consolidated statement of cash flows for the year ended May 31, 2015
Net loss for the year	(3,337,349)	—	(9,581,392)	(12,918,741)
Share-based compensation	$—	$—	$9,581,392	$9,581,392

The revision does not impact cash flows for any period nor does it impact the Company’s overall shareholders’ equity.

23	Subsequent events

Subsequent acquisition

On July 29, 2017 the Company purchased assets from North Country Catering Ltd. in exchange for $905,283 of cash to expand its presence in the Western Canadian mobile camp catering market.

Sale of aircraft

On July 21, 2017 the Company entered into a sale agreement with a third party for disposal of its aircraft for cash consideration.

Amended credit agreement

On July 13, 2017 the Company negotiated an Amended Credit Agreement (the July 13, 2017 Amended Credit Agreement) which matures July 13, 2020. The July 13, 2017 Amended Credit Agreement provides a borrowing base determined by the value of receivables and equipment with Senior Adjusted Leverage Ratio

Noralta Lodge Ltd.

Notes to the Consolidated Financial Statements

and Fixed Charge Cover Ratio financial covenants. Under the terms of the July 13, 2017 Amended Credit Agreement the Senior Adjusted Leverage Ratio must not be more than 3.00:1.00 and the Fixed Charge Coverage Ratio must not be less than 1.50:1.00. The July 13, 2017 Amended Credit Agreement allows for borrowing up to $150,000,000 contingent on the value of the borrowing base defined above which includes letters of credit up to $30,000,000. The revolving facility can be drawn in both Canadian and US funds. It also contains a $50,000,000 non-revolving term loan facility. Proceeds from the term loan facility can only be used to repurchase the senior secured notes.

Cash tender offer for senior secured notes

On August 2, 2017 the Company negotiated a repayment of $79,680,000 of its senior secured notes plus $2,161,184 in accrued interest. No gain or loss was recorded on repayment because the bonds were repaid at par. The repayment was funded with $27,246,804 in cash on hand, a $30,000,000 draw on the bank term loan, and a $25,000,000 draw on the revolving credit facility portion of the July 13, 2017 Amended Credit Agreement.

On September 29, 2017 the Company negotiated repayment of all of its remaining senior notes. The notes were redeemed for cash at a redemption price of 103.75% of the outstanding principal amount of the redeemed notes plus accrued interest. Following completion of the redemption, the indenture was terminated effective September 29, 2017.

Long term incentive plan

On September 18, 2017 the Company introduced a long-term incentive plan to allow for equity participation plan of certain key executives. Participation in the plan allows for ownership of Class “B” common, voting shares of the Company. As part of the arrangement, the Company undertook a 3 for 1 share split on its common shares.

Class H preferred share redemptions

As of November 30, 2017 the Company had repurchased and redeemed $718,778 of Class H preferred shares.

Civeo Corporation acquisition

On November 27, 2017 Civeo Corporation (“Civeo”) and Noralta announced they had entered into a definitive agreement for Civeo to acquire Noralta for a total consideration of approximately $367.0 million CAD on a cash-free, debt-free basis, subject to adjustments. Under the terms of the agreement, Civeo would acquire 100% of Noralta’s equity comprising approximately $210.0 million CAD in cash, 32.8 million Civeo common shares issued to Noralta’s equity holders, and non-voting convertible preferred equity issued to Noralta’s equity holders with a 2.0% dividend rate initially convertible into 29.3 million Civeo common shares.

24	ASPE to US GAAP Reconciliation

The reconciliations below illustrate the impact of applying United States Generally Accepted Accounting Principles (“US GAAP”) to the Company’s financial information as at May 31, 2017 and May 31, 2016 and for the years ended May 31, 2017 and May 31, 2016. Previously, the Company had prepared its financial

Noralta Lodge Ltd.

Notes to the Consolidated Financial Statements

information in accordance with Canadian Accounting Standards for Private Enterprises (“ASPE”). An explanation of the adjustments that were made are as follows:

i)	U.S. GAAP requires the use of a credit-adjusted risk-free rate for discounting when an expected present-value technique is used for estimating the fair value of asset retirement obligations. Under ASPE, a pre-tax discount is used to reflect current market assessments of the time value of money and the risks specific to the liability.

ii)	U.S. GAAP requires consolidation decisions first be made under the Variable Interest Entity (“VIE”) model. ASPE focuses on the concept of control in determining whether a parent-subsidiary relationship exists. It was determined that certain limited partnership arrangements required consolidation under the VIE model because Noralta was the primary beneficiary and had the obligation to absorb losses and right to receive benefits.

iii)	U.S. GAAP requires that advances from a shareholder be classified as a reduction in a Company’s equity to properly reflect the nature of the advances and attendant circumstances giving rise to the transactions. ASPE does not require such presentation.

iv)	The Company’s Class G and H preferred shares are redeemable at the option of the holder and have no mandatory redemption feature. Because they were issued as part of a tax planning arrangement they were presented as equity under ASPE. Under US GAAP, the preferred shares are presented as mezzanine equity at redemption value to reflect their debt and equity characteristics. This required a balance sheet reclassification of preferred shares within shareholders’ equity of $9,606,899 (2016 – $9,624,338) to mezzanine equity at redemption value of $479,246,126 (2016 – $480,068,244) with the difference of $475,027,252 (2016 – $476,115,763) charged to retained earnings.

Noralta Lodge Ltd.

Notes to the Consolidated Financial Statements

Consolidated Balance Sheet as at May 31, 2017

Canadian $	Note	Previous Canadian ASPE	ASPE to US GAAP adjustments	US GAAP
Assets

Current assets
Cash	ii)	$16,940,767	$362,213	$17,302,980
Accounts receivable	ii)	26,880,351	382,667	27,263,018
Inventory		2,054,040	—	2,054,040
Prepaid expenses and deposits		1,230,185	—	1,230,185
Advances to shareholder	iii)	5,765,605	(5,765,605)	—
Assets held for sale		1,726,985	—	1,726,985

Total current assets		54,597,933	(5,020,725)	49,577,208

Property and equipment	i)	159,279,490	(4,999,820)	154,279,670
Intangible assets		170,351	—	170,351

Total assets		$214,047,774	$(10,020,545)	$204,027,229

Liabilities and shareholders’ equity

Liabilities
Current liabilities
Accounts payable and accrued liabilities	ii)	$14,774,745	$744,880	$15,519,625
Income taxes payable		7,440,837	—	7,440,837
Obligations under capital lease		189,847	—	189,847
Long-term debt		4,686,698	—	4,686,698
Asset retirement obligations		1,254,000	—	1,254,000

Total current liabilities		28,346,127	744,880	29,091,007

Obligations under capital lease		7,311	—	7,311
Long-term debt		94,754,822	—	94,754,822
Promissory note payable		1,346,414	—	1,346,414
Asset retirement obligations	i)	7,739,960	(5,517,080)	2,222,880
Deferred tax	i)	24,310,700	139,660	24,450,360

Total liabilities		156,505,334	(4,632,540)	151,872,794

Preferred shares	iv)	—	479,246,126	479,246,126

Shareholders’ equity
Share capital
Common shares		100	—	100
Preferred shares	iv)	9,606,899	(9,606,899)	—
Retained earnings (accumulated deficit)	i) ii) iii) iv)	47,935,441	(475,027,232)	(427,091,791)

Total shareholders’ equity		57,542,440	(484,634,131)	(427,091,691)

Total liabilities and shareholders’ equity		$214,047,774	$(10,020,545)	$204,027,229

Noralta Lodge Ltd.

Notes to the Consolidated Financial Statements

Consolidated Balance Sheet as at May 31, 2016

Canadian $	Note	Previous Canadian ASPE	ASPE to US GAAP adjustments	US GAAP
Assets

Current assets
Cash	ii)	$783,316	$17,511	$800,827
Accounts receivable	ii)	17,634,011	3,100	17,637,111
Income taxes recoverable		759,547	—	759,547
Inventory		2,271,232	—	2,271,232
Prepaid expenses and deposits		1,244,383	—	1,244,383
Advances to shareholder	iii)	5,671,857	(5,671,857)	—
Assets held for sale		—	—	—

Total current assets		28,364,346	(5,651,246)	22,713,100

Property and equipment		170,690,969	—	170,690,969
Intangible assets		398,847	—	398,847

Total assets		$199,454,162	$(5,651,246)	$193,802,916

Liabilities and shareholders’ equity

Liabilities
Current liabilities
Accounts payable and accrued liabilities	ii)	$13,093,613	$20,611	$13,114,224
Income taxes payable		—	—	—
Obligations under capital lease		365,819	—	365,819
Long-term debt		—	—	—
Asset retirement obligations		—	—	—

Total current liabilities		13,459,432	20,611	13,480,043

Obligations under capital lease		197,157	—	197,157
Long-term debt		145,622,907	—	145,622,907
Promissory note payable		1,346,414	—	1,346,414
Asset retirement obligations		—	—	—
Deferred tax		17,871,657	—	17,871,657

Total liabilities		178,497,567	20,611	178,518,178

Preferred shares	iv)	—	480,068,244	480,068,244

Shareholders’ equity
Share capital
Common shares		100	—	100
Preferred shares	iv)	9,624,338	(9,624,338)	—
Retained earnings (accumulated deficit)	iii) iv)	11,332,157	(476,115,763)	(464,783,606)

Total shareholders’ equity		20,956,595	(485,740,101)	(464,783,506)

Total liabilities and shareholders’ equity		$199,454,162	$(5,651,246)	$193,802,916

Noralta Lodge Ltd.

Notes to the Consolidated Financial Statements

Consolidated Statement of Operations for the year ended May 31, 2017

Canadian $	Note	Previous Canadian ASPE	ASPE to US GAAP adjustments	US GAAP
Revenue	ii)	$158,725,312	$2,153,560	$160,878,872

Operating expenses
Wages and benefits		29,743,106	—	29,743,106
Groceries		19,622,481	—	19,622,481
Telephone and utilities		8,917,952	—	8,917,952
Rent		2,881,257	—	2,881,257
Contracted Services	ii)	2,426,240	2,153,560	4,579,800
Aircraft and travel		2,015,782	—	2,015,782
Repairs and maintenance		1,668,466	—	1,668,466
Property taxes		1,568,195	—	1,568,195
Lodge supplies		1,363,600	—	1,363,600
Insurance		847,403	—	847,403
Professional fees		217,748	—	217,748

		71,272,230	2,153,560	73,425,790

Gross profit		87,453,082	—	87,453,082

General and administrative expenses		10,441,232	—	10,441,232

Expenses
Amortization	i)	19,873,694	(555,535)	19,318,159
Reorganization cost		2,042,674	—	2,042,674
Mobilization and demobilization costs		1,152,479	—	1,152,479
Interest		12,216,931	—	12,216,931

		35,285,778	(555,535)	34,730,243

Earnings from operations		41,726,072	555,535	42,281,607

Other income (expense)
Wildfire costs		(169,068)	—	(169,068)
Insurance proceeds		2,932,091	—	2,932,091
Accretion	i)	(142,080)	(38,275)	(180,355)
Impairment loss on property and equipment		—	—	—
Gain on repayment of long-term debt		6,736,813	—	6,736,813
Gain on disposal of property and equipment		229,772	—	229,772
Loss on foreign exchange		(2,415)	—	(2,415)

		9,585,113	(38,275)	9,546,838

Earnings before income taxes		51,311,185	517,260	51,828,445

Income taxes
Current		7,464,179	—	7,464,179
Deferred	i)	6,439,043	139,660	6,578,703

		13,903,222	139,660	14,042,882

Net income and comprehensive income for the year		$37,407,963	$377,600	$37,785,563

Noralta Lodge Ltd.

Notes to the Consolidated Financial Statements

Consolidated Statement of Operations for the year ended May 31, 2016

Canadian $	Note	Previous Canadian ASPE	ASPE to US GAAP adjustments	US GAAP
Revenue	ii)	$94,952,763	$19,631	$94,972,394

Operating expenses
Wages and benefits		31,728,288	—	31,728,288
Groceries		11,718,906	—	11,718,906
Telephone and utilities		7,966,855	—	7,966,855
Rent		1,800,638	—	1,800,638
Contracted services	ii)	2,121,949	19,631	2,141,580
Aircraft and travel		2,762,263	—	2,762,263
Repairs and maintenance		1,775,221	—	1,775,221
Property taxes		1,414,455	—	1,414,455
Lodge supplies		1,407,897	—	1,407,897
Insurance		1,240,054	—	1,240,054
Professional fees		183,341	—	183,341

		64,119,867	19,631	64,139,498

Gross profit		30,832,896	—	30,832,896

General and administrative expenses		8,318,999	—	8,318,999

Expenses
Amortization		20,884,120	—	20,884,120
Reorganization cost		227,292	—	227,292
Mobilization and demobilization costs		1,191,268	—	1,191,268
Interest		14,795,664	—	14,795,664

		37,098,344	—	37,098,344

Loss from operations		(14,584,447)	—	(14,584,447)

Other income (expense)
Wildfire costs		(1,681,665)	—	(1,681,665)
Insurance proceeds		1,300,000	—	1,300,000
Accretion		—	—	—
Impairment loss on property and equipment		—	—	—
Gain on repayment of long-term debt		—	—	—
Gain on disposal of property and equipment		164,210	—	164,210
Loss on foreign exchange		(9,185)	—	(9,185)

		(226,640)	—	(226,640)

Loss before income taxes		(14,811,087)	—	(14,811,087)

Income taxes
Current		(1,606,387)	—	(1,606,387)
Deferred		(3,136,943)	—	(3,136,943)

		(4,743,330)	—	(4,743,330)

Net loss and comprehensive loss for the year		$(10,067,757)	$—	$(10,067,757)

Annex E

NORALTA LODGE LTD. BUSINESS

Description of Business

Noralta Lodge Ltd. (“Noralta” or the “Company”) is a premier, Alberta-based provider of remote accommodations to the Canadian oil sands region. Through its full service open lodge accommodations, facilities management services and turnkey solutions, Noralta offers hospitality for thousands of workers in Western Canada’s energy sector. With eleven lodges comprised of over 5,600 owned rooms and 7,700 total rooms strategically located throughout Northern Alberta, Noralta has the capacity to house large workforces and the flexibility to meet its clients’ rapidly changing needs. The Company also manages camp facilities and provides catering services that serve the Western Canadian energy market. Noralta leverages its expertise in planning, building and managing lodges and its strategic partnerships to act as a valuable partner to its clients.

Noralta has been in business for over 20 years and employs approximately 600 people. Noralta is headquartered in the Nisku Industrial Business Park, one of the largest oil and gas related industrial business parks in Western Canada, located on the southern city limit of Edmonton, Alberta. Its head office is located at 2710 5th Street, Nisku, Alberta, Canada, T9E 0H1. Noralta’s head office is supported by an onsite equipment yard and is strategically located near the Edmonton International Airport for easy access to serve its operations in Northern Alberta. Noralta also has business development offices in Calgary.

Noralta’s facilities include a wide variety of amenities, including full service kitchen and dining areas (24 hour access), lounge/recreational spaces, meeting rooms, laundry and fitness facilities, and are well-positioned in the Northern Alberta oil sands region close to some of the largest and longest running development projects. Its key customers are oil and gas companies, exploration and production companies and related oilfield services companies and contractors. Noralta has strategic relationships with a variety of other customers, including certain oil producers and services companies.

A description of its eleven lodges can be found in the table below.

Lodge	Region	Room Count	Location
Buffalo	Fort McMurray, Alberta, Canada	573	Fort McMurray Village
Black Bear	Fort McMurray, Alberta, Canada	584	Fort McMurray Village
Bighorn	Fort McMurray, Alberta, Canada	618	Fort McMurray Village
Lynx	Fort McMurray, Alberta, Canada	855	Fort McMurray Village
Wolverine	Fort McMurray, Alberta, Canada	855	Fort McMurray Village
Grey Wolf	Fort McMurray, Alberta, Canada	946	Hammerstone Quarry
Borealis(1)	Fort McMurray, Alberta, Canada	1,504	Customer Site
Firebag(2)	Firebag Region, Alberta, Canada	664	Firebag
Hudson(1)	Fort McMurray, Alberta, Canada	624	Customer Site
Wabasca	North Central Region, Alberta, Canada	288	Wabasca
Red Earth	North Central Region, Alberta, Canada	269	Red Earth Creek

Total		7,780

(1)	Borealis and Hudson are customer-owned facilities that Noralta began operating on June 22, 2017.
(2)	Firebag Lodge has been closed since September 2015.

Noralta has also partnered with the Fort McKay First Nation to create Dene Koe Workforce & Lodging Services Limited Partnership (“Dene Koe”), which is a high-quality workforce lodging and services provider in Northern Alberta offering open lodging at the Fort McMurray Village, facilities management and other related workforce services.

Over its 20-year history, Noralta has offered a “home away from home” experience across its facilities. Employees and contractors in the Alberta oil sands region value a lodge environment that promotes privacy, comfort, high quality food and amenities with reasonable commutes to work sites. Partnering with Noralta helps customers compete for talented employees and contractors by allowing them to offer their employees and contractors best-in-class accommodations.

Noralta Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) should be read in conjunction with Noralta’s audited consolidated balance sheets as of May 31, 2017 and 2016 and consolidated statements of retained earnings, operations and cash flows for each of the fiscal years ended May 31, 2017, 2016 and 2015, which are included as Annex F to this proxy statement (“Noralta’s Financial Statements”). This MD&A compares the twelve months ended May 31, 2017 (“fiscal 2017”) to the twelve months ended May 31, 2016 (“fiscal 2016”) and fiscal 2016 to the twelve months ended May 31, 2015 (“fiscal 2015”). The Liquidity and Capital Resources discussion compares information as of May 31, 2017 to May 31, 2016. All amounts are in Canadian dollars (“CAD”) unless otherwise noted. Noralta’s Financial Statements have been prepared in accordance with Canadian Accounting Standards for Private Enterprises (“ASPE”).

Macroeconomic Environment

Noralta provides workforce accommodation solutions to the Western Canadian energy market. Demand for its services can be attributed to two phases of a customer’s project: (1) the development or construction phase and (2) the operations or production phase. Initial demand for its services is driven by its customers’ capital spending programs related to the construction and development of oil sands. Long-term demand for its services is driven by continued development and expansion of natural resources production and operation of the oil sands. Industry capital spending is generally based on the outlook for commodity prices, economic growth and estimates of resource production. As a result, demand for Noralta’s services is most sensitive to current and expected West Texas Intermediate (“WTI”) crude oil pricing.

For fiscal 2017, WTI prices remained depressed due to concerns over tepid global oil demand and excess inventory levels. Despite Organization of the Petroleum Exporting Countries (“OPEC”) production cuts announced on November 30, 2016, increased production from U.S. shale oil and OPEC producers that were exempt from these production cuts kept inventory levels high. As a result, since fiscal 2017, WTI has been mostly range bound between US$45-US$55 per barrel. This has negatively impacted plans for future development of major energy projects in Western Canada and ultimately demand for Noralta’s services. Existing customers that had facilities in operation requested price concessions for rooms. Further, the delay and cancellation of pipeline projects in Canada and the United States has increased investor uncertainty regarding the ability of Western Canadian oil to reach consumer markets and realize its full economic value, which also reduced demand for Noralta’s services.

Noralta continues to monitor the global economy, particularly current and expected WTI prices, for the impact it could have on capital spending plans and general activity levels in the area it operates in order to plan its business activities.

Business Overview

During fiscal 2016 and 2017, there were forest fires in northern Alberta that negatively impacted customer demand at the Company’s lodges. Because most of these lodges are in the same region where the fires took place, they had a significant impact to Noralta’s operations, impacting revenue and profitability. Additionally, in fiscal 2017, $0.2 million CAD ($1.7 million CAD in fiscal 2016) of wildfire related costs were incurred and $2.9 million CAD ($1.3 million CAD in fiscal 2016) of insurance proceeds were received. Management does not believe this event and its impact on the Company’s fiscal 2017 and 2016 financial results are indicative of its future operating results or financial performance.

On November 1, 2016, Noralta completed a cash tender offer to repurchase $56.5 million CAD of its 7.50% senior secured notes of which $150.0 million CAD was then outstanding. A $5.4 million CAD gain was recorded on settlement less transaction costs. The purchase was funded with a $40.0 million CAD bank term loan and $10.0 million CAD cash on hand. A further $11.3 million CAD of senior secured notes were repurchased on January 16, 2017 with cash on hand resulting in a $1.3 million CAD gain on settlement less transaction costs. These debt retirements improved Noralta’s operating leverage and reduced borrowing costs.

On May 1, 2017 and June 22, 2017, Noralta and Dene Koe executed a 60-month contract and a 120-month contract for lodging and accommodation services at Noralta’s Fort McMurray Village and Grey Wolf lodge, respectively, with two major oil sands producers. These contracts represent significant long-term agreements that Noralta believes position it for sustained future growth.

Results of Operations – Fiscal 2017 Compared to Fiscal 2016

	Twelve months ended May 31,
(CAD $ thousands)	2017	2016	$ change
Revenue	$158,725	$94,953	$63,772
Operating expenses	71,272	64,120	7,152

Gross profit	87,453	30,833	56,620

General and administrative expenses	10,441	8,319	2,122
Amortization	19,874	20,884	(1,010)
Interest	12,217	14,796	(2,579)
Other	3,195	1,418	1,777

Total expenses	45,727	45,417	310

Earnings (loss) from operations	41,726	(14,584)	56,310

Finance and other income (expense)	9,585	(227)	9,812

Earnings (loss) before income taxes	51,311	(14,811)	66,122

Income tax expense (benefit)
Current	7,464	(1,606)	9,070
Future	6,439	(3,137)	9,576

	13,903	(4,743)	18,646

Net earnings (loss) for the year	$37,408	$(10,068)	$47,476

Revenue – Revenue increased $63.8 million CAD, or 67%, in fiscal 2017 compared to fiscal 2016 mainly due to higher revenues earned at the Fort McMurray Village of approximately $47.2 million CAD and at the Grey Wolf lodge of approximately $16.2 million CAD. The Fort McMurray Village achieved annual occupancy of 79% in fiscal 2017 compared to 49% in fiscal 2016. Occupancy at the Fort McMurray Village increased initially due to the reduced impact of wildfires in the Fort McMurray region, which had interrupted lodging for a longer period in fiscal 2016, and then occupancy further increased due to new customer contracts and the consolidation of customer activity at Noralta’s facilities. Grey Wolf lodge achieved annual occupancy of 85% in fiscal 2017 compared to 41% in fiscal 2016. Occupancy at Grey Wolf lodge increased due to new customer contracts in the region along with higher construction activity by a customer at a major oil sands project that is nearing first oil in fiscal 2018.

Operating expenses – Operating expenses increased $7.2 million CAD, or 11%, in fiscal 2017 compared to fiscal 2016 mainly due to higher grocery related costs, which increased commensurate with higher occupancy levels.

General and administrative expenses – General and administrative expenses increased $2.1 million CAD, or 26%, in fiscal 2017 compared to fiscal 2016 due to (1) a $1.2 million CAD increase in wages and benefits expense due to a larger bonus accrual because of strong operating results in fiscal 2017 and (2) a $0.8 million CAD increase of bad debt expense due to a single customer.

Amortization – Amortization decreased $1.0 million CAD, or 5%, in fiscal 2017 compared to fiscal 2016 due to a lower asset base resulting from limited capital spending and dispositions of non-essential assets.

Interest – Interest expense decreased $2.6 million CAD, or 17%, in fiscal 2017 compared to fiscal 2016 due to lower debt levels and a comparatively lower interest rate on the new term debt compared to the 7.50% senior secured notes that were repurchased, as discussed above.

Other – Other expense represents corporate reorganization costs and lodge demobilization costs, which increased $1.8 million CAD, or 125%, in fiscal 2017 compared to fiscal 2016, due to 2017 items, including severance expenses for members of senior management, restructuring of a telecommunication contract at the Fort McMurray Village and demobilization costs for lodges.

Finance and other income (expense) – Finance income (expense) increased $9.8 million CAD in fiscal 2017 compared to fiscal 2016 primarily due to a $6.7 million CAD gain recorded on the retirement of 7.50% senior secured notes during fiscal 2017 and a $3.1 million CAD increase in net insurance proceeds for business interruption insurance related to the Fort McMurray wildfires in May 2016.

Income tax expense (benefit) – Income tax expense (benefit) increased $18.6 million CAD in fiscal 2017 compared to fiscal 2016 due to increased earnings before income taxes. This led to an increase in current tax expense as Noralta began paying cash taxes. Moreover, Noralta utilized its net operating loss carryforwards in fiscal 2017, and therefore its future income tax provision increased.

Key Performance Indicators

Included in the table below are Noralta’s key performance indicators for fiscal 2017 compared to fiscal 2016. Noralta’s management believes that in addition to the information presented in the Results of Operations – Fiscal 2017 Compared to Fiscal 2016 table, these key performance indicators provide additional insight into the Company’s operational performance and ability to generate cash flow to fund working capital, service debt, pay income taxes and fund capital programs. They are also widely recognized key performance indicators used by Noralta’s competitors in the lodging services market.

	Twelve months ended May 31,
(CAD $ thousands except as otherwise noted)	2017	2016	Change
Revenue	$158,725	$94,953	$63,772
Operating expenses	71,272	64,120	7,152

Gross profit	$87,453	$30,833	$56,620

Gross profit as a % of sales	55.1%	32.5%	22.6%

Average available lodge rooms(1)	5,830	5,557	273

Rentable rooms for lodges(2)	4,474	4,683	(209)

Average daily rate for lodges(3)	$125.50	$126.28	$(0.78)

Lodge occupancy(4)	77.4%	43.5%	33.9%

(1)	Average available rooms include rooms that are used for Noralta personnel.
(2)	Rentable rooms exclude rooms that are utilized for Noralta personnel and out-of-service rooms.
(3)	Average daily rate is based on rentable rooms and lodge revenue.
(4)	Occupancy represents total billed days divided by rentable days. Rentable days exclude staff rooms and out-of-service rooms.

Results of Operations – Fiscal 2016 Compared to Fiscal 2015

	Twelve months ended May 31,
(CAD $ thousands)	2016	2015	$ change
Revenue	$94,953	$132,436	$(37,483)
Operating expenses	64,120	84,260	(20,140)

Gross profit	30,833	48,176	(17,343)

General and administrative expenses	8,319	20,633	(12,314)
Amortization	20,884	24,271	(3,387)
Interest	14,796	12,167	2,629
Other	1,418	1,132	286

Total expenses	45,417	58,203	(12,786)

Loss from operations	(14,584)	(10,027)	(4,557)

Finance and other expense	(227)	(1,064)	837

Loss before income taxes	(14,811)	(11,091)	(3,720)

Income tax expense (benefit)
Current	(1,606)	(4,326)	2,720
Future	(3,137)	6,154	(9,291)

	(4,743)	1,828	(6,571)

Net loss for the year	$(10,068)	$(12,919)	$2,851

Revenue – Revenue decreased $37.5 million CAD, or 28%, in fiscal 2016 compared to fiscal 2015 mainly due to lower revenues earned at the Grey Wolf lodge of approximately $18.2 million CAD and at the Firebag lodge of approximately $13.9 million CAD. Grey Wolf lodge occupancy decreased to 41% in fiscal 2016 from 55% in fiscal 2015 because of reduced demand from customers due to major customer projects that were canceled or delayed. Firebag occupancy decreased to 8% in fiscal 2016 from 60% in fiscal 2015 due to the completion of a major oil sands facility in the immediate area in 2016. Firebag has been closed since September 2015. Revenue also decreased an additional $8.2 million CAD due to wildfires in the Fort McMurray region which interrupted lodging in May of fiscal 2016.

Operating expenses – Operating expenses decreased $20.1 million CAD, or 24%, in fiscal 2016 compared to fiscal 2015 mainly due to lower wages and benefits for lodging staff, which were caused by headcount reductions and other cost containment measures to reduce wages and benefits expense.

General and administrative expenses – General and administrative expenses decreased $12.3 million CAD, or 60%, in fiscal 2016 compared to fiscal 2015 primarily due to share-based compensation expense in 2015 that did not recur in 2016, lower professional fees and lower advertising and promotion costs. Lower professional fees and advertising and promotion costs reflected cost containment strategies in response to falling customer demand for rooms.

Amortization – Amortization decreased $3.4 million CAD, or 14%, in fiscal 2016 compared to fiscal 2015 mainly due to a lower asset base resulting from limited capital spending and dispositions of non-essential assets.

Interest – Interest increased $2.6 million CAD, or 22%, in fiscal 2016 compared to fiscal 2015 due to higher debt levels.

Finance and other expense – Finance expense decreased $0.8 million CAD primarily due to a $1.4 million CAD impairment charge in fiscal 2015 related to capitalized construction and land development costs that were impaired due to the abandonment of a new lodge development project. This decrease was partially offset by wildfire costs in fiscal 2016 related to the Fort McMurray fires, net of insurance proceeds, of $0.4 million CAD.

Income tax expense (benefit) – Income tax benefit increased $6.6 million CAD in fiscal 2016 compared to fiscal 2015 due to increased share-based compensation in 2015 which is not deductible for tax purposes, an adjustment to the opening deferred income tax liability in 2015 due to a legislative increase in the deferred tax rate which increased deferred tax expense, and a decrease in earnings before income taxes.

Key Performance Indicators

Included in the table below are Noralta’s key performance indicators for fiscal 2016 compared to fiscal 2015.

	Twelve months ended May 31,
(CAD $ thousands except as otherwise noted)	2016	2015	Change
Revenue	$94,953	$132,436	$(37,483)
Operating expenses	64,120	84,260	(20,140)

Gross profit	$30,833	$48,176	$(17,343)

Gross profit as a % of sales	32.5%	36.4%	(3.9% )

Average available rooms(1)	5,557	5,652	(95)

Rentable rooms for lodges(2)	4,683	5,336	(653)

Average daily rate for lodges(3)	$126.28	$143.28	$(17.00)

Lodge occupancy(4)	43.5%	47.5%	(3.9% )

(1)	Average available rooms include rooms that are used for Noralta personnel.
(2)	Rentable rooms exclude rooms that are utilized for Noralta personnel and out-of-service rooms.
(3)	Average daily rate is based on rentable rooms and lodge revenue.
(4)	Occupancy represents total billed days divided by rentable days. Rentable days exclude staff rooms and out-of-service rooms.

Liquidity and Capital Resources

Noralta’s objectives in managing its capital resources are to repay debt, fund capital expenditures to expand and improve its lodging facilities, fund strategic business acquisitions, fund working capital and build a profitable, growth oriented company. Historically, the main sources of capital have been borrowings from its 7.50% senior secured notes, credit facility and available cash on hand. As of May 31, 2017, Noralta had $16.9 million CAD of cash on hand and $79.4 million CAD of available, undrawn borrowing capacity from its credit facility.

As described further in “– Subsequent Events” below, on July 13, 2017 Noralta entered into an Amended Credit Agreement and on September 29, 2017 Noralta redeemed all of its remaining senior secured bond notes. Therefore, its current sources of liquidity are cash from operations and its revolving credit facility governed by the Amended Credit Agreement.

The following table summarizes Noralta’s consolidated liquidity position as at May 31, 2017 and May 31, 2016:

(CAD $ thousands)	May 31 2017	May 31 2016	$ change
Current assets	$54,598	$28,364	$26,234
Current liabilities	28,346	13,459	14,887

Working capital (1)	$26,252	$14,905	$11,347

Borrowing
Senior secured bond notes	$82,162	$150,000	$(67,838)
Credit facility	20,622	12,879	7,743
Promissory note	1,346	1,346	—
Capital leases	197	563	(366)

	$104,327	$164,788	$(60,461)
Credit facility borrowing
Available	$100,000	$70,000	$30,000
Drawn	20,622	12,879	7,743

Borrowing capacity	$79,378	$57,121	$22,257

Cash	$16,941	$783	$16,158

(1)	Working capital is calculated as current assets less current liabilities.

Working capital as of May 31, 2017 increased $11.3 million CAD, or 76%, compared to May 31, 2016 as higher cash and accounts receivables balances were only partially offset by higher income taxes payable. Accounts receivable were higher because of increased sales and income taxes payable were higher because of Noralta becoming a cash tax payer. Borrowing levels decreased $60.5 million CAD, or 37%, compared to May 31, 2016 due to the November 1, 2016 refinancing arrangement which, combined with the January 2017 repurchase, repurchased $67.8 million CAD of senior secured bond notes using cash on hand and a $40.0 million CAD bank term loan. The remaining decrease was due to the removal of letters of credit required by key customers. The term facility is being repaid in quarterly installments of $1.5 million CAD at prime rate plus the applicable pricing margin as defined by the July 13, 2017 Amended Credit Agreement (as further discussed in “Subsequent Events” below). Cash as of May 31, 2017 increased $16.2 million CAD compared to May 31, 2016, mainly due to higher revenue resulting from higher occupancy in the Fort McMurray Village and Grey Wolf lodges.

Cash totaling $59.1 million CAD was provided by operations during fiscal 2017 compared to $10.2 million CAD of cash provided by operations during fiscal 2016. The increase in cash provided by operations was mainly due to higher revenue from increased occupancy.

Cash totaling $1.0 million CAD was used in investing activities during fiscal 2017 compared to $5.5 million CAD of cash used in investing activities during fiscal 2016. The decrease was mainly due to lower advances to a shareholder. Capital expenditures totaled $1.4 million CAD in fiscal 2017 and mainly consisted of purchases for vehicles and leasehold improvements at the Fort McMurray Village. Capital expenditures totaled $1.8 million CAD in fiscal 2016 and mainly consisted of purchases for leasehold improvements at the Fort McMurray Village and Grey Wolf lodge. Noralta did not have any growth capital expenditures in either fiscal 2017 or 2016 due to cost containment measures. Noralta did not have any material cash or capital spending in foreign currencies because it transacts in CAD currency. Noralta did not have any material commitments for capital expenditures at the end of 2017.

Cash totaling $41.9 million CAD was used in financing activities during fiscal 2017 compared to $4.0 million CAD of cash used in financing activities during fiscal 2016. The increase in cash used in financing activities was mainly due to higher repayments of long-term debt, net of proceeds, and finance fees paid.

Noralta’s management believes that cash on hand and cash flow from operations will be sufficient to meet its anticipated liquidity needs in the next 12 months. If Noralta’s plans or assumptions change, or are inaccurate, or if the Company makes acquisitions, Noralta may need to raise additional capital. To manage its liquidity, Noralta forecasts operational results and capital spending on a regular basis. Actual results are compared to these forecasts to monitor Noralta’s liquidity. The Company may seek to access the debt and equity markets in the future to raise additional capital, increase liquidity, fund acquisitions, and refinance debt.

Acquisitions and capital projects have been and will continue to be part of Noralta’s business strategy. The timing, size or success of any acquisition or capital project effort and the associated potential capital commitments are unpredictable and uncertain. The Company may seek to fund all or part of any such efforts with debt and/or equity issuances. Noralta’s ability to obtain capital for additional projects to implement its growth strategy over the longer term will depend upon its future operating performance, financial condition, and more broadly, on the availability of equity and debt financing. Capital availability will be affected by prevailing conditions in Noralta’s industry, the global economy, the global financial markets and other factors, many of which are beyond Noralta’s control. Additionally, debt service requirements could be based on higher interest rates and shorter maturities and could impose a significant burden on Noralta’s results of operations and financial condition.

The following table shows the timing of cash outflows related to accounts payable accrued liabilities, long-term debt, obligations under capital leases, and the promissory note as of May 31, 2017:

(CAD $ thousands)	Accounts payable and accrued liabilities(1)	Long-term debt, obligations under capital leases, and promissory note
Year 1	$22,216	$6,190
Year 2	—	6,007
Year 3	—	91,851
Year 4	—	—
Year 5	—	—
Thereafter	—	—

Total	$22,216	$104,048

(1)	Accounts payable and accrued liabilities includes income taxes payable.

Off-balance Sheet Arrangements

As of May 31, 2017, Noralta had no off-balance sheet arrangements as defined in Item 5(E) of Form 20-F.

Contractual Obligations

The following table summarizes Noralta’s contractual obligations as at May 31, 2017 and the effect such obligations are expected to have on liquidity and cash flow over the next five years and thereafter.

(CAD $ thousands)	Asset retirement obligations	Obligations under capital leases	Long-term debt and promissory note	Interest on senior secured bond notes	Operating lease obligations	Total
Year 1	$1,254	$190	$6,000	$6,162	$4,422	$18,028
Year 2	—	7	6,000	6,162	3,806	15,975
Year 3	—	—	91,851	3,081	3,068	98,000
Year 4	—	—	—	—	3,302	3,302
Year 5	—	—	—	—	2,961	2,961
Thereafter	7,740	—	—	—	2,542	10,282

Total	$8,994	$197	$103,851	$15,405	$20,101	$148,548

Critical Accounting Policies

Noralta’s Financial Statements in Annex F of this proxy statement have been prepared in accordance with ASPE which requires management to make numerous estimates and judgements. Actual results could differ from these estimates and judgements, and thus impact Noralta’s reported results of operations and financial position. The critical accounting policies described in this section are those that are most important to the depiction of Noralta’s financial condition and results of operations and the application of which require the greatest degree of estimate and judgement on the part of management. Refer to Note 2 Summary of Significant Accounting Policies in Noralta’s Financial Statements included in Annex F of this proxy statement for a complete list of its accounting policies.

Impairment of Long-Lived Assets

The Company is required to make a judgement regarding the need for recording an impairment at the end of each reporting date by evaluating events and circumstances that could suggest the carrying amount of its long-lived assets may not be recoverable. The carrying amount of a long-lived asset or asset group is not recoverable if its carrying amount exceeds fair value where fair value is determined as the sum of the undiscounted cash flows that are expected to result from use and eventual disposition. Management determines recoverable amount from undiscounted cash flow models that are based on Noralta’s internal financial forecasts which are subject to judgement and estimate. Recoverable amount is sensitive to expected future cash-inflows and the growth rate used to extrapolate results beyond the forecast period.

Estimation of Useful Lives

Determining the useful lives of the Company’s long-lived assets requires management to estimate how long they will be used in the future. This estimate is influenced by historical experience in operating the asset, technological developments and expectations of future demand. Should the estimate be too long or short, Noralta might report a disproportionate number of losses or gains upon disposition or retirement of these long-lived assets. Management reevaluates the remaining useful lives and salvage values of its long-lived assets when events occur that could impact their useful lives and salvage values, which could include but are not limited to changes in operating condition, functional capability and market and economic factors. Management believes the estimated useful lives of its long-lived assets are currently appropriate.

Asset Retirement Obligations (“ARO”)

The Company recognizes AROs to account for future demobilization and reclamation costs associated with the retirement of its owned lodging facilities. In doing so, management makes estimates surrounding the future cost of demobilization and reclamation work, timing of expected payments, and development of an appropriate discount rate and inflation rate.

Collectability of Trade Receivables

The Company is required to make estimates surrounding the collectability of its trade receivables and adequacy of the allowance of doubtful accounts. It does so by reviewing historical bad debts, assessing client credit-worthiness, determining the age of accounts receivable and current economic trends and conditions.

Revenue and Cost Recognition

Revenues are recognized based on a periodic (usually daily) room rate or when the services are rendered. Revenues are recognized in the period in which services are provided. In some contracts, the rate or committed room numbers may vary over the contract term. In these cases, revenue may be deferred and recognized on a straight-line basis over the contract term. Revenues exclude taxes assessed based on revenues such as sales taxes.

Cost of services includes labor, food, utilities, cleaning supplies and other costs associated with operating the accommodations facilities. Cost of goods sold includes all direct material and labor costs and those costs related to contract performance, such as indirect labor, supplies, tools and repairs. Selling, general and administrative costs are charged to expense as incurred.

Income Taxes

Noralta uses the liability method in accounting for income taxes in accordance with current accounting standards. Under this method, deferred income taxes are recorded based upon the differences between the accounting and tax bases of its assets and liabilities and are measured using the enacted tax rates and laws in effect at the time the underlying assets or liabilities are recovered or settled.

Financial Instruments and Risk Management

Noralta is exposed to many different financial risks arising from normal course business operations as well as through Noralta’s financial instruments, which are comprised of cash and cash equivalents, trade and other receivables, trade and other payables, obligations under capital lease, and long-term debt. These risks include credit risk and market risk (including currency exchange risk and interest rate risk). Noralta’s risk management practices include identifying, analyzing and monitoring the risks faced by Noralta. The following presents information about Noralta’s exposure to each of the risks and Noralta’s objectives, policies and processes for measuring and managing risk.

Credit risk

Credit risk is the risk that a customer will be unable to pay amounts due causing a financial loss. Noralta’s practice is to manage credit risk by examining each new customer individually for credit worthiness before Noralta’s standard payment terms are offered. Noralta’s review may include financial statement review, credit references or bank references. Noralta monitors individual customer trade receivables and accrued revenue, taking into consideration industry, aging profile, maturity, payment history and existence of previous financial difficulties in assessing credit risk. A formal review is performed each month for each subsidiary, focusing on amounts in trade receivable and accrued revenue which have been outstanding for periods which are considered abnormal for each customer. Noralta establishes an allowance for doubtful accounts for specifically identifiable customer balances which are assessed to have credit risk exposure.

The following table shows the aged balances of trade and other receivables:

(CAD $ thousands)	May 31 2017	May 31 2016
Current	$13,193	$973
Outstanding 31 – 60 days	8,793	5,788
Outstanding 61 – 90 days	4	174
Outstanding greater than 90 days	2,588	458

Total	24,578	7,393

Allowance for doubtful accounts	(1,313)	(193)

Trade receivables	23,265	7,200

Other receivables	3,615	10,434

Trade and other receivables	$26,880	$17,634

Market risk

Market risk is the risk or uncertainty arising from possible market price movements and their impact on future performance of Noralta. The market price movements that could adversely affect the value of Noralta’s financial assets, liabilities and expected future cash flows include foreign currency exchange risk and interest rate risk. As Noralta’s exposure to foreign currency exchange risk and interest rate risk is limited, Noralta does not currently hedge its financial instruments.

Foreign currency exchange risk

Noralta has minimal exposure to foreign currency exchange risk as the majority of its sales and purchases are denominated in Canadian dollars. Noralta’s exposure to foreign currency exchange risk arises from the purchase of some raw materials which are denominated in U.S. dollars. Any reasonable adverse change in the value of the Canadian dollar relative to the U.S. dollar would increase fiscal 2017 expenses by an immaterial amount.

Interest rate risk

Noralta is exposed to interest rate risk as changes in interest rates may affect interest expense and future cash flows due to floating rates on its term loan. Noralta manages its exposure to this risk by minimizing its borrowings. Based on fiscal 2017 year-end balances, a plus or minus 100 basis points change in interest rates would change interest expense on an annual basis by $203,433 CAD on debt subject to floating rates.

Subsequent Events

On May 1, 2017 and June 22, 2017, Noralta and Dene Koe executed a 60-month contract and a 120-month contract for lodging and accommodation services at Noralta’s Fort McMurray Village and Grey Wolf facilities, respectively, with two major oil sands producers.

On July 13, 2017, Noralta negotiated an Amended Credit Agreement (the “July 13, 2017 Amended Credit Agreement”), which matures July 13, 2020. The July 13, 2017 Amended Credit Agreement provides a borrowing base determined by the value of receivables and equipment with Senior Adjusted Leverage Ratio and Fixed Charge Cover Ratio financial covenants. Under the terms of the July 13, 2017 Amended Credit Agreement, the Senior Adjusted Leverage Ratio must not be more than 3.00:1.00 and the Fixed Charge Coverage Ratio must not be less than 1.50:1.00. The July 13, 2017 Amended Credit Agreement allows for borrowing up to $150.0 million CAD contingent on the value of the borrowing base defined above which includes letters of credit up to $30.0 million CAD. The revolving facility can be drawn in both Canadian dollars and U.S. dollars funds. It also contains a $50.0 million CAD non-revolving term loan facility. Proceeds from the term loan facility can only be used to repurchase the senior secured bond notes.

On August 2, 2017, the Company negotiated a repayment of $79.7 million CAD of its senior secured notes plus $2.2 million CAD in accrued interest. No gain or loss was recorded on repayment because the bonds were repaid at par. The repayment was funded with $27.2 million CAD in cash on hand, a $30.0 million CAD draw on the bank term loan, and a $25.0 million draw on the revolving credit facility portion of the July 13, 2017 Amended Credit Agreement.

On September 29, 2017, the Company negotiated repayment of all its remaining senior notes. The notes were redeemed for cash at a redemption price of 103.75% of the outstanding principal amount of the redeemed notes plus accrued interest. A $95 thousand CAD loss was recorded upon repayment. Following completion of the redemption, the indenture was terminated effective September 29, 2017. The senior secured notes were issued on September 24, 2014 for $150.0 million CAD at 7.5% and were due September 24, 2019.

On November 27, 2017, Civeo Corporation (“Civeo”) and Noralta announced they had entered into a definitive agreement for Civeo to acquire Noralta for a total consideration of approximately $367.0 million CAD on a cash-free, debt-free basis, subject to adjustments. Under the terms of the agreement, Civeo would acquire 100% of Noralta’s equity for consideration comprising approximately $210.0 million CAD in cash (subject to adjustment), 32.8 million Civeo common shares issued to Noralta’s equity holders, and non-voting convertible preferred equity issued to Noralta’s equity holders with a 2.0% dividend rate initially convertible into 29.3 million Civeo common shares.

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Form of Proxy - Special Meeting to be held on XXX

This Form of Proxy is solicited by and on behalf of the Board of Directors.

Notes to proxy

1.	Every holder has the right to appoint some other person or company of their choice, who need not be a holder, to attend and act on their behalf at the meeting or any adjournment or postponement thereof. If you wish to appoint a person or company other than the persons whose names are printed herein, please insert the name of your chosen proxyholder in the space provided (see reverse).

2.	If the securities are registered in the name of more than one owner (for example, joint ownership, trustees, executors, etc.), then all those registered should sign this proxy. If you are voting on behalf of a corporation or other entity or another individual you must sign this proxy with signing capacity stated, and you may be required to provide documentation evidencing your power to sign this proxy.

3.	This proxy should be signed in the exact manner as the name(s) appear(s) on the proxy.

4.	If this proxy is not dated, it will be deemed to bear the date on which it is mailed by Management to the holder.

5.	The securities represented by this proxy will be voted as directed by the holder. However, if such a direction is not made in respect of any matter, this proxy will be voted as recommended by the Board of Directors.

6.	This proxy confers discretionary authority in respect of amendments or variations to the matter identified in the Notice of Meeting or other matters that may properly come before the meeting or any adjournment or postponement thereof.

7.	This proxy should be read in conjunction with the accompanying documentation provided by Management.

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Appointment of Proxyholder
I/We being holder(s) of Civeo Corporation hereby appoint: Bradley J.	OR	Print the name of the person you are
Dodson, or failing him, Frank C. Steininger,		appointing if this person is someone other than Bradley J. Dodson.

as my/our proxyholder with full power of substitution and to attend, act and to vote for and on behalf of the shareholder in accordance with the following direction (or if no directions have been given, as the proxyholder sees fit) and all other matters that may properly come before the Special Meeting of shareholders of Civeo Corporation to be held XXXX and at any adjournment or postponement thereof.

VOTING RECOMMENDATIONS ARE INDICATED BY	HIGHLIGHTED	TEXT OVER THE BOXES.

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Share Issuance Proposal
To approve the issuance of Common Shares and the Preferred Shares, together with the issuance of Common Shares upon any conversion of the Preferred Shares, upon the consummation of the Acquisition as described in our proxy statement.	☐	☐	☐

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I/We authorize you to act in accordance with my/our instructions set out above. I/We hereby revoke any proxy previously given with respect to the Meeting. If no voting instructions are		DD / MM / YY
indicated above, this Proxy will be voted as recommended by the Board of Directors.

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